    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998


                                                      REGISTRATION NO. 333-36901
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                 WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

              GEORGIA                               4813                              58-1521612
  (State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  incorporation or organization)         Classification Code Number)            Identification Number)

                             ---------------------

                                                                        BERNARD J. EBBERS
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                          WORLDCOM, INC.
                515 EAST AMITE STREET                                 515 EAST AMITE STREET
           JACKSON, MISSISSIPPI 39201-2702                       JACKSON, MISSISSIPPI 39201-2702
                    (601) 360-8600                                        (601)360-8600
 (Address, including zip code, and telephone number,    (Name, address, including zip code, and telephone
    including area code, of registrant's principal                           number,
                   executive offices)                       including area code, of agent for service)

                             ---------------------

                                   Copies To:


     P. BRUCE BORGHARDT, ESQ.               DON G. LENTS, ESQ.                 ALLEN FINKELSON, ESQ.
        GENERAL COUNSEL --                 R. RANDALL WANG, ESQ.              ROBERT A. KINDLER, ESQ.
       CORPORATE DEVELOPMENT                  BRYAN CAVE LLP                  CRAVATH, SWAINE & MOORE
          WORLDCOM, INC.              211 NORTH BROADWAY, SUITE 3600              WORLDWIDE PLAZA
10777 SUNSET OFFICE DRIVE, STE. 330         ST. LOUIS, MO 63102                  825 EIGHTH AVENUE
        ST. LOUIS, MO 63127                   (314) 259-2000                    NEW YORK, NY 10019
          (314) 909-4100                                                          (212) 474-1000
              MICHAEL H. SALSBURY, ESQ.                              RICHARD I. BEATTIE, ESQ.
     EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL                  PHILIP T. RUEGGER III, ESQ.
            MCI COMMUNICATIONS CORPORATION                          SIMPSON THACHER & BARTLETT
             1801 PENNSYLVANIA AVENUE, NW                              425 LEXINGTON AVENUE
                 WASHINGTON, DC 20006                                   NEW YORK, NY 10017
                    (202) 872-1600                                        (212) 455-2000


                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  Subject to Completion, Dated January 9, 1998



                                                                                  WorldCom, Inc.
                                                                           515 East Amite Street
Wcom Logo                                                        Jackson, Mississippi 39201-2702
                                                                       Telephone: (601) 360-8600


             , 1998

Dear Shareholder:


    The Board of Directors cordially invites you to attend a special meeting of shareholders of WorldCom, Inc. to be held at 10:00 a.m., local time, on --, 1998, at 500 Clinton Center Drive, Clinton, Mississippi.



    At this important meeting, you will be asked to consider two proposals. The first is a proposal to approve the issuance of shares of common stock of WorldCom pursuant to an Agreement and Plan of Merger, dated as of November 9, 1997, by and among WorldCom, TC Investments Corp., a wholly owned subsidiary of WorldCom, and MCI Communications Corporation, and the transactions contemplated thereby. Pursuant to the MCI/WorldCom Merger Agreement, MCI will merge with and into TC Investments Corp. As a result of the MCI/WorldCom merger, each share of common stock of MCI will be converted into the right to receive that number of shares of WorldCom common stock equal to the Exchange Ratio (as described below) and each share of MCI Class A common stock will be converted into the right to receive $51.00 in cash, without interest thereon. The Exchange Ratio will be determined by dividing $51.00 by the average of the high and low sales prices for WorldCom Common Stock for a specified twenty trading-day period prior to the closing, but will not be less than 1.2439 shares (if WorldCom's average stock price exceeds $41.00) or more than 1.7586 shares (if WorldCom's average stock price is less than $29.00).


    Management of WorldCom believes that the proposed MCI/WorldCom merger will create a fully integrated communications company well positioned to take advantage of growth opportunities in global telecommunications by providing a complete range of local, long distance, Internet and international communications services. The combined company will be led by the industry's most experienced, skilled and respected management team of top executives from WorldCom and MCI.

    The second proposal is to approve an amendment to WorldCom's Second Amended and Restated Articles of Incorporation to change the name of WorldCom to "MCI WorldCom, Inc."

    THE DIRECTORS OF WORLDCOM HAVE UNANIMOUSLY APPROVED THE TERMS OF THE MCI/WORLDCOM MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF WORLDCOM VOTE "FOR" THE ISSUANCE OF SHARES OF WORLDCOM COMMON STOCK IN THE MERGER AND "FOR" THE CHARTER AMENDMENT.

    Approval by WorldCom shareholders of the issuance of shares of WorldCom common stock in the merger is a condition to the consummation of the MCI/WorldCom merger. Accordingly, it is important that your shares be represented at the WorldCom special meeting, whether or not you plan to attend the WorldCom special meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the WorldCom special meeting.


    Should you require assistance in completing your proxy card or if you have questions about the voting procedure described in this Joint Proxy Statement/Prospectus, please feel free to contact MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, (212) 929-5500 (collect), (800) 322-2085
(toll-free).


    Thank you for your continued support.

                                            Bernard J. Ebbers
                                            President and Chief Executive
                                            Officer


    The Securities and Exchange Commission and state securities regulators have not approved the merger described in this Joint Proxy Statement/Prospectus or the shares of WorldCom common stock to be issued in the merger, and they have not determined if this Joint Proxy Statement/Prospectus is truthful or complete. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.


SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR CERTAIN MATTERS YOU SHOULD CONSIDER.


    This Joint Proxy Statement/Prospectus is dated   --  , 1998 and is first
being mailed to stockholders on   --  , 1998.

                  SUBJECT TO COMPLETION, DATED JANUARY 9, 1998


                                 WORLDCOM LOGO

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                   TO BE HELD

                                  --   , 1998


TO THE SHAREHOLDERS OF WORLDCOM, INC.:


     Notice is hereby given that a special meeting of shareholders of WorldCom,
Inc. will be held at 500 Clinton Center Drive, Clinton, Mississippi on   --  ,
1998 at 10:00 a.m., local time, for the following purposes:


          (1) To consider and vote upon a proposal to approve the issuance of WorldCom common stock, par value $0.01 per share, pursuant to an Agreement and Plan of Merger dated as of November 9, 1997, by and among WorldCom, TC Investments Corp., a wholly owned subsidiary of WorldCom, and MCI Communications Corporation, and the transactions contemplated thereby. Pursuant to the MCI/WorldCom merger agreement, MCI will merge with and into TC Investments Corp. As a result of the MCI/WorldCom merger, (i) each share of common stock, par value $.10 per share, of MCI will be converted into the right to receive that number of shares of WorldCom common stock equal to the quotient of $51.00 divided by the average of the high and low sales prices of WorldCom common stock as reported on The Nasdaq National Market on each of the twenty consecutive trading days ending with the third trading day immediately preceding the effective time of the MCI/WorldCom merger (the "Exchange Ratio"); provided, that the Exchange Ratio will not be less than 1.2439 nor greater than 1.7586; and (ii) each share of Class A common stock, par value $.10 per share, of MCI will be converted into the right to receive $51.00 in cash, without interest thereon;

          (2) To consider and vote upon a proposal to amend WorldCom's Second Amended and Restated Articles of Incorporation to change WorldCom's name to "MCI WorldCom, Inc."; and

          (3) To transact such other business as may properly come before the WorldCom special meeting and any adjournment thereof.


     The Board of Directors has fixed the close of business on   --  , 1998 as
the record date for determining the shareholders entitled to receive notice of, and to vote at, the WorldCom special meeting or any adjournment or postponement thereof. Each share of WorldCom common stock and WorldCom Series B preferred stock will entitle the holder to one vote at the WorldCom special meeting. Each WorldCom depositary share will entitle the holder to 1/10 of a vote, which the holder may exercise by so directing The Bank of New York.



     The Joint Proxy Statement/Prospectus sets forth, or incorporates by reference, information, including financial data, relating to WorldCom and MCI and describes the terms and conditions of the proposed MCI/WorldCom merger. Please carefully review these materials before completing the enclosed proxy card. The Joint Proxy Statement/Prospectus forms a part of this Notice.


     WHETHER OR NOT YOU EXPECT TO ATTEND THE WORLDCOM SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE WORLDCOM SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE JOINT PROXY STATEMENT/PROSPECTUS.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Bernard J. Ebbers
                                            President and Chief Executive
                                            Officer

Jackson, Mississippi

--  , 1998

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS

     OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JANUARY 9, 1998


[MCI LOGO]
                                --, 1998

Dear Stockholders:

     I cordially invite you to attend a special meeting of our stockholders at --, on --, 1998, at --, local time.


     At the meeting, you will vote on a proposal to adopt the merger agreement between WorldCom, Inc. and MCI. As a result of the proposed merger, you and the shareholders of WorldCom will become the owners of a combined company called MCI WorldCom. I will be Chairman of MCI WorldCom, and the directors and management will come from both companies.



     In the merger, each outstanding share of MCI common stock will be converted into the right to receive shares of WorldCom common stock with a market value equivalent to $51.00 (subject to certain adjustments described in this Joint Proxy Statement/Prospectus which may result in a market value greater or less than $51.00) and each outstanding share of MCI Class A common stock, all of which are owned by British Telecommunications plc, will be converted into the right to receive $51.00 in cash, without interest. WorldCom shareholders will continue to own their existing shares in WorldCom although WorldCom intends to change its name to MCI WorldCom in connection with the merger. MCI stockholders
are expected to own between approximately      % and      % of MCI WorldCom
after the merger depending on the actual exchange ratio, which will be set shortly before the merger is effected.


     MCI's Board of Directors has determined that the merger agreement and the merger are in the best interests of MCI and its stockholders. Accordingly, the Board has approved the merger agreement and recommends that you vote in favor of the merger agreement at the special meeting.

     Your participation in the meeting, in person or by proxy, is especially important because the merger proposal to be voted on is very important to MCI and its stockholders. Whether or not you plan to attend the meeting, on behalf of MCI and your fellow stockholders, I urge you to complete, date, sign and promptly return the enclosed proxy card in the enclosed prepaid envelope to ensure that your shares will be represented at the meeting.

     We look forward to the successful combination of MCI and WorldCom and to your continued support as a stockholder of MCI WorldCom.

Bert C. Roberts, Jr.
Chairman of the Board of Directors

The Securities and Exchange Commission and state securities regulators have not approved the merger described in this Joint Proxy Statement/Prospectus or the shares of WorldCom common stock to be issued in the merger, and they have not determined if this Joint Proxy Statement/Prospectus is truthful or complete. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.


SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR CERTAIN MATTERS YOU SHOULD CONSIDER.



     This Joint Proxy Statement/Prospectus is dated   --  , 1998 and is first
being mailed to stockholders on   --  , 1998.

                  SUBJECT TO COMPLETION, DATED JANUARY 9, 1998


[MCI LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A Special Meeting of Stockholders (the "MCI Special Meeting") of MCI Communications Corporation, a Delaware corporation ("MCI"), will be held at --, on --, 1998, at --, local time, to consider and vote upon the following:

          (1) adoption of the Agreement and Plan of Merger, dated as of November 9, 1997 (the "MCI/WorldCom Merger Agreement"), among WorldCom, Inc., a Georgia corporation ("WorldCom"), MCI and TC Investments Corp., a Delaware corporation and a wholly owned subsidiary of WorldCom ("Merger Sub"), pursuant to which, among other things, (i) MCI will be merged with and into Merger Sub (the "MCI/WorldCom Merger"), (ii) each outstanding share of common stock, par value $.10 per share, of MCI ("MCI Common Stock") (other than MCI Common Stock owned by MCI, WorldCom and Merger Sub) will be converted into the right to receive that number of shares of common stock, par value $.01 per share, of WorldCom ("WorldCom Common Stock") equal to the quotient of $51.00 divided by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the effective time of the MCI/WorldCom Merger (the "Exchange Ratio"); provided, that the Exchange Ratio will not be less than 1.2439 nor greater than 1.7586; and (iii) each outstanding share of Class A Common Stock, par value $.10 per share, of MCI will be converted into the right to receive $51.00 in cash, without interest thereon;

          (2) transaction of such other business as may properly come before the MCI Special Meeting and any adjournment thereof.


     The MCI/WorldCom Merger Agreement is attached as Annex I to the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus and the Annexes thereto form a part of this Notice.


     Only stockholders of record at the close of business of --, 1998, are entitled to notice of and to vote at the MCI Special Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote will be available for inspection at --, for a period of ten days prior to the MCI Special Meeting.

By Order of the Board of Directors,

C. Bolton-Smith, Jr.
Secretary

Dated:        --, 1998

                               TABLE OF CONTENTS

                                        PAGE
QUESTIONS AND ANSWERS ABOUT THE
  MCI/WORLDCOM MERGER.................    1
JOINT PROXY STATEMENT/PROSPECTUS
  SUMMARY.............................    4
  The Companies.......................    4
  The WorldCom Special Meeting........    4
  The MCI Special Meeting.............    4
  The Record Date for Voting..........    4
  Voting..............................    5
  What You Will Receive in the MCI/
     WorldCom Merger..................    5
  Background of the Merger............    6
  Board Recommendations...............    6
  Fairness Opinions...................    6
  Interests of Certain Persons in the
     MCI/ WorldCom Merger.............    7
  Forward-Looking Statements May Prove
     Inaccurate.......................    7
  Certain Possible Disadvantages of
     the MCI/WorldCom Merger..........    7
  Directors and Management of MCI
     WorldCom Following the
     MCI/WorldCom Merger..............    8
  Conditions to the MCI/WorldCom
     Merger...........................    8
  Termination of the MCI/WorldCom
     Merger Agreement.................    8
  Fees and Expenses...................    9
  Regulatory Approvals................    9
  Recent WorldCom Developments........    9
  BT Agreement........................    9
  Source and Amount of Funds and Other
     Consideration....................    9
  Market Prices and Dividends.........   11
  Comparative Per Share Data..........   13
  Selected Historical Financial
     Data.............................   14
  Selected Unaudited Pro Forma
     Financial Information............   16
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..........   17
RISK FACTORS..........................   18
  Risks Related to the MCI/WorldCom
     Merger...........................   18
  Risks Relating to the Business and
     Operations of MCI WorldCom.......   20
THE WORLDCOM SPECIAL MEETING..........   27
  General.............................   27
  Date, Time and Place................   27
  Record Date; Vote Required..........   27

                                        PAGE
  Voting and Revocation of Proxies....   28
  Solicitation of Proxies.............   29
THE MCI SPECIAL MEETING...............   30
  Date, Time and Place................   30
  Purpose of the MCI Special
     Meeting..........................   30
  Record Date; Quorum.................   30
  Required Vote.......................   30
  Voting of Proxies...................   30
  Revocability of Proxy...............   31
  Solicitation of Proxies.............   31
THE MCI/WORLDCOM MERGER...............   32
  General.............................   32
  Background of the Merger............   34
  WorldCom's Reasons for the
     MCI/WorldCom Merger;
     Recommendation of the WorldCom
     Board............................   40
  Opinion of WorldCom's Financial
     Advisor..........................   45
  MCI's Reasons for the MCI/WorldCom
     Merger; Recommendation of the MCI
     Board............................   51
  Opinions of MCI's Financial
     Advisors.........................   53
  Interests of Certain Persons in the
     Transaction......................   63
  Certain Federal Income Tax
     Consequences.....................   67
  Accounting Treatment................   68
  Percentage Ownership Interest of MCI
     Stockholders After the
     MCI/WorldCom Merger..............   69
  Appraisal Rights....................   69
  Nasdaq Listing......................   69
  Delisting and Deregistration of MCI
     Common Stock.....................   69
  Conduct of the Business of MCI and
     WorldCom if the MCI/WorldCom
     Merger is not Consummated........   70
  Resales of WorldCom Common Stock....   70
OTHER TERMS OF THE MCI/WORLDCOM MERGER
  AGREEMENT...........................   70
  Conversion of Shares in the
     MCI/WorldCom Merger..............   70
  Exchange Agent; Procedures for
     Exchange of Certificates.........   71
  No Fractional Shares................   72
  Representations and Warranties......   73
  Conduct of Business Pending the
     MCI/WorldCom Merger..............   73
  Acquisition Proposals...............   78
  Conditions Precedent to the
     MCI/WorldCom Merger..............   79

                                        PAGE
  Stock Options and Other Stock
     Plans............................   80
  Indemnification; Directors and
     Officers' Insurance..............   81
  Termination.........................   81
  Fees and Expenses...................   82
  Termination Fees....................   82
  Amendment...........................   83
  Waiver..............................   83
THE BT AGREEMENT......................   84
  Termination of the BT/MCI Merger
     Agreement; Payment of Fees.......   84
  Voting Agreement....................   84
  Termination of Concert Joint Venture
     Agreement........................   85
  Litigation..........................   85
  Merger Consideration................   85
  Amendments to MCI/WorldCom Merger
     Agreement........................   86
  Termination.........................   86
CERTAIN REGULATORY FILINGS AND
  APPROVALS...........................   86
PRO FORMA FINANCIAL INFORMATION.......   88
ADDITIONAL PRO FORMA PRESENTATION.....   94
DIRECTORS AND MANAGEMENT OF MCI
  WORLDCOM FOLLOWING THE MCI/WORLDCOM
  MERGER..............................   97
  Compensation of Directors...........   98
  Executive Officers..................   98
  Compensation of Executive
     Officers.........................   99
CERTAIN RELATED TRANSACTIONS..........  100
  MCI Rights Agreement................  100
  Other...............................  100
DESCRIPTION OF WORLDCOM CAPITAL
  STOCK...............................  101
  Common Stock........................  101
  Preferred Stock.....................  101
  Series A Preferred Stock............  101
  Series B Preferred Stock............  103
  Depositary Shares...................  105
  WorldCom Series 3 Preferred Stock...  106
  Preferred Stock Purchase Rights.....  106
  Certain Charter and Bylaw
     Provisions.......................  107
COMPARATIVE RIGHTS OF SHAREHOLDERS....  108
  Election of Directors...............  108
  Removal of Directors................  109
  Vacancies on the Board of
     Directors........................  109
                                        PAGE
  Action by Written Consent...........  109
  Amendments to Charter...............  110
  Amendments to Bylaws................  110
  Special Meetings of Shareholders....  110
  Vote on Extraordinary Corporate
     Transactions.....................  111
  Rights of Inspection................  111
  Dividends...........................  112
  Appraisal Rights of Dissenting
     Shareholders.....................  112
  Indemnification and Limitation of
     Liability of Directors and
     Officers; Directors' and
     Officers' Insurance..............  113
  Preemptive Rights...................  115
  Special Redemption Provisions.......  115
  Preferred Stock Purchase Rights.....  116
  Stockholder Suits...................  116
  Business Combination Restrictions...  117
  Disclosure of Interests.............  120
MARKET PRICES AND DIVIDENDS...........  120
INFORMATION REGARDING MCI.............  121
INFORMATION REGARDING WORLDCOM........  121
  Business of WorldCom................  121
  The CompuServe Merger...............  121
  The AOL Transaction.................  122
  The BFP Merger......................  124
  Management and Principal
     Shareholders.....................  127
PROPOSED AMENDMENT OF THE WORLDCOM
  ARTICLES............................  131
OWNERSHIP OF MCI CAPITAL STOCK........  132
CERTAIN LITIGATION....................  134
LEGAL MATTERS.........................  135
EXPERTS...............................  135
SHAREHOLDER PROPOSALS.................  136
WHERE YOU CAN FIND MORE INFORMATION...  136
ANNEXES TO THE JOINT PROXY
  STATEMENT/PROSPECTUS
  Annex I   Agreement and Plan of
     Merger
  Annex II  BT Agreement
  Annex III Opinion of Salomon
     Brothers Inc
  Annex IV Opinion of Lazard Freres &
     Co. LLC
  Annex V  Opinion of Lehman Brothers
     Inc.

                             INDEX OF DEFINED TERMS

                TERMS                   PAGE
--------------------------------------  ----
Acquisition Proposal..................   75
ADSs..................................   34
Ameritech.............................   23
ANS...................................   17
AOL...................................   17
AOL Agreement.........................   17
AOL Transaction.......................   17
Assumed Exchange Ratio................   58
Assumed Synergy Value.................   49
AT&T..................................   24
Bell Atlantic.........................   59
BellSouth.............................   23
Benefits Termination Date.............   65
BFP...................................   17
BFP Exchange Ratio....................  124
BFP Merger............................   17
BFP Merger Agreement..................  124
BFP Notes.............................  125
BFP Options...........................   19
BFP Warrants..........................   19
Block Group...........................  121
Block Shares..........................  122
BOCs..................................   22
BT....................................   20
BT Agreement..........................   30
BT Investment Agreement...............   53
BT/MCI Merger Agreement...............   34
BT Sub................................   34
BTH...................................   85
Business Days.........................   82
Call Price............................  102
Certificate...........................   71
Certificate of Merger.................   34
Charter Amendment.....................   27
Class A Directors.....................  108
CLEC..................................  125
Closing Date..........................   34
Code..................................   65
COLS..................................  122
Common Equivalent Rate................  102
Communications Act....................   34
Comparable Companies..................   59
Compensation Committee................   99
CompuServe............................   17
CompuServe Exchange Ratio.............  121
CompServe Merger Agreement............  121
CompuServe Merger.....................   17
Confidentiality Agreement.............   77
Concert...............................   34
Covered Executives....................   65

                TERMS                   PAGE
--------------------------------------  ----
Current Applicable Law................   67
Deposit Agreement.....................  105
Depositary Receipts...................  105
Depositary............................   27
DGCL..................................   32
Disqualified Holder...................  115
DOJ...................................   34
EBITDA................................   47
Effective Time........................   34
Eighth Circuit........................   22
Employment Agreements.................   63
Engagement Letter.....................   43
EPS...................................   59
ESOP..................................  133
ESP...................................   65
European Commission...................   13
Exchange Act..........................   69
Exchange Agent........................   71
Exchange Fund.........................   71
Exchange Ratio........................   32
Executives............................   63
Executive Retention Program...........   66
Extraordinary Cash Dividend...........  104
Factual Representation................   68
FCC...................................   18
Fidelity..............................  128
Financial Advisors....................   57
First Tier Long Distance Comparable
  Companies...........................   47
Form S-4..............................   76
Frontier..............................   47
FTC...................................   87
GBCC..................................   69
Governmental Entity...................   74
GTE...................................   25
GTE Proposal..........................   35
H&R Block.............................  121
Historical Exchange Ratio.............   46
HSR Act...............................   18
ILECs.................................   23
Initial Redemption Rate...............   97
interLATA.............................   23
Investment Agreement..................   34
IRS...................................   68
ISP Exemption.........................   23
ISPs..................................   23
ISU's.................................   63
IT Comparable Companies...............   48
IXCs..................................  125
Joint Proxy Statement/Prospectus......   18

                TERMS                   PAGE
--------------------------------------  ----
Joint Venture Agreement...............   85
Lazard Freres.........................   35
Lazard Opinion........................   53
LCI...................................   47
Lehman Brothers.......................   35
Lehman Opinion........................   55
Local Comparable Companies............   48
LQA...................................   48
LTM...................................   48
Mandatory Conversion Date.............  102
Material Adverse Effect...............   79
MCI...................................   17
MCI Board.............................   20
MCI Bylaws............................   66
MCI Capital Stock.....................   30
MCI Class A Common Stock Merger
  Consideration.......................   32
MCI Cellular Resale...................   46
MCI Class A Common Stock..............   30
MCI Common Stock Merger
  Consideration.......................   32
MCI Communications Corporation........   32
MCI Common Stock......................   19
MCI Comparable Companies..............   59
MCI IT Services.......................   46
MCI Local.............................   46
MCI Long Distance.....................   46
MCI Record Date.......................   30
MCI Restated Certificated of
  Incorporation.......................   66
MCI Restricted Shares.................   63
MCI Rights............................  100
MCI Rights Agreement..................  100
MCI Special Meeting...................   30
MCI Stock Options.....................   63
MCI WorldCom..........................   18
MCI/WorldCom Merger...................   17
MCI/WorldCom Merger Agreement.........   18
Measurement Period....................   32
Merger Consideration..................   32
Merger Control Regulation.............   18
Merger Sub............................   17
MFS...................................   48
MFS Merger............................   48
MPI...................................   29
NASD..................................   27
NASDAQ................................   27
Original BT/MCI Merger Agreement......   34
Original WorldCom Offer...............   35
P/E...................................   50
Pending WorldCom Transactions.........   53
Precedent IT Transactions.............   49
Precedent Local Transactions..........   48
                TERMS                   PAGE
--------------------------------------  ----
Precedent Long Distance
  Transactions........................   47
Projected Synergies...................   56
PSLRA.................................   17
Public Stockholders...................   54
PUC...................................   18
Purchase Date.........................   85
Redemption Price......................  104
Regulatory Law........................   77
Reimbursement Amount..................   82
Resurgens.............................   47
Revised Synergy Estimates.............   46
Rights Agent..........................   26
Salomon Smith Barney..................    6
SBC...................................   23
SEC...................................   17
Second Tier Long Distance Comparable
  Companies...........................   47
Securities Act........................   70
Selected Acquisition Collar
  Transactions........................   58
Selected Distance-Closing Collar
  Transactions........................   58
Selected High-Volatility Collar
  Transactions........................   58
Shareholders..........................   85
Share Issuance........................   27
Sprint................................   24
Sprynet...............................  122
State Applications....................   85
Stock Acquisition Date................  106
Subdivision...........................  105
Subsidiary............................   73
Superior Proposal.....................   75
Surviving Corporation.................   32
Telecom Act...........................   22
Telecommunications Transactions.......   60
Termination Date......................   81
U.S. GAAP.............................   75
U S WEST..............................   59
UUNET.................................   22
UUNET Acquisition.....................   94
Ventures..............................   85
VGE...................................  127
Voting Debt...........................   74
Voting Preferred Stock................   96
WACC..................................   46
WorldCom..............................   17
WorldCom Acquiring Person.............  106
WorldCom Alternative Transaction
  Fee.................................   82
WorldCom Articles.....................   26
WorldCom Average Trading Price........   32
WorldCom Board........................   26
WorldCom Bylaws.......................   26

                TERMS                   PAGE
--------------------------------------  ----
WorldCom Capital Stock................   19
WorldCom Certificates.................   71
WorldCom Common Stock.................   19
WorldCom Depositary Shares............   27
WorldCom Distribution Date............  106
WorldCom Growth Comparable Companies..   59
WorldCom Pending Acquisitions.........   75
WorldCom Projections..................   50
WorldCom Record Date..................   27
WorldCom Right........................  106
WorldCom Rights Agreement.............   26
WorldCom Series A Preferred Stock.....   19
                TERMS                   PAGE
--------------------------------------  ----
WorldCom Series B Preferred Stock.....   19
WTO Agreement.........................   24
WorldCom Series 3 Preferred Stock.....  106
WorldCom Special Meeting..............   27
WorldCom Synergy Estimates............   46
WorldCom Subcommittee.................   37
WorldCom Telecom Comparable
  Companies...........................   59
1818 Funds............................  129
1996A Notes...........................  125
1996B Notes...........................  125
1997 Notes............................  125

              QUESTIONS AND ANSWERS ABOUT THE MCI/WORLDCOM MERGER

     Q. WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

     A. WorldCom and MCI believe that the MCI/WorldCom merger will create a fully integrated communications company that will be well positioned to take advantage of growth opportunities in global telecommunications by providing a complete range of local, long distance, Internet and international communications services.

     Q. WHAT IS "MCI WORLDCOM"?

     A. "MCI WorldCom" is the name that WorldCom and MCI have agreed to use for the combined company after the MCI/WorldCom merger. The name change is one of the proposals that WorldCom shareholders will be voting on.

     Q. WHAT HAPPENED TO THE MERGER WITH BRITISH TELECOMMUNICATIONS PLC?

     A. The merger agreement between BT and MCI has been terminated. BT, which owns all of the outstanding shares of a special class of MCI stock called MCI Class A common stock, has agreed to vote those shares in favor of the MCI/WorldCom merger.

     Q. DIDN'T GTE CORPORATION ALSO OFFER TO BUY MCI? WHY DID MCI CHOOSE THE WORLDCOM OFFER?


     A. GTE said it would be willing to offer $40 in cash per share on October 15, 1997. During the course of the weekend when the negotiations between MCI and WorldCom were completed, GTE indicated it might be willing to offer more than $45 in cash per share if it was given more time. The MCI Board decided to accept the WorldCom offer because, among other reasons, WorldCom was offering greater value, WorldCom was prepared to promptly negotiate and execute a merger agreement and WorldCom's offer was not subject to obtaining financing and otherwise offered a high degree of certainty of closing.


     Q. IF I AM NOT GOING TO ATTEND MY SPECIAL MEETING IN PERSON, SHOULD I RETURN MY PROXY CARD INSTEAD?

     A. Yes. After carefully reading and considering the information contained in this Joint Proxy Statement/Prospectus, please fill out and sign your proxy card. Then, return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at your stockholders' meeting.

     Q. SHOULD I SEND MY STOCK CERTIFICATES NOW?

     A. No. After the MCI/WorldCom merger is completed, the exchange agent appointed by WorldCom will send MCI stockholders written instructions for exchanging your stock certificates.

     WorldCom shareholders will not have to exchange stock certificates.

     Q. PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MCI/WORLDCOM MERGER.

     A. WorldCom Shareholders:

     After the MCI/WorldCom merger, each share of WorldCom stock will remain outstanding and will represent one share of the combined company, which will be called "MCI WorldCom" if the shareholders of WorldCom approve the name change.

     Holders of WorldCom stock will continue to hold their same shares after the MCI/WorldCom merger.

  MCI Stockholders:


     In the MCI/WorldCom merger, each share of MCI common stock will be cancelled. In exchange, you will receive a number of shares of common stock of WorldCom that will be determined based on the average price of WorldCom common stock during a specified twenty day period prior to the MCI/WorldCom merger. If the average price of WorldCom common stock is at least $29 and not more than $41, then you will receive for each share of MCI common stock the number of shares of WorldCom common stock determined by dividing $51 by the average WorldCom stock price during the specified twenty day period. If the average price of WorldCom common stock is less than $29, you will receive for each share of MCI common stock 1.7586 shares of WorldCom common stock (which is likely to have an initial value that is less than $51). There is no minimum initial value, and MCI does not have the right to terminate the MCI/ WorldCom Merger Agreement if the initial value is below $51. If the average price of WorldCom common stock is more than $41, you will receive for each share of MCI common stock 1.2439 shares of WorldCom common stock (which is likely to have an initial value that is more than $51). There is no maximum initial value, and WorldCom does not have the right to terminate the MCI/WorldCom Merger Agreement if the initial value is above $51. The average price of WorldCom common stock will be determined by averaging the high and low sales prices of WorldCom common stock as reported on The Nasdaq National Market on the 20 trading days ending with the third trading day prior to the closing of the MCI/WorldCom merger. WorldCom will not issue fractional shares of WorldCom common stock. You will instead be paid cash equal to the market value on the merger date of any fractional shares of WorldCom common stock you would have otherwise received.


     Shares of MCI Class A common stock (all of which are owned by BT) will not be converted into the right to receive MCI WorldCom common stock. Instead, each of those shares will be converted into the right to receive $51 in cash.

     Q. WHAT IS THE "EXCHANGE RATIO"?

     A. The "Exchange Ratio" is the number of shares of WorldCom common stock into which each share of MCI common stock will be converted in the MCI/WorldCom merger. As set forth above, the Exchange Ratio will not be less than 1.2439 or greater than 1.7586 and will be determined by dividing $51 by the average price of WorldCom common stock over a period ending three trading days prior to the merger date.

     Q. WHY IS BT GETTING $51 IN CASH FOR ITS SHARES OF MCI CLASS A COMMON STOCK WHEN OTHER MCI STOCKHOLDERS ARE RECEIVING WORLDCOM COMMON STOCK?


     A. BT is the sole owner of the outstanding shares of MCI Class A common stock, a special class of MCI stock that has certain rights and privileges which are different from those of the MCI common stock. BT acquired the MCI Class A common stock at a substantial premium in 1994. The MCI Class A common stock has certain class voting rights. The MCI Class A common stock entitles BT to proportionate representation on MCI's board of directors, which currently equates to three seats. In addition to board representation, the MCI Class A common stock entitles BT to preemptive rights with respect to the issuance of additional shares of MCI common stock and to investor protections with respect to certain corporate actions of MCI. Shares of MCI Class A common stock automatically convert into MCI common stock upon transfer and in certain other events. BT requested that its shares of MCI Class A common stock be converted into cash in the MCI/WorldCom merger in exchange for its agreement to waive its special rights and privileges. Based on discussions between BT and WorldCom and WorldCom's prior consideration of these issues, WorldCom concluded that paying cash for the MCI Class A common stock held by BT would facilitate BT's cooperation and would avoid the detrimental effects of having a significant "overhang" on the WorldCom common stock during the period before and immediately after an MCI/WorldCom merger. It would also result in a purchase transaction that was more accretive than a purchase transaction in which BT would receive WorldCom common stock for the MCI Class A common stock. BT, like all other MCI stockholders, will receive WorldCom common stock for the other shares of MCI common stock it owns.


     Q. WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS OF THE MCI/WORLDCOM
MERGER?

     A. The exchange of shares of MCI common stock for shares of WorldCom common stock in the MCI/WorldCom merger will be tax-free to MCI stockholders for federal income tax purposes. However, holders of MCI common stock will have to pay taxes on any cash received for fractional shares.

     The MCI/WorldCom merger will be tax-free to WorldCom shareholders for federal income tax purposes.

     Q. WHAT WILL MCI STOCKHOLDERS' TAX BASIS BE IN THE WORLDCOM COMMON STOCK THEY RECEIVE IN THE MCI/WORLDCOM MERGER?

     A. Your tax basis in the shares of WorldCom common stock will equal your current tax basis in your MCI common stock reduced by any amount allocable to fractional share interests for which cash is received.


     Example: Assume you had previously purchased 100 shares of MCI common stock for $30 per share and that the average price of WorldCom common stock for the applicable period prior to the merger is $35 per share. In the merger, you would be entitled to receive 145.71 shares of WorldCom common stock. However, no fractional shares of WorldCom common stock will be issued in the merger, and you would actually receive 145 shares of WorldCom common stock plus cash of $24.85 in lieu of the 0.71 share of WorldCom common stock.

For federal income tax purposes, you would be treated as though you received
145.71 shares of WorldCom common stock and then the 0.71 fractional share was redeemed by WorldCom. Your tax basis in your MCI common stock of $3,000 would be divided over the 145 shares of WorldCom common stock that you would actually receive and the 0.71 share you would be deemed to receive, for a tax basis in each share of WorldCom common stock of $20.59. Your basis in the fractional share would be $14.62, and you would have gain of $10.23 on the deemed redemption of such fractional share. Your basis in the 145 shares of WorldCom common stock would be $2,985.38.



Basis Calculation:
  1.  Basis in MCI common stock...    $3,000.00
  2.  Less basis allocated to
      fractional share for which
      cash is received
      ($3000 / 145.71 shares of
      WorldCom common
      stock = $20.59 (basis in
      each share of WorldCom
      common stock) X 0.71
      fractional share)...........    $   14.62
      ----------------------------    ---------
  3.  Basis in WorldCom common
      stock.......................    $2,985.38
      ============================     ========

Gain Calculation:
  1.  Amount received in deemed
      redemption of fractional
      share ($35 X 0.71)..........    $   24.85
  2.  Less basis in 0.71
      fractional share............    $   14.62
      ----------------------------    ---------
  3.  Gain recognized.............    $   10.23
      ============================     ========


     Q. DOES MCI WORLDCOM PLAN TO PAY DIVIDENDS ON ITS COMMON STOCK?

     A. WorldCom has historically not paid dividends on its common stock. However, the board of directors of MCI WorldCom will always be able to evaluate the merits of a dividend program in the future.

     Q. WHAT IS THE "BT AGREEMENT" AND HOW DOES IT AFFECT THE MCI/WORLDCOM
MERGER?


     A. The BT Agreement is the agreement among BT, WorldCom and MCI under which BT and MCI agreed to terminate the BT/MCI merger agreement, BT agreed to vote in favor of the MCI/ WorldCom merger and against any other transaction and the parties agreed to certain other matters relating to their on-going relationships.

     Q. WHAT REGULATORY APPROVALS ARE NEEDED?

     A. The MCI/WorldCom merger must be approved by the Federal Communications Commission, the U.S. Department of Justice and state public utility commissions. Additionally, European competition law approvals need to be obtained.

     Q. WHEN DO YOU EXPECT THE MCI/WORLDCOM MERGER TO BE COMPLETED?

     A. We expect to complete the MCI/WorldCom merger by late spring or early summer of 1998.

     We are working toward completing the MCI/WorldCom merger as quickly as possible. In addition to approvals from the stockholders of WorldCom and MCI, we must also obtain a number of regulatory approvals and their timing is uncertain.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

  If you have more questions about the MCI/WorldCom merger you should contact:

                             WORLDCOM SHAREHOLDERS
                                 WorldCom, Inc.
                         Investor Relations Department
                             515 East Amite Street
                        Jackson, Mississippi 39201-2702
                        Telephone Number: (800) 780-6378
                                           (601) 360-8600
                     Internet address: http://www.wcom.com

                                MCI STOCKHOLDERS
                       MCI Investor Relations Department
                         1801 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20006
                           Telephone: (800) 765-2115
                                 (202) 887-2028
                              Fax: (202) 887-2967
                      E-mail Address: 6405834@mcimail.com
                 Internet address: http://www.MCI.com/investor

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the MCI/WorldCom merger fully and for a more complete description of the legal terms of the MCI/WorldCom merger, you should carefully read this entire document and the documents we have referred you to. See "Where You Can Find More Information" (page 136). The MCI/WorldCom Merger Agreement is attached as Annex I to this document. We encourage you to read the MCI/WorldCom Merger Agreement. It is the legal document that governs the MCI/WorldCom merger.



THE COMPANIES (PAGE 121)


WORLDCOM, INC.
515 East Amite Street
Jackson, Mississippi 39201-2702
(601) 360-8600

     WorldCom is one of the largest telecommunications companies in the U.S., serving local, long distance and Internet customers domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

     WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service and interconnection via Network Access Points to Internet service providers. In addition, WorldCom's subsidiary, UUNET Technologies, Inc., is an international Internet service provider.

MCI COMMUNICATIONS CORPORATION
1801 Pennsylvania Avenue, N.W.
Washington D.C. 20006
(202)872-1600

     MCI is one of the world's leading providers of communications services and the second largest carrier of long distance telecommunication services in the U.S. It is the second largest carrier of international long distance telecommunication services in the world. MCI provides a broad range of communications services primarily in the U.S., including long distance, local and wireless telecommunication services and information technology services. MCI's core business is long distance telecommunication services. Long distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long distance telephone services, data communication services, teleconferencing services and electronic messaging services.


THE WORLDCOM SPECIAL MEETING (PAGE 27)



     There will be a special meeting of shareholders of WorldCom at 500 Clinton Center Drive, Clinton, Mississippi on --, at 10:00 a.m., local time. At this meeting, WorldCom shareholders will be asked to approve (i) issuing WorldCom common stock to stockholders of MCI in the MCI/WorldCom merger and (ii) changing the name of WorldCom after the MCI/WorldCom merger to "MCI WorldCom, Inc."



THE MCI SPECIAL MEETING (PAGE 30)



     There will be a special meeting of stockholders of MCI at -- on --, at -- a.m. local time. At this meeting, MCI stockholders will be asked to adopt the MCI/WorldCom Merger Agreement.



THE RECORD DATE FOR VOTING (PAGES 27 AND 30)



  WorldCom Shareholders:



     The close of business on -- was the record date for determining which holders of WorldCom capital stock are entitled to vote at the WorldCom special meeting. At the record date, there were -- shares of WorldCom common stock, -- shares of WorldCom Series A preferred stock and -- shares of WorldCom Series B preferred stock entitled to vote at the WorldCom special meeting.

  MCI Stockholders:


     The close of business on -- was the record date for determining which holders of MCI common stock and MCI Class A common stock are entitled to vote at the MCI special meeting. At the record date, there were -- shares of MCI common stock and 135,998,932 shares of MCI Class A common stock (all of which are owned by BT) entitled to vote at the MCI special meeting. BT has agreed to vote its shares of MCI Class A common stock in favor of the MCI/WorldCom merger.



VOTING (PAGES 28 AND 31)


  WorldCom Shareholders:


     You will have one vote for each share of WorldCom common stock and WorldCom Series B preferred stock that you owned on the record date. You will have 1/10 of a vote for each WorldCom depositary share that you owned on the record date, which you will be able to vote by giving instructions to The Bank of New York.



     Under the Georgia Business Corporation Code, the holders of WorldCom common stock are not entitled to appraisal rights in connection with proposals to be voted on at the WorldCom special meeting because the WorldCom common stock is remaining outstanding.


  MCI Stockholders:


     You will have one vote for each share of MCI common stock that you owned on the record date.



     Each share of MCI Class A common stock will also have one vote and will vote together with the MCI common stock and as a separate class.



     Under the Delaware General Corporation Law, the holders of MCI common stock are not entitled to appraisal rights in connection with the MCI/WorldCom merger because both the MCI common stock and the WorldCom common stock are quoted on The Nasdaq National Market. The holders of MCI Class A common stock would ordinarily be entitled to appraisal rights in connection with the MCI/WorldCom merger; however, BT, which is the sole holder of MCI Class A common stock, has waived its appraisal rights.


WHAT YOU WILL RECEIVE IN THE

MCI/WORLDCOM MERGER (PAGE 32)

  WorldCom Shareholders:

     After the MCI/WorldCom merger, each share of WorldCom stock will remain outstanding and will represent one share of the combined company, which will be called "MCI WorldCom, Inc." if the shareholders of WorldCom approve the name change.

  MCI Stockholders:


     In the MCI/WorldCom merger, each share of MCI common stock will be cancelled. In exchange, you will receive a number of shares of WorldCom common stock that will be determined based on the average price of WorldCom common stock during a specified twenty day period prior to the merger. If the average price of WorldCom common stock is at least $29 and not more than $41, then you will receive for each share of MCI common stock a number of shares of WorldCom common stock determined by dividing $51 by the average WorldCom stock price during the specified twenty day period. If the average price of WorldCom common stock is less than $29, you will receive for each share of MCI common stock
1.7586 shares of WorldCom common stock (which is likely to have an initial value that is less than $51). There is no minimum initial value, and MCI does not have the right to terminate the MCI/WorldCom Merger Agreement if the initial value is below $51. If the average price of WorldCom common stock is more than $41, you will receive for each share of MCI common stock 1.2439 shares of WorldCom common stock (which is likely to have an initial value that is more than $51). There is no maximum initial value, and WorldCom does not have the right to terminate the MCI/WorldCom Merger Agreement if the initial value is above $51. The average price of WorldCom common stock will be determined by averaging the high and low sales prices of WorldCom common stock as reported on The Nasdaq National Market on the 20 trading days ending with the third trading day prior to the closing of the MCI/WorldCom merger. WorldCom will not issue fractional shares of WorldCom common stock. You will instead be paid cash equal to the market value on the merger date of any fractional shares of WorldCom common stock you would have otherwise received.

     Shares of MCI Class A common stock (all of which are owned by BT) will not be converted into the right to receive MCI WorldCom common stock. Instead, each of those shares will be converted into the right to receive $51 in cash without interest.


     The number of shares of WorldCom common stock to be issued in the MCI/WorldCom merger will not be known until the third trading day prior to the closing of the MCI/WorldCom merger. If the average price of WorldCom common stock is above $41 and thus the minimum exchange ratio (1.2439) is applicable,
and assuming that there will be   --  shares of WorldCom common stock and   --
shares of MCI common stock outstanding immediately prior to the closing (which
numbers are based on the number of shares outstanding on   --  , in the case of
WorldCom, and   --  in the case of MCI, without regard to shares issuable upon exercise of options, rights or warrants but assuming the conversion of WorldCom convertible securities), the number of shares of WorldCom common stock to be
issued in the MCI/WorldCom merger would be   --  , which would represent   --  %
of the outstanding shares of WorldCom common stock immediately after the closing. If the average price of WorldCom common stock is below $29 and thus the maximum exchange ratio (1.7586) is applicable, and based on the same assumptions, the number of shares of WorldCom common stock to be issued in the
MCI/WorldCom merger would be   --  , which would represent   --  % of the
outstanding shares of WorldCom common stock immediately after the closing.



BACKGROUND OF THE MERGER (PAGE 34)


     In November 1996, MCI agreed to merge with BT. In August 1997, BT and MCI signed an amendment to their merger agreement that, among other things, reduced the consideration that MCI stockholders would receive in the MCI/BT merger. In October 1997, WorldCom offered to exchange WorldCom common stock with a value of $41.50, subject to adjustment, for each share of MCI capital stock. This amount was more than what MCI stockholders would have received in the MCI/BT merger based on the BT American Depositary Share price at that time. GTE then offered to merge with MCI and acquire each share of MCI capital stock for $40 per share in cash. The MCI Board considered the offers it had received, discussed them with both companies, and discussed with BT the possibility of BT increasing the merger consideration contemplated by the existing merger agreement. WorldCom increased its offer to $51 of WorldCom stock, subject to adjustment, and, following negotiations between the parties and BT, the two companies agreed to merge. In connection with the foregoing, MCI and BT mutually agreed to terminate their existing merger agreement.


BOARD RECOMMENDATIONS (PAGES 40 AND 51)


  WorldCom:

     The WorldCom Board has unanimously determined that the MCI/WorldCom merger, the issuance of shares of WorldCom common stock to MCI stockholders in the merger and the amendment to WorldCom's charter necessary to change the name of WorldCom to MCI WorldCom, Inc. are in the best interests of WorldCom and its shareholders and has approved the MCI/WorldCom Merger Agreement. The WorldCom Board unanimously recommends that shareholders of WorldCom vote in favor of the share issuance and the charter amendment required to change the corporate name.

  MCI:

     The MCI Board has unanimously (with the directors nominated by BT not participating) determined that the MCI/WorldCom Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of MCI and its stockholders and recommends that the stockholders of MCI vote to adopt the MCI/WorldCom Merger Agreement.


FAIRNESS OPINIONS (PAGES 45 AND 53)


  WorldCom:


     In deciding to approve the MCI/WorldCom merger, the WorldCom Board considered the opinion of Salomon Brothers Inc ("Salomon Smith Barney") as to the fairness of the MCI/WorldCom merger consideration from a financial point of view. The written opinion of Salomon Smith Barney is attached as Annex III to this document.



     In connection with delivering its opinion, Salomon Smith Barney performed a variety of financial analyses. These analyses included examining the historical trading prices of WorldCom and MCI common stock, comparing WorldCom and MCI to other publicly traded companies, reviewing and analyzing prior similar transactions and valuing the benefits generated by combining the two companies.

WorldCom has agreed to pay Salomon Smith Barney a fee of: (a) $2 million, which became payable following the announcement of the original WorldCom offer; plus
(b) an additional fee of $3 million, which became payable following the termination of the BT/MCI merger agreement; plus (c) an additional fee of $5 million which became payable upon the execution of the MCI/WorldCom Merger Agreement; plus (d) a fee of $32.5 million (less any fees paid under the immediately preceding clauses (a), (b) and (c)) which will become payable upon the closing of the MCI/WorldCom merger.


  MCI:

     In deciding to approve the MCI/WorldCom merger, the MCI Board considered the oral opinions of Lazard Freres & Co. LLC and Lehman Brothers Inc. as to the fairness of the proposed MCI/WorldCom merger consideration from a financial point of view. The written opinions of Lazard Freres and Lehman Brothers are attached as Annexes IV and V to this document and a summary of such opinions and the presentation made to the MCI Board in connection with the delivery of such oral opinions is contained in this document.


     In connection with delivering their respective opinions, Lazard Freres and Lehman Brothers performed a variety of financial analyses. These analyses included examining the historical trading prices of MCI and WorldCom common stock, comparing MCI and WorldCom to other publicly traded companies and reviewing and analyzing prior similar transactions. MCI has paid Lazard Freres a fee of $6.25 million and agreed to pay Lazard Freres an additional fee of $18.75 million upon, and subject to, the closing of the MCI/WorldCom merger. MCI has paid Lehman Brothers a fee of $1.0 million and an additional fee of $2.5 million upon the rendering by Lehman Brothers of its fairness opinion and has agreed to pay Lehman Brothers an additional fee between $6.5 million and $8.5 million upon, and subject to, the closing of the MCI/WorldCom merger.



INTERESTS OF CERTAIN PERSONS IN THE MCI/WORLDCOM MERGER (PAGE 63)


     In considering the MCI Board's recommendation that MCI stockholders vote to adopt the MCI/WorldCom Merger Agreement, you should be aware that a number of MCI's officers, including some officers who are also directors, have employment agreements, retention incentives or benefit plans that give them interests in the MCI/WorldCom merger that are different from yours.

     The MCI Board recognized these interests and determined that they neither supported nor detracted from the fairness of the MCI/WorldCom merger to MCI stockholders.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 17)


     WorldCom and MCI have made forward-looking statements in this document that are subject to certain risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of WorldCom, MCI and MCI WorldCom as well as statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", or similar expressions. You should understand that certain important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of MCI WorldCom and could cause those results to differ materially from those expressed in our forward-looking statements.

CERTAIN POSSIBLE DISADVANTAGES OF THE MCI/

WORLDCOM MERGER (PAGE 18)


     In determining whether to vote for the MCI/WorldCom merger, you should understand that there may be some disadvantages to the MCI/WorldCom merger as well as some other factors that you should consider, including:

     - the challenges of combining two businesses as big as WorldCom and MCI and the resulting diversion of management attention for an extended period of time particularly in light of the other WorldCom acquisitions that are pending;

     - the need to obtain various regulatory approvals for the merger, the time that will be required to obtain these approvals and the possibility that regulatory authorities may seek concessions before granting them;

     - costs incurred in connection with the MCI/WorldCom merger and potential difficulties in realizing the benefits expected from the MCI/WorldCom merger in the amounts or in the time frames expected;

     - the potential effect of market fluctuations on the price of the WorldCom common stock; and

     - the indebtedness that will be incurred in connection with the MCI/WorldCom merger and its possible effect on MCI WorldCom's credit rating.


DIRECTORS AND MANAGEMENT OF MCI WORLDCOM FOLLOWING THE MCI/WORLDCOM MERGER (PAGE
67)


     In the MCI/WorldCom Merger Agreement, WorldCom and MCI have agreed that the Board of Directors of MCI WorldCom will consist of 15 members, eight of whom will be existing WorldCom directors, five of whom will be existing MCI directors and two of whom will be named by WorldCom from among the existing directors of other pending acquisitions of WorldCom.

     Bert C. Roberts, Jr., the Chairman of the MCI Board, will be the Chairman of the MCI WorldCom Board. Bernard J. Ebbers, the President and Chief Executive Officer of WorldCom, will be the President and Chief Executive Officer of MCI WorldCom. In addition, Gerald H. Taylor, currently Chief Executive Officer of MCI, will become Vice Chairman of MCI WorldCom and will be responsible for international operations and ventures; Timothy F. Price, currently President and Chief Operating Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom's U.S. telecommunications operating subsidiary; John W. Sidgmore will continue as Vice Chairman and Chief Operating Officer of MCI WorldCom and will continue his current responsibilities including European operations; and Scott D. Sullivan will continue as Chief Financial Officer of MCI WorldCom.


CONDITIONS TO THE MCI/WORLDCOM MERGER (PAGE 79)


     WorldCom and MCI will not complete the MCI/WorldCom merger unless a number of conditions are satisfied or waived by them. These include:


     - adoption of the MCI/WorldCom Merger Agreement by the stockholders of MCI;


     - approval of the issuance of WorldCom common stock in the merger by shareholders of WorldCom;
     - no injunction prohibiting the merger;

     - approval of the merger by the Federal Communications Commission and state public utility commissions;

     - clearance from U.S. and European antitrust agencies; and

     - no material adverse change with respect to WorldCom.


TERMINATION OF THE MCI/WORLDCOM MERGER AGREEMENT (PAGE 81)


     WorldCom and MCI can mutually agree to terminate the MCI/WorldCom Merger Agreement at any time.

     Either WorldCom or MCI can terminate the MCI/WorldCom Merger Agreement if:

     - the merger is not completed by December 31, 1998;

     - a governmental authority, such as a court, permanently prohibits the merger or refuses to grant an approval that is required;

     - the WorldCom shareholders fail to approve the issuance of shares of WorldCom common stock; or

     - the MCI stockholders fail to adopt the MCI/WorldCom Merger Agreement.

     WorldCom can terminate the MCI/WorldCom Merger Agreement prior to the MCI special meeting if:

     - the MCI Board withdraws its approval or recommendation of the merger; or

     - the MCI Board approves an offer from a third party to enter into an alternative acquisition transaction.

     MCI can terminate the MCI/WorldCom Merger Agreement prior to the MCI special meeting if:

     - the MCI Board approves an offer from a third party to enter into an alternative acquisition transaction.

FEES AND EXPENSES (PAGE 82)


     MCI is required to pay WorldCom an alternative transaction fee of $750 million and to reimburse to WorldCom the $465 million paid by WorldCom to BT pursuant to the BT Agreement if:

     - MCI terminates the MCI/WorldCom Merger Agreement because the MCI Board has approved an alternative acquisition transaction; or


     - the MCI/WorldCom Merger Agreement is terminated because the MCI stockholders fail to adopt the MCI/WorldCom Merger Agreement if at the time of such failure to adopt there is an offer from a third party to enter into an acquisition transaction with MCI and within 12 months of the termination MCI enters into an agreement with a third party with respect to an acquisition transaction or is acquired.


     WorldCom is required to pay to MCI $1.635 billion (and under an agreement with BT, to pay to BT $250 million) if the MCI/WorldCom Merger Agreement is terminated because:

     - the merger has not occurred by December 31, 1998, because of an injunction, the failure to obtain regulatory approvals, the failure to obtain antitrust clearance or the occurrence of a material adverse change with respect to WorldCom;

     - the merger is enjoined or a required governmental approval is not obtained;

     - the WorldCom shareholders fail to approve the issuance of shares of WorldCom common stock; or

     - WorldCom is otherwise unwilling to complete the merger despite the satisfaction of the conditions in the Merger Agreement.


REGULATORY APPROVALS (PAGE 86)


     The MCI/WorldCom merger cannot be completed unless the FCC approves the transfer of control of MCI to WorldCom. On November 21, 1997, MCI and WorldCom filed a joint amendment to WorldCom's FCC application, seeking jointly the requisite FCC approvals. The FCC will consider whether WorldCom is qualified to control MCI's FCC licenses and authorizations and whether the public interest, convenience and necessity will be served by the transfer of control to WorldCom. MCI and WorldCom believe that the joint application demonstrates compliance with these standards.


     In addition, MCI and WorldCom have made and will make other filings relating to the merger with other governmental authorities. It is possible that some of the governmental authorities with which filings have been or are made may impose conditions for granting approval. MCI and WorldCom cannot predict whether they will obtain the required regulatory approvals within the time frame contemplated by the MCI/WorldCom Merger Agreement or whether any approvals will include conditions that would be detrimental to MCI or WorldCom.



     U.S. antitrust laws prohibit MCI and WorldCom from completing the MCI/WorldCom merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. MCI and WorldCom have each filed the required notification and report forms with the FTC and the DOJ. Each of WorldCom and MCI has received a request for additional information from the DOJ. MCI and WorldCom intend to begin providing such additional information shortly.



     MCI and WorldCom each conduct business in countries that are members of the European Union, and the MCI/WorldCom merger is subject to European regulation. The MCI/WorldCom merger requires the prior approval of the European Commission. MCI and WorldCom notified the European Commission of the MCI/WorldCom merger by filing the required documents on November 20, 1997. On December 18, 1997, the European Commission advised WorldCom and MCI that it sought additional information regarding the merger in order to complete the notification. WorldCom and MCI plan to provide the requested information in mid-January 1998. The European Commission has one month from the date on which the notification is completed in which to complete its preliminary investigation into the merger. If following such one month period, the European Commission considers that it needs to examine the MCI/WorldCom merger more closely, it may initiate a Phase II investigation; if it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the MCI/WorldCom merger is compatible with the European common market no later than four months after the initiation of such investigation.

     MCI and WorldCom each conduct business in certain foreign countries that are not members of the European Union. The merger may require the review and an approval of regulatory bodies in certain of these foreign countries.


RECENT WORLDCOM DEVELOPMENTS (PAGE 121)



     On September 7, 1997, WorldCom agreed to acquire CompuServe Corporation. WorldCom also agreed to transfer certain of the businesses it will acquire from CompuServe to America Online, Inc. and make a cash payment in exchange for the outstanding shares of ANS Communications, Inc., a wholly owned subsidiary of America Online, Inc. The closing of these transactions is expected to occur on or about January 30, 1998, if all conditions are then fulfilled or waived.



     On October 1, 1997, WorldCom agreed to acquire Brooks Fiber Properties. The closing of this acquisition is expected to occur on or about January 29, 1998, if all conditions are then fulfilled or waived.



BT AGREEMENT (PAGE 84)



     Pursuant to an agreement between WorldCom, MCI and BT dated as of November 9, 1997, MCI's existing merger agreement with BT was terminated. WorldCom agreed to pay BT $465 million. WorldCom also agreed to pay BT $250 million if the MCI/WorldCom merger is not completed under certain circumstances. BT agreed to vote its shares of MCI Class A common stock in favor of the merger and against any competing proposal. The three companies also agreed that BT would buy MCI's interest in the Concert joint venture which is currently jointly owned by BT and MCI. BT, MCI and WorldCom will negotiate the purchase price for this interest.



SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION (PAGE 34)


     WorldCom expects to pay approximately $7 billion in cash to BT in the MCI/WorldCom merger. This cash amount will come from available general funds of WorldCom or from funds to be borrowed by WorldCom. Any funds borrowed by WorldCom are expected to come from existing or future short-term credit facilities or longer term debt on terms still to be determined.

MARKET PRICES AND DIVIDENDS

     WorldCom common stock and MCI common stock are traded on The Nasdaq National Market under the symbols "WCOM" and "MCIC", respectively. The following table sets forth the high and low intra-day sales prices per share of such securities as reported on Nasdaq, based on published financial sources, for the periods indicated. No dividends have been paid on the WorldCom common stock. MCI paid cash dividends of $.025 per share of MCI common stock and MCI Class A common stock in July and December of 1996 and 1997. The per share information presented below and elsewhere in this Joint Proxy Statement/Prospectus has been adjusted to reflect all stock splits and stock dividends of WorldCom and MCI.


                                                                   WORLDCOM             MCI
                                                                 COMMON STOCK      COMMON STOCK
                                                               ----------------   ---------------
                                                                HIGH      LOW      HIGH     LOW
                                                               -------   ------   ------   ------
1995:
  First Quarter............................................... $ 13.13   $ 9.56   $21.25   $17.38
  Second Quarter..............................................   13.69    11.56    23.13    19.11
  Third Quarter...............................................   17.06    13.38    27.13    20.88
  Fourth Quarter..............................................   17.94    14.88    27.50    23.75
1996:
  First Quarter...............................................   23.31    16.25    31.13    25.63
  Second Quarter..............................................   27.72    21.31    30.38    24.88
  Third Quarter...............................................   28.88    18.38    28.13    22.38
  Fourth Quarter..............................................   26.13    21.00    33.88    23.88
1997:
  First Quarter...............................................   27.88    21.75    38.75    32.38
  Second Quarter..............................................   32.97    21.25    41.88    35.63
  Third Quarter...............................................   37.75    29.88    43.38    27.31
  Fourth Quarter..............................................   39.88    28.50    45.00    33.13
1998:
  First Quarter (through January 8, 1998).....................   31.38    29.50    43.38    41.69


     Set forth below are the last reported sale prices of WorldCom common stock and MCI common stock on November 7, 1997, the last trading day prior to the
execution of the MCI/WorldCom Merger Agreement, and on             , 1998, the
last trading day prior to the date of the Joint Proxy Statement/Prospectus, as well as the equivalent pro forma sale prices of MCI common stock on such dates, as determined by dividing $51.00 by the WorldCom common stock price and multiplying the resulting exchange ratio by the WorldCom common stock price.

                                                           WORLDCOM           MCI             MCI
                                                         COMMON STOCK     COMMON STOCK     EQUIVALENT
                                                         ------------     ------------     ----------
November 7, 1997.......................................     $33.13           $36.88          $51.00
            , 1998.....................................

     The actual number of shares of WorldCom common stock to be issued to the holders of MCI common stock pursuant to the MCI/WorldCom Merger Agreement will not be determined until three trading days prior to the merger date.


     MCI STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET INFORMATION FOR WORLDCOM COMMON STOCK AND MCI COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICES OF WORLDCOM COMMON STOCK OR MCI COMMON STOCK AT THE MERGER DATE OR DURING THE PERIOD DURING WHICH THE EXCHANGE RATIO IS CALCULATED. BECAUSE THE EXCHANGE RATIO BECOMES FIXED IF THE AVERAGE PRICE OF WORLDCOM COMMON STOCK DURING THE SPECIFIED PERIOD PRIOR TO THE MERGER DATE IS LESS THAN $29.00 OR GREATER THAN $41.00, THE INITIAL MARKET VALUE OF THE SHARES OF WORLDCOM COMMON STOCK THAT HOLDERS OF MCI COMMON STOCK WILL RECEIVE IN THE MCI/WORLDCOM MERGER MAY BE MORE OR LESS THAN $51.00 PER SHARE; THERE IS NO MINIMUM OR MAXIMUM INITIAL VALUE, AND THE TERMS OF THE MCI/WORLDCOM MERGER AGREEMENT DO NOT PERMIT MCI TO TERMINATE IN THE EVENT SUCH INITIAL VALUE IS BELOW $51.00 OR WORLDCOM TO TERMINATE IN THE EVENT SUCH INITIAL VALUE IS ABOVE $51.00.

IN ADDITION, DUE TO THE TIME THAT MAY BE REQUIRED TO OBTAIN REGULATORY APPROVALS OR TO SATISFY OTHER CONDITIONS TO THE MCI/WORLDCOM MERGER, THERE MAY BE A SIGNIFICANT TIME PERIOD BETWEEN THE DATE OF THE SPECIAL MEETINGS AND THE MERGER DATE.



     Holders of MCI common stock may call toll free to 1-800-780-6378 at any time between the date of this Joint Proxy Statement/Prospectus and the dates of the WorldCom and MCI shareholder meetings to hear a tape recorded message stating what the average trading price of WorldCom common stock and the resultant Exchange Ratio would be if the MCI/WorldCom merger were to be consummated on that day.

COMPARATIVE PER SHARE DATA

     The following table shows actual ("historical") per share information and information as if the companies had been combined for the periods shown ("pro forma combined"), calculated assuming an Exchange Ratio of 1.5396 shares of WorldCom common stock. The actual Exchange Ratio may be different. The historical data is based on the historical consolidated financial statements and related notes of each of WorldCom and MCI incorporated by reference in this document. You should read this together with the historical financial statements of WorldCom and MCI and related notes thereto. The data presented does not indicate what MCI/WorldCom's future results of operations will be or the actual results that would have occurred if the merger date had occurred at the beginning of the periods indicated. No adjustment has been included for any anticipated cost savings or other synergies. The Comparative Per Share Data also does not reflect several pending acquisitions by WorldCom because they are not material to WorldCom. See "Where You Can Find More Information."

                                                                          MCI WORLDCOM         MCI
                                                WORLDCOM       MCI         PRO FORMA        PRO FORMA
                                                HISTORICAL  HISTORICAL    COMBINED(1)     EQUIVALENT(2)
                                                --------    ----------    ------------    -------------
Book value per common share:
  December 31, 1996..........................    $13.75       $15.56         $24.45          $ 37.64
  September 30, 1997.........................     13.44        16.25          24.29            37.40
Cash dividends per common share:
  Year ended December 31, 1996...............        --        0.050             --               --
  Nine months ended September 30, 1997.......        --        0.025             --               --
Income (loss) per common share from
  continuing operations (after preferred
  dividend requirement):
Primary:
  Year ended December 31, 1996(3)............     (5.50)        1.73          (1.33)           (2.05)
  Nine months ended September 30, 1997.......      0.25         0.56           0.06             0.09
Fully Diluted:
  Year ended December 31, 1996 (3)...........     (5.50)        1.72          (1.33)           (2.05)
  Nine months ended September 30, 1997.......      0.25         0.56           0.06             0.09

---------------
(1) See "Selected Unaudited Pro Forma Financial Information."


(2) The MCI pro forma equivalent represents the MCI WorldCom pro forma combined book value, dividends and income (loss) per common share multiplied by an assumed Exchange Ratio of 1.5396. The actual Exchange Ratio may be different. If the maximum Exchange Ratio of 1.7586 is assumed, the pro forma equivalent book value per share as of December 31, 1996 and September 30, 1997 would be $40.22 and $39.96, respectively. The pro forma equivalent primary and fully diluted income (loss) per share would be $(2.15) and $0.11 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively.


(3) In December 1996, WorldCom acquired MFS Communications Company, Inc. in a transaction accounted for as a purchase. WorldCom's historical results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS merger. The charge was based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET Technologies, Inc., and certain other identified research and development projects purchased in the MFS merger. Additionally, 1996 results include other after-tax charges of $121 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and $343.5 million after-tax write-down of operating assets within WorldCom's non-core businesses. On a pre-tax basis, these charges totaled $600 million.

SELECTED HISTORICAL FINANCIAL DATA

     The summary below sets forth selected historical financial data. You should read this together with the historical financial statements and notes thereto contained in the WorldCom 1996 Form 10-K and the MCI 1996 Form 10-K, incorporated by reference herein. See "Where You Can Find More Information."


     Selected Historical Financial Data of WorldCom. The selected historical financial data of WorldCom set forth below comes from financial statements of WorldCom as they appeared in WorldCom's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for each of the five fiscal years in the period ended December 31, 1996 and WorldCom's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the periods ending September 30, 1997 and September 30, 1996.


                                                                                       NINE MONTHS
                                                                                       ENDED AND AT
                                             YEAR ENDED AND AT DECEMBER 31,           SEPTEMBER 30,
                                       -------------------------------------------   ----------------
                                        1996      1995     1994     1993     1992     1997      1996
                                       -------   ------   ------   ------   ------   -------   ------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues.............................. $ 4,485   $3,696   $2,246   $1,474   $  948   $ 5,349   $3,251
Income (loss) from continuing
  operations (after preferred dividend
  requirement):
  Total:..............................  (2,190)     233     (152)     113        6       221      (48)
  Per common share:
     Primary..........................   (5.50)    0.64    (0.48)    0.41     0.03      0.25    (0.12)
     Fully diluted....................   (5.50)    0.64    (0.48)    0.40     0.03      0.25    (0.12)
Dividends per common share............      --       --       --       --       --        --       --
Total assets..........................  19,862    6,657    3,441    3,237    1,241    20,813    6,855
Long-term debt........................   4,804    3,392      794      730      448     5,349    3,277
Shareholders' investment..............  12,960    2,188    1,827    1,912      479    13,366    2,442

---------
(1) On December 31, 1996, WorldCom completed the MFS merger. The MFS merger was accounted for as a purchase; accordingly, the operating results for MFS are reflected from the date of acquisition.

(2) WorldCom's results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS merger. The charge was based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the MFS merger. Additionally, 1996 results include other after-tax charges of $121 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and $343.5 million after-tax write-down of operating assets within WorldCom's non-core businesses. On a pre-tax basis, these charges totaled $600 million.


(3) In 1995, Metromedia Company converted its Series 1 Preferred Stock into WorldCom common stock, exercised warrants to acquire WorldCom common stock and immediately sold its position of 61,699,096 shares of WorldCom common stock in a public offering. In connection with the preferred stock conversion, WorldCom made a non-recurring payment of $15 million to Metromedia, representing a discount to the minimum nominal dividends that would have been payable on the Series 1 Preferred Stock prior to the September 15, 1996, optional call date of approximately $26.6 million (which amount includes an annual dividend requirement of $24.5 million plus accrued dividends to such call date).


(4) As a result of the acquisitions of IDB Communications Group, Inc. in 1994 and of Advanced Telecommunications Corporation in 1992, WorldCom initiated plans to reorganize and restructure its management and operational organization and facilities to eliminate duplicate personnel, physical facilities and service capacity, to abandon certain products and marketing activities, and to take further advantage of the synergies available to the combined entities. Also, during the fourth quarter of 1993, plans were approved to reduce IDB's cost structure and to improve productivity. Accordingly, in 1994, 1993 and 1992, WorldCom charged to operations the estimated costs of such reorganization and restructuring activities, including employee severance, physical facility abandonment and duplicate service capacity. These costs totaled $43.7 million in 1994, $5.9 million in 1993 and $79.8 million in 1992. Also, during 1994 and 1992, WorldCom incurred direct merger costs of $15.0 million and $7.3 million, respectively, related to the IDB merger (in 1994) and the ATC merger (in
    1992). These costs include professional fees, proxy solicitation costs, travel and related expenses and certain other direct costs attributable to these mergers.

(5) Long-term debt as of December 31, 1995 includes $1.1 billion under WorldCom's previous credit facilities which were classified as a current maturity on the December 31, 1995 balance sheet.

     Selected Historical Financial Data of MCI. The selected historical financial data of MCI set forth below comes from the financial statements of MCI as they appeared in MCI's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for each of the five fiscal years in the period ended December 31, 1996 and MCI's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the periods ending September 30, 1997, and September 30, 1996.


                                                                                                          NINE MONTHS ENDED
                                                  YEAR ENDED AND AT DECEMBER 31,                        AND AT SEPTEMBER 30,
                                -------------------------------------------------------------------   -------------------------
                                  1996(1)       1995(2)       1994(3)        1993          1992          1997          1996
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues......................  $    18,494   $    15,265   $    13,338   $    11,921   $    10,562   $    14,545   $    13,741
Income from continuing
  operations (after preferred
  dividend requirement):
  Total.......................        1,202           548           794           626           589           393           899
  Per common share:
    Primary...................         1.73          0.80          1.32          1.12          1.11          0.56          1.29
    Fully diluted.............         1.72          0.79          1.32          1.11          1.10          0.56          1.29
Dividends per common share....         0.05          0.05          0.05          0.05          0.05         0.025         0.025
Total assets..................       22,978        19,301        16,366        11,276         9,678        24,717        21,509
Long-term debt................        4,798         3,444         2,997         2,366         3,432         3,282         3,722
Stockholders' equity..........       10,661         9,602         9,004         4,713         3,150        11,321        10,329

---------------
(1) In May 1996, MCI Capital I, a wholly owned Delaware statutory business trust, issued $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A due June 30, 2026. MCI Capital I exists for the sole purpose of issuing the preferred securities and investing the proceeds in MCI's 8% Junior Subordinated Deferrable Interest Debentures, Series A due June 30, 2026.

(2) In September and November 1995, MCI acquired all of the outstanding shares of common stock of Nationwide Cellular Service, Inc. and SHL Systemhouse Inc., respectively. These acquisitions were accounted for as purchases; accordingly, the net assets and results of operations of the acquired companies are included in the information above since their respective acquisition dates.

(3) In 1994, BT completed the purchase of 136 million shares of MCI Class A common stock for $4.3 billion, which resulted in a 20% voting interest in MCI. This purchase was achieved by MCI's issuance of 108.5 million shares of MCI Class A common stock to BT for $3.5 billion on September 30, 1994, and BT's conversion on that date of 13,736 shares of MCI Series D convertible preferred stock, purchased for $830 million in June 1993, into 27.5 million shares of MCI Class A common stock. This investment is included in MCI's stockholders' equity.

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following selected unaudited pro forma financial information presents the combined consolidated balance sheets and income statements of WorldCom and MCI as if the MCI/WorldCom merger had occurred for the periods indicated. The MCI/WorldCom merger will be treated as a purchase for financial accounting purposes. You should read this together with the consolidated financial statements and accompanying notes of WorldCom and MCI included in the documents described under "Where You Can Find More Information" and the unaudited pro forma condensed combined financial statements and accompanying discussion and notes set forth under "Pro Forma Financial Information" included herein. The pro forma amounts in the table below are presented for your information and do not indicate what the financial position or the results of operations of the combined company would have been had the merger date occurred as of the dates or for the periods presented. The pro forma amounts also do not indicate what the financial position or future results of operations of the combined company will be. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Selected Unaudited Pro Forma Financial Information also does not reflect several pending acquisitions by WorldCom, because they are not material to WorldCom. See "Pro Forma Financial Information."

                                                                                       NINE MONTHS
                                                                                          ENDED
                                                                    YEAR ENDED           AND AT
                                                                   DECEMBER 31,       SEPTEMBER 30,
                                                                       1996               1997
                                                                   ------------       -------------
                                                                    (IN MILLIONS, EXCEPT PER SHARE
                                                                                DATA)
MCI WORLDCOM PRO FORMA COMBINED
Revenues.........................................................    $ 22,421            $19,614
Income (loss) from continuing operations (after preferred
  dividend requirement):
  Total..........................................................      (1,663)               108
  Per common share:
     Primary.....................................................       (1.33)              0.06
     Fully diluted...............................................       (1.33)              0.06
Dividends per common share.......................................          --                 --
Total assets.....................................................                         71,451
Long-term debt...................................................                         16,077
Shareholders' equity.............................................                         44,177

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"):


     (i) Certain statements, including possible or assumed future results of operations of WorldCom, Inc. ("WorldCom"), MCI Communications Corporation ("MCI"), CompuServe Corporation ("CompuServe"), ANS Communications, Inc. ("ANS") and Brooks Fiber Properties, Inc. ("BFP") contained in "Risk Factors," "The MCI/WorldCom Merger -- Background of the Merger, "The MCI/WorldCom Merger -- WorldCom's Reasons for the MCI/WorldCom Merger; Recommendation of the WorldCom Board" and "The MCI/WorldCom Merger -- MCI's Reasons for the MCI/WorldCom Merger; Recommendation of the MCI Board," "The MCI/WorldCom Merger -- Opinion of WorldCom's Financial Advisors," "The MCI/WorldCom Merger -- Opinions of MCI's Financial Advisors," and "Information Regarding WorldCom -- Management and Principal Shareholders -- Information Regarding Stephen M. Case," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the Securities and Exchange Commission (the "SEC") by WorldCom and MCI including any statements contained herein or therein regarding the development or possible or assumed future results of operations of WorldCom's and MCI's businesses, the markets for WorldCom's and MCI's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger (the "MCI/WorldCom Merger") of MCI with and into TC Investments Corp., a wholly owned subsidiary of WorldCom ("Merger Sub"), the merger (the "CompuServe Merger") of a wholly owned subsidiary of WorldCom with and into CompuServe, the transactions (the "AOL Transaction") contemplated by the Purchase and Sale Agreement (the "AOL Agreement") with America Online, Inc. ("AOL") or the merger (the "BFP Merger") of a wholly owned acquisition subsidiary of WorldCom into BFP;



     (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and


     (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors." WorldCom and MCI shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.


     The independent public accountants have not examined or compiled the accompanying forward-looking statements or any forecasts or other projections referred to herein and, accordingly, do not provide any assurance with respect to such statements.



     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or MCI or persons acting on its or their behalf. Neither WorldCom nor MCI undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     Stockholders of MCI and shareholders of WorldCom should consider carefully all of the information contained in this Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), including the following factors:

RISKS RELATED TO THE MCI/WORLDCOM MERGER

  Uncertainties in Integrating the Acquired Companies and Achieving Cost Savings


     WorldCom, MCI and Merger Sub have entered into an Agreement and Plan of Merger dated as of November 9, 1997 (the "MCI/WorldCom Merger Agreement"), and WorldCom has entered into the CompuServe Merger Agreement, the AOL Agreement and the BFP Merger Agreement (each as defined herein), in each case with the expectation that the transactions will result in certain benefits, including, without limitation, cost savings, operating efficiencies, revenue enhancements and other synergies. See "The MCI/WorldCom Merger -- WorldCom's Reasons for the MCI/WorldCom Merger; Recommendation of the WorldCom Board." Achieving the benefits of the MCI/WorldCom Merger (which would be significantly larger than previous acquisitions completed by WorldCom), as well as of the CompuServe Merger, the AOL Transaction and the BFP Merger, will depend in part upon the integration of the businesses of WorldCom and MCI, together with those of CompuServe, ANS and BFP, in an efficient manner, and there can be no assurance that this will occur. The consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. There can be no assurance that the combined company ("MCI WorldCom") will realize any of the anticipated benefits of the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction or the BFP Merger. For a discussion of other factors and assumptions related to the synergy estimates, see "The MCI/WorldCom Merger -- WorldCom's Reasons for the MCI/WorldCom Merger; Recommendation of the WorldCom Board."


  Necessity of Receiving Governmental Approvals Prior to the MCI/WorldCom Merger; Risks Associated with Failure to Obtain Approvals of Certain Governmental Authorities


     The consummation of the MCI/WorldCom Merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and confirmation from the Commission of the European Communities (the "European Commission") by way of a decision under Council Regulation 4064/89 (the "Merger Control Regulation") that the MCI/WorldCom Merger does not create or strengthen a dominant position as a result of which competition would be significantly impeded in the European common market. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement, relating primarily to the Federal Communications Commission ("FCC"), and state public utility or service commissions ("PUCs"), must be made and received prior to consummation of the MCI/WorldCom Merger. There can be no assurance that such authorizations, approvals or decisions will be granted, or, if granted, will not contain material conditions or restrictions, that an injunction will not be issued by a court of competent jurisdiction enjoining the consummation of the MCI/WorldCom Merger or that a challenge to the MCI/WorldCom Merger on the grounds that the MCI/WorldCom Merger is not compatible with the European common market will not be made, or if a challenge is made, what the result will be.


     Consummation of the MCI/WorldCom Merger is subject to additional approvals from certain governmental authorities. If such approvals have not been received at such time as all other material conditions to the MCI/WorldCom Merger have been satisfied or waived, MCI and WorldCom may nonetheless determine to consummate the MCI/WorldCom Merger. Although MCI and WorldCom are seeking such approvals, it is uncertain whether such approvals will be timely received from, among others, every jurisdiction in which MCI and WorldCom are authorized to do business. If MCI and WorldCom determine to consummate the MCI/WorldCom Merger without having received all such approvals, no assurance can be given that any resulting loss of business would not have a material adverse effect on the businesses, prospects, financial condition or results of operations of WorldCom and MCI on a combined basis. See "Certain Regulatory Filings and Approvals."

  Substantial Dilution of Voting Interest of WorldCom Shareholders


     Based on the capitalization of WorldCom and MCI as of [          ] and
assumed Exchange Ratios (as hereinafter defined) of 1.2439 and 1.7586 (the minimum and maximum possible Exchange Ratios, respectively), holders of Common Stock, par value $0.01 per share, of shares of WorldCom (the "WorldCom Common Stock"), Series A 8% Cumulative Convertible Preferred Stock, par value $0.01 per share, of WorldCom (the "WorldCom Series A Preferred Stock") and Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, of WorldCom (the "WorldCom Series B Preferred Stock," and, together with the WorldCom Common Stock and the WorldCom Series A Preferred Stock, the "WorldCom Capital Stock") will own securities representing approximately [ ]% and [ ]%, respectively, of the voting power of the outstanding shares of WorldCom Capital Stock following consummation of MCI/WorldCom Merger, without regard to shares issuable upon the exercise of options, warrants or rights but assuming the conversion of WorldCom convertible securities. This will constitute substantial dilution of the voting interest in WorldCom of the WorldCom shareholders.


     In addition, assuming the consummation of each of the CompuServe Merger, the AOL Transaction and the BFP Merger, based on (i) the capitalization of
WorldCom, CompuServe and BFP as of [          ], (ii) assumed CompuServe
exchange ratios of 0.40625 and 0.5 (the minimum and maximum possible exchange ratios, respectively) and (iii) assumed BFP exchange ratios of 1.65 and 1.85 (the minimum and maximum possible exchange ratios, respectively), the holders of WorldCom Capital Stock will own securities representing approximately [ ]% and [ ]%, respectively, of the voting power of the outstanding shares of WorldCom Capital Stock on a fully diluted basis following consummation of the MCI/WorldCom Merger, the CompuServe Merger and the BFP Merger, assuming that all outstanding MCI Stock Options and all options and warrants to purchase common stock of BFP ("BFP Options" and "BFP Warrants," respectively) are exercised. The combined effect of these transactions will constitute substantial dilution of the voting interest in WorldCom of the WorldCom shareholders.


  The Effect of Stock Price Fluctuations on the Consideration to be Received by the Holders of MCI Common Stock in the MCI/WorldCom Merger;



     The relative prices of shares of common stock, par value $0.10 per share of MCI ("MCI Common Stock") and WorldCom Common Stock at the Effective Time (as hereinafter defined) may vary significantly from the prices as of the date of execution of the MCI/WorldCom Merger Agreement, the date hereof or the date of the Special Meetings (as hereinafter defined). These variances may be due to changes in the businesses, operations results and prospects of MCI or WorldCom, as well as CompuServe, ANS and BFP, market assessments of the likelihood that the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction and the BFP Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction or the BFP Merger, general market and economic conditions, and other factors. For example,
between [          ] and [          ], the closing sales price of WorldCom
Common Stock has ranged from a high of $[          ] to a low of $[          ];
the closing sales price of the MCI Common Stock during the same period has
ranged from a high of $[          ] to a low of $[          ]. In addition, the
stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price or liquidity of the WorldCom Common Stock. The Exchange Ratio becomes fixed if the WorldCom Average Trading Price (as defined herein) is less than $29.00 or greater than $41.00. If the WorldCom Average Trading Price is less than $29.00 or greater than $41.00, holders of MCI Common Stock will be entitled to receive for each share of MCI Common Stock held by them a number of shares of WorldCom Common Stock that is likely to have an initial value that is less than or greater than $51.00, as the case may be; there is no minimum or maximum initial value, and the terms of the MCI/WorldCom Merger Agreement do not permit MCI to terminate in the event such initial value is below $51.00 or WorldCom to terminate in the event such initial value is above $51.00. The actual number of shares of WorldCom Common Stock to be issued to the holders of MCI Common Stock pursuant to the MCI/WorldCom Merger Agreement will not be determined until three trading days prior to the Effective Time. Holders of MCI Common Stock may call toll free to 1-800-780-6378 at any time between the date of this Joint Proxy Statement/Prospectus and the dates of the WorldCom and MCI special meetings of shareholders (the "Special Meetings") to hear a tape recorded message stating what the WorldCom Average Trading Price and the resultant Exchange Ratio would be if the MCI/WorldCom Merger were to be consummated on that day. In addition, due to the time that may be required to obtain regulatory approvals or to satisfy other conditions to consummation of the MCI/WorldCom Merger, there may be a significant time period between the date of the special meetings and the Effective Time.


  Interests of Certain Persons in the MCI/WorldCom Merger


     In considering the recommendation of the MCI/WorldCom Merger by the Board of Directors of MCI (the "MCI Board"), the stockholders of MCI should be aware that certain directors and executive officers of MCI may be deemed to have conflicts of interest with respect to the MCI/WorldCom Merger. These interests include cash retention bonuses for certain executive officers, possible payments for certain executive officers pursuant to employment agreements and an executive severance policy in the event certain officers' employment is terminated under certain circumstances, management positions with MCI WorldCom for certain executive officers, directorships with MCI WorldCom for certain directors and indemnification and liability insurance for directors and executive officers of MCI. See "The MCI/WorldCom Merger -- Interests of Certain Persons in the Transaction -- Employment Agreements"; "-- Executive Severance Policy"; "-- Retention Bonuses"; "-- Director and Officer Indemnification and Insurance"; and "-- Board of Directors; Management." Such interests, together with other relevant factors, were considered by the MCI Board in recommending the MCI/WorldCom Merger to the stockholders of MCI and approving the MCI/WorldCom Merger Agreement. See "The MCI/WorldCom Merger -- Interests of Certain Persons in the Transaction."


RISKS RELATING TO THE BUSINESS AND OPERATIONS OF MCI WORLDCOM

  Debt Service, Interest Rate Fluctuations, Other Restrictive Covenants, and Capital Spending


     In connection with the MCI/WorldCom Merger, WorldCom has agreed to pay British Telecommunications plc ("BT") $51.00 in cash without interest for each share of MCI Class A Common Stock it owns, or $6.94 billion in the aggregate. Additionally, WorldCom has paid BT fees of $465 million. See "Other Terms of the MCI/WorldCom Merger" and "The BT Agreement." WorldCom expects to fund this commitment through a combination of bank and bond financing and believes that the indebtedness incurred in connection with WorldCom's proposed acquisitions may have an effect on WorldCom's credit rating. Increases in interest rates on WorldCom's debt would have an adverse effect upon WorldCom's reported net income and cash flow. WorldCom believes that the combined operations of WorldCom, MCI, CompuServe, ANS and BFP would generate sufficient cash flow to service WorldCom's debt and capital requirements upon consummation of the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction and the BFP Merger; however, economic downturns, increased interest rates and other adverse developments, including factors beyond WorldCom's control, could impair its ability to service its indebtedness. In addition, the cash flow required to service MCI WorldCom's debt may reduce its ability to fund internal growth, additional acquisitions and capital improvements.



     The development of the businesses of the combined company (including MCI, BFP, CompuServe and ANS) and the installation and expansion of its domestic and international networks would continue to require significant capital expenditures. Failure to have access to sufficient funds for capital expenditures on acceptable terms or the failure to achieve capital expenditure synergies may require the combined company to delay or abandon some of its plans, which could have a material adverse effect on the success of the proposed mergers and the combined company.

  Acquisition Integration


     A major portion of WorldCom's growth in recent years has resulted from acquisitions, which involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by WorldCom's management, while WorldCom continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness as a result of the acquisition and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute the economic interests of existing shareholders. In carrying out its acquisition strategy, WorldCom attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there is no assurance that it will be successful in doing so. Nor can there be any assurance that MCI WorldCom will be successful in identifying attractive acquisition candidates or completing additional acquisitions on favorable terms.


  Risks of International Business

     MCI WorldCom will derive substantial revenues from providing international communications services to United States commercial and carrier customers. Such operations are subject to certain risks such as changes in United States or foreign government regulatory policies, disruption, suspension or termination of operating agreements, carrier alliances and currency fluctuations. In particular, MCI WorldCom's revenues and costs of sales will be sensitive to changes in international settlement rates and international traffic routing patterns. The rates that MCI WorldCom will be able to charge its customers for international services may decrease in the future due to the entry of new carriers with substantial resources, aggressiveness on the part of new or existing carriers, the widespread resale of international private lines to provide switched voice services, the provision of international services via non-traditional means including the Internet, the consummation of mergers, joint ventures and alliances among large international carriers that facilitate targeted pricing and cost reductions, and the rapid growth of international circuit capacity due to the deployment of new undersea fiber optic cables and new high capacity satellite systems in the Atlantic, Pacific and Indian Ocean regions.

  Risks of Overseas Business Operations

     MCI WorldCom will derive substantial revenues from providing services to customers in overseas locations, particularly the United Kingdom, Germany and Mexico. Such operations are subject to certain risks such as changes in the legal and regulatory policies of the foreign jurisdiction, local political and economic developments, currency fluctuations, exchange controls, royalty and tax increases, retroactive tax claims, expropriation, and import and export regulations and other laws and policies of the United States affecting foreign trade, investment and taxation. In addition, in the event of any dispute arising from foreign operations, MCI WorldCom may be subject to the exclusive jurisdiction of foreign courts and may not be successful in subjecting foreign persons or entities to the jurisdiction of the courts in the United States. MCI WorldCom may also be hindered or prevented from enforcing its rights with respect to foreign governments because of the doctrine of sovereign immunity. There can be no assurance that the laws, regulations or administrative practices of foreign countries relating to MCI WorldCom's ability to do business in that country will not change. Any such change could have a material adverse effect on the business and financial condition of the combined company.

  Rapid Technological Change; Dependence upon Product Development

     The telecommunications industry is subject to rapid and significant changes in technology. While WorldCom and MCI do not believe that, for the foreseeable future, these changes will either materially or adversely affect the continued use of fiber optic cable or materially hinder their ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of the combined company cannot be predicted.

     The market for data communications products and services of MCI, UUNET Technologies, Inc. ("UUNET"), CompuServe and ANS, including Internet access and related products, is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the combined company will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely manner. MCI WorldCom also will be at risk from fundamental changes in the way data communications, including Internet access, services are marketed and delivered. The combined company's Internet service strategy assumes that the Transmission Control Protocol/Internet Protocol, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocol and transport infrastructure for Internet-related services. Emerging transport alternatives include wireless cable modems and satellite delivery of Internet information; alternative open protocol and proprietary protocol standards have been or are being developed. MCI WorldCom's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that MCI WorldCom will succeed in adapting its data communications services business to alternate access devices, conduits and protocols.

  Regulation Risks

     WorldCom's and MCI's operating subsidiaries are subject to varying degrees of federal, state, local and international regulation. In the United States, WorldCom's and MCI's subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. Each such subsidiary must be separately certified in each state to offer local exchange and intrastate long distance services. No state, however, subjects WorldCom or MCI to price cap or rate of return regulation, nor is WorldCom or MCI currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services, other than licenses for specific terrestrial microwave and satellite earth station facilities which utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of international facilities and services. WorldCom and MCI are subject to varying degrees of regulation in the foreign jurisdictions in which they conduct business including authorization for the installation and operation of network facilities. Although the trend in federal, state, local and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States and abroad would not have a material adverse effect on WorldCom or MCI.

     On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecom Act"), which permits the Bell Operating Companies (the "BOCs") to provide domestic and international long distance services to customers located outside of the BOC's home regions; permits a petitioning BOC to provide domestic and international long distance service to customers within its operating area on a state by state basis upon a finding by the FCC that a petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, there were significant changes in: the manner in which carrier-to-carrier arrangements are regulated at the federal and state level; procedures to revise universal service standards; and penalties for unauthorized switching of customers. The FCC has instituted and, in most instances completed, proceedings addressing the implementation of this legislation.

     In implementing the Telecom Act, the FCC established nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with the incumbent local exchange carriers ("ILECs"), resale of ILECs' retail services, and use of individual and combinations of unbundled network elements. These rules set the groundwork for the statutory criteria governing BOC entry into the long distance market. Appeals of the FCC order adopting those rules were consolidated before the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit"). The Eighth Circuit found constitutional challenges to certain practices implementing cost provisions of the Telecom Act that were ordered by certain PUCs to be premature, but vacated significant portions of the FCC's nationwide pricing rules and vacated an FCC rule requiring that unbundled network elements be provided on a combined basis. The Solicitor General, on behalf of the FCC, and certain other parties, including WorldCom and MCI, sought certiorari in the United States Supreme Court. Certain BOCs have also raised constitutional challenges to provisions of the Telecom Act restricting BOCs concerning long distance services, manufacturing of telecommunications equipment, electronic publishing and alarm monitoring services. On December 31, 1997, the United States District Court for the Northern District of Texas ruled that these restrictions violate the Bill of Attainder Clause of the U.S. Constitution. Currently, this decision only applies to SBC Corporation ("SBC"), US WEST Communications Group ("US WEST"), and Bell Atlantic Corporation ("Bell Atlantic"). AT&T, MCI, the U.S. Department of Justice and the FCC announced that they will appeal the decision and have sought a stay of the ruling. WorldCom and MCI cannot predict either the ultimate outcome of these or future challenges to the Telecom Act, any related appeals of regulatory or court decisions, or the eventual effect on their businesses or the industry in general.



     The FCC has denied applications filed by Ameritech Corporation ("Ameritech"), SBC and Bell South Corporation ("BellSouth") seeking authority to provide inter local access transport area ("interLATA") long distance service in Michigan, Oklahoma and South Carolina, respectively. SBC has appealed the FCC's denial of its application to the United States Court of Appeals. In its denial of an Ameritech application and a BellSouth application, the FCC provided detailed guidance to applicants regarding the obligations of the applicants, the format of future applications, the content of future applications, and the review standards that it will apply in evaluating any future applications. The National Association of Regulatory Utility Commissioners and several state regulatory commissions have appealed jurisdictional aspects of that Ameritech application denial to the United States Court of Appeals for the Eighth Circuit. WorldCom and MCI cannot predict either the outcome of these appeals, or the BOCs' willingness to abide by these FCC guidelines, or the timing or outcome of future applications submitted to the FCC. Additionally, the FCC is presently considering BellSouth's application for authority to provide interLATA service in Louisiana. Other BOCs have announced their intention to file applications at the FCC for authority to provide interLATA Services. WorldCom and MCI cannot predict the outcome of these proceedings.


     On May 7, 1997, the FCC announced that it will issue a series of orders that will reform Universal Service Subsidy allocations and adopted various reforms to the existing rate structure for interstate access services provided by the ILECs that are designed to reduce access charges, over time, to more economically efficient levels and rate structures. It also affirmed that information service providers (including, among others, Internet service providers ("ISPs")) should not be subject to existing access charges ("ISP Exemption"). Petitions for reconsideration of, among other things, the access service and ISP Exemption related actions were filed before the FCC and appeals taken to various United States Courts of Appeals. On reconsideration, the FCC in significant part affirmed the access charge and ISP Exemption actions and the court appeals have been consolidated before the Eighth Circuit. Also, several state agencies have started proceedings to address the reallocation of implicit subsidies contained in the access rates and retail service rates to state universal service funds. Access charges are a principal component of the combined company's line cost expense. Additionally, modification of the ISP Exemption could have an adverse effect on the combined company's Internet-related services business. Neither WorldCom nor MCI can predict either the outcome of these appeals or whether or not the result(s) will have a material impact upon its consolidated financial position or results of operations.

     The FCC issued on December 24, 1996, a Notice of Inquiry to seek comment on whether it should consider various actions relating to interstate information services and the Internet. The FCC recognized that these services and recent technological advances may be constrained by current regulatory practices that have their foundations in traditional circuit switched telecommunications services and technologies. Based upon this and other proceedings, the FCC may permit telecommunications companies, BOCs, or others to increase the scope or reduce the cost of their Internet access services. Neither WorldCom nor MCI can predict the effect that the Notice of Inquiry, the Telecom Act or any future legislation, regulation or regulatory changes may have on its consolidated financial position or results of operations.

     In December 1996, the FCC adopted a new policy that makes it easier for United States international carriers to obtain authority to route international public switched voice traffic to and from the United States outside of the traditional settlement rate and proportionate return regimes. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that should have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. In June 1997, in order to comply with United States commitments to the WTO Agreement, the FCC proposed to implement new rules that would liberalize existing policies regarding (i) the services that may be provided by foreign affiliated United States international common carriers, including carriers controlled or more than 25 percent owned by foreign carriers that have market power in their home markets, and (ii) the provision of international switched voice services outside of the traditional settlement rate and proportionate return regimes. The FCC voted on November 25, 1997 to adopt these new rules but has not yet established an effective date for the rules.



     In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that United States carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a United States carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate within the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to WTO member countries, by allowing such services on routes where 50% or more of United States billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to U.S. rules.


     Although the FCC's new policies and implementation of the WTO Agreement may result in lower costs to MCI WorldCom to terminate international traffic, there is a risk that the revenues that MCI WorldCom will receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of MCI WorldCom, which may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services. Further, many foreign carriers have challenged, in court and at the FCC, the FCC's order adopting mandatory settlement rate benchmarks. If the FCC's settlement rate benchmark order were to be overturned, it would accelerate the full-fledged entry of foreign carriers into the United States, and make it far easier for foreign carriers to route international traffic into the United States at low, cost-based termination rates, while United States carriers would continue to have little choice but to route international traffic into most foreign countries at much higher, above cost, settlement rates.

  Competition


     Virtually every aspect of the telecommunications industry is extremely competitive, and WorldCom and MCI expect that competition will intensify in the future. WorldCom (including CompuServe, ANS and BFP) and MCI face significant competition from carriers and other companies with greater market share and financial resources. WorldCom and MCI compete domestically with incumbent providers, which have historically dominated local telecommunications, and with long distance carriers, for the provision of long distance services. Sometimes the incumbent provider offers both local and long distance services. The ILECs presently have numerous advantages as a result of their historic monopoly control over local exchanges. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to MCI WorldCom. Many of WorldCom's and MCI's existing and potential competitors have financial, personnel and other resources significantly greater than those of WorldCom or MCI, as the case may be. WorldCom and MCI also face competition from one or more competitors in every area of their businesses, including competitive access providers operating fiber optic networks, in some cases in conjunction with the local cable television operator. AT&T Corp. ("AT&T") and Sprint Corporation ("Sprint") have indicated their intention to offer local telecommunications services in major United States markets using their own facilities or by resale of the local exchange carriers' or other providers' services. In addition, WorldCom and MCI compete with equipment vendors and installers and telecommunications management companies with respect to certain portions of their businesses.

     Overseas, WorldCom and MCI compete with incumbent providers, many of which still have special regulatory status and the exclusive rights to provide certain services, and virtually all of which have historically dominated their local, domestic long distance and international services business. These incumbent providers have numerous advantages including existing facilities, customer loyalty, and substantial financial resources. WorldCom and MCI also compete with other service providers, many of which are affiliated with incumbent providers in other countries. Typically, WorldCom and MCI must devote extensive resources to obtaining regulatory approvals necessary to operate overseas, and then to obtaining access to and interconnection with an incumbent's network on a non-discriminatory basis.


     WorldCom and MCI may also be subject to additional competition due to the development of new technologies and increased availability of domestic and international transmission capacity. For example, even though fiber optic networks, such as that of WorldCom, are now widely used for long distance transmission, it is possible that the desirability of such networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and fiber optic transmission capacity for services similar to those provided by WorldCom and MCI. WorldCom and MCI cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.


     Under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes, in part, the predicate for the BOCs to provide in-region interexchange long distance services if the constitutionality of the Telecom Act is upheld. The BOCs are currently allowed to offer certain "incidental" long distance service in-region and to offer out-of-region long distance services. Once the BOCs are allowed to offer in-region long distance services, they could be in a position to offer single source local and long distance service similar to that being offered by WorldCom and MCI. WorldCom expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the domestic telecommunications services business.


     MCI WorldCom will also compete in offering data communications services, including Internet access and related services. This is also an extremely competitive business. WorldCom and MCI expect that competition will continue to intensify in the future. WorldCom and MCI believe that the ability to compete successfully in this arena depends on a number of factors, including: industry presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation on the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new products and services by the combined company and its competitors; the combined company's ability to support industry standards; and industry and general economic trends. The success of MCI WorldCom will depend heavily upon its ability to provide high quality data communication services, including Internet connectivity and value-added Internet services, at competitive prices.


     Major telecommunications companies have expanded their current services to compete fully in offering data communication services, including Internet services, and WorldCom and MCI expect additional telecommunications companies to continue to compete in this arena. WorldCom and MCI believe that new competitors, including large computer hardware, software, media and other technology and telecommunications companies will also offer data communications services, resulting in even greater competition for the combined company. Certain companies, including AT&T, GTE Corporation ("GTE"), Intermedia Communications, Inc., Teleport Communications Group Inc. and PSINet, Inc., have obtained or expanded their Internet access products and services as a result of acquisitions and strategic investments. Such acquisitions may permit the combined company's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. WorldCom and MCI expect these acquisitions and strategic investments to increase, thus creating significant new competitors to the combined company.


     As the combined company continues to expand data communications operations outside of the United States, the combined company will be forced to compete with and buy services from incumbent providers many of which are government-owned and/or still have special regulatory status and the exclusive rights to provide certain essential services. The combined company will also encounter competition from companies whose operating styles are substantially different from those that it usually encounters. For example, in Europe, WorldCom's subsidiaries compete directly with: (1) telecommunications companies, such as BT, Deutsche Telekom AG and others; (2) global telecommunications alliances such as Global One (Deutsche Telekom AG, France Telecom and Sprint) and others; and (3) other Internet access providers, such as Demon Internet Limited. Foreign competitors may also possess a better understanding of their local areas and may have better working relationships with, or control of, local telecommunications companies. There can be no assurance that the combined company can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the combined company at a serious competitive disadvantage.


  Anti-Takeover Provisions

     The WorldCom Second Amended and Restated Articles of Incorporation (the "WorldCom Articles") contain provisions (a) requiring a 70% vote for approval of certain business combinations with certain 10% shareholders unless approved by a majority of the continuing members of the Board of Directors of WorldCom (the "WorldCom Board") or unless certain minimum price, procedural and other requirements are met; (b) restricting aggregate beneficial ownership of the WorldCom Capital Stock by foreign shareholders to 20% of the total outstanding capital stock, and subjecting excess shares to redemption, and (c) authorizing the WorldCom Board to issue preferred stock in one or more classes without any action on the part of shareholders. In addition, WorldCom has entered into the Rights Agreement between WorldCom and The Bank of New York, as Rights Agent (the "Rights Agent"), dated as of August 25, 1996, as amended (the "WorldCom Rights Agreement"), which will cause substantial dilution to a person or group that attempts to acquire WorldCom on terms not approved by the WorldCom Board. Further, the Restated Bylaws of WorldCom (the "WorldCom Bylaws") (a) contain requirements regarding advance notice of nomination of directors by shareholders and (b) restrict the calling of special meetings by shareholders to those owning shares representing not less than 40% of the votes to be cast. These provisions, including the WorldCom Rights Agreement, may have an "anti-takeover" effect. See "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders."

                          THE WORLDCOM SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to holders of WorldCom Capital Stock in connection with the solicitation of proxies by the WorldCom Board for use at a special meeting of holders of WorldCom Capital Stock (the "WorldCom Special Meeting") and any adjournment or postponement thereof. At the WorldCom Special Meeting, the shareholders of WorldCom will consider and vote upon (1) the issuance of shares of WorldCom Common Stock (the "Share Issuance") pursuant to the MCI/WorldCom Merger Agreement, (2) a proposed amendment to the WorldCom Articles in order to change the name of WorldCom to "MCI WorldCom, Inc." (the "Charter Amendment") and (3) any other business which may properly be brought before the WorldCom Special Meeting or any adjournment or postponement thereof. Each copy of this Joint Proxy Statement/Prospectus which is being mailed or delivered to WorldCom shareholders is accompanied by a WorldCom proxy card and a Notice of Special Meeting.

     The Share Issuance is being submitted for the approval of the shareholders of WorldCom pursuant to the requirements of the National Association of Securities Dealers ("NASD") applicable to companies whose securities are quoted on The Nasdaq National Market ("NASDAQ"). Pursuant to these requirements, the Share Issuance must be approved by the holders of shares of WorldCom Capital Stock representing a majority of the total votes cast by WorldCom shareholders on such proposal, voting as a single class, at the WorldCom Special Meeting. See "Proposed Amendment of the WorldCom Articles" for a discussion of the Charter Amendment.

DATE, TIME AND PLACE


     The WorldCom Special Meeting will be held at 500 Clinton Center Drive,
Clinton, Mississippi on [                 ] at 10:00 a.m., local time.


RECORD DATE; VOTE REQUIRED


     The WorldCom Board has fixed the close of business on [                 ],
as the WorldCom record date for the determination of shareholders entitled to notice of and to vote at the WorldCom Special Meeting (the "WorldCom Record
Date"). On the WorldCom Record Date, [       ] shares of WorldCom Common Stock,
[       ] shares of WorldCom Series A Preferred Stock and [       ] shares of
WorldCom Series B Preferred Stock were outstanding and entitled to vote at the WorldCom Special Meeting. As of the WorldCom Record Date, the shares of WorldCom Common Stock, the WorldCom Depositary Shares ("WorldCom Depositary Shares") and
the WorldCom Series B Preferred Stock were held by approximately [          ],
[          ], and [          ] shareholders of record, respectively. All the
shares of WorldCom Series A Preferred Stock are held by The Bank of New York as Depositary (the "Depositary") for the holders of the WorldCom Depositary Shares. Each WorldCom Depositary Share represents a one-hundredth interest in a share of WorldCom Series A Preferred Stock. Holders of record of WorldCom Common Stock as of the close of business on the WorldCom Record Date are entitled to one vote per share on any matter voted on at the WorldCom Special Meeting. The holders of WorldCom Series A Preferred Stock and WorldCom Series B Preferred Stock are entitled to vote together with holders of WorldCom Common Stock as a single class on issues presented to a vote of WorldCom's shareholders, except under certain conditions when such holders are entitled to vote as a separate class. The holders of WorldCom Series A Preferred Stock are entitled to vote on the basis of ten votes for each such share held. The holders of WorldCom Series B Preferred Stock are entitled to vote on the basis of one vote per such share held. The WorldCom Series A Preferred Stock will be voted by the Depositary in accordance with instructions received from the holders of WorldCom Depositary Shares, as described below. Holders of WorldCom Depositary Shares are entitled to direct the Depositary with respect to one-tenth (1/10) of a vote per WorldCom Depositary Share.


     The presence, either in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast on the matter as of the WorldCom Record Date is necessary to constitute a quorum at the WorldCom Special Meeting. Approval of the Share Issuance requires the affirmative vote of the holders of shares of WorldCom Capital Stock representing at least a majority of the total votes cast by WorldCom shareholders on such proposal, voting as a single class. Approval of the Charter Amendment requires the affirmative votes of the holders of shares of WorldCom Capital Stock representing a majority of the total votes entitled to be cast on such Charter Amendment.


     Approval by WorldCom shareholders of the Share Issuance is a condition to the consummation of the MCI/WorldCom Merger. Approval of the proposed Charter Amendment is not a condition to the consummation of the MCI/WorldCom Merger.


     Based on Georgia law, shares represented by proxies that reflect abstentions and broker "non-votes" (i.e., shares held by a broker or nominee which are represented at the WorldCom Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present at the meeting but will have no effect on the outcome of the Share Issuance. For approval of the Charter Amendment, however, Georgia law provides that both abstentions and broker "non-votes" will be counted as shares that are present at the meeting and will have the same effect as a vote against approval of the Charter Amendment.


     As of the WorldCom Record Date, directors and executive officers of WorldCom and their affiliates (as a group) were entitled to vote approximately --% of the outstanding votes entitled to be cast at the WorldCom Special Meeting. All such directors and executive officers and their affiliates have indicated their intention to vote their shares at the WorldCom Special Meeting for the approval of Share Issuance and for the approval of the Charter Amendment.


VOTING AND REVOCATION OF PROXIES

     Shares of WorldCom Capital Stock which are represented by a proxy properly executed and received prior to the vote at the WorldCom Special Meeting will be voted at the WorldCom Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. ANY WORLDCOM SHAREHOLDER RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE AUTHORIZED THE PROXIES TO VOTE THE SHARES COVERED BY THE PROXY CARD (I) IN FAVOR OF THE SHARE ISSUANCE, (II) IN FAVOR OF THE CHARTER AMENDMENT, AND (III) IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE WORLDCOM SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


     Under the terms of the Deposit Agreement dated December 31, 1996, between WorldCom and the Depositary, all shares of WorldCom Series A Preferred Stock held by the Depositary will be voted or not voted as directed by written instructions from the holders of WorldCom Depositary Shares, and shares for which no instructions are received will be voted as abstentions. If the enclosed voting instruction card (which is also the proxy card) is executed and returned without otherwise indicating how it is to be voted, the voting instruction card will be deemed to be an instruction to vote FOR the Share Issuance, FOR the Charter Amendment, and in the discretion of the Depositary on the transaction of such other business as may properly come before the WorldCom Special Meeting or any adjournment or postponement thereof.


     Any shareholder of WorldCom giving a proxy may revoke it at any time prior to the vote at the WorldCom Special Meeting. Shareholders of WorldCom wishing to revoke a proxy prior to the time it is voted may do so by delivering to the Secretary of WorldCom at 515 East Amite Street, Jackson, Mississippi 39201-2702, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares or by attending the WorldCom Special Meeting and voting in person. Attendance at the WorldCom Special Meeting will not in itself constitute the revocation of a proxy.

     The WorldCom Board is not currently aware of any business to be brought before the WorldCom Special Meeting other than that described herein. If, however, other matters are properly brought before the WorldCom Special Meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of WorldCom.

SOLICITATION OF PROXIES


     WorldCom will bear the costs of soliciting proxies. Proxies will initially be solicited by WorldCom by mail, but directors, officers and selected other employees of WorldCom may also solicit proxies by personal interview, telephone, telegraph or e-mail. Directors, executive officers and any other employees of WorldCom who solicit proxies will not be specially compensated for such services, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. In addition, MacKenzie Partners, Inc. ("MPI") has been retained by WorldCom to assist in the solicitation of proxies. MPI may contact holders of shares of WorldCom Capital Stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials to beneficial owners of shares of WorldCom Capital Stock. MPI will receive reasonable and customary compensation for its services (estimated at $10,000), will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.


     HOLDERS OF WORLDCOM CAPITAL STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING WORLDCOM PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                            THE MCI SPECIAL MEETING

DATE, TIME AND PLACE

     A special meeting of the stockholders of MCI (the "MCI Special Meeting") will be held at -- , on -- , 1998, at -- , local time.

PURPOSE OF THE MCI SPECIAL MEETING

     At the MCI Special Meeting, the holders of MCI Common Stock and the holders of MCI Class A Common Stock, par value $.10 per share, of MCI (the "MCI Class A Common Stock" and collectively with the MCI Common Stock, the "MCI Capital Stock") will consider and vote upon the adoption of the MCI/ WorldCom Merger Agreement. The MCI Board has determined that the MCI/WorldCom Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, MCI and its stockholders. Because of their relationship with BT, Sir Peter Bonfield, Sir Colin Marshall and Mr. J. Keith Oates did not attend the meetings relating to the MCI/WorldCom Merger. THE MCI BOARD HAS UNANIMOUSLY APPROVED THE MCI/WORLDCOM MERGER AGREEMENT AND THE MCI/WORLDCOM MERGER (with Sir Peter Bonfield, Sir Colin Marshall and Mr. J. Keith Oates not attending due to their relationship with BT).

     THE MCI BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE MCI/WORLDCOM MERGER AGREEMENT (WITH SIR PETER BONFIELD, SIR COLIN MARSHALL AND MR. J. KEITH OATES NOT PARTICIPATING IN SUCH RECOMMENDATION DUE TO THEIR RELATIONSHIP WITH BT). SEE "THE MCI/WORLDCOM MERGER -- MCI'S REASONS FOR THE MCI/WORLDCOM MERGER; RECOMMENDATION OF THE MCI BOARD".

RECORD DATE; QUORUM


     The close of business on -- , 1998 has been fixed as the MCI record date (the "MCI Record Date") for the determination of stockholders entitled to notice of and to vote at the MCI Special Meeting. As of the MCI Record Date, there were -- shares of MCI Common Stock and 135,998,932 shares of MCI Class A Common Stock issued and outstanding and entitled to vote at the MCI Special Meeting. The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of MCI Common Stock and shares of MCI Class A Common Stock combined and of a majority of the issued and outstanding shares of MCI Class A Common Stock is necessary to constitute a quorum at the MCI Special Meeting.


REQUIRED VOTE


     The affirmative vote of the holders of a majority of the outstanding shares of MCI Common Stock and shares of MCI Class A Common Stock voting together as a single class and the affirmative vote of the holders of a majority of the outstanding shares of MCI Class A Common Stock voting separately as a class, are the only votes of the holders of any class or series of MCI Capital Stock necessary to adopt the MCI/WorldCom Merger Agreement and approve the transactions contemplated thereby. Pursuant to the Agreement dated as of November 9, 1997, among MCI, BT and WorldCom (the "BT Agreement"), BT has consented to, and has committed to vote all of the shares of MCI Class A Common Stock it holds, representing all of the MCI Class A Common Stock in the aggregate and approximately 20% of the outstanding voting capital stock of MCI, in favor of, the adoption of the MCI/WorldCom Merger Agreement. See "The BT Agreement -- Voting Agreement."



     As of the MCI Record Date, directors and executive officers of MCI and their affiliates (as a group) were entitled to vote approximately --% of the outstanding votes entitled to be cast at the MCI Special Meeting. All such directors and executive officers and their affiliates have indicated their intention to vote their shares at the MCI Special Meeting for the adoption of the MCI/WorldCom Merger Agreement and the approval of the transactions contemplated thereby.


VOTING OF PROXIES

     All shares of MCI Common Stock and MCI Class A Common Stock represented at the MCI Special Meeting by properly executed proxies received prior to or at the MCI Special Meeting, unless such proxies previously have been revoked, will be voted at the MCI Special Meeting in the manner specified by the holder thereof. PROXIES WHICH DO NOT CONTAIN VOTING INSTRUCTIONS WILL BE VOTED FOR ADOPTION OF THE MCI/

WORLDCOM MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS COMING BEFORE THE MCI SPECIAL MEETING.

     MCI management does not know of any matters to be presented at the MCI Special Meeting other than those set forth in this Joint Proxy
Statement/Prospectus and the Notice accompanying this Joint Proxy
Statement/Prospectus. If other matters should properly come before the MCI Special Meeting, the proxy holders will vote on such matters in accordance with their judgment.


     Shares of MCI Common Stock and MCI Class A Common Stock represented at the MCI Special Meeting by a properly executed, dated and returned proxy will be treated as present at the MCI Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the MCI Special Meeting, only shares affirmatively voted in favor of adoption of the MCI/WorldCom Merger Agreement will be counted as favorable votes for such adoption. Since only the adoption of the MCI/WorldCom Merger Agreement is expected to be voted upon at the MCI Special Meeting, MCI does not expect to receive any "broker nonvotes" (i.e., shares held by a broker or nominee which are represented at the MCI Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal), which, like abstentions, will be counted as shares that are present at the meeting and will have the same effect as a vote against adoption of the MCI/ WorldCom Merger Agreement.



     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the MCI Special Meeting to permit further solicitations of proxies in favor of adoption of the MCI/ WorldCom Merger Agreement; provided, however, that no proxy which is voted against the adoption of the MCI/WorldCom Merger Agreement will be voted in favor of any such adjournment.


REVOCABILITY OF PROXY

     Any holder of shares of MCI Common Stock may revoke a proxy at any time before it is voted by filing with the Secretary of MCI an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the MCI Special Meeting and voting in person. Any such filing should be made to the attention of C. Bolton-Smith, Jr., Secretary, MCI Communications Corporation, 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006. Attendance at the MCI Special Meeting will not by itself constitute revocation of a proxy.

SOLICITATION OF PROXIES


     In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by MCI and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. MCI will reimburse banks, brokerage houses, custodians and other fiduciaries who hold MCI Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. MCI will bear the costs of the MCI Special Meeting and of soliciting proxies therefor. MCI and WorldCom will share the amount of the filing fees and the other expenses incurred in connection with the cost of printing and mailing this Joint Proxy Statement/Prospectus. MCI's transfer agent, Morgan Guaranty Trust Company of New York, has agreed to assist MCI in connection with the tabulation of proxies. Georgeson & Company Inc. will provide various proxy services for MCI in connection with the MCI Special Meeting at a cost of approximately [$25,000], plus reasonable out-of-pocket expenses. Georgeson & Company Inc. will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.



     HOLDERS OF MCI COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING MCI PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                            THE MCI/WORLDCOM MERGER

     The description of the MCI/WorldCom Merger and the MCI/WorldCom Merger Agreement contained in this Joint Proxy Statement/Prospectus describes the material terms of the MCI/WorldCom Merger Agreement but does not purport to be complete and is qualified in its entirety by reference to the MCI/WorldCom Merger Agreement, a copy of which is attached hereto as Annex I and incorporated herein by reference. Capitalized terms appearing below that are not otherwise defined herein have the same meanings as are given such terms in the MCI/WorldCom Merger Agreement. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated by reference.

GENERAL

     At the Effective Time of the MCI/WorldCom Merger, MCI will be merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of WorldCom (the "Surviving Corporation"). If the Charter Amendment is approved, WorldCom will change its name as of the Effective Time to "MCI WorldCom, Inc." As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease and Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the Delaware General Corporation Law (the "DGCL"). Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio (as defined below) (the "MCI Common Stock Merger Consideration") and each share of MCI Class A Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive $51 in cash, without interest thereon (the "MCI Class A Common Stock Merger Consideration" and, collectively with the MCI Common Stock Merger Consideration, the "Merger Consideration"). The "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock (the "WorldCom Average Trading Price") as reported on NASDAQ on each of the 20 consecutive trading days ending with the third trading day immediately preceding the Effective Time (the "Measurement Period"); provided, however, that the Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of any fractional share of WorldCom Common Stock. See "Other Terms of the MCI/WorldCom Merger Agreement -- Conversion of Shares in the MCI/WorldCom Merger."


     Holders of MCI Common Stock may call toll free to 1-800-780-6378 at any time between the date of this Joint Proxy Statement/Prospectus and the dates of the Special Meetings to hear a tape recorded message stating what the WorldCom Average Trading Price and the resultant Exchange Ratio would be if the MCI/WorldCom Merger were to be consummated on that day. Holders of MCI Common Stock may call the same toll free number from the date the MCI/WorldCom Merger is consummated until ten business days thereafter to hear a tape recorded message stating the actual WorldCom Average Trading Price and the actual Exchange Ratio.



     The following table illustrates the number of shares of WorldCom Common
Stock issuable in the MCI/ WorldCom Merger (assuming           shares of MCI
Common Stock outstanding, including an estimated      shares that will be
issuable immediately prior to the Effective Time under MCI Stock Options (as defined herein) rights and other benefit plans) and the corresponding per share value of the Merger Consideration at various assumed WorldCom Average Trading
Prices:



                                                                   AGGREGATE
   WORLDCOM                                                         WORLDCOM       VALUE PER SHARE OF
AVERAGE TRADING                                                   COMMON STOCK            MCI
     PRICE                                     EXCHANGE RATIO       ISSUABLE          COMMON STOCK
---------------                                --------------     ------------     ------------------
   $46.00......................................     1.2439
   $45.00......................................     1.2439
   $44.00......................................     1.2439
   $43.00......................................     1.2439
   $42.00......................................     1.2439
   $41.00......................................     1.2439
-----------------------------------------------------------------------------------------------------
   $40.00......................................     1.2750
   $39.00......................................     1.3077
   $38.00......................................     1.3421
   $37.00......................................     1.3784
   $36.00......................................     1.4167
   $35.00......................................     1.4571
   $34.00......................................     1.5000
   $33.00......................................     1.5455
   $32.00......................................     1.5938
   $31.00......................................     1.6452
   $30.00......................................     1.7000
   $29.00......................................     1.7586
-----------------------------------------------------------------------------------------------------
   $28.00......................................     1.7586
   $27.00......................................     1.7586
   $26.00......................................     1.7586
   $25.00......................................     1.7586
   $24.00......................................     1.7586



     At the Effective Time, each of the then outstanding and unexercised MCI Stock Options will be converted into options to purchase WorldCom Common Stock having the same terms and conditions as the MCI Stock Options, except that the exercise price and the number of shares issuable upon exercise will be divided and multiplied, respectively, by the Exchange Ratio. Based on the number of MCI
Stock Options outstanding on           , 1997 and the 1.2439 to 1.7586 range of
the Exchange Ratio, such MCI Stock Options would have been converted into
options to acquire between           and           shares, respectively, of
WorldCom Common Stock. See "The MCI/WorldCom Merger -- Interests of Certain Persons in the Transaction."



     Based on the number of outstanding shares of MCI Common Stock (as of --, 1997), CompuServe Common Stock (as of December 15, 1997) and BFP Common Stock as of December 22, 1997 (without adjustment for stock options, warrants, rights or convertible securities) and assuming completion by WorldCom of the BFP Merger, the CompuServe Merger and the MCI/WorldCom Merger (see "Information Regarding WorldCom"), the number of outstanding shares of WorldCom Common Stock would increase from -- shares outstanding on December 15, 1997 to between -- shares and -- shares, respectively, and the number of shares of WorldCom Common Stock issuable upon exercise of options, rights and warrants to acquire shares of WorldCom Common Stock would increase from -- shares to between -- shares and -- shares, respectively. A total of -- shares of WorldCom Series A Preferred Stock and -- shares of WorldCom Series B Preferred Stock were also outstanding as of December 15, 1997, which were convertible into -- and -- shares, respectively, of WorldCom Common Stock. Based on the number of outstanding shares of BFP Common Stock (as of December 22, 1997), CompuServe Common Stock (as of December 15, 1997), MCI Common Stock (as of --, 1997) and WorldCom Common Stock (as of December 15, 1997) (without adjustment for stock options, rights or warrants) and assuming a BFP Exchange Ratio of 1.85, a CompuServe Exchange

Ratio of 0.5, and an Exchange Ratio of 1.7586, MCI stockholders would hold
approximately (a) [     ]%, (b) [     ]% and (c) [     ]% of the outstanding
WorldCom Common Stock after completion of (a) the MCI/WorldCom Merger, (b) the MCI/WorldCom Merger and the CompuServe Merger, and (c) the MCI/WorldCom Merger, the CompuServe Merger and the BFP Merger, respectively, assuming no exercise of WorldCom options, rights or warrants to acquire shares of WorldCom Common Stock, but assuming the conversion of WorldCom convertible securities. Actual exchange ratios may vary as described herein.



     WorldCom expects to pay approximately $7 billion in cash to BT in the MCI/WorldCom Merger for the MCI Class A Common Stock. This cash amount will come from available general funds of WorldCom or from funds to be borrowed by WorldCom. Any funds borrowed by WorldCom are expected to come from existing or future short-term credit facilities or longer term debt on terms still to be determined.



     The MCI/WorldCom Merger will become effective upon the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or at such subsequent time as WorldCom and MCI may agree and is specified in the Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger will occur as soon as practicable following the closing of the MCI/WorldCom Merger, which will occur on the fifth business day after the satisfaction or waiver of the conditions set forth in the MCI/WorldCom Merger Agreement, unless otherwise agreed by the parties (the "Closing Date"). Consummation of the MCI/WorldCom Merger, however, is dependent on the receipt of the requisite approvals and authorizations for the MCI/WorldCom Merger under the HSR Act, the Communications Act of 1934, as amended (the "Communications Act"), and certain other applicable federal, state or other applicable regulatory laws. There can be no assurance as to (i) if or when such approvals will be obtained or that, if obtained, such approvals will satisfy the conditions to the consummation of the MCI/ WorldCom Merger set forth in the MCI/WorldCom Merger Agreement or (ii) whether all of the other conditions precedent to the MCI/WorldCom Merger will be satisfied or waived by the party permitted to do so. If the MCI/WorldCom Merger is not effected on or before December 31, 1998, the MCI/WorldCom Merger Agreement can be terminated by either MCI or WorldCom, unless the failure to effect the MCI/ WorldCom Merger by such date is due to the failure of the party seeking to terminate the MCI/WorldCom Merger Agreement to fulfill its obligations under the MCI/WorldCom Merger Agreement (including without limitation its obligation to use its best efforts to consummate the MCI/WorldCom Merger). See "Other Terms of the MCI/WorldCom Merger Agreement -- Conditions Precedent to the MCI/WorldCom Merger" and
" -- Termination."


BACKGROUND OF THE MERGER


     Pursuant to an investment agreement (the "Investment Agreement"), BT acquired a 20% ownership interest in MCI in 1994, and the companies subsequently created a joint venture known as Concert Communications Company ("Concert") to provide global communications services. Under the Investment Agreement, BT acquired the shares of MCI Class A Common Stock at a premium of approximately 23% over the closing price of MCI Common Stock on the trading day prior to announcement of a letter of intent between MCI and BT with respect to such agreement and, among other things, obtained the right to proportionate representation on the MCI Board, preemptive rights with respect to the issuance of additional shares of MCI Common Stock and consent rights and other protections with respect to certain corporate actions of MCI, including certain future business combinations involving MCI. On November 3, 1996, MCI entered into an Agreement and Plan of Merger with BT and a subsidiary of BT ("BT Sub")(the "Original BT/MCI Merger Agreement"), pursuant to which MCI would merge with BT Sub and the stockholders of MCI would receive stock of BT and cash in exchange for their MCI Common Stock. After that planned merger, the combined company was to be named Concert plc. The Original BT/MCI Merger Agreement was approved by the MCI and BT stockholders in April 1997 and by the European Commission on May 14, 1997. MCI and BT agreed to amendments to an existing consent decree that were proposed by the Department of Justice ("DOJ") on July 7, 1997, and the merger was approved by the FCC on August 21, 1997.



     On August 21, 1997, MCI and BT entered into an amendment to the Original BT/MCI Merger Agreement (as so amended, the "BT/MCI Merger Agreement") which, among other things, reduced the per share consideration to be received by MCI stockholders in the planned merger. Under the terms of the

BT/MCI Merger Agreement, each outstanding share of MCI Capital Stock (other than treasury shares and shares owned by BT, including shares of MCI Class A Common Stock, all of which would be cancelled upon consummation of the BT merger) would be converted into the right to receive (i) .375 American Depositary Shares ("ADSs") of BT, each ADS representing ten ordinary shares of 25 pence each of BT, with cash being paid in lieu of fractional ADSs, and (ii) $7.75 in cash. The implied per share value to MCI stockholders of the consideration contemplated by the BT/MCI Merger Agreement was approximately $30-$31 on August 21, 1997, based on the closing sale price of BT ADSs on August 20, 1997. The BT/MCI Merger Agreement required the approval of the stockholders of MCI and BT. Stockholder meetings for MCI and BT were tentatively planned for December 1997. In addition, the BT/MCI Merger Agreement provided, among other things, that MCI and BT would be required to pay the other $450 million and expenses up to $15 million if either party terminated the agreement in order to accept a superior proposal from a third party after its board of directors determined in good faith that its fiduciary obligations required acceptance of the superior proposal.


     On October 1, 1997, WorldCom publicly announced, and delivered a letter to MCI confirming, its intention to commence an exchange offer to acquire all the outstanding shares of MCI Capital Stock for $41.50 of WorldCom Common Stock per share of MCI Capital Stock, subject to possible adjustment, as set forth in materials filed by WorldCom with the SEC. WorldCom indicated that it would effect a second-step merger following consummation of the exchange offer pursuant to which each remaining outstanding share of MCI Capital Stock would be converted into the same number of shares of WorldCom Common Stock offered in the exchange offer (the "Original WorldCom Offer"). In a publicly released letter to Bert C. Roberts, Jr., the Chairman of MCI, describing the Original WorldCom Offer, Bernard J. Ebbers, the President and Chief Executive Officer of WorldCom, stated that WorldCom was prepared to meet promptly with MCI and BT to achieve a negotiated transaction on terms substantially similar to the BT/MCI Merger Agreement. Mr. Ebbers stated WorldCom's belief that a negotiated transaction could be structured to be accounted for as a pooling-of-interests, and that such a pooling transaction would be more beneficial to the stockholders of MCI, BT and WorldCom than the Original WorldCom Offer because it would be expected to be more accretive to WorldCom's earnings per share. In addition, WorldCom filed an application under the HSR Act.

     On October 1 and 10, 1997, the MCI Board met to preliminarily review the Original WorldCom Offer. Members of MCI's senior management and MCI's legal and financial advisors discussed the terms and conditions of the Original WorldCom Offer with the MCI Board.


     On October 10, 1997, MCI announced that, consistent with its fiduciary responsibility, the MCI Board had requested its advisors to further analyze the details of the Original WorldCom Offer and that the MCI Board would meet within the next week to address further the issues raised by the proposal. MCI also announced that it had retained Lehman Brothers Inc. ("Lehman Brothers") to advise it on financial issues and had previously retained Lazard Freres & Co. LLC ("Lazard Freres") to advise it on financial issues and Simpson Thacher & Bartlett to advise it with respect to certain legal matters.


     On October 15, 1997, GTE publicly announced, and delivered a letter to MCI confirming, its willingness to offer $40.00 in cash for each share of MCI Capital Stock pursuant to a negotiated transaction. GTE proposed that, immediately upon execution of a definitive merger agreement with MCI, it would commence a cash tender offer for all the outstanding shares of MCI Capital Stock at $40.00 per share, to be followed by a second-step merger in which each outstanding share of MCI Capital Stock would be converted into $40.00 per share (the "GTE Proposal").


     The MCI Board directed the management of MCI to commence a process designed to enable the MCI Board to inform itself fully with respect to the Original WorldCom Offer, the GTE Proposal and the proposed merger with BT. In furtherance of such process, on October 16, 1997, MCI and BT entered into a waiver agreement under the BT/MCI Merger Agreement pursuant to which each party permitted the other party to engage in discussions with GTE and WorldCom concerning their respective proposals. On October 20, 1997, MCI entered into customary confidentiality agreements with each of WorldCom and GTE concerning discussions and information to be exchanged by the parties in connection with their respective proposals.

     On October 21, 1997, the MCI Board met to review preliminarily the GTE Proposal. Members of MCI's senior management and MCI's legal and financial advisors discussed the terms and conditions of the GTE Proposal with the MCI Board.



     On October 23, 1997, Mr. Roberts, Mr. Ebbers and Sir Iain Vallance, Chairman of BT, met in Washington, D.C. to discuss preliminarily the Original WorldCom Offer. Messrs. Roberts and Ebbers met on October 31, 1997, in Jackson, Mississippi to discuss further the Original WorldCom Offer, the prospects of WorldCom and Mr. Ebbers' preliminary plans for the combined company.


     Members of senior management of MCI and WorldCom met in Washington, D.C. on October 24 and 29, 1997, to discuss the Original WorldCom Offer and legal and regulatory issues relating to a potential transaction. At such meetings, members of senior management of WorldCom also provided preliminary information to MCI senior management regarding WorldCom and WorldCom Common Stock.

     From October 28 through October 31, 1997, representatives of MCI and WorldCom and their respective financial and legal advisors met in New York, New York and Jackson, Mississippi to participate in due diligence presentations concerning WorldCom, the Original WorldCom Offer and the potential cost savings contemplated by the Original WorldCom Offer.

     During approximately the same period as representatives of MCI were conducting discussions with representatives of WorldCom concerning the WorldCom offer, senior management of MCI, as well as MCI's financial and legal advisors, held a series of meetings with representatives of GTE and its financial and legal advisors regarding the GTE Proposal.


     On October 17 and 23, 1997, Mr. Roberts, Mr. Vallance and Mr. Charles R. Lee, Chairman and Chief Executive Officer of GTE, met in New York, New York to discuss preliminarily the GTE Proposal. Messrs. Roberts and Lee met on November 3, 1997, in Washington, D.C. to discuss further the GTE Proposal and Mr. Lee's preliminary plans for a combined company.



     Members of senior management of MCI and GTE met in Washington, D.C. on October 20 and 29, 1997, to discuss the GTE Proposal and regulatory issues relating to a potential transaction.



     On October 27 and 28, 1997, representatives of MCI and GTE and their respective financial and legal advisors met in New York, New York and Dallas, Texas to participate in presentations concerning the GTE Proposal.


     On October 31, 1997, WorldCom received a request for additional information from the DOJ with respect to its filings under the HSR Act. Also on October 31, 1997, WorldCom executed a confidentiality agreement with BT in order to carry out further discussions about a proposed transaction.


     During the week of November 3, 1997, representatives of WorldCom and MCI and their respective financial advisors discussed and exchanged certain nonpublic information concerning the two companies. As a result of these discussions and exchanges of information, the WorldCom representatives concluded that there were significant new areas of potential cost savings that could be achieved in a merger of MCI and WorldCom that had not been previously identified, and that, while a transaction accounted for as a pooling-of-interests would be somewhat more accretive than a transaction that would be accounted for as a purchase, the difference would be less significant than previously thought.



     Representatives of WorldCom and its advisors also had discussions with representatives of BT and its advisors during that week, during which discussions the representatives of BT expressed a desire to receive cash for BT's stake in MCI and the parties discussed certain other issues, including termination of the BT/MCI Merger Agreement and the status of the Concert joint venture. The representatives of BT took the position that the entering into of a definitive agreement for any acquisition of MCI would trigger the MCI Rights under the MCI Rights Agreement (each as defined under "Certain Related Transactions -- MCI Rights Agreement"). In addition, BT took the position that, without BT's consent as the holder of the MCI Class A Common Stock, MCI could not redeem the MCI Rights or amend the MCI Rights Agreement before October 1, 1998 unless it obtained a super majority vote of the MCI Capital Stock.

     Also during the week of November 3, 1997, senior management of GTE and GTE's financial and legal advisors held numerous discussions with senior management of MCI and MCI's financial and legal advisors regarding potential structures GTE might use to acquire MCI, particularly structures which would deliver value to MCI stockholders as promptly as practicable. During this time period, GTE also held numerous discussions with BT regarding their potential cooperation in an acquisition of MCI.


     On November 5, 1997, the MCI Board met to review further the Original WorldCom Offer and the GTE Proposal. Members of MCI's senior management and MCI's financial and legal advisors discussed with the MCI Board the due diligence that had been conducted to date concerning WorldCom and the results of meetings and discussions that had occurred between representatives and advisors of MCI and WorldCom, on the one hand, and representatives and advisors of MCI and GTE, on the other hand, concerning the Original WorldCom Offer and the GTE Proposal.

     On November 5, 1997, WorldCom's financial advisors contacted MCI's financial advisors to discuss the possibility of increasing WorldCom's then current proposal in order to secure MCI's approval. After conferring with MCI and its representatives, the MCI financial advisors contacted WorldCom's financial advisors and indicated that they had been informed by MCI that, before MCI would consider accepting any proposal from WorldCom, the consideration to be paid and the share price collar contained in any WorldCom proposal would have to be made significantly more favorable to MCI stockholders than the proposal then being made by WorldCom.


     On November 6, 1997, Mr. Roberts met with Mr. Lee and urged Mr. Lee to have GTE increase its offer. On November 6 and 7, 1997, representatives of GTE met with representatives of MCI to conduct preliminary due diligence with respect to MCI.



     On Friday, November 7, 1997, after the close of the market, Mr. Ebbers telephoned Mr. Roberts and indicated that WorldCom would be prepared to increase its offer to $50 per share of MCI Common Stock and MCI Class A Common Stock, which offer was based on the expectation that the boards of the two companies would meet to consider the offer prior to the opening of the market on Monday, November 10. Mr. Ebbers indicated that WorldCom was prepared to proceed with a transaction that would be accounted for as a purchase, but that a transaction could be structured that would be accounted for as a pooling-of-interests with the cooperation of BT. Such a transaction would require BT to accept WorldCom Common Stock for its stake in MCI and to agree to hold the WorldCom Common Stock for an extended period of time to meet the pooling requirements. Mr. Ebbers indicated that, in consideration for BT's cooperation and willingness to agree to such restrictions, WorldCom would be prepared to pay a premium for the shares of MCI Class A Common Stock held by BT. On the same day, MCI's legal advisors and WorldCom's legal advisors discussed a draft merger agreement. On the evening of November 7, 1997, Mr. Roberts telephoned Mr. Lee and informed him that MCI had received a revised offer from WorldCom considerably in excess of the previous $41.50 offer and that the MCI Board would be considering the substantially increased offer over the weekend. Mr. Roberts invited Mr. Lee to increase the $40.00 GTE Proposal by the end of the weekend.



     On Saturday, November 8, 1997, representatives of WorldCom and its financial and legal advisors met with representatives of BT and its financial and legal advisors, and BT reiterated its position with respect to the MCI Rights and the MCI Rights Agreement. However, the BT representatives indicated that BT would be inclined to consent to an acquisition of MCI if BT were to receive cash for its shares of MCI Class A Common Stock. The BT representatives further indicated that if BT were to receive WorldCom Common Stock in a transaction, BT intended to dispose of such stock promptly. Based on these discussions and the WorldCom representatives' prior consideration of these issues, the WorldCom representatives concluded that paying cash for the MCI Class A Common Stock held by BT would facilitate BT's cooperation, would avoid the detrimental effects of having a significant "overhang" on the WorldCom Common Stock during the period before and immediately after an MCI/WorldCom merger and would result in a purchase transaction that was more accretive than a purchase transaction in which BT would receive WorldCom Common Stock for the MCI Class A Common Stock.


     Discussions also continued over that weekend in New York between representatives of MCI and its financial and legal advisors and representatives of WorldCom and its financial and legal advisors concerning issues related to the revised WorldCom offer and a possible MCI/WorldCom merger, with the MCI representatives emphasizing the importance to MCI of certainty of completion (and, in connection therewith, requesting that WorldCom agree to pay a significant liquidated damages amount if the MCI/WorldCom Merger were not to close for any reason other than certain actions by MCI or its stockholders) and the WorldCom representatives emphasizing the importance to WorldCom of (i) obtaining MCI's agreement not to amend or redeem the MCI Rights to permit any other transaction to be consummated prior to December 31, 1998 and (ii) receiving a significant termination fee in the event the MCI/WorldCom Merger Agreement were to be terminated as a result of a competing offer.

     During the course of the weekend, representatives of MCI and WorldCom and their respective financial and legal advisors also held meetings and telephonic discussions and negotiations with representatives of BT and its financial and legal advisors concerning termination of the amended BT Merger Agreement and BT's potential involvement in the MCI/WorldCom Merger.


     On November 9, 1997, Mr. Lee met briefly with Mr. Roberts and delivered a letter indicating that GTE was preparing to increase its offer above $45.00 in cash per share of MCI Capital Stock if it were given more time to conduct additional due diligence. However, GTE did not present a detailed plan for consummating an acquisition of MCI and did not present commitment letters or other evidence of its ability to finance an offer of $45.00 or more. Mr. Roberts indicated to Mr. Lee that in light of the uncertainties contained in GTE's response to WorldCom's definitive offer it would be difficult for the MCI Board to defer consideration of the revised WorldCom offer, particularly given the large price differential between the revised WorldCom offer and the offer GTE had indicated it intended to make.



     On Sunday, November 9, 1997, the negotiations between WorldCom and BT concluded, with WorldCom agreeing to pay BT cash for its shares of MCI Class A Common Stock and BT agreeing to, among other things, vote in favor of the MCI/WorldCom Merger and against any competing transaction. The legal advisors to WorldCom, MCI and BT then negotiated the terms of the BT Agreement, pursuant to which, among other things, (i) the BT/MCI Merger Agreement would be terminated by mutual consent of BT and MCI; (ii) WorldCom would promptly pay BT $465 million; (iii) BT would agree to vote its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger and against any competing transaction until the later to occur of September 30, 1998 or the termination of the MCI/WorldCom Merger Agreement; (iv) the parties would agree to certain changes with respect to the Concert joint venture; (v) WorldCom would agree to withdraw its litigation against BT and MCI, and BT would agree to withdraw its answer filed in that litigation; and (vi) WorldCom would agree to pay BT $250 million as liquidated damages if WorldCom became obligated to pay liquidated damages to MCI under the terms of the MCI/WorldCom Merger Agreement.



     The negotiations between WorldCom and MCI concluded on November 9, subject to board approval by each company, with a proposed agreement on the revised WorldCom $50.00 proposal, including $50.00 in cash for the shares of MCI Class A Common Stock. The proposal contemplated, subject to board approval, that WorldCom would pay MCI, as liquidated damages, an amount in cash equal to $1.635 billion in the event the MCI/WorldCom Merger Agreement were to be terminated other than as a result of certain actions by the MCI Board or the stockholders of MCI and that MCI would pay WorldCom a fee of $750 million (plus reimbursement to WorldCom of the $465 million paid by WorldCom to BT pursuant to the BT Agreement) if MCI were to terminate the MCI/WorldCom Merger Agreement as a result of a competing proposal, or if a competing proposal to acquire MCI is made prior to the MCI Special Meeting, the stockholders of MCI do not adopt the MCI/WorldCom Merger Agreement and within 12 months after the termination of the MCI/WorldCom Merger Agreement MCI enters into an agreement with respect to a competing transaction or a competing transaction is consummated. The proposal included MCI's agreement that it would not redeem the MCI Rights or amend the MCI Rights Agreement other than to permit another transaction that the MCI Board has determined is superior to the MCI/WorldCom Merger, which other transaction would not be consummated before December 31, 1998.


     On the evening of November 9, 1997, the WorldCom Board met to consider the potential merger with MCI. At this meeting, the management of WorldCom, as well as WorldCom's legal and financial advisors, made presentations regarding their due diligence findings concerning MCI, the terms of the definitive agreement discussed by WorldCom and MCI, and the BT Agreement, and Salomon Brothers Inc ("Salomon Smith Barney") rendered an oral opinion to the WorldCom Board to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration then proposed to be paid pursuant to the proposed MCI/WorldCom Merger Agreement to the holders of MCI Common Stock and MCI Class A Common Stock, taken as a whole, was fair to WorldCom from a financial point of view. Based upon its consideration of those presentations and matters considered at the meetings of the WorldCom Board at which the Original WorldCom Offer was approved, as well as other factors more fully described below, the WorldCom Board unanimously approved and authorized the execution and delivery of the MCI/WorldCom Merger Agreement and the BT Agreement substantially in the form presented at the meeting with such changes thereto as each appropriate WorldCom executive officer deemed appropriate having considered the comments and suggestions received from the WorldCom Board. In addition, at the November 9 meeting, the WorldCom Board established a subcommittee (the "WorldCom Subcommittee") consisting of Messrs. Ebbers, Sidgmore and Sullivan and delegated to the WorldCom Subcommittee the authority to establish the exact pricing terms of the MCI/WorldCom Merger, if different from those discussed and approved by the WorldCom Board.



     On the evening of November 9, 1997, the MCI Board met to consider the proposed MCI/WorldCom Merger. Sir Peter Bonfield, Sir Colin Marshall and Mr. J. Keith Oates did not attend because of their relationship with BT. Mr. Roberts reported on his conversations with Mr. Lee earlier that day, and the terms of the letter received from GTE were discussed with the MCI Board. The MCI Board decided not to wait for GTE to present additional information regarding the possibility that GTE might increase its offer because WorldCom had already definitively offered greater value at such time, and BT had indicated a willingness to support the revised WorldCom $50.00 offer. WorldCom and MCI had already negotiated the definitive terms of a merger agreement that was not subject to financing on the part of WorldCom and, in the view of the MCI Board, otherwise offered a high degree of certainty of closing. In addition, the MCI Board had already provided GTE a period of over three weeks time to increase its offer and with access to MCI and its legal and financial advisors during such period. Notwithstanding such additional time and access to information, GTE did not present a detailed plan for consummating an acquisition of MCI and did not present commitment letters or other evidence of its ability to finance an offer of $45.00 or more per share.



     In addition, the recent discussions among BT, MCI and their respective advisors were reviewed for the MCI Board. The MCI Board discussed the special provisions applicable to the MCI Class A Common Stock held by BT, the substantial premium paid by BT for that stock in 1994, BT's rights under the provisions of the Investment Agreement and BT's assertions as to the impact of those provisions. Members of MCI's senior management then made presentations and reviewed with the MCI Board the matters set forth under "-- MCI's Reasons for the Merger; Recommendation of the MCI Board." The terms of the MCI/WorldCom Merger Agreement were reviewed with the directors. Lazard Freres and Lehman Brothers each then rendered its oral opinion that as of such date the consideration then proposed to be paid pursuant to the proposed MCI/WorldCom Merger Agreement to the holders of MCI Common Stock (other than BT and WorldCom) was fair from a financial point of view to such holders and made a presentation in connection with the delivery of such oral fairness opinions. Each of Lazard Freres and Lehman Brothers confirmed their respective oral opinions by subsequent written opinions dated as of November 9, 1997, which reflected the final merger consideration agreed upon by the parties. See "-- Opinions of MCI's Financial Advisors." After discussion and consideration, the MCI Board voted unanimously (with Sir Peter Bonfield, Sir Colin Marshall and Mr. J. Keith Oates not attending due to their relationship with BT) to terminate the BT/MCI Merger Agreement and to approve the MCI/WorldCom Merger and the MCI/WorldCom Merger Agreement and the BT Agreement and related documents for the transaction, subject to Mr. Roberts, at the request of the MCI Board, making one more attempt to seek additional consideration for MCI stockholders from WorldCom. The MCI Board authorized Mr. Roberts to execute the MCI/WorldCom Merger Agreement and the BT Agreement substantially in the form presented at the meeting.



     In connection with authorizing Mr. Roberts to execute the MCI/WorldCom Merger Agreement and the BT Agreement and notwithstanding the oral fairness opinions delivered by MCI's financial advisors with respect to the $50.00 per share WorldCom offer, the MCI Board directed Mr. Roberts to make one final attempt to seek an increase in the consideration proposed by WorldCom in order to fully satisfy themselves that they were obtaining on behalf of MCI's stockholders the highest price reasonably available under the circumstances. The MCI Board meeting was adjourned while Mr. Roberts telephoned Mr. Ebbers and requested that the consideration to be received by MCI stockholders in the proposed MCI/WorldCom Merger be increased. During their conversation Mr. Ebbers agreed (subject to the approval of the WorldCom Subcommittee) to increase the consideration to $51.00 of WorldCom Common Stock (subject to adjustment based on the WorldCom Average Trading Price during the Measurement Period, as described herein).



     Subsequently Mr. Roberts reported to the MCI Board on his conversations with Mr. Ebbers. After discussion and consideration, the MCI Board unanimously (with Sir Peter Bonfield, Sir Colin Marshall and Mr. J. Keith Oates not attending due to their relationship with BT) reconfirmed, based on the final pricing terms, its approval of the MCI/WorldCom Merger, the MCI/WorldCom Merger Agreement, the BT Agreement and the transactions contemplated thereby.



     Later that evening, the WorldCom Subcommittee met to consider the final pricing terms of the MCI/ WorldCom Merger. Salomon Smith Barney rendered an oral opinion (subsequently confirmed in writing) to the effect that, as of such date and based on certain matters stated in such opinion, the consideration to be paid pursuant to the MCI/WorldCom Merger Agreement to the holders of MCI Common Stock and MCI Class A Common Stock was fair to WorldCom from a financial point of view. Based upon the presentations and discussions at the full WorldCom Board meeting, the developments since the full WorldCom Board meeting and the opinion of Salomon Smith Barney rendered to the WorldCom Subcommittee, the WorldCom Subcommittee approved the final pricing terms set forth in the MCI/WorldCom Merger Agreement.


     After the requisite approvals were obtained from the BT Board of Directors, on November 9, 1997, the BT Agreement was executed, the MCI/WorldCom Merger Agreement was executed and the BT/MCI Merger Agreement was terminated.

     The execution of the MCI/WorldCom Merger Agreement and the BT Agreement, as well as the termination of the BT/MCI Merger Agreement, were publicly announced on November 10, 1997.

WORLDCOM'S REASONS FOR THE MCI/WORLDCOM MERGER;
RECOMMENDATION OF THE WORLDCOM BOARD

     THE WORLDCOM BOARD HAS UNANIMOUSLY DETERMINED THAT THE MCI/WORLDCOM MERGER, THE SHARE ISSUANCE AND THE CHARTER AMENDMENT ARE IN THE BEST INTERESTS OF WORLDCOM AND ITS SHAREHOLDERS AND HAS APPROVED THE MCI/WORLDCOM MERGER AGREEMENT. THE WORLDCOM BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF WORLDCOM VOTE IN FAVOR OF THE SHARE ISSUANCE AND THE CHARTER AMENDMENT AT THE WORLDCOM SPECIAL MEETING.

     The WorldCom Board believes that the MCI/WorldCom Merger will create a fully integrated communications company that will be well positioned to take advantage of growth opportunities in global telecommunications. The combined company, MCI WorldCom, is expected to have over $30 billion in 1998 pro forma revenues and will provide a complete range of local, long distance, Internet and international communications services. In addition, the WorldCom Board has concluded that the MCI/WorldCom Merger presents significant opportunities for cost savings and operating efficiencies. WorldCom estimates that annual cash operating cost synergies of $2.5 billion are achievable in 1999, increasing to $5.6 billion by 2002. In addition, capital expenditure savings of $2 billion per year are expected in 1999 and beyond. There can, however, be no assurance that any specific level of cost savings or other synergies will be achieved or that such cost savings or other synergies will be achieved within the time period contemplated.


     Set forth below are the synergies originally estimated by WorldCom to be achievable as a result of the MCI/WorldCom Merger (the "Previous Synergy Estimates") and the revised synergy estimates prepared by WorldCom following the exchange of information between MCI and WorldCom (the "Revised Synergy Estimates"). Both the Previous Synergy Estimates and the Revised Synergy Estimates are net of the expenses WorldCom estimates will be incurred to achieve such savings. WorldCom is in the process of developing its plan to integrate the operations of MCI which may include certain exit costs. As a result of this plan, a charge, which may be material but which cannot now be quantified, is expected to be recognized in the period in which such a restructuring occurs. As described below, the WorldCom Board, in reaching its conclusion, considered the synergies, cost reductions and operating efficiencies expected to be available to the combined enterprise as a result of the MCI/WorldCom Merger and concluded that the transaction presents significant opportunities in that regard. However, as described in the following paragraph and under "Risk Factors," achievement of the expected synergies cannot be assured, and the Board's recommendation was not predicated on the achievement of any specific level of synergies.



     The information contained in this section "WorldCom's Reasons for the MCI/WorldCom Merger; Recommendation of the WorldCom Board" was not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and was not examined, reviewed or compiled by independent public accountants and, accordingly, the independent public accountants do not express an opinion or any other form of assurance with respect thereto. The estimates of achievable cost synergies ("synergies") were based upon a variety of estimates and assumptions. The estimates and assumptions underlying the synergies involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of WorldCom and MCI and will be beyond the control of MCI WorldCom. There can be no assurance that the synergies will be realized, and actual results may vary materially from those shown. Additionally, the synergies do not reflect revised prospects for WorldCom's, MCI's or MCI WorldCom's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. None of the synergies were intended to be a forecast of profits by WorldCom, MCI and MCI WorldCom or any of their directors, and in deciding whether or not to approve the MCI/WorldCom Merger, shareholders of WorldCom and stockholders of MCI should not put undue reliance upon any such synergies. Neither WorldCom nor MCI have updated or supplemented this information or intend to do so. This section contains "forward looking statements" within the meaning of the PSLRA. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."


                     ESTIMATES OF ACHIEVABLE COST SYNERGIES

PREVIOUS SYNERGY ESTIMATES

                                                                  FISCAL YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                  1999     2000     2001     2002
                                                                  ----     ----     ----     ----
                                                                       (DOLLARS IN BILLIONS)
Network synergies and avoided local losses......................  $1.5     $2.0     $2.7     $3.2
Core SG&A.......................................................   0.9      1.0      1.1      1.2
                                                                  ----     ----     ----     ----
Total pre-tax cash operating synergies..........................  $2.4     $3.0     $3.8     $4.4
  As a % of combined revenues...................................     6%       6%       7%       7%
  As a % of combined operating expenses.........................     8%       8%       9%       9%
Capital expenditure savings.....................................  $1.5     $1.6     $1.5     $1.5
  As a % of combined revenues...................................     4%       3%       3%       2%
  As a % of combined capital expenditures.......................    20%      21%      19%      18%

REVISED SYNERGY ESTIMATES

                                                                  FISCAL YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                  1999     2000     2001     2002
                                                                  ----     ----     ----     ----
                                                                       (DOLLARS IN BILLIONS)
Network synergies and avoided local losses......................  $1.6     $2.6     $3.5     $4.4
Core SG&A.......................................................   0.9      1.0      1.1      1.2
                                                                  ----     ----     ----     ----
Total pre-tax cash operating synergies..........................  $2.5     $3.6     $4.6     $5.6
  As a % of combined revenues...................................     6%       8%       8%       8%
  As a % of combined operating expenses.........................     8%      10%      11%      12%
Capital expenditure savings.....................................  $2.0     $2.0     $2.0     $2.0
  As a % of combined revenues...................................     5%       4%       4%       3%
  As a % of combined capital expenditures.......................    26%      26%      24%      23%


     The Previous Synergy Estimates were developed by WorldCom prior to October 1, 1997 based on publicly available information, WorldCom's general knowledge of the telecommunications industry and WorldCom's experience in prior merger and acquisition transactions. The Revised Synergy Estimates were developed subsequently by WorldCom following an exchange of information between MCI and WorldCom and discussions between the companies' respective management teams. As a result of the information obtained by WorldCom and the discussions with the MCI management team, the Revised Synergy Estimates include certain new categories of potential savings, such as cost savings relating to the elimination of duplicated information technology costs. In addition, categories of savings included in the Previous Synergy Estimates were revised by WorldCom in light of improved knowledge about MCI's business and prospects.



     The Previous Synergy Estimates and the Revised Synergy Estimates are net of the expenses WorldCom believes will be incurred to achieve the estimated costs synergies.



     Network Synergies and Avoided Local Losses. In both the Previous Synergy Estimates and the Revised Synergy Estimates, network synergies and avoided local losses were anticipated to be realized in three areas: reduced domestic network costs, reduced cost of terminating international traffic and avoided costs in MCI's local activities.



        Reduced domestic network costs. As a result of WorldCom's existing extensive local network, the combined company will carry an increased proportion of its domestic traffic on its own local network facilities resulting in a reduction in leased line costs and access costs associated with switched traffic. By combining WorldCom's and MCI's traffic, a reduction in variable network costs such as In-WATS, Out-WATS and directory services are expected as a result of the combined company's greater purchasing power. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included:
        (i) the magnitude of MCI's and WorldCom's projected costs for terminating traffic domestically; (ii) the mix of these costs between different categories such as access, direct access lines and leased lines, Out-WATS and In-WATS, and entrance facilities; and (iii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities.



        Reduced cost of terminating international traffic. MCI currently has more extensive settlement agreements for international traffic than does WorldCom. The combined company will benefit from these settlement agreements. In addition, as a result of construction of transatlantic facilities and network facilities in Europe, the combined company will be able to lower MCI's average costs of terminating certain traffic in Europe. Assumptions used by WorldCom to estimate the magnitude of potential costs savings in this area included: (i) the magnitude of MCI's and WorldCom's projected costs for terminating traffic overseas on a country-by-country basis; (ii) the magnitude of MCI's and WorldCom's projected international traffic on a country-by-country basis; and (iii) the proportion of MCI's international traffic that could be carried on WorldCom's facilities in Europe.



        Avoided costs in MCI's local activities. As a result of WorldCom's existing extensive local network and operations, the combined company will be able to execute MCI's plans to expand in the local market at a lower cost than MCI would be able to on a stand-alone basis. The combined company will avoid the need to duplicate certain sales, marketing and administrative functions and will have reduced network costs resulting from the more rapid transfer of traffic to the combined company's network facilities. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included: (i) the projected operating costs associated with MCI's plans to expand its presence in the local market; and (ii) the proportion of these costs that net of implementation costs could be avoided by combining MCI's and WorldCom's businesses.



     Comparing the Previous Synergy Estimates and the Revised Synergy Estimates, network synergies and avoided local losses increased by $100 million in 1999 and by $1.2 billion in 2002. These changes occurred as a result of a substantial increase in estimated reduced costs of terminating international traffic and a modest increase in reduced domestic network costs offset by a modest reduction in avoided costs in MCI's local activities.



     Core SG&A. The increased scale of activities in the combined company's operations will result in opportunities to reduce costs by avoiding expenditures on duplicative activities, greater purchasing power and the adoption of best practices in cost containment across the combined company resulting in a reduction in core sales, general and administrative expenses. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included: (i) the magnitude of MCI's and WorldCom's sales, general and administrative expense by category such as sales, accounting and finance and information services; and (ii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities, based in part on a comparison to other comparable companies' levels of sales, general and administrative expenses as a percentage of sales.



     Core sales, general and administrative cost synergies did not change materially between the Previous Synergy Estimates and the Revised Synergy Estimates.



     Capital Expenditure Savings. Capital expenditure savings are expected to be realized primarily in three areas: domestic long distance network activities, local network buildout and information technology. Capital expenditures relating to the combined company's long distance activities will be reduced primarily as a result of avoided duplicative fixed capital expenses and the cost benefits realized from greater purchasing efficiencies. Capital expenditures relating to the combined company's local and information technology activities will be reduced primarily as a result of avoided duplicative capital expenditures. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this category included: (i) the magnitude of MCI's and WorldCom's long distance, local and information technology related capital expenditures; and (ii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities.



     Comparing the Previous Synergy Estimates and the Revised Synergy Estimates, capital expenditure savings increased by approximately $500 million per year primarily as a result of significant anticipated savings in the area of information technology that were not included in the Previous Synergy Estimates and a modest increase in anticipated long distance network savings. In the Revised Synergy Estimates, in 1999 approximately 45% of total capital expenditure savings relate to long distance, 35% to local and 20% to information technology. In 2002, approximately 65% of total capital expenditure savings relate to long distance, 15% to local and 20% to information technology.



     Specific business strategies necessary to realize the anticipated cost synergies will include: (i) coordinating the purchasing activities of the combined company to ensure that potential purchasing efficiencies are achieved,
(ii) coordinating network operations to ensure that to the extent economically attractive traffic is carried on the network of the combined company domestically and overseas, (iii) coordinating local activities of the combined company to eliminate unneeded duplication, (iv) adopting best practice in cost control throughout the combined company, and (v) coordinating capital expenditure programs of the combined company to eliminate unneeded duplication.

     The combined company would be the second largest long distance carrier in the United States. The combined company would begin operations with one of the industry's strongest bases of business customers and more than 22 million small business and residential customers.



     The WorldCom Board believes that the MCI/WorldCom Merger would create a company strongly positioned to fulfill the promise of the Telecom Act and accelerate the onset of competition in local telecommunications. WorldCom believes that the combined company can expand further and faster into local service areas now dominated by incumbent local exchange carriers than either company could on a stand-alone basis because of the efficiencies that WorldCom believes the combined company will achieve through, among other things as described above, reduced capital expenditures in the deployment of the same amount of, or more, network capacity than the total of what the two companies would deploy on a stand-alone basis. The new company would offer local service over its own facilities, including more than 9,000 route miles of local fiber, in more than 100 markets.



     MCI WorldCom, with offices in 65 countries, would be the second largest carrier of international voice traffic in the world. The WorldCom Board believes that the combination of WorldCom and MCI will position MCI WorldCom as a powerful competitor in the $670 billion global telecom industry.



     MCI WorldCom would bring together the Internet expertise of UUNET and MCI to create one of the world's largest providers of Internet services. The company's advanced portfolio of Internet/data services would include access, web hosting and development, intranet applications as well as high-speed virtual data services.



     The WorldCom Board believes that MCI WorldCom would provide global customers with unparalleled networking strength and more than 20 years of experience in systems integration, superior outsourcing capabilities and technology support and implementation.



     For the foregoing reasons, the WorldCom Board believes that the terms and conditions of the MCI/WorldCom Merger Agreement are in the best interests of WorldCom and its shareholders. In reaching its conclusion, the WorldCom Board considered, among other things, (i) the judgment, advice and analyses of its management, (ii) the judgment and advice of, and the analyses prepared by, Salomon Smith Barney, (iii) the financial condition, results of operations and cash flows of WorldCom and MCI, both on a historical and a prospective basis,
(iv) the synergies, cost reductions and operating efficiencies that should be available to the combined enterprise as a result of the MCI/WorldCom Merger, (v) the many management challenges associated with successfully integrating the businesses of two major corporations (along with BFP, CompuServe and ANS), (vi) the strategic benefits of the MCI/WorldCom Merger and the current and anticipated environment in the telecommunications industry and the other strategic options available to WorldCom, (vii) the terms and conditions of the MCI/WorldCom Merger Agreement, (viii) historical market prices and trading information with respect to WorldCom Common Stock and MCI Common Stock, (ix) the terms and conditions of the BT Agreement, (x) the significant worldwide enhancement of the market position of the combined enterprise, (xi) the likelihood of receiving regulatory clearance for the MCI/WorldCom Merger, (xii) the business and financial information received by WorldCom and MCI following the execution of confidentiality agreements between the companies, (xiii) current industry, economic and market conditions, (xiv) the corporate governance arrangements set forth in the MCI/WorldCom Merger Agreement, including that WorldCom directors (including directors designated by WorldCom from among pending acquisitions by WorldCom) would constitute two-thirds of the Board of Directors of the combined company and that Mr. Roberts would serve as Chairman of the Board of the combined company and Mr. Ebbers would serve as Chief Executive Officer of the combined company, and (xv) the percentage ownership of the combined company to be owned by shareholders of WorldCom, and the potential variation in the Exchange Ratio based upon changes in the price of WorldCom Common Stock.


     The foregoing discussion of the information and factors considered by the WorldCom Board is not intended to be exhaustive but is believed to include all material factors considered by the WorldCom Board. In view of the variety of factors considered in connection with its evaluation of the proposed MCI/WorldCom Merger, the WorldCom Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINION OF WORLDCOM'S FINANCIAL ADVISOR


     At the meeting of the WorldCom Subcommittee held on November 9, 1997, Salomon Smith Barney delivered its oral opinion, subsequently confirmed in writing to the full WorldCom Board, that, as of such date, the Exchange Ratio and the MCI Class A Common Stock Merger Consideration, taken as a whole, were fair to WorldCom from a financial point of view. (At the meeting of the full WorldCom Board held earlier that evening, Salomon Smith Barney had also rendered an oral opinion that the consideration then proposed to be paid pursuant to the MCI/WorldCom Merger Agreement to the holders of MCI Common Stock and MCI Class A Common Stock, taken as a whole, was fair to WorldCom from a financial point of view). No limitations were imposed by the WorldCom Board upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion.



     The full text of the written opinion of Salomon Smith Barney is set forth as Annex III to this Joint Proxy Statement/Prospectus and sets forth the assumptions made, procedures followed and matters considered by Salomon Smith Barney. Holders of WorldCom Common Stock are urged to read Salomon Smith Barney's opinion in its entirety. The summary of the opinion as set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.



     In connection with rendering its opinion, Salomon Smith Barney reviewed certain publicly available information concerning WorldCom and MCI and certain other financial information concerning WorldCom and MCI, including financial forecasts, that were provided to Salomon Smith Barney by WorldCom and MCI, respectively. Salomon Smith Barney also discussed the business operations and financial condition of WorldCom and MCI as well as other matters it believed relevant to its inquiry, including matters relating to the obtaining of regulatory approvals for the MCI/WorldCom Merger, with certain officers and employees of WorldCom and MCI, respectively. Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that Salomon Smith Barney deemed relevant.



     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the financial and other information (including information relating to the obtaining of regulatory approvals for the MCI/WorldCom Merger) reviewed by Salomon Smith Barney, and Salomon Smith Barney did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of WorldCom and MCI, Salomon Smith Barney assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of WorldCom and MCI as to the future financial performance of WorldCom or MCI, respectively, and the cost savings and other potential synergies (including the amount, timing, and achievability thereof) anticipated to result from the MCI/WorldCom Merger, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Salomon Smith Barney did not make or obtain or assume any responsibility for making or obtaining any independent valuations or appraisals of any of the assets (including properties and facilities) or liabilities of WorldCom or MCI.



     The forecasts and other projections furnished to Salomon Smith Barney for each of WorldCom and MCI and estimates of potential cost savings and other synergies resulting from the MCI/WorldCom Merger were prepared by the respective managements of each company and constitute forward-looking statements within the meaning of the PSLRA. As a matter of policy, neither WorldCom nor MCI publicly discloses internal management forecasts, projections or estimates of the type furnished to Salomon Smith Barney in connection with its analysis of the MCI/WorldCom Merger terms, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either WorldCom or MCI, including, without limitation, factors related to the integration of WorldCom and MCI and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."



     Salomon Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on the date thereof. Salomon Smith Barney's opinion does not imply any conclusion as to the likely trading range for WorldCom Common Stock following the consummation of the MCI/WorldCom Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Smith Barney's opinion does not address WorldCom's underlying business decision to effect the MCI/WorldCom Merger, nor does it address WorldCom's decision as to financing the MCI/WorldCom Merger and other transactions contemplated by the MCI/WorldCom Merger Agreement and the BT Agreement. Further, Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio and the MCI Class A Common Stock Merger Consideration, taken as a whole, to WorldCom and does not constitute a recommendation concerning how holders of WorldCom Common Stock should vote with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement. In rendering its opinion, Salomon Smith Barney assumed that, in the ordinary course of obtaining necessary regulatory approvals for the MCI/WorldCom Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the MCI/WorldCom Merger to WorldCom following the MCI/WorldCom Merger.



     In connection with its opinion, Salomon Smith Barney performed certain financial analyses, which it discussed with the full WorldCom Board on November 9, 1997. The material portions of the analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated November 9, 1997, are summarized below.



          (i) Historical Stock Price Performance. Salomon Smith Barney reviewed the relationship between movements of MCI Common Stock, WorldCom Common Stock, GTE common stock, BT ADSs and the Standard & Poor's 400 Index for the period from June 2, 1997, through November 6, 1997, the trading volume and price history of MCI Common Stock for the period from October 1, 1996 through November 6, 1997, and the trading volume and price history of WorldCom Common Stock for the period from June 2, 1997, through November 6, 1997.



          (ii) Historical Exchange Ratio Analysis. Salomon Smith Barney also reviewed the daily closing prices of WorldCom Common Stock and MCI Common Stock during the period from September 15, 1993, through November 7, 1997, and the implied historical exchange ratios determined by dividing the price per share of MCI Common Stock by the price per share of WorldCom Common Stock (the "Historical Exchange Ratio") over such period. Salomon Smith Barney calculated that during this period the Historical Exchange Ratio ranged from a high of 3.10 to a low of 0.78 with an average of 1.63 and a ratio on November 7, 1997 (the last trading day before announcement of the MCI/WorldCom Merger Agreement), of 1.11. Pursuant to the MCI/WorldCom Merger Agreement, the maximum Exchange Ratio is 1.7586 and the minimum Exchange Ratio is 1.2439.



          (iii) Synergies. Salomon Smith Barney reviewed the synergy estimates provided by the management of WorldCom (the "WorldCom Synergy Estimates"), as well as the revised synergy estimates prepared after the management of WorldCom held discussions and exchanged information with the management of MCI (the "Revised Synergy Estimates"). The synergy estimates reflect only the incremental benefits expected by the management of WorldCom to result from the MCI/WorldCom Merger compared to WorldCom on a stand-alone basis (pro forma for the CompuServe Merger, the AOL Transaction and the BFP Merger), and exclude any revenue synergies. Salomon Smith Barney then estimated the present value as of December 31, 1997 of the future streams of after-tax cash flows generated by those synergies, by applying discount rates reflecting a weighted average cost of capital ("WACC") ranging from 11.0% to 13.0% per annum to such cash flows through 2002 and by adding a terminal value determined by projecting a range of nominal perpetual synergy growth rates ranging from 0.0% to 3.0%. This analysis resulted in a range of values for the synergies of $30.9 billion to $48.8 billion. As described under "The MCI/WorldCom Merger Agreement -- WorldCom's Reasons for the MCI/WorldCom Merger; Recommendation of the WorldCom Board", the estimates of achievable cost synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. Actual results may vary from the WorldCom Synergy Estimates and the Revised Synergy Estimates and the variations may be material. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

          (iv) Business Division Analysis. Salomon Smith Barney arrived at a range of values for MCI by separately valuing its long-distance business division ("MCI Long Distance"), local business division ("MCI Local"), information technologies services business division ("MCI IT Services") and its cellular resale business division ("MCI Cellular Resale"). Salomon Smith Barney utilized two principal valuation methodologies in valuing these business divisions: a public market analysis and a private market analysis. Public market analysis analyzes a division's operating performance and outlook relative to a group of publicly traded peer companies to determine an implied unaffected market trading value. Private market analysis provides a valuation range based upon financial information of companies in the same or similar industries as the business division which have been acquired in selected recent transactions. No company used in the public market analyses described below is identical to the respective business division of MCI and no transaction used in the private market analyses described below is identical to the MCI/WorldCom Merger. Accordingly, an analysis of the data described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the business divisions and other facts that could affect the public trading value or the acquisition value of the companies to which they are being compared.


          MCI Long Distance


             Public Market Analysis. Salomon Smith Barney compared certain financial information of MCI Long Distance with two groups of companies that Salomon Smith Barney believed to be appropriate for comparison. The first group, which Salomon Smith Barney believed was more closely comparable to MCI Long Distance, included AT&T, Sprint and WorldCom (the "First Tier Long Distance Comparable Companies"). The second group included Frontier Corporation ("Frontier") and LCI International Inc. ("LCI") (the "Second Tier Long Distance Comparable Companies"), which Salomon Smith Barney believed were somewhat less comparable to MCI Long Distance. The financial and valuation data for the comparable companies were adjusted by Salomon Smith Barney to estimate the financial and valuation characteristics of pure play long distance carriers. Salomon Smith Barney reviewed the multiples of firm value to estimated 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA") represented by the trading prices of the First Tier Long Distance Comparable Companies, which ranged from 4.3x to 12.5x, with a mean and a median, excluding WorldCom, of 4.7x, and the comparable multiples for the Second Tier Long Distance Companies, which ranged from 10.3x to 12.6x, with a mean and a median of 11.5x. Using this information and other factors relevant in the valuation of MCI Long Distance, Salomon Smith Barney determined a multiple range for MCI Long Distance of 4.0x to 5.0x. This analysis resulted in a valuation of MCI Long Distance, based on a projected 1997 EBITDA of $4.2 billion, ranging from $17.0 billion to $21.2 billion. Actual results may vary from the EBITDA estimate and the variations may be material. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."



             Private Market Analysis. Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to the following selected merger transactions involving long-distance telecommunications companies. The transactions used in the analysis (some of which were completed and others of which were announced but not completed) included LCI's acquisition of USLD Communication Corp., Excel Communications Inc.'s acquisition of Telco Communication Group, Inc., BT's acquisition of MCI, ACC Corp.'s acquisition of ACC TelEnterprises Ltd., Tel-Save Holdings, Inc.'s acquisition of TOTAL-TEL USA Communications, Inc., LCI's acquisition of Teledial America Inc. d/b/a U.S. Signal Corporation, Deutsche Telekom AG/France Telecom's acquisition of Sprint, Frontier's acquisition of Schneider Communications/Link USA, LCI's acquisition of Corporate Telemanagement Group Inc., Frontier's acquisition of Enhanced Tele Management, Inc., Frontier's acquisition of ALC Communications Corporation, Frontier's acquisition of American Sharecom, Inc., Frontier's acquisition of WCT Communications, Inc., LDDS Communications, Inc.'s (now known as WorldCom) acquisition of Williams Telecommunications Group, Inc., LDDS Communications, Inc.'s acquisition of ACC Corporation, Metromedia Communications Corporation's acquisition of Resurgens Communications

        Group Inc. ("Resurgens"), LDDS Communications, Inc.'s acquisition of Resurgens, BCE Inc.'s acquisition of Mercury Communications, LDDS Communications, Inc.'s acquisition of Advanced Telecommunications Corporation, Sprint's acquisition of GTE, and Resurgen's acquisition of Com Systems, Inc (the "Precedent Long Distance Transactions"). Salomon Smith Barney reviewed the multiples of firm value to EBITDA in the most recently announced last twelve months ("LTM") prior to announcement of the relevant transaction represented by the Precedent Long Distance Transactions, which ranged from 3.8x to 34.6x, with a mean of 14.9x and a median of 13.0x. Using this information and other factors deemed relevant in the valuation of MCI Long Distance, Salomon Smith Barney determined a multiple range for MCI Long Distance of 5.0x to 6.0x. This analysis resulted in a valuation of MCI Long Distance, based on projected 1997 EBITDA of $4.2 billion, ranging from $21.2 billion to $25.5 billion. Actual results may vary from the EBITDA estimate and the variations may be material. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."


          MCI Local


             Public Market Analysis. Salomon Smith Barney compared certain financial information of MCI Local with the following group of companies that Salomon Smith Barney believed to be appropriate for comparison:
        American Communications Services, Inc., GST Telecommunications, Inc., ICG Communications, Inc., Intermedia Communications Inc., McLeodUSA, Inc., Nextlink Communications Inc., Teleport Communications Group Inc. and WinStar Communications Inc. (the "Local Comparable Companies"). Salomon Smith Barney reviewed the multiples of firm value to last quarter annualized ("LQA") revenues represented by the trading prices of the Local Comparable Companies, which ranged from 6.1x to 31.8x, with a mean of 14.3x and a median of 13.2x. Using this information and other factors deemed relevant in the valuation of MCI Local, Salomon Smith Barney determined a multiple range for MCI Local of 13.0x to 16.0x. This analysis resulted in a valuation of MCI Local, based on LQA revenues of $320 million, ranging from $4.2 billion to $5.1 billion.



             Private Market Valuation Analysis. Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to selected merger transactions involving competitive local exchange carriers. The transactions used in this analysis included the BFP Merger, BFP's acquisition of Metro Access Networks, Inc. and WorldCom's acquisition of MFS Communications Company Inc. ("MFS") (the "MFS Merger") (the "Precedent Local Transactions"). Salomon Smith Barney reviewed the multiples of firm value to LQA revenues represented by the Precedent Local Transactions, which ranged from 12.1x to 25.7x, with a mean of 19.4x and a median of 20.4x. Using this information and other factors deemed relevant in the valuation of MCI Local, Salomon Smith Barney determined a multiple range for MCI Local of 12.0x to 20.0x. This analysis resulted in a valuation of MCI Local, based on LQA revenues of $320 million, ranging from $3.8 billion to $6.4 billion.


          IT Services


             Public Market Analysis. Salomon Smith Barney compared certain financial information of MCI IT Services with the following group of companies that Salomon Smith Barney believed to be appropriate for comparison: Affiliated Computer Services, Inc., American Management Systems Incorporated, CACI International Inc, Computer Sciences Corporation, and Electronic Data Systems Corporation (the "IT Comparable Companies"). Salomon Smith Barney reviewed the multiples of firm value to LTM revenues represented by the trading prices of the IT Comparable Companies, which ranged from 0.8x to 1.5x, with a mean and a median of 1.1x. Using this information and other factors deemed relevant in the valuation of MCI IT Services, Salomon Smith Barney determined a multiple range for MCI IT Services of 1.0x to 1.4x. This analysis resulted in a valuation of MCI IT Services, based on LTM revenues of $1.6 billion, ranging from $1.6 billion to $2.2 billion.

             Private Market Analysis. Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to selected merger transactions involving information technology services companies. The transactions used in this analysis included CIBER's acquisition of Davis Thomas & Associates, Inc., CIBER's acquisition of Spectrum Technology Group, Inc. Analysts International Corporation's acquisition of DPI, Inc-Software Services Business, MCI's acquisition of SHL Systemhouse Inc., Cambridge Technology Partners' acquisition of The Systems Consulting Group, Inc., CIBER's acquisition of C.P.U. Inc., Computer Science Corporation's acquisition of ARC Professional Services Group, CIBER's acquisition of Technology Management Group, Inc., Affiliated Computer Services, Inc's. acquisition of Genix Group (MCN,
        Corp), CIBER's acquisition of CIBER Network Services, Inc., Cambridge Technology Partners' acquisition of Ramos & Associates, Inc., The Registry Inc.'s acquisition of Renaissance Solutions, Inc., BRC Holdings Inc.'s acquisition of The Pace Group, Inc., Computer Sciences Corporation's acquisition of The Continuum Co. Inc., Cambridge Technology's acquisition of Axiom Management Consulting, Inc., Electronic Data Systems Corporation's acquisition of A.T. Kearney, and Keane, Inc.'s acquisition of AGS Information Services (the "Precedent IT Transactions"). Salomon Smith Barney reviewed the multiples of firm value to LTM revenues represented by the Precedent IT Transactions, which ranged from 0.3x to 7.2x, with a mean of 1.6x and a median of 1.2x. Using this information and other factors deemed relevant in the valuation of MCI IT Services, Salomon Smith Barney determined a multiple range for MCI IT Services of 1.2x to 1.6x. This analysis resulted in a valuation of MCI IT Services, based on LTM revenues of $1.6 billion, ranging from $1.9 billion to $2.6 billion.


          Cellular Resale


             Public Market Analysis. Salomon Smith Barney compared certain financial information of MCI Cellular Resale with a group of companies that Salomon Smith Barney believed to be appropriate for comparison. Salomon Smith Barney reviewed the multiples of firm value to subscribers represented by the trading prices of the comparable companies. Using this information and other factors deemed relevant in the valuation of MCI Cellular Resale, Salomon Smith Barney determined a multiple range for MCI Cellular Resale of $450 to $600 per subscriber. This analysis resulted in a valuation of MCI Cellular Resale, based on 434,000 subscribers, ranging from $195 million to $260 million.



             Private Market Analysis. Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to MCI's acquisition of Nationwide Cellular Service, Inc. Salomon Smith Barney reviewed the multiple of firm value to subscribers in such transaction, which was $770. Using this information and other factors deemed relevant in the valuation of MCI Cellular Resale, Salomon Smith Barney determined a multiple range for MCI Cellular Resale of $600 to $800 per subscriber. This analysis resulted in a valuation of MCI Cellular Resale, based on 434,000 subscribers, ranging from $260 million to $347 million.


          Total MCI Valuation


             By combining the stand-alone valuations for MCI Long Distance, MCI Local, MCI IT Services and MCI Cellular Resale described above and making certain adjustments for debt, mandatorily redeemable preferred securities, cash and cash equivalents, investments and option proceeds, this analysis resulted in a valuation range for MCI's aggregate equity of $22.8 billion to $28.7 billion, or $29.21 to $36.79 per share, using the public market analysis and $27.1 billion to $34.6 billion, or $34.74 to $44.39 per share, using the private market analysis, based on the number of fully-diluted shares as of August 19, 1997. After applying a 15% conglomerate discount to the public market analysis and adding the present value of the Revised Synergy Estimates, using a discount rate of 12% (based on a capital asset pricing model analysis for WorldCom) and a nominal perpetual synergy growth rate of 1.5% (based on WorldCom's judgments with respect to the sustainability of achievable cost synergies) (the "Assumed Synergy Value"), this analysis resulted in a range of implied per share value of MCI Capital Stock including synergies ranging from $73.21 to $79.65. Actual results may vary from the Revised Synergy Estimates or the assumed perpetual synergy growth rate and the variations may be material. As described under "The MCI/WorldCom Merger Agreement -- WorldCom's Reasons for the MCI/WorldCom Merger; Recommendation of the WorldCom Board", the estimates of achievable cost synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."



          (v) Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis to provide insight into the intrinsic value of MCI based on projected earnings and capital requirements and the subsequent cash flows generated by the assets of MCI. Salomon Smith Barney derived ranges of per share equity value for MCI based upon the present value of its fiscal year end five-year stream of projected cash flow and the projected fiscal year 2002 terminal values based upon a range of multiples of its projected fiscal year 2002 EBITDA if MCI were to continue on a stand-alone basis (without giving effect to the MCI/WorldCom Merger). Salomon Smith Barney applied discount rates reflecting a WACC ranging from 11.0% to 13.0% and multiples of terminal EBITDA ranging from 5.0x to 7.0x. Salomon Smith Barney performed this analysis with respect to MCI by using both the original projections provided by the management of WorldCom (the "WorldCom Projections") and projections provided by MCI. Based on terminal EBITDA multiples ranging from 5.5x to 6.5x and discount rates of 11.5% to 12.5%, this analysis resulted in implied per share values of MCI Capital Stock ranging from $29.82 to $36.52 based on the WorldCom Projections and from $36.86 to $44.61 based on the MCI projections. After adding the Assumed Synergy Value these analyses resulted in implied per share values of MCI Capital Stock including synergies ranging from $78.20 to $84.90 based on the WorldCom Projections and $85.24 to $92.99 based on the MCI projections. Actual results may vary from the WorldCom Projections and the MCI projections and the variations may be material. As described under "The MCI/WorldCom Merger Agreement -- WorldCom's Reasons for the MCI/WorldCom Merger; Recommendation of the WorldCom Board", the estimates of achievable cost synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."



          (vi) WorldCom Valuation Analysis. Salomon Smith Barney also performed a discounted cash flow analysis of WorldCom. Salomon Smith Barney derived ranges of per share equity value for WorldCom based upon the present value of its fiscal year end five-year stream of projected cash flow and the projected fiscal year 2002 terminal values based upon a range of multiples of its projected fiscal year 2002 EBITDA if WorldCom were to continue on a stand-alone basis (without giving effect to the MCI/ WorldCom Merger). Actual results may vary from the projected cash flows and projected 2002 EBITDA and the variations may be material. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." Salomon Smith Barney applied discount rates reflecting a WACC ranging from 11.0% to 13% and multiples of terminal EBITDA ranging from 7.0x to 9.0x. This analysis resulted in a range of implied per share equity values for WorldCom of $37.69 to $54.18. In addition, Salomon Smith Barney reviewed the recommendations and price targets of certain Wall Street analysts following WorldCom's third quarter 1997 earnings release. WorldCom takes no responsibility for any of the research analyst estimates. Actual results may vary from such estimates and the variations may be material. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." Salomon Smith Barney also compared, based upon stock prices on November 6, 1997, and projected 1997 and 1998 earnings per share, the stock price to earnings ("P/E") multiple of WorldCom Common Stock to the P/E multiples of a group of long distance companies, including AT&T, MCI, Sprint, Frontier and LCI, which Salomon Smith Barney determined to be comparable to WorldCom.



     The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion or its presentation to the WorldCom Board. Salomon Smith Barney believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.



     In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of WorldCom or MCI. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the Exchange Ratio and the MCI Class A Common Stock Merger Consideration, taken as a whole, to WorldCom. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.



     In the ordinary course of its business, Salomon Smith Barney (including its current and future affiliates) actively trades the securities of WorldCom and MCI for its own account and for the accounts of its customers and, accordingly, may at any time hold a significant long or short position in such securities. Pursuant to an engagement letter dated September 29, 1997, WorldCom agreed to pay Salomon Smith Barney a fee of: (a) $2 million, which became payable following the public announcement of the Original WorldCom Offer; plus (b) an additional fee of $3 million, which became payable following the termination of the BT/MCI Merger Agreement; plus (c) an additional fee of $5 million which became payable upon the execution of the MCI/WorldCom Merger Agreement; plus (d) a fee of $32.5 million (less any fees paid under the immediately preceding clauses (a), (b) and (c)) contingent upon the consummation of the MCI/WorldCom Merger and payable promptly after the closing thereof. WorldCom also agreed, under certain circumstances, to reimburse Salomon Smith Barney for certain out-of-pocket expenses incurred by Salomon Smith Barney in connection with the MCI/WorldCom Merger, and agreed to indemnify Salomon Smith Barney and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.



     Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. In the past, Salomon Smith Barney has rendered banking and financial advisory services to WorldCom for which Salomon Smith Barney received customary compensation. The WorldCom Board retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its substantial experience in transactions such as the MCI/WorldCom Merger. An aggregate of $24.5 million of advisory and underwriting fees were paid by WorldCom to Salomon Smith Barney in 1996 and 1997 (including initial fees paid in connection with the MCI/WorldCom Merger).


MCI'S REASONS FOR THE MCI/WORLDCOM MERGER; RECOMMENDATION OF THE MCI BOARD


     At a special meeting on November 9, 1997, the MCI Board determined that the MCI/WorldCom Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, MCI and its stockholders. Accordingly, at such meeting, the MCI Board unanimously approved the MCI/WorldCom Merger Agreement and directed that the MCI/WorldCom Merger Agreement be submitted to MCI stockholders for adoption (with Sir Peter Bonfield, Sir Colin Marshall and Mr. J. Keith Oates not attending due to their relationship with BT).


          THE MCI BOARD RECOMMENDS A VOTE FOR THE MCI/WORLDCOM MERGER.

     The determination of the MCI Board to approve the MCI/WorldCom Merger Agreement was based upon consideration of a number of factors. The following is a list of the material factors considered by the MCI Board in the evaluation of the MCI/WorldCom Merger and the MCI/WorldCom Merger Agreement:


          1. The Merger Consideration negotiated with WorldCom and the implied premium for MCI Common Stock over (i) the recent market price of MCI Common Stock, (ii) the implied purchase price set forth in the Original BT/MCI Merger Agreement and the BT/MCI Merger Agreement and (iii) the GTE Proposal;


          2. The opportunity for MCI stockholders to participate as stockholders of MCI WorldCom in a large, fully integrated telecommunications company of which MCI would be a significant part and in the value that may be generated through the combination of the two companies;

          3. The complementary strengths of WorldCom and MCI particularly in U.S. local markets, domestic and international long distance markets and in the Internet services market in the U.S. and abroad;

          4. The potential cost savings and revenue enhancement opportunities available from a combination of the two companies;

          5. The strong management team drawn from both companies that will manage MCI WorldCom and the shared culture and entrepreneurial vision of the management and employees of both companies developed from their status as leading challengers to the incumbent carriers in the U.S. and abroad;

          6. The fact that the MCI/WorldCom Merger is designed to be tax-free to the holders of MCI Common Stock;

          7. The oral opinion of Lazard Freres to the effect that, as of November 9, 1997 the proposed MCI Common Stock Merger Consideration to be received by holders of MCI Common Stock (other than BT or WorldCom) in the MCI/WorldCom Merger pursuant to the proposed MCI/WorldCom Merger Agreement is fair from a financial point of view and the oral opinion of Lehman Brothers to the effect that, as of November 9, 1997, the proposed MCI Common Stock Merger Consideration to be offered to the holders of MCI Common Stock other than BT, WorldCom, Merger Sub or MCI in the MCI/WorldCom Merger pursuant to the proposed MCI/WorldCom Merger Agreement is fair from a financial point of view to such holders. (Lazard Freres and Lehman Brothers each subsequently delivered its written opinion dated November 9, 1997 to the MCI Board to such effect with respect to the MCI Common Stock Merger Consideration). See "-- Opinions of MCI's Financial Advisors."

          8. The MCI Board's knowledge of the financial performance and condition, business operations, capital levels, asset quality and prospects of MCI in light of the importance of market position, scale, scope and financial resources to a company's ability to compete effectively in the changing environment in the global telecommunications industry;

          9. Information regarding the financial condition, results of operations and prospects for WorldCom presented by senior management of WorldCom to MCI and its financial advisors;


          10. Potential alternatives, including the BT/MCI Merger Agreement, the GTE Proposal, the prospects of negotiating improved proposals from either BT or GTE at prices or values comparable to those afforded by the MCI/WorldCom Merger and the possibility of continuing without a strategic partner, and the benefits and risks associated with each alternative;


          11. Current industry, economic and market conditions and trends, including the changing regulatory environment in the U.S. and abroad and the likelihood of continuing consolidation and increasing competition in the telecommunications industry (and the corresponding decrease in the number of suitable merger partners for MCI);


          12. The special provisions applicable to the MCI Class A Common Stock owned by BT and the rights granted to BT pursuant to the provisions of the Investment Agreement;



          13. The terms of the MCI/WorldCom Merger Agreement;



          14. The uncertainty concerning MCI's future in light of the competing proposals and its potential for having a detrimental long-term effect on MCI and its stockholders, customers and employees absent consummation of a transaction; and


          15. The lack of interest displayed by BT in not attempting to preserve the strategic alliance between MCI and BT and not increasing its offer for MCI; and BT's willingness to sell its MCI Class A Common Stock in, and to vote in favor of, the MCI/WorldCom Merger.

     There can be no assurance that any of the potential savings, synergies or opportunities considered by the MCI Board will be achieved through consummation of the MCI/WorldCom Merger. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

     In view of the wide variety of the material factors considered in connection with its evaluation of the MCI/WorldCom Merger, the MCI Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered.

OPINIONS OF MCI'S FINANCIAL ADVISORS


     Lazard Freres. At the November 9, 1997, meeting of the MCI Board, Lazard Freres delivered its opinion to the MCI Board to the effect that, as of such date, the proposed MCI Common Stock Merger Consideration to be received by holders of MCI Common Stock (other than BT or WorldCom) in the MCI/WorldCom Merger pursuant to the proposed MCI/WorldCom Merger Agreement is fair from a financial point of view. Lazard Freres also made a presentation to the MCI Board as of such date describing the basis for such oral opinion delivered, including the valuation methodologies set forth below. Lazard Freres subsequently delivered to the MCI Board its written opinion dated November 9, 1997 to the effect that, as of such date, the MCI Common Stock Merger Consideration to be received by holders of MCI Common Stock (other than BT or WorldCom) in the MCI WorldCom Merger pursuant to the MCI WorldCom Merger Agreement is fair from a financial point of view.


     The full text of Lazard Freres' written opinion dated November 9, 1997 (the "Lazard Opinion"), which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex IV and is incorporated herein by reference. This summary of the Lazard Opinion is qualified in its entirety by reference to the full text of the Lazard Opinion. The Lazard Opinion is directed only to the fairness of the MCI Common Stock Merger Consideration to the holders of MCI Common Stock (other than BT or WorldCom) from a financial point of view and does not address any other aspect of the MCI/WorldCom Merger. In addition, the Lazard Opinion does not address the fairness of the MCI Class A Common Stock Merger Consideration to be received by the holders of MCI Class A Common Stock. MCI did not authorize Lazard Freres to solicit, and Lazard Freres did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of MCI's business. The Lazard Opinion is for the use and benefit of the MCI Board and is not intended to be and does not constitute a recommendation to any holder of MCI Common Stock as to how such stockholder should vote with respect to the MCI/WorldCom Merger. HOLDERS OF MCI COMMON STOCK ARE URGED TO READ THE LAZARD OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with rendering its opinion, Lazard Freres: (1) reviewed the financial terms and conditions of the MCI/WorldCom Merger Agreement and the BT Agreement; (2) analyzed certain historical business and financial information relating to MCI and WorldCom; (3) reviewed various financial forecasts and other data provided to Lazard Freres by MCI and WorldCom relating to their respective businesses; (4) reviewed various financial forecasts and other data provided to Lazard Freres by WorldCom relating to the BFP Merger, the CompuServe Merger and the AOL Transaction and related transactions (collectively, the "Pending WorldCom Transactions"); (5) participated in discussions with members of the senior managements of MCI and WorldCom with respect to the business and prospects of MCI and WorldCom, the strategic objectives of each and the possible benefits which might be realized following the MCI/WorldCom Merger; (6) reviewed the agreement (the "BT Investment Agreement") pursuant to which BT acquired its shares of MCI Class A Common Stock which, among other things, gave BT the right to proportionate representation on the MCI Board, preemptive rights with respect to the issuance of additional shares of MCI Common Stock and to investor protections with respect to certain corporate actions of MCI, including the right to consent to future business combinations of MCI until September 30, 1998; (7) reviewed the financial terms and conditions of the BT/MCI Merger Agreement; (8) reviewed certain financial terms and conditions of the GTE Proposal to acquire MCI; (9) reviewed public information with respect to certain other companies in lines of business Lazard Freres believed to be generally comparable to those of MCI and WorldCom; (10) reviewed the financial terms of certain business combinations involving companies in lines of business Lazard Freres believed to be generally comparable to those of MCI and WorldCom, and in other industries generally; (11) reviewed historical stock prices and trading volumes of the MCI Common Stock and WorldCom Common Stock; (12) held discussions with the attorneys and internal accountants of MCI concerning the results of their due diligence procedures in connection with the MCI/WorldCom Merger; and
(13) conducted such other financial studies, analyses and investigations as Lazard Freres deemed appropriate.

     Lazard Freres relied upon the accuracy and completeness of the financial and other information reviewed by it for the purpose of the Lazard Opinion, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of

MCI or WorldCom (including the assets to be acquired and the liabilities to be assumed by WorldCom in the Pending WorldCom Transactions). With respect to the financial forecasts, including therein the synergies projected by MCI to be realized by the combined company from the MCI/WorldCom Merger, Lazard Freres assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of MCI and WorldCom management as to the future financial performance of MCI and WorldCom, respectively. However, in rendering its opinion, Lazard Freres relied on the financial forecasts of WorldCom provided by WorldCom management and modified with the approval of MCI management and assumed that such adjusted forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of MCI management. See "-- Special Considerations" below. Lazard Freres assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Lazard Freres also assumed the MCI/WorldCom Merger would be consummated on the terms described in the MCI/WorldCom Merger Agreement and that the transactions contemplated by the BT Agreement would be consummated on the terms described therein, without any waiver of any material terms or conditions by MCI or the obtaining of any further consents or approvals of the holders of MCI Class A Common Stock or under the BT Investment Agreement, that obtaining the necessary regulatory approvals for the MCI/WorldCom Merger would not have a material adverse effect on WorldCom or on the trading of WorldCom Common Stock and that the synergies projected by MCI to be realized by the combined company from the MCI/WorldCom Merger would be realized substantially in accordance with such projections, both as to the financial effect and timing thereof. Also, Lazard Freres assumed that all of the Pending WorldCom Transactions would be consummated in accordance with their respective terms, without any waiver or modification of any material terms or conditions relating thereto. In addition, Lazard Freres expressed no opinion as to the prices at which the WorldCom Common Stock would trade following the date of the Lazard Opinion. Furthermore, the Lazard Opinion was necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and information made available to Lazard Freres as of, the date of the Lazard Opinion.


     Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. Lazard Freres was selected to act as financial advisor to the MCI Board because its investment banking professionals have substantial experience in transactions similar to the MCI/WorldCom Merger and in the telecommunications industry and because of its expertise and reputation in investment banking and mergers and acquisitions generally as well as its familiarity with MCI.

     In connection with Lazard Freres' services as financial advisor to the MCI Board, including its rendering of the opinion summarized below, MCI has paid Lazard Freres a fee of $6.25 million and previously agreed to pay Lazard Freres an additional fee of $18.75 million upon, and subject to, consummation of the MCI/WorldCom Merger. Whether or not the MCI/WorldCom Merger is consummated, MCI has agreed to reimburse Lazard Freres for its out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify Lazard Freres and certain related parties against certain liabilities, including liabilities arising under U.S. securities laws.

     Lazard Freres has from time to time in the past provided, and is currently providing, investment banking advisory services to MCI for which it has received fees. In the ordinary course of business, Lazard Freres and its affiliates may actively trade in securities of MCI for their own account and for the account of their customers and, accordingly, may at any time hold long or short positions in such securities. In addition, from January 1, 1994 through the date of this Joint Proxy Statement/Prospectus, Lazard Freres and its affiliates have invoiced financial advisory and investment banking fees of approximately $12.9 million to date, in connection with various projects on which it has been providing advice to MCI excluding the MCI/WorldCom Merger and the BT/MCI Merger.

     Lehman Brothers. At the November 9, 1997, meeting of the MCI Board, Lehman Brothers delivered its oral opinion to the MCI Board to the effect that, as of such date, the proposed MCI Common Stock Merger Consideration to be offered to the holders other than BT, WorldCom, Merger Sub or MCI (such holders being the "Public Stockholders") of MCI Common Stock in the MCI/WorldCom Merger pursuant to the proposed MCI/WorldCom Merger Agreement is fair from a financial point of view to the Public Stockholders. Lehman Brothers also made a presentation to the MCI Board as of such date describing the bases for such oral opinion delivered, including the valuation methodologies set forth below. Lehman Brothers subsequently delivered to the MCI Board its written opinion dated November 9, 1997, to the effect that, as of such date, the MCI Common Stock Merger Consideration to be offered to the Public Stockholders of MCI Common Stock in the MCI/WorldCom Merger pursuant to the MCI/WorldCom Merger Agreement is fair from a financial point of view to the Public Stockholders.

     The full text of Lehman Brothers' written opinion dated November 9, 1997 (the "Lehman Opinion"), which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex V and is incorporated herein by reference. This summary of the Lehman Opinion is qualified in its entirety by reference to the full text of the Lehman Opinion. No limitations were imposed by MCI on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except MCI did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of MCI's business. Lehman Brothers was not requested to and did not make any recommendation to the MCI Board as to the form or amount of the consideration to be received by the Public Stockholders, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to MCI, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the Public Stockholders in the MCI/WorldCom Merger on the basis of the financial and comparative analyses described below. In addition, the Lehman Opinion does not address the fairness to the Public Stockholders of the MCI Class A Common Stock Merger Consideration to be offered for the MCI Class A Common Stock. Lehman Brothers' opinion is for the use and benefit of the MCI Board and was rendered to the MCI Board in connection with its consideration of the MCI/WorldCom Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of MCI as to how such stockholder should vote with respect to the MCI/WorldCom Merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, MCI's underlying business decision to proceed with or effect the MCI/WorldCom Merger.


     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the MCI/WorldCom Merger Agreement and the BT Agreement and the specific terms of the MCI/WorldCom Merger; (2) publicly available information concerning MCI that Lehman Brothers believed to be relevant to its analysis; (3) WorldCom's Form S-4 and Preliminary Proxy Statement filed on October 1, 1997, in connection with WorldCom's proposed acquisition of MCI and such other publicly available information concerning WorldCom that Lehman Brothers believed to be relevant to its analysis; (4) financial and operating information with respect to the business, operations and prospects of MCI furnished to Lehman Brothers by MCI;
(5) financial and operating information with respect to the business, operations and prospects of WorldCom (including the Pending WorldCom Transactions) furnished to Lehman Brothers by WorldCom; (6) a trading history of the MCI Common Stock from November 6, 1992, to the present and a comparison of that trading history with those of other companies Lehman Brothers deemed relevant;
(7) a trading history of the WorldCom Common Stock from November 6, 1992, to the present and a comparison of that trading history with those other companies Lehman Brothers deemed relevant; (8) a comparison of the historical financial results and present financial condition of MCI with those other companies Lehman Brothers deemed relevant; (9) a comparison of the historical financial results and present financial conditions of WorldCom with those other companies Lehman Brothers deemed relevant; (10) a comparison of the financial terms of the MCI/WorldCom Merger with the financial terms of certain other transactions Lehman Brothers deemed relevant; (11) the financial terms of the proposed merger of MCI with a wholly owned subsidiary of BT pursuant to the BT/MCI Merger Agreement; and (12) certain financial terms of the GTE Proposal. In addition, Lehman Brothers had discussions with the management of MCI and the management of WorldCom concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of MCI and WorldCom, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of MCI management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of MCI and WorldCom and the cost savings, operating synergies and strategic benefits expected to result from the combination of the businesses of MCI and WorldCom (the "Projected Synergies"), Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of MCI management as to the future financial performance of MCI and the Projected Synergies, and of the management of WorldCom as to the future financial performance of WorldCom and the Projected Synergies, and that with respect to the projections prepared by MCI, that MCI would perform, and the Projected Synergies would be realized, substantially in accordance with such projections. However, with respect to the projections for WorldCom and the Projected Synergies prepared by WorldCom, Lehman Brothers also considered an adjusted set of projections for WorldCom and the Projected Synergies based upon more conservative assumptions and estimates. See
"-- Special Considerations" below. Lehman Brothers discussed these adjusted projections with MCI management and they agreed with the appropriateness of the use of such adjusted projections in its analysis. In addition, upon the advice of MCI, Lehman Brothers assumed that all of the Pending WorldCom Transactions would be consummated in accordance with their respective terms, without any waivers or modifications of any material terms or conditions relating thereto, and Lehman Brothers included the impact of the Pending WorldCom Transactions on WorldCom in performing its analysis. In rendering its opinion, Lehman Brothers assumed that the MCI/WorldCom Merger would be consummated on the terms described in the MCI/WorldCom Merger Agreement and that the transactions contemplated by the BT Agreement would be consummated on the terms described therein, without any waiver of any material terms or conditions by MCI or the obtaining of any further consents or appraisals from BT, and that obtaining the necessary regulatory approvals for the MCI/WorldCom Merger would not have a material adverse effect on WorldCom. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of MCI or WorldCom and did not make or obtain any evaluations or appraisals of the assets or liabilities of MCI or WorldCom (including the assets to be acquired and the liabilities to be assumed by WorldCom in the Pending WorldCom Transactions). In addition, Lehman Brothers was not requested to and did not express any opinion as to the prices at which WorldCom Common Stock may trade at any time prior to or following the consummation of the MCI/WorldCom Merger. The Lehman Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Opinion.


     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The MCI Board selected Lehman Brothers because of its expertise, reputation and familiarity with MCI in particular and the telecommunications industry in general and because its investment banking professionals have substantial experience in transactions similar to the MCI/WorldCom Merger.


     As compensation for its services in connection with the MCI/WorldCom Merger, MCI has paid Lehman Brothers a fee of $1.0 million and an additional fee of $2.5 million upon the rendering by Lehman Brothers of the Lehman Opinion and has agreed to pay Lehman Brothers an additional fee between $6.5 million and $8.5 million upon, and subject to, consummation of the MCI/WorldCom Merger. Whether or not the MCI/WorldCom Merger is consummated, MCI has agreed to reimburse Lehman Brothers for its reasonable expenses (including, without limitation, professional and legal fees and disbursements), and to indemnify Lehman Brothers for certain liabilities, including liabilities arising under U.S. securities laws, that may arise out of the rendering of the Lehman Opinion. Lehman Brothers has performed various investment bank services for MCI in the past and has received the customary fees for such services. In the ordinary course of Lehman Brothers' business, Lehman Brothers actively trades in the debt and equity securities of MCI and WorldCom for its own account and for the accounts of its customers and, accordingly, may at any time hold a significant long or short position in such securities.

     Special Considerations. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth herein, without considering the analyses as a whole, could create an incomplete or a misleading view of the process underlying the respective opinions of Lazard Freres and Lehman Brothers (together, the "Financial Advisors"). The Financial Advisors did not attribute any particular weight to any analysis or factor considered by them. No company or transaction used in the analyses as a comparison is identical to MCI or WorldCom or the transaction contemplated by the MCI/WorldCom Merger Agreement. The analyses were prepared solely for the purpose of the Financial Advisors in providing their respective opinions to the MCI Board in connection with its consideration of the MCI/WorldCom Merger and do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in the analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In performing their analyses, the Financial Advisors assumed that both MCI and WorldCom would perform in accordance with earnings forecasts provided to the Financial Advisors by the managements of MCI and WorldCom or their representatives (in the case of WorldCom's forecasts, as modified with the approval of the management of MCI). The actual results achieved by the combined company following the MCI/WorldCom Merger could vary from the projected results and the variations may be material. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."



     The Financial Advisors relied on, and used in their analyses, forecasts for MCI provided by the management of MCI to the Financial Advisors. Those forecasts included revenue, EBITDA, net income and EPS forecasts for MCI for the periods from 1997 through 2002. In addition, the Financial Advisors reviewed in connection with their analyses forecasts for WorldCom and forecasts for the Projected Synergies that were provided to the Financial Advisors by the management of WorldCom. The WorldCom forecasts provided by WorldCom were modified with the approval of the management of MCI and the Previous Synergy Estimates provided by WorldCom were modified by the management of MCI. These modifications resulted in more conservative projections for WorldCom and estimates for the Projected Synergies. The Financial Advisors used those modified forecasts and modified Projected Synergies in connection with performing their analyses. The WorldCom forecasts were modified with the approval of the management of MCI and the Previous Synergy Estimates were modified by the management of MCI based on the business judgment of the MCI management and the views of MCI management as to the performance of WorldCom and the telecommunications business generally, including among other things potential revenue growth, and as to the operating and other cost savings that could result from the Merger. MCI and the Financial Advisors believed that it would be prudent from the perspective of evaluating the fairness of the proposed MCI Common Stock Merger Consideration from a financial point of view to MCI stockholders to use more conservative projections in evaluating the MCI/WorldCom Merger and in the Financial Advisors performing their analyses in connection therewith. The forecasts for WorldCom that were provided by WorldCom included revenue, EBITDA and EPS forecasts for WorldCom for the periods from 1997 through 2002, and those forecasts for the periods from 1998 through 2002 were modified with the approval of MCI management. The Previous Synergy Estimates that were provided by WorldCom included projected total operating synergies and projected potential capital expenditure synergies for the periods from 1999 to 2002. The operating synergies were revised downward by MCI management and the capital expenditure synergies were revised slightly upward by MCI management.


     The forecasts and other projections furnished to the Financial Advisors for each of WorldCom and MCI and estimates of potential cost savings and other synergies resulting from the MCI/WorldCom Merger were prepared by the respective managements of each company and constitute forward-looking statements within the meaning of the PSLRA. As a matter of policy, neither WorldCom nor MCI publicly discloses internal management forecasts, projections or estimates of the type furnished to the Financial Advisors in connection with their analysis of the MCI/WorldCom Merger terms, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either WorldCom or MCI, including, without limitation, factors related to the integration of WorldCom and MCI and general economic, regulatory and competitive conditions. Accord-ingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

     In performing these analyses, the Financial Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of MCI or WorldCom or their respective advisors, none of MCI, WorldCom or the Financial Advisors or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses. Although, in connection with the delivery of their respective opinions, the Financial Advisors also analyzed WorldCom, their respective opinions are not a valuation of WorldCom and do not represent the Financial Advisors' view as to what the value of the WorldCom Common Stock will be prior to or after consummation of the MCI/WorldCom Merger. In addition, the Financial Advisors each noted that, notwithstanding the fact that holders of MCI Common Stock will receive WorldCom Common Stock in the MCI/WorldCom Merger, the trading prices for WorldCom Common Stock will be significantly affected by the results of operations and other factors, such as the realization of synergies resulting from the MCI/WorldCom Merger, relating to both WorldCom and MCI. The Financial Advisors' opinions to the MCI Board were one of many factors taken into consideration by the MCI Board in making its determination to approve the MCI/WorldCom Merger Agreement. This summary does not purport to be a complete description of the analyses performed by the Financial Advisors.

     Financial Analyses. The following is a summary of certain financial and comparative analyses performed by the Financial Advisors in connection with providing their respective opinions to the MCI Board. The analyses were prepared before the completion of all of the negotiations on the MCI/WorldCom Merger Agreement and, with respect to the ratio at which shares of MCI Common Stock will be exchanged for shares of WorldCom Common Stock, assumed that holders of MCI Common Stock would receive such number of shares of WorldCom Common Stock equal to an assumed exchange ratio (the "Assumed Exchange Ratio") determined by dividing $50.00 by the stock prices used in the analyses within the share price collar of $29.00 to $41.00 for each share of WorldCom Common Stock. In negotiations subsequent to the presentation made to the MCI Board in connection with the delivery of the Financial Advisors' fairness opinions, the amount of the MCI Common Stock Merger Consideration was increased by increasing the numerator in the Exchange Ratio to $51.00, as is contemplated by the MCI/WorldCom Merger Agreement. The summary description set forth below does not reflect the Exchange Ratio as contemplated by the MCI/WorldCom Merger Agreement but instead reflects the lower Assumed Exchange Ratio. In addition, holders of MCI Common Stock are reminded that, based on the $51.00 in MCI Common Stock Merger Consideration contemplated by the MCI/WorldCom Merger Agreement, if the average of the high and low prices of WorldCom Common Stock during the Measurement Period falls below $29.00 per share, the Exchange Ratio in the MCI/WorldCom Merger Agreement will be fixed at 1.7586 and, if the average of the high and low prices of WorldCom Common Stock during the Measurement Period rises above $41.00 per share, the Exchange Ratio in the MCI/WorldCom Merger Agreement will be fixed at 1.2439. Any per share analyses with respect to MCI Common Stock prior to the MCI/WorldCom Merger take into account the outstanding shares of MCI Class A Common Stock as well as the outstanding shares of MCI Common Stock.

  Collar Range Analysis

     The Financial Advisors reviewed and analyzed selected terms and stock market information relating to selected acquisition transactions ("Selected Acquisition Collar Transactions"), selected acquisition transactions by acquirors whose stock had a 100-day volatility at the time of announcement above the median for the Selected Acquisition Collar Transactions ("Selected High-Volatility Collar Transactions") and selected acquisition transactions where the time period from announcement to closing was longer than the median for the Selected Acquisition Collar Transactions ("Selected Distant-Closing Collar Transactions"), all involving some form of floating exchange ratios, including floating exchange ratios, subject to fixed share price collars. The Financial Advisors noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and that the characteristics of such transactions and the companies involved were not directly comparable to the MCI/WorldCom Merger or to MCI or WorldCom.

     Based on the data for the Selected Acquisition Collar Transactions, this analysis indicated that the mean of the minimum collar prices of comparable collar transactions was 13.6% lower and the mean of the maximum collar prices was 10.9% higher than the closing price of the acquiror's stock as of the trading day before the announcement of the transaction. Based on data for the Selected High-Volatility Collar Transactions, this analysis also indicated that the mean of the minimum collar prices was 18.1% lower and the mean of the maximum collar prices was 11.0% higher than the closing price of the acquiror's stock as of the trading day before the announcement of the transaction. In addition, based on data for the Selected Distant-Closing Collar Transactions, this analysis indicated that the mean of the minimum collar prices was 14.4% lower and the mean of the maximum collar prices was 11.4% higher than the closing price of the acquiror's stock as of the trading day before the announcement of the transaction. Based on a closing price of $33.13 for WorldCom Common Stock (the closing price on November 7, 1997), the minimum collar price under the Assumed Exchange Ratio is 12.5% lower than the price of WorldCom Common Stock and the maximum collar price under the Assumed Exchange Ratio is 23.8% higher than the price of WorldCom Common Stock. As noted above, no transaction reviewed was identical to the MCI/WorldCom Merger. Accordingly, an assessment of the results of this analysis necessarily involves complex considerations and judgments concerning the financial and operating characteristics of MCI and WorldCom and other factors relating to the MCI/WorldCom Merger as compared to the Selected Acquisition Collar Transactions and the companies involved in such transactions.

  Historical Stock Trading Analysis


     The Financial Advisors analyzed the indexed historical trading prices for the MCI Common Stock and the WorldCom Common Stock during the one-year and three-year periods prior to and ending November 7, 1997, as compared to the indexed historical trading prices for an index comprised of AT&T and Sprint, an index comprised of Ameritech, Bell Atlantic, BellSouth, GTE, SBC, and U S WEST and the Standard and Poor's 500 Index.


  Comparable Publicly Traded Companies Analysis

     The Financial Advisors reviewed and compared certain actual and projected financial, operating and stock market information of companies in lines of business believed to be comparable to those of MCI and WorldCom. The Financial Advisors noted that, although there were no public companies with precisely the same mix of businesses and financial condition as MCI or WorldCom, the Financial Advisors believed the most relevant comparable companies to MCI to include AT&T and Sprint (the "MCI Comparable Companies"). The Financial Advisors believed the most relevant comparable companies to WorldCom to include AT&T, Sprint, and an average of Ameritech, Bell Atlantic, BellSouth, SBC and U S WEST (the "WorldCom Telecom Comparable Companies") and also to include Cisco Systems, Inc., Microsoft Corporation and Oracle Corporation (the "WorldCom Growth Comparable Companies" and, together with the MCI Comparable Companies and the WorldCom Telecom Comparable Companies, the "Comparable Companies").

     This analysis indicated that the enterprise value (determined as equity market value plus net debt) of the MCI Comparable Companies as a multiple of projected 1997 revenue ranged from 1.5x to 1.6x; and of projected 1997 EBITDA ranged from 5.3x to 8.2x. This analysis indicated that the stock price as a multiple of projected 1997 earnings per share ("EPS") of the MCI Comparable Companies ranged from 17.8x to 23.1x. This analysis also indicated that the enterprise value of the MCI Comparable Companies as a multiple of projected 1998 revenue ranged from 1.4x to 1.6x; and of projected 1998 EBITDA ranged from 5.0x to 7.6x. This analysis indicated that the stock price as a multiple of projected 1998 EPS of the MCI Comparable Companies ranged from 16.3x to 22.9x.

     This analysis indicated that the enterprise value of the WorldCom Telecom Comparable Companies as a multiple of projected 1997 revenue ranged from 1.5x to 2.7x; and of projected 1997 EBITDA ranged from 5.3x to 8.2x. This analysis indicated that the stock price as a multiple of projected 1997 EPS of the WorldCom Telecom Comparable Companies ranged from 17.1x to 23.1x. This analysis also indicated that the enterprise value of the WorldCom Telecom Comparable Companies as a multiple of projected 1998 revenue ranged from

1.4x to 2.5x; and of projected 1998 EBITDA ranged from 5.0x to 7.6x. This analysis indicated that the stock price as a multiple of projected 1998 EPS of the WorldCom Telecom Comparable Companies ranged from 15.6x to 22.9x.

     This analysis indicated that the enterprise value of the WorldCom Growth Comparable Companies as a multiple of projected 1997 revenue ranged from 5.5x to 12.2x; and of projected 1997 EBITDA ranged from 19.9x to 23.3x. This analysis also indicated that the stock price as a multiple of projected 1997 EPS of the WorldCom Growth Comparable Companies ranged from 36.9x to 43.1x. This analysis also indicated that the enterprise value of the WorldCom Growth Comparable Companies as a multiple of projected 1998 revenue ranged from 4.1x to 10.1x; and of projected 1998 EBITDA ranged from 15.4x to 19.7x. This analysis also indicated that the stock price as a multiple of projected 1998 EPS of the WorldCom Growth Comparable Companies ranged from 28.9x to 37.2x.


     Based on the foregoing data and other data deemed relevant for the Comparable Companies and based on projections for MCI provided by the management of MCI and for WorldCom by the management of WorldCom (and modified with the approval of the management of MCI), the Financial Advisors performed a public market valuation analysis. Actual results could vary from such projections and the variations may be material. See "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors." This analysis indicated pre-tax "sum-of-the-parts" equity value reference ranges of approximately $34 to $39 for each share of MCI Common Stock and approximately $28 to $36 for each share of WorldCom Common Stock. This analysis also indicated an equity value reference range for MCI based on projected consolidated 1998 EBITDA of approximately $23 to $31 for each share of MCI Common Stock. As noted above, no company used in this analysis was identical to MCI or WorldCom. Accordingly, any analysis of the value of MCI or WorldCom based on the Comparable Companies involves complex considerations and judgments concerning differences in potential financial and operating characteristics of the Comparable Companies and other factors in relation to the trading and acquisition values of the Comparable Companies.


  Selected Precedent Transactions Analysis

     The Financial Advisors reviewed and analyzed selected financial, operating and stock market information relating to selected acquisition transactions in the telecommunications industry (the "Telecommunications Transactions"). The Financial Advisors noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and that the characteristics of such transactions and the companies involved were not directly comparable to the MCI/WorldCom Merger or to MCI or WorldCom.

     The Financial Advisors performed a private market valuation analysis based on the Telecommunications Transactions that they deemed relevant. Among other factors, the Financial Advisors indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations, and microeconomic factors, such as industry results and growth expectations.


     Based on the data for Telecommunications Transactions, and based on the projections provided by the management of MCI, this analysis indicated implied equity value reference ranges of approximately $27 to $37 for each share of MCI Common Stock. Actual results could vary from such projections and the variations may be material. See "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors."As noted above, no transaction reviewed was identical to the MCI/WorldCom Merger and, accordingly, an assessment of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of MCI and WorldCom and other factors that would affect the acquisition value of the companies to which MCI was compared.


  Discounted Cash Flow Analysis


     Based upon forecasts for MCI provided by the management of MCI through 2001 and 2002, the Financial Advisors calculated the net present value of the estimated future consolidated cash flows of MCI. Actual results could vary from such projections and the variations may be material. See "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors." Utilizing discount rates of 11.5% to

12.5% and in perpetuity free cash flow growth rates of 4.5% to 5.5%, this analysis indicated net present values per share of MCI Common Stock ranging from approximately $25 to $35 using MCI's projected cash flows through 2001 and from approximately $32 to $45 using MCI's projected cash flows through 2002. Based upon forecasts for WorldCom provided by the management of WorldCom (and modified with the approval of the management of MCI), the Financial Advisors calculated the net present value of the estimated future consolidated cash flows of WorldCom through 2002 and the present value of the implied 2002 terminal value of WorldCom. Actual results could vary from such projections and the variations may be material. See "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors." Utilizing discount rates of 14% to 15% and projected EBITDA terminal multiples of 9.0x to 10.0x, this analysis indicated net present values per share of WorldCom Common Stock ranging from approximately $35 to $42.


  Analysis at Various Combined Company Trading Prices

     Based upon projections for MCI provided by the management of MCI and for WorldCom provided by the management of WorldCom (and modified with the approval of the management of MCI), the Financial Advisors analyzed, among other things, a range of potential enterprise values for the combined company as a multiple of projected revenue and projected EBITDA for the combined company. For the purposes of this analysis, the Financial Advisors assumed, among other things, the realization of the potential synergies following the MCI/WorldCom Merger projected by the management of MCI and certain other assumptions such as the Assumed Exchange Ratio, the payment of the proposed MCI Class A Consideration pursuant to the proposed MCI/WorldCom Merger Agreement and the fee to BT under the BT/MCI Merger Agreement and the closing of the MCI/WorldCom Merger on December 31, 1998. Based on the foregoing and other assumptions and the Assumed Exchange Ratio resulting from an assumed average closing price for the WorldCom Common Stock of $33.13 (the closing price on November 7, 1997) and per share prices for the combined company ranging from $25.00 per share to $45.00 per share, this analysis indicated that the enterprise value of the combined company as a multiple of projected 1999 revenue ranged from 1.8x to 2.8x; of projected 2000 revenue ranged from 1.5x to 2.4x; of projected 1999 EBITDA ranged from 6.1x to 9.5x; and of projected 2000 EBITDA ranged from 4.9x to 7.7x.


     This analysis is a hypothetical analysis of implied multiples that may result from using entirely hypothetical combined company per share prices. This analysis is not intended to, and does not, project potential per share prices as of any given date. Accordingly, this analysis does not indicate, and should not be viewed as indicating, at what price the combined company's shares will trade on any given date following consummation of the MCI/WorldCom Merger.


  Contribution Analysis


     The Financial Advisors considered the contribution of each of MCI and WorldCom to revenue, EBITDA and net income of the combined company, without taking into account any operating, financial or accounting impacts resulting from the MCI/WorldCom Merger or any synergies projected by WorldCom and MCI to be realized from the MCI/WorldCom Merger. This analysis used MCI management's forecasts for MCI and WorldCom management's forecast for WorldCom (as modified with the approval of the management of MCI) for projected fiscal years 1999 and 2002. Actual results could vary from such projections and the variations may be material. See "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors." This analysis indicated that MCI's contribution to combined revenue was estimated to be approximately 63% in projected year 1999 and to be approximately 52% in projected year 2002; to combined EBITDA was estimated to be approximately 54% in projected year 1999 and to be approximately 46% in projected year 2002; and to combined net income, normalized for amortization from goodwill and other intangibles, was estimated to be approximately 41% in projected year 1999 and to be approximately 38% in projected year 2002. Based on the Assumed Exchange Ratio and an average trading price for the WorldCom Common Stock within the share price collar of $29.00 and $41.00 per share in the MCI/WorldCom Merger Agreement, current holders of MCI Common Stock would own approximately 40% to 48% of the combined company upon consummation of the MCI/WorldCom Merger.

  Has/Gets Analysis


     The Financial Advisors calculated the effect that the MCI/WorldCom Merger could have on the projected revenue per share of MCI Common Stock, EBITDA per share of MCI Common Stock and EPS of MCI Common Stock for MCI on a stand-alone basis before the MCI/WorldCom Merger as compared to the projected revenue per share of MCI Common Stock, EBITDA per share of MCI Common Stock and EPS of MCI Common Stock for the combined company after the MCI/WorldCom Merger. This analysis was based on the assumptions described above, including the realization of the potential synergies following the MCI/WorldCom Merger projected by the management of MCI, and certain other assumptions such as the Assumed Exchange Ratio, fair market value accounting adjustments in the MCI/WorldCom Merger and the payment of the proposed MCI Class A Common Stock Merger Consideration pursuant to the proposed MCI/WorldCom Merger Agreement and the fee to BT under the BT/MCI Merger Agreement. Actual results could vary from such projections and the variations may be material. See "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors."


     This analysis indicated that, assuming the Assumed Exchange Ratio resulting from an assumed average trading price per share of WorldCom Common Stock of $33.13 (the closing price as of November 7, 1997), the MCI/WorldCom Merger would result in a decrease in projected 1999 revenue per share of MCI Common Stock; significant increase in projected 1999 EBITDA per share of MCI Common Stock; and substantial increase in projected 1999 EPS of MCI Common Stock. This analysis also indicated that, assuming the Assumed Exchange Ratio resulting from an assumed average trading price per share of WorldCom Common Stock of $33.13, the MCI/WorldCom Merger would result in a modest increase in projected 2002 revenue per share of MCI Common Stock; substantial increase in projected 2002 EBITDA per share of MCI Common Stock; and substantial increase in projected 2002 EPS of MCI Common Stock.

     This analysis also indicated that, assuming the Assumed Exchange Ratio resulting from an assumed average trading price per share of WorldCom Common Stock of $35 (such price being the midpoint of the share price collar), the MCI/WorldCom Merger would result in a decrease in projected 1999 revenue per share of MCI Common Stock; significant increase in projected 1999 EBITDA per share of MCI Common Stock; and substantial increase in projected 1999 EPS of MCI Common Stock. This analysis also indicated that, assuming the Assumed Exchange Ratio resulting from an assumed average trading price per share of WorldCom Common Stock of $35, the MCI/WorldCom Merger would result in a modest increase in projected 2002 revenue per share of MCI Common Stock; substantial increase in projected 2002 EBITDA per share of MCI Common Stock; and substantial increase in projected 2002 EPS of MCI Common Stock.

  Pro Forma Combination Analysis

     The Financial Advisors considered the effect the MCI/WorldCom Merger could have on the EPS of the combined company as compared with the EPS of WorldCom on a stand-alone basis. Using potential WorldCom Common Stock average closing prices ranging from $29.00 to $41.00, including the November 7, 1997, closing price of $33.13 for WorldCom Common Stock, and after giving effect to certain tax and other considerations and the assumptions described above, including the realization of 100% of the potential synergies following the MCI/WorldCom Merger projected by the management of MCI, and to certain other assumptions such as the Assumed Exchange Ratio, fair market value accounting adjustments in the MCI/WorldCom Merger and the payment of the proposed MCI Class A Common Stock Merger Consideration pursuant to the proposed MCI/WorldCom Merger Agreement and the fee to BT under the BT/MCI Merger Agreement, this analysis indicated that, based on forecasts for MCI provided by MCI's management and based on forecasts for WorldCom provided by WorldCom's management (and modified with the approval of the management of MCI), the MCI/WorldCom Merger would be significantly accretive to the projected stand-alone EPS of WorldCom in 1999 and 2000. Based on the foregoing assumptions, but assuming the realization of 50% of the potential synergies following the MCI/WorldCom Merger projected by the management of MCI, the MCI/WorldCom Merger would range from being modestly dilutive to modestly accretive to the projected 1999 and 2000 stand-alone EPS of WorldCom.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION


     In considering the MCI Board's recommendation that you vote in favor of adoption of the MCI/WorldCom Merger Agreement, MCI stockholders should be aware that a number of executive officers of MCI, including some officers who are also directors, have certain interests in the MCI/WorldCom Merger that are different from, or in addition to, the interests of stockholders of MCI generally. With respect to Messrs. Roberts and Taylor, executives who serve as directors of MCI and who will serve as executives and directors of MCI WorldCom, each will be entitled to receive in the MCI/WorldCom Merger a number of shares of WorldCom Common Stock and options to purchase shares of WorldCom Common Stock, based upon the Exchange Ratio, in exchange for the shares of MCI Common Stock beneficially owned by Messrs. Roberts and Taylor as of the Effective Time and options to purchase shares of MCI Common Stock held by Messrs. Roberts and Taylor as of the Effective Time. See "Ownership of MCI Capital Stock". In addition, in connection with the MCI/WorldCom Merger, a cash retention award pool of up to approximately $170 million will be created to provide retention incentives for MCI senior executives, including Messrs. Roberts and Taylor, as determined by the MCI Compensation Committee. The MCI Board recognized such interests and determined that such interests neither supported nor detracted from the fairness of the MCI/WorldCom Merger to the holders of MCI Common Stock.


  Ownership of MCI Common Stock; Stock Options


     As of December 31, 1997, directors and executive officers of MCI beneficially owned an aggregate of -- shares of MCI Common Stock (or approximately --% of the then outstanding MCI Common Stock), including restricted shares of MCI Common Stock ("MCI Restricted Shares") and incentive stock units ("ISUs") but excluding shares of MCI Common Stock that may be acquired upon the exercise of outstanding stock options to purchase MCI Common Stock ("MCI Stock Options").



     As of December 31, 1997, directors and executive officers of MCI held options to purchase an aggregate of -- shares of MCI Common Stock, of which options to purchase -- shares of MCI Common Stock were exercisable, and the remainder of which will, pursuant to the MCI/WorldCom Merger Agreement, become fully vested and exercisable immediately prior to the Effective Time if not previously vested. The MCI/WorldCom Merger Agreement provides that, on or prior to the Effective Time, MCI shall take all action necessary to cause each option to purchase shares of MCI Common Stock that remains outstanding at the Effective Time to be converted into an option to acquire that number of shares of WorldCom Common Stock determined by multiplying the number of shares of MCI Common Stock subject to such option by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of WorldCom Common Stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the Exchange Ratio. See "Other Terms of the MCI/WorldCom Merger Agreement--Stock Options and Other Stock Plans."



     As of December 31, 1997, executive officers of MCI held an aggregate of -- MCI Restricted Shares and ISUs. Pursuant to the MCI/WorldCom Merger Agreement at the Effective Time, all unvested and unpaid MCI Restricted Shares and ISUs outstanding on the date of execution of the MCI/WorldCom Merger Agreement will become fully vested and (unless voluntarily deferred) paid. Any MCI Restricted Shares or ISUs outstanding at the Effective Time shall be converted to the number of shares of WorldCom Common Stock or ISUs determined by multiplying such MCI Restricted Shares and ISUs by the Exchange Ratio.


  Employment Agreements

     MCI had previously entered into employment agreements (the "Employment Agreements") with Messrs. Bert C. Roberts, Jr., Gerald H. Taylor, Timothy F. Price, Douglas L. Maine, Michael J. Rowny, Michael H. Salsbury, Fred M. Briggs and Scott B. Ross (the "Executives"), effective as of November 2, 1996, and expiring on December 31, 1999. The Employment Agreements will remain in place whether or not the MCI/WorldCom Merger is approved by MCI's stockholders.


     Pursuant to the Employment Agreements, each Executive will receive an annual base salary, subject to increases (but not decreases) at the discretion of MCI. The 1997 annual salaries of each of the Executives under the Employment Agreements were as follows: Bert C. Roberts, Jr., $1,000,000; Gerald H. Taylor, $700,000; Timothy F. Price, $550,000; Michael J. Rowny, $350,000; Scott B. Ross, $325,000; Douglas L. Maine, $330,000; Michael H. Salsbury, $300,000; and Fred M. Briggs, $300,000. In addition, each Executive will receive an annual bonus for each fiscal year of MCI ending during the term of the Executive's employment with a minimum bonus amount of no less than the average annual bonus earned by the Executive in respect of the 1994, 1995 and 1996 fiscal years. The Executives will also participate in any long-term incentive compensation plan or program maintained by MCI for senior executives of MCI and all long-term compensation plans and programs in existence immediately prior to the MCI/WorldCom Merger are, under the Employment Agreements, required to be maintained for at least two years following the Effective Time or replaced by programs that are no less favorable to the Executives. In addition, the Executives will participate in all MCI pension and welfare benefit plans and programs which are applicable to senior executives of MCI, and all pension and welfare benefit plans and programs in existence immediately prior to the MCI/WorldCom Merger are, under the Employment Agreements, required to be maintained for at least two years following the Effective Time or be replaced by programs that are no less favorable to the Executives.



     Under the Employment Agreements, in the event an Executive's employment is terminated by MCI (for this purpose "MCI" shall mean MCI, WorldCom and their respective affiliates) without "Cause" or by the Executive for "Good Reason" (as each such term is defined below), the Executive is to receive (a) the Executive's accrued but unpaid salary and vacation pay, and any unpaid bonus from the prior fiscal year, (b) a cash payment equal to three times the sum of
(x) the Executive's annual base salary and (y) the greater of (A) the average annual bonus paid to or accrued for the Executive by MCI in respect of the three calendar years preceding the termination of employment and (B) the annual bonus paid to or accrued for the Executive in respect of 1995, (c) continued medical, dental and life insurance coverage for the Executive and the Executive's eligible dependents on the same basis as in effect immediately prior to the Executive's termination of employment until the earlier of (x) 36 months after the Executive's termination of employment or (y) the commencement of coverage with a subsequent employer, but only to the extent such coverage duplicates or exceeds the coverage provided by MCI, (d) unless otherwise expressly elected by the Executive prior to such termination, payment, in a cash lump sum, of all amounts deferred by the Executive under any non-qualified plan of deferred compensation maintained by MCI or MCI WorldCom (notwithstanding the payment provisions of any such plan to the contrary), (e) full acceleration of vesting and exercisability of any equity based and cash retention awards (including, but not limited to, MCI Stock Options, MCI Restricted Shares and ISUs) granted to the Executive prior to the Executive's termination of employment and (f) 36 months of age and service credit for all purposes under all defined benefit plans of MCI (or the equivalent).


     For purposes of the Employment Agreements, "Cause" means: (i) a deliberate and material breach by the Executive of his duties and responsibilities under the Employment Agreement that results in material harm to MCI, which breach is
(A) either the product of willful malfeasance or gross neglect, (B) committed in bad faith or without reasonable belief that such breach is in, or not contrary to, the best interests of MCI and (C) not remedied within 30 days after receipt of written notice from MCI specifying such breach; (ii) the Executive's willful and material breach of the restrictive covenants contained in the Employment Agreements which is not remedied within 30 days after receipt of written notice from MCI specifying such breach; or (iii) the Executive's plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material harm to the reputation or financial position of MCI. "Good Reason" means the occurrence of any of the following without the Executive's express written consent: (i) the assignment to the Executive of any duties inconsistent with the Executive's current positions, duties, responsibilities and status with MCI, a change in the Executive's reporting responsibilities, title or offices or any removal of the Executive from or failure to elect or re-elect the Executive to any position with MCI (including membership on the MCI Board) except in connection with the Executive's promotion or a termination of employment for Cause; (ii) a reduction in the Executive's base salary or target annual bonus or long-term incentives, as such salary, target bonus and incentives are increased from time to time; (iii) the failure to continue in effect any employee benefit plan or compensation plan in which the Executive participates unless the Executive is provided with participation in other plans that provide substantially comparable benefits or the taking of any action that would adversely affect the Executive's benefits under any such plan; (iv) any relocation of the Executive's principal place of business from the location described in the Employment Agreement; (v) any reduction in fringe benefits and perquisites provided to the Executive; (vi) any material breach by MCI of any provisions of the Employment Agreement; and (vii) a failure by MCI WorldCom to expressly assume, as of the date of the MCI/WorldCom Merger, all obligations of MCI under the Employment Agreement.

     The Employment Agreements further provide that if the payments described above constitute "parachute payments" under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). MCI is to pay the Executive an additional amount sufficient to place the Executive in the same after-tax financial position the Executive would have been in if the Executive had not incurred the excise tax imposed under Section 4999 of the Code in respect of such parachute payments.

     In the event an Executive's employment is terminated due to the Executive's death or "Disability" (as defined in the Employment Agreements), the Employment Agreements provide that MCI is to pay to the Executive (or the Executive's beneficiaries) a lump sum cash amount equal to (i) the annual rate of the Executive's annual base salary as in effect on the date of termination and (ii) the highest bonus paid to the Executive under MCI's annual bonus plan during the three fiscal years preceding the termination of employment. In addition, the Executive is to receive (i) the unpaid portion of his annual base salary accrued to the date of termination and any accrued vacation as of the date of termination and (ii) the unpaid portion of his bonus accrued with respect to the last full fiscal year of MCI ended prior to the date of termination, when such bonus would otherwise be payable.

     The Employment Agreements contain confidentiality, non-competition and non-solicitation clauses which provide, among other things, that the Executive is not to (i) render services to a competitor of MCI or its affiliates or (ii) solicit or offer employment to any employee of MCI or its affiliates during the Executive's employment with MCI or its affiliates and, thereafter, for a period expiring on the earlier of (x) the first anniversary of the Executive's termination of employment and (y) the expiration of the term of the Employment Agreement.

  Executive Severance Policy

     MCI has adopted an executive severance plan (the "ESP") effective for the period commencing on November 3, 1996, and terminating on November 9, 2000 (the "Benefits Termination Date"). The ESP covers 20 senior executives of MCI (the "Covered Executives") who do not have employment agreements. The ESP provides that if a Covered Executive's employment is terminated prior to the Benefits Termination Date for any reason other than "disability" or for "cause" (as such terms are defined in the ESP), or if the Covered Executive terminates employment for "good reason" (as such term is defined in the ESP) prior to the Benefits Termination Date, MCI will pay to the Covered Executive an amount equal to two times the sum of (x) the Covered Executive's annual base salary and (y) the greater of (A) the average annual bonus paid to or accrued by the Covered Executive in respect of the three calendar years preceding the termination of employment and (B) the Covered Executive's annual bonus in respect of 1995. Under the ESP, such amount is to be paid as follows: the amount attributable to base salary will be paid in a lump sum following the termination of the Covered Executive's employment, except that if the Covered Executive terminates his employment for good reason such amount will be payable over a six-month period in equal installments, and the amount attributable to the annual bonus will be paid in a lump sum following the termination of the Covered Executive's employment. Under the ESP, a Covered Executive whose employment terminates under the circumstances described above will also be entitled to: (i) continued medical, dental and life insurance coverage (or their equivalents) until the earlier of (A) 24 months after the Covered Executive's termination of employment or (B) the commencement of coverage with a subsequent employer to the extent such coverage duplicates or exceeds the coverage provided by MCI, (ii) unless otherwise expressly elected by the Covered Executive prior to such termination, payment in a cash lump sum of all amounts deferred by the Covered Executive pursuant to any non-qualified deferred compensation and cash retention plan of MCI, (iii) full acceleration of vesting and exercisability of any equity-based compensation awards granted to the Covered Executive and (iv) 24 months of age and service credit for all purposes under all defined benefit pension plans of MCI (or their equivalents).

     Under the ESP, in the event of the termination of a Covered Executive's employment prior to the Benefits Termination Date due to a Covered Executive's death or disability, MCI will pay to the Covered Executive or his beneficiaries, as applicable, a lump sum cash amount equal to (i) the Covered Executive's annual base salary and (ii) the highest bonus paid to the Covered Executive by MCI during the three fiscal years preceding the termination of employment. In addition, under the ESP, the Covered Executive will be entitled to payment in a cash lump sum of all amounts deferred by the Covered Executive under any nonqualified deferred compensation plan maintained by MCI, unless otherwise expressly elected by the Covered Executive.

     The ESP also provides for a gross-up payment to be made to a Covered Executive for any excise tax imposed under Section 4999 of the Code with respect to any payments made to the Covered Executive under the ESP or under the terms of any other MCI plan, program, agreement or arrangement.

     The ESP contains confidentiality, non-competition and non-solicitation clauses which provide, among other things, that a Covered Employee may not, for a period of six months, in the event a Covered Employee terminates his or her employment for good reason, (i) render services to a competitor of MCI or its affiliates or (ii) solicit or offer employment to any employees of MCI or its affiliates.

  Retention Bonuses

     Retention Bonuses for Senior Executives


     In connection with the MCI/WorldCom Merger, a cash retention award pool (the "Executive Retention Program") of up to approximately $170 million will be created to provide retention incentives for MCI senior executives, as determined by the MCI Compensation Committee. These bonuses generally replace the Senior Retention ISUs granted pursuant to the Original MCI/BT Merger Agreement, which were discontinued when that agreement was terminated. The schedule of payment of such incentives will be subject to approval of WorldCom, which will not be unreasonably withheld; and WorldCom will be informed as to the other aspects of the incentives.


     Retention Bonuses for Employees

     As was the case under the Original MCI/BT Agreement, MCI managers are permitted to make discretionary grants of retention bonuses (in cash or otherwise) to key individuals (other than those individuals who have entered into the Employment Agreements, and it being understood that it is intended that the Covered Executives generally are not to be eligible to participate) from a separate approximately $100 million pool created for that purpose. Awards are to be granted from this pool as follows: (i) up to one-half was awarded not earlier than December 1, 1997, and (ii) one-half is to be awarded not earlier than December 1, 1998, except that upon the closing date of any transaction involving the sale or other disposition of a majority of MCI's capital stock or assets, any such amounts that have not yet been paid will be accelerated and paid out.

  Discretionary Retention Bonus Pool

     In addition, a cash retention pool of up to $150 million has been created for post-MCI/WorldCom Merger retention; such pool will be allocated in consultation with WorldCom.

  Director and Officer Indemnification and Insurance

     Pursuant to the MCI/WorldCom Merger Agreement, from and after the Effective Time, the Surviving Corporation is to cause to be maintained in effect in its certificate of incorporation and bylaws (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of officers and directors contained in the MCI Restated Certificate of Incorporation (the "MCI Restated Certificate of Incorporation") and the MCI Bylaws (the "MCI Bylaws") and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event is the

Surviving Corporation to be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance, and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation is to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  Board of Directors; Management


     Pursuant to the MCI/WorldCom Merger Agreement, WorldCom has agreed that the WorldCom Board, as of the Effective Time, shall consist of fifteen members, eight of whom shall be designated by WorldCom from among the directors of WorldCom, five of whom shall be designated by MCI from among the directors of MCI and two of whom shall be directors designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party shall be reasonably acceptable to the other party. As of the date hereof, the WorldCom Board is composed of eleven directors. WorldCom has further agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, and to cause the senior management of MCI WorldCom to be as previously agreed between the parties. Pursuant to the MCI/WorldCom Merger Agreement, Bernard J. Ebbers will be the President and Chief Executive Officer of MCI WorldCom. In addition, Gerald H. Taylor, currently Chief Executive Officer of MCI, will become Vice Chairman of MCI WorldCom and will be responsible for international operations and ventures; Timothy F. Price, currently President and Chief Operating Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom's U.S. telecommunications operating subsidiary; John W. Sidgmore will be Vice Chairman and Chief Operating Officer of MCI WorldCom and will perform his current responsibilities including European operations; and Scott D. Sullivan will continue to serve as Chief Financial Officer of MCI WorldCom. See "Directors and Management of MCI WorldCom Following the Merger."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     General. The following discusses the material federal United States income tax consequences of the MCI/WorldCom Merger to United States persons who hold shares of MCI Common Stock as capital assets within the meaning of Section 1221 of the Code. It does not discuss the tax consequences that might be relevant to MCI stockholders entitled to special treatment under federal income tax law (including, without limitation, dealers in securities or foreign currency, tax-exempt entities, banks, trusts, insurance companies, persons that hold MCI Common Stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign persons, including foreign individuals, partnerships and corporations), to MCI stockholders who acquired their shares of MCI Common Stock or WorldCom Common Stock through the exercise or cancellation of employee stock options or otherwise as compensation, or to BT. This discussion also does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.


     Consummation of the MCI/WorldCom Merger is conditioned upon, among other things, the receipt of opinions of Cravath, Swaine & Moore, counsel to WorldCom, and Simpson Thacher & Bartlett, counsel to MCI, each dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, (i) the MCI/WorldCom Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) WorldCom, Merger Sub and MCI will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     Assuming the MCI/WorldCom Merger is consummated in accordance with the terms of the MCI/WorldCom Merger Agreement and as described in this Joint Proxy Statement/Prospectus, under current law, for federal income tax purposes, (i) the MCI/WorldCom Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) WorldCom, Merger Sub and MCI will each be a party to that reorganization within the meaning of Section 368(b) of the Code. This conclusion is based on the Code, regulations promulgated thereunder and rulings in effect as of the date hereof, current administrative rulings and practice and judicial precedent (collectively, "Current Applicable Law"), all of which are subject to change, and certain representations as to factual matters to be made by, among others, WorldCom and MCI (such representations, the "Factual Representations"). Any change in Current Applicable Law, which may or may not be retroactive, or failure of the Factual Representations to be true, correct and complete in all material respects could alter the tax consequences discussed herein. The parties will not request and the MCI/WorldCom Merger is not conditioned upon a ruling from the Internal Revenue Service (the "IRS") with respect to any of the federal income tax consequences of the MCI/WorldCom Merger, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.



     Accordingly, as a reorganization under the Code, (i) no gain or loss will be recognized by the stockholders of MCI with respect to the shares of MCI Common Stock exchanged for WorldCom Common Stock in the MCI/WorldCom Merger,
(ii) the adjusted tax basis of the shares of WorldCom Common Stock received by an MCI stockholder (including any fractional interest) will be equal to the adjusted tax basis of the shares of MCI Common Stock exchanged therefor, (iii) a holder's holding period with respect to the shares of WorldCom Common Stock received pursuant to the MCI/WorldCom Merger will include the holding period of the MCI Common Stock exchanged therefor, provided the shares of MCI Common Stock were held as capital assets within the meaning of Section 1221 of the Code on the date of the MCI/WorldCom Merger, (iv) the receipt of cash in lieu of fractional shares of WorldCom Common Stock by a stockholder of MCI will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by WorldCom and (v) no gain or loss will be recognized by WorldCom, the Merger Sub or MCI as a result of the MCI/WorldCom Merger.


     The receipt of cash in lieu of a fractional share of WorldCom Common Stock by an MCI stockholder pursuant to the MCI/WorldCom Merger will result in taxable gain or loss to such stockholder for federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's adjusted tax basis in such fractional share as set forth above. Such gain or loss will constitute capital gain or loss if such stockholder's MCI Common Stock is a capital asset within the meaning of Section 1221 of the Code at the Effective Time and will constitute long-term capital gain or loss, if the holder's holding period is greater than 12 months as of the date of the consummation of the MCI/WorldCom Merger. For noncorporate holders, any such long-term capital gain generally will be taxed at one of two preferential rates depending upon whether the holding period for the underlying MCI Common Stock is greater than 18 months as of the date of the consummation of the MCI/WorldCom Merger. The deductibility of capital losses is subject to limitations.

     Backup Withholding. Certain noncorporate holders of MCI Common Stock may be subject to backup withholding at a 31% rate on cash payments received in lieu of fractional shares of WorldCom Common Stock. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to MCI stockholders following consummation of the MCI/WorldCom Merger, (ii) provides a certification of foreign status on Form W-8 (or successor form) or (iii) is otherwise exempt from backup withholding.


     BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR MCI STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH MCI STOCKHOLDER AND OPTION HOLDER IS URGED TO CONSULT HIS OR HER PERSONAL TAX ADVISOR CONCERNING THE APPLICABILITY OF ANY FOREIGN LAWS AS WELL AS OTHER FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MCI/WORLDCOM MERGER.


ACCOUNTING TREATMENT

     The MCI/WorldCom Merger will be accounted for as a purchase for financial accounting purposes in accordance with generally accepted accounting principles. For purposes of preparing WorldCom's consolidated financial statements, WorldCom will establish a new accounting basis for MCI's assets and liabilities based upon the fair values thereof, the Merger Consideration and the costs of the MCI/WorldCom Merger. WorldCom's management believes that any excess of cost over the fair value of the net assets of MCI will be recorded as goodwill, in-process research and development, and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial information appearing elsewhere in this Joint Proxy Statement/Prospectus are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial information. WorldCom has undertaken a study to determine the fair value of certain of MCI's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of MCI will be included in the WorldCom consolidated statement of operations following the Effective Time. See "Pro Forma Financial Information."


PERCENTAGE OWNERSHIP INTEREST OF MCI STOCKHOLDERS AFTER THE MCI/WORLDCOM MERGER


     The number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger will depend on the actual Exchange Ratio, which will not be known until the end of the Measurement Period (which ends three trading days preceding the Effective Time). If the minimum Exchange Ratio (1.2439) is applicable, and assuming that there will be -- shares of WorldCom Common Stock and -- shares of MCI Common Stock outstanding immediately prior to the Effective Time (which numbers are based on the number of shares outstanding on --, in the case of WorldCom, and --, in the case of MCI, without regard to shares issuable upon exercise of options, rights or warrants but assuming the conversion of WorldCom convertible securities), the number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger would be --, which would represent --% of the outstanding shares of WorldCom Common Stock immediately after the Effective Time. If the maximum Exchange Ratio (1.7586) is applicable, and based on the same assumptions, the number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger would be --, which would represent --% of the outstanding shares of WorldCom Common Stock immediately after the Effective Time. These figures do not reflect the BFP Merger or the CompuServe Merger.


APPRAISAL RIGHTS

     Under the Georgia Business Corporation Code ("GBCC"), the holders of WorldCom Common Stock are not entitled to appraisal rights in connection with the Share Issuance or the Charter Amendment.

     Under the DGCL, the holders of MCI Common Stock will not be entitled to appraisal rights in connection with the MCI/WorldCom Merger. The holders of MCI Class A Common Stock would ordinarily be entitled to appraisal rights in connection with the MCI/WorldCom Merger; however, BT, which is the sole holder of MCI Class A Common Stock, waived its appraisal rights in the BT Agreement. See "The BT Agreement."

NASDAQ LISTING


     It is a condition to the consummation of the MCI/WorldCom Merger that the shares of WorldCom Common Stock to be issued be authorized for quotation on NASDAQ, subject only to official notice of issuance.


DELISTING AND DEREGISTRATION OF MCI COMMON STOCK

     If the MCI/WorldCom Merger is consummated, the MCI Common Stock will be delisted from the NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

CONDUCT OF THE BUSINESS OF MCI AND WORLDCOM IF THE MCI/WORLDCOM MERGER IS NOT CONSUMMATED

     If the MCI/WorldCom Merger is not consummated, it is expected that the respective businesses and operations of MCI and WorldCom will continue to be conducted substantially as they currently are being conducted.

RESALES OF WORLDCOM COMMON STOCK

     The shares of WorldCom Common Stock to be issued to stockholders of MCI pursuant to the MCI/WorldCom Merger Agreement have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of WorldCom after the MCI/WorldCom Merger or who were not "affiliates" of MCI on the date of the MCI Special Meeting. All directors and certain officers and stockholders of MCI may be deemed to have been "affiliates" of MCI within the meaning of such rules. Any such person may resell the WorldCom Common Stock received by him or her in the MCI/WorldCom Merger only if such shares are registered for such resale under the Securities Act or an exemption from such registration under the Securities Act is available. Such persons may be permitted to effect resales under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become "affiliates" of WorldCom) or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of MCI or WorldCom generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal stockholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales.

     The MCI/WorldCom Merger Agreement provides that, on or prior to the date of the MCI Special Meeting, MCI will deliver to WorldCom a letter identifying all persons who are "affiliates" of MCI for purposes of Rule 145 under the Securities Act and that, on or prior to the Closing Date, MCI will deliver on behalf of each of MCI's "affiliates" a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the WorldCom Common Stock received in the MCI/WorldCom Merger in violation of the Securities Act or the rules and regulations thereunder. The MCI/WorldCom Merger Agreement also provides that, on or prior to the date of the WorldCom Special Meeting, WorldCom will deliver to MCI a letter identifying all persons who are "affiliates" of WorldCom for purposes of Rule 145 under the Securities Act and that, on or prior to the Closing Date, WorldCom will deliver on behalf of each of WorldCom's "affiliates" a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the WorldCom Common Stock received in the MCI/WorldCom Merger in violation of the Securities Act or the rules and regulations thereunder.

     This Joint Proxy Statement/Prospectus does not cover resales of WorldCom Common Stock received by any person who may be deemed to be an affiliate of WorldCom or MCI.

                OTHER TERMS OF THE MCI/WORLDCOM MERGER AGREEMENT

CONVERSION OF SHARES IN THE MCI/WORLDCOM MERGER

     At the Effective Time, by virtue of the MCI/WorldCom Merger and without any further action on the part of the holder thereof:

          (i) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation;

          (ii) each share of MCI Capital Stock issued and owned or held by WorldCom, Merger Sub or MCI at the Effective Time will, by virtue of the MCI/WorldCom Merger, cease to be outstanding and will be canceled and retired, and no stock of WorldCom or other consideration will be delivered in exchange therefor;

          (iii) each share of MCI Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled as described in subparagraph (ii) above) will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio; provided, however, that cash will be paid in lieu of any fractional share of WorldCom Common Stock. See "-- No Fractional Shares"; and

          (iv) each share of MCI Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described in paragraph (ii) above) will be converted into the right to receive $51.00 in cash, without interest thereon.


     As a result of the MCI/WorldCom Merger and without any action on the part of the holders thereof, all shares of MCI Capital Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of MCI Capital Stock (a "Certificate") will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) a certificate representing the number of whole shares of WorldCom Common Stock into which any shares of MCI Common Stock have been converted; (ii) certain dividends and other distributions; and (iii) the cash, without interest, into which the shares of MCI Class A Common Stock have been converted and the cash in lieu of any fractional shares of WorldCom Common Stock that would otherwise be issued. See " -- Exchange Agent; Procedures for Exchange of Certificates" and " -- No Fractional Shares."


EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     WorldCom has authorized The Bank of New York to act as Exchange Agent (the "Exchange Agent") under the MCI/WorldCom Merger Agreement. At or prior to the Effective Time, WorldCom will deposit with the Exchange Agent in trust for the benefit of the holders of shares of MCI Capital Stock, certificates ("WorldCom Certificates") representing the WorldCom Common Stock issuable pursuant to the MCI/ WorldCom Merger Agreement in exchange for outstanding shares of MCI Common Stock and the amount of cash payable pursuant to the MCI/WorldCom Merger Agreement in exchange for the outstanding shares of MCI Class A Common Stock. WorldCom will make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends or other distributions payable pursuant to the MCI/WorldCom Merger Agreement. Any cash or certificates of WorldCom Common Stock deposited with the Exchange Agent is hereinafter referred to as the "Exchange Fund."


     As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each record holder of a Certificate a packet of information about exchanging Certificates for the property described below. The packet will include a letter of transmittal and instructions for the record holder to use to transmit the Certificates to the Exchange Agent, which letter of transmittal will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon actual delivery thereof to the Exchange Agent and will be in such form and have such other provisions as WorldCom may reasonably specify. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such holder will be entitled to receive in exchange for each Certificate formerly representing shares of MCI Common Stock (A) one or more shares of WorldCom Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to the MCI/WorldCom Merger Agreement and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of the MCI/WorldCom Merger Agreement, including cash in lieu of fractional shares of WorldCom Common Stock (see " -- No Fractional Shares"), and for each Certificate formerly representing shares of MCI Class A Common Stock, a check in the amount equal to the cash that such holder has the right to receive pursuant to the MCI/WorldCom Merger Agreement. All Certificates so surrendered will be canceled. No interest will be paid or will accrue on any cash payable to such holders pursuant to the MCI/WorldCom Merger Agreement. In the event of a transfer of ownership of MCI Common Stock that is not registered in the transfer records of MCI, one or more shares of WorldCom Common Stock evidencing, in the aggregate, the proper number of shares of

WorldCom Common Stock, and any dividends or other distributions to which such holder is entitled pursuant to the MCI/WorldCom Merger Agreement, may be issued with respect to such MCI Common Stock to such a transferee if the Certificate representing such shares of MCI Common Stock is presented to the Exchange Agent, accompanied by all of the documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.


     No dividends or other distributions declared or made with respect to shares of WorldCom Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of WorldCom Common Stock that such holder would be entitled to receive upon surrender of such Certificate, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the MCI/WorldCom Merger Agreement, until such holder surrenders such Certificate in accordance with the exchange procedures set forth in the MCI/WorldCom Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate there will be paid to such holder of shares of WorldCom Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of WorldCom Common Stock to which such holder is entitled pursuant to the MCI/WorldCom Merger Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WorldCom Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of WorldCom Common Stock.

     Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for twelve months after the Effective Time will be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with the exchange provisions of the MCI/WorldCom Merger Agreement may thereafter look only to the Surviving Corporation and WorldCom for the Merger Consideration with respect to the shares of MCI Capital Stock formerly represented thereby, any cash in lieu of fractional shares of WorldCom Common Stock and any dividends or distributions with respect to shares of WorldCom Common Stock to which such holders are entitled pursuant to the MCI/WorldCom Merger Agreement. Any such portion of the Exchange Fund remaining unclaimed by the holders of shares of MCI Capital Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) will, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     None of WorldCom, Merger Sub, MCI, the Surviving Corporation or the Exchange Agent will be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     The Exchange Agent will invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments will be promptly paid to the Surviving Corporation.

     STOCKHOLDERS OF MCI SHOULD NOT FORWARD THEIR CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE PACKET OF INFORMATION DESCRIBED ABOVE, INCLUDING THEIR LETTER OF TRANSMITTAL.

NO FRACTIONAL SHARES

     No certificates or scrip or shares of WorldCom Common Stock representing fractional shares of WorldCom Common Stock will be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or have any other rights of a stockholder of WorldCom. In lieu of any such fractional share, each holder of shares of MCI Common Stock exchanged pursuant to the MCI/WorldCom Merger Agreement who would otherwise have been entitled thereto (after taking into account all Certificates) will be paid cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WorldCom Common Stock multiplied by (ii) the last sales price per share of WorldCom Common Stock quoted on NASDAQ on the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall notify WorldCom, and WorldCom will cause the Surviving Corporation to deposit such amount with the Exchange Agent and will cause the Exchange Agent to forward payments to such holders of fractional interests in accordance with the terms of the MCI/WorldCom Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The MCI/WorldCom Merger Agreement contains various representations and warranties of WorldCom, MCI and Merger Sub relating, among other things, to the following:

          (i) their incorporation, existence, good standing, corporate power and similar corporate matters;

          (ii) their capitalization;

          (iii) their authorization, execution, delivery and performance and the enforceability of the MCI/ WorldCom Merger Agreement and related matters;

          (iv) the absence of conflicts, violations and defaults under their certificate or articles of incorporation and bylaws and certain other agreements and documents;

          (v) the absence of required consents, approvals, orders or authorizations of, or registration, declaration or filing with certain governmental entities;

          (vi) the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

          (vii) the Registration Statement and this Joint Proxy
     Statement/Prospectus and the accuracy and completeness of the information contained therein and herein;

          (viii) the absence of certain material changes or events with respect to WorldCom since December 31, 1996;

          (ix) the stockholder votes required to approve the transaction;

          (x) the inapplicability of MCI's stockholder rights plan to the MCI/WorldCom Merger;

          (xi) brokers or finders fees and expenses;

          (xii) the receipt of fairness opinions by MCI from its financial advisors; and

          (xiii) the receipt of letters identifying "affiliates" of each company for purposes of Rule 145 under the Securities Act.

     All representations and warranties of WorldCom, MCI and Merger Sub expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MCI/WORLDCOM MERGER

     Each of WorldCom and MCI has agreed that during the period from the date of the MCI/WorldCom Merger Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by the MCI/WorldCom Merger Agreement or as otherwise indicated on its disclosure schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the other party shall otherwise consent in writing, it and its Subsidiaries will conduct their business in the usual, regular and ordinary course of business in all material respects, in substantially the same manner as conducted prior to the MCI/WorldCom Merger Agreement, and will use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses are not impaired in any material respect at the Effective Time. As used in the MCI/WorldCom Merger Agreement and this Joint Proxy Statement/Prospectus, "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which have by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and "Governmental Entity" means any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union.



     Each of WorldCom and MCI has further agreed that, during the period from the date of the MCI/ WorldCom Merger Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by the MCI/WorldCom Merger Agreement or as otherwise indicated on its disclosure schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the other party otherwise consents in writing, it will not and will not permit any of its Subsidiaries to:


          (i) enter into any new material line of business or incur or commit to any capital expenditures other than capital expenditures incurred or committed in the ordinary course of business consistent with past practice and which, in the case of MCI, together with all such expenditures incurred or committed to during any fiscal year, are not in excess of specified amounts;

          (ii) (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) in the case of MCI, to continue the declaration and payment of regular semiannual cash dividends not in excess of $0.025 per share of MCI Common Stock and MCI Class A Common Stock, in each case with usual record and payment dates for such dividends in accordance with MCI's past practice and, in the case of WorldCom, to continue the declaration and payment of regular quarterly cash dividends in amounts, including increases, consistent with past practice, and (y) dividends by its wholly owned Subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction, or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time of capital stock (and in the case of MCI, the associated MCI Rights) in the ordinary course of business consistent with past practice in connection with certain of its benefit plans or, in the case of WorldCom, repurchases of shares of WorldCom Common Stock in open market or privately negotiated transactions other than during the Measurement Period;

          (iii) amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, bylaws or other governing documents, except to the extent required to comply with their respective obligations under the MCI/WorldCom Merger Agreement, required by law or required by the rules and regulations of the NASD;

          (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any debt securities having the right to vote on any matters on which stockholders may vote ("Voting Debt") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt or enter into any agreement with respect to any of the foregoing, other than (A) the issuance of common stock (and in the case of MCI, the associated MCI Rights) upon the exercise of stock options or in connection with other stock-based benefits plans outstanding on the date of the MCI/WorldCom Merger Agreement in accordance with their present terms,
     (B) issuances by a wholly owned Subsidiary of capital stock to such Subsidiary's parent, (C) issuances in accordance with its rights agreement,
     (D) in the case of MCI, issuances of shares, options, rights or other awards and amendments to equity-related awards pursuant to certain of its benefit plans, in the ordinary course of business and consistent with past practice, and (E) in the case of WorldCom, issuances in respect of any acquisitions by WorldCom or its subsidiaries that are currently pending as of the date of the MCI/WorldCom Merger Agreement ("WorldCom Pending Acquisitions");


          (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the ordinary course) other than (A) in the case of WorldCom, the WorldCom Pending Acquisitions and (B) acquisitions in existing or related lines of its business the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which, in the case of WorldCom, does not exceed $525 million in the aggregate and for which, in the case of MCI, does not exceed $325 million in the aggregate, provided, however, that the foregoing does not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by the MCI/WorldCom Merger Agreement;


          (vi) sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are material, individually or in the aggregate, other than (A) internal reorganizations or consolidations involving existing Subsidiaries, (B) dispositions referred to in its reports filed with the SEC prior to the date of the MCI/WorldCom Merger Agreement and (C) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby;


          (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than by MCI or WorldCom, or a respective Subsidiary of each, to or in MCI or WorldCom or any respective Subsidiary of each or to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;


          (viii) take any action that would prevent or impede the MCI/WorldCom Merger from qualifying as a reorganization under Section 368 of the Code;

          (ix) take any action that would, or that could reasonably be expected to, result in, except, in the case of MCI as otherwise permitted with respect to Acquisition Proposals (as hereinafter defined), any of the conditions to the MCI/WorldCom Merger not being satisfied;

          (x) except as disclosed in its reports filed with the SEC prior to the date of the MCI/WorldCom Merger Agreement, or as required by a Governmental Entity, (A) change its methods of accounting in effect at December 31, 1996, except as required by changes in United States generally accepted accounting principles ("U.S. GAAP") as concurred in by its independent auditors,(B) change its fiscal year or (C) make any material Tax election, other than in the ordinary course of business consistent with past practice, without consultation with the other party; or

          (xi) amend, modify or waive any provision of its respective rights agreement, and shall not take any action to redeem the respective rights or render them inapplicable to any transaction, except, in the case of MCI to
     (A) render the rights inapplicable to the MCI/WorldCom Merger and (B) to permit another transaction that the MCI Board has determined is a Superior Proposal to be consummated no earlier than December 31, 1998. As used in the MCI/WorldCom Merger Agreement and this Joint Proxy Statement Prospectus, "Superior Proposal" means a bona fide written Acquisition Proposal (as hereinafter defined) which the Board of Directors of MCI concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to MCI's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the MCI/WorldCom Merger Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term "Acquisition Proposal" will have the meaning assigned to such term in "--Acquisition Proposals" except that the reference to

     "10%" in the definition of "Acquisition Proposal" will be deemed to be a reference to "50%" and "Acquisition Proposal" will only be deemed to refer to a transaction involving MCI, or with respect to assets (including the shares of any Subsidiary of MCI) of MCI and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

     In addition, WorldCom has agreed that it will not, and that it will not permit any of its Subsidiaries to, enter into any agreement with respect to or consummate any transaction contemplated by an Acquisition Proposal.

     Each of WorldCom and MCI has also further agreed that each party will (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters, (c) file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of the MCI/WorldCom Merger Agreement and the Effective Time and will (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed, (d) have the right (subject to applicable laws relating to the exchange of information) to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by the MCI/WorldCom Merger Agreement. In exercising the foregoing right, each of WorldCom and MCI has agreed to act reasonably and as promptly as practicable, and to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by the MCI/WorldCom Merger Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     Each of WorldCom and MCI has also further agreed that Bernard J. Ebbers, as Chief Executive Officer of WorldCom, and Gerald H. Taylor, as Chief Executive Officer of MCI, or their respective successors, jointly will be responsible for coordinating all aspects of transition planning and implementation relating to the MCI/ WorldCom Merger and the other transactions contemplated thereby, including, during the period between the date of the MCI/WorldCom Merger Agreement and the Effective Time, (i) examining various alternatives regarding the manner in which to best organize and manage the businesses of WorldCom and MCI after the Effective Time and (ii) coordinating policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law and regulation; provided, however, that nothing contained in the MCI/ WorldCom Merger Agreement will give MCI or WorldCom, directly or indirectly, the right to control or direct the other party's operations prior to the Effective Time.

     Each of WorldCom and MCI has also further agreed that (i) it will, as promptly as practicable following the date of the MCI/WorldCom Merger Agreement, in cooperation with the other, prepare and file with the SEC this Joint Proxy Statement/Prospectus and an amendment to its existing registration statement on Form S-4 with respect to the Share Issuance (the "Form S-4"), (ii) use all reasonable efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the MCI/WorldCom Merger and (iii) as promptly as practicable following the execution of the MCI/WorldCom Merger Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the required votes with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement.

     WorldCom has further agreed to take all necessary action to, as of the Effective Time, (i) reconstitute the MCI WorldCom Board to consist of fifteen members, eight of whom will be designated by WorldCom from among the directors of WorldCom, five of whom will be designated by MCI from among the directors of MCI and two of whom shall be directors designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party are reasonably acceptable to the other party, (ii) cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, (iii) cause the senior management of MCI WorldCom to be as previously agreed between the parties and (iv) amend its Articles to change its name to "MCI WorldCom." See "Directors and Management of MCI WorldCom Following the Merger" and "Proposed Amendment of the WorldCom Articles." Each of WorldCom and MCI has also agreed that MCI WorldCom will be headquartered in Jackson, Mississippi and the Surviving Corporation (which will be a subsidiary of MCI WorldCom) will be headquartered in Washington D.C.

     Each of WorldCom and MCI has also further agreed that upon reasonable notice, during the period prior to the Effective Time, MCI will and will cause its Subsidiaries to (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of WorldCom reasonable access during normal business hours to all its properties, books, contracts, commitments and records and (ii) furnish promptly to WorldCom (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that MCI may restrict the foregoing access to the extent that
(x) a Governmental Entity requires MCI or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (y) any law, treaty, rule or regulation of any Governmental Entity applicable to MCI requires MCI or its Subsidiaries to restrict access to any properties or information. The parties have also agreed to hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 16, 1997 between MCI and WorldCom (the "Confidentiality Agreement").

     Each of WorldCom and MCI has also further agreed that, subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the MCI/WorldCom Merger and the other transactions contemplated by the MCI/WorldCom Merger Agreement as soon as practicable, and in furtherance thereof, each party has made filings of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement and each has agreed to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Each of WorldCom and MCI has also further agreed that it will, in connection with the efforts referenced in the previous paragraph, use its best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. As used in the MCI/WorldCom Merger Agreement and this Joint Proxy Statement/Prospectus, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Federal Communications Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise through merger or acquisition.

     Each of WorldCom and MCI has also further agreed that, in furtherance and not in limitation of the covenants of the parties described in the previous two paragraphs, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the MCI/WorldCom Merger Agreement as violative of any Regulatory Law, it will cooperate in all respects with the other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the MCI/WorldCom Merger Agreement, provided that the covenant described above of each party to use its best efforts to effect the merger does not limit a party's right to terminate the MCI/WorldCom Merger Agreement so long as such party has up to then complied in all respects with such covenant.



     Each of WorldCom and MCI has further agreed that, if any objections are asserted with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated by the MCI/WorldCom Merger Agreement as violative of any Regulatory Law, it will use its best efforts to resolve any such objection or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by the MCI/WorldCom Merger Agreement.


     Each of WorldCom, Merger Sub and MCI has further agreed that it will use its best efforts to cause the MCI/WorldCom Merger to qualify and will not (both before and after consummation of the MCI/ WorldCom Merger) take any actions which to its knowledge could reasonably be expected to prevent the MCI/WorldCom Merger from qualifying as a reorganization under the provisions of Section 368 of the Code.

ACQUISITION PROPOSALS

     Each of WorldCom and MCI has agreed that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and that it will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, it or any of its Subsidiaries that, in any such case, could reasonably be expected to interfere with the completion of the MCI/WorldCom Merger or the other transactions contemplated by the MCI/WorldCom Merger Agreement (any such proposal or offer being herein referred to as an "Acquisition Proposal "). Each of WorldCom and MCI has further agreed not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal.

     Notwithstanding the foregoing, MCI or the MCI Board may (A) comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) recommend an unsolicited bona fide written Acquisition Proposal to the stockholders of MCI, or withdraw or modify in any adverse manner its approval or recommendation of the MCI/WorldCom Merger Agreement in response to such an unsolicited bona fide written Acquisition Proposal or (C) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the MCI Special Meeting has not occurred, (ii) the MCI Board concludes in good faith that such Acquisition Proposal (x) in the case of clause (B) above would, if consummated, constitute a Superior Proposal or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the MCI Board receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement and
(iv) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the MCI Board notifies WorldCom immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers.

     MCI has also agreed that it will keep WorldCom informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Each of WorldCom and MCI has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to November 9, 1997 with respect to any Acquisition Proposal. Each of WorldCom and MCI has also agreed that it will take the necessary steps to promptly inform its and its Subsidiaries' officers and directors, employees and representatives of these obligations.

CONDITIONS PRECEDENT TO THE MCI/WORLDCOM MERGER

     The respective obligations of MCI, WorldCom and Merger Sub to effect the MCI/WorldCom Merger are subject, among other things, to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (i) adoption of the MCI/WorldCom Merger Agreement by the stockholders of MCI;

          (ii) approval of the Share Issuance by the shareholders of WorldCom;

          (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been adopted or promulgated or be in effect, having the effect of making the MCI/WorldCom Merger illegal or otherwise prohibiting consummation of the MCI/WorldCom Merger; provided, however, that this provision shall not be available to any party whose failure to fulfill its obligations pursuant to the MCI/ WorldCom Merger Agreement shall have been the cause of, or shall have resulted in, such order or injunction;

          (iv) approvals for the MCI/WorldCom Merger from the FCC and from the PUCs, other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on WorldCom and its Subsidiaries (including the Surviving Corporation);

          (v) the expiration or termination of the waiting period (and any extension thereof) applicable to the MCI/WorldCom Merger under the HSR Act;

          (vi) the confirmation by way of a decision from the European Commission under the Merger Control Regulation (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the MCI/WorldCom Merger and any matters arising therefrom are compatible with the common market;

          (vii) the approval upon official notice of issuance for quotation on NASDAQ of the shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger; and

          (viii) effectiveness of the Form S-4 by declaration of the SEC under the Securities Act and the absence of a stop order suspending its effectiveness.

     As used in the MCI/WorldCom Merger Agreement and this Joint Proxy Statement/Prospectus, "Material Adverse Effect" means with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.


     The obligations of WorldCom and Merger Sub to effect the MCI/WorldCom Merger are also subject to the satisfaction of, or waiver by WorldCom, on or prior to the Closing Date of the following conditions:


          (i) the representations and warranties of MCI set forth in the MCI/WorldCom Merger Agreement that are qualified as to materiality being true and correct on the date of the MCI/WorldCom Merger Agreement, and each of the representations and warranties of MCI that is not so qualified being true and correct in all material respects on the date of the MCI/WorldCom Merger Agreement, and WorldCom's receipt of a certificate of the chief executive officer and the chief financial officer of MCI to such effect;

          (ii) MCI having performed or complied with all agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the Closing Date that are qualified as to materiality and MCI having performed or complied in all material respects with all other agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the Closing Date that are not so qualified as to materiality, and WorldCom's receipt of a certificate of the chief executive officer and the chief financial officer of MCI to such effect; and


          (iii) WorldCom's receipt from Cravath, Swaine & Moore, counsel to WorldCom, on the Closing Date, of a written opinion stating, among other things, that the MCI/WorldCom Merger qualifies as a reorganization under
     Section 368 of the Code.


          The obligations of MCI to effect the MCI/WorldCom Merger are also subject to the satisfaction of, or waiver by MCI, on or prior to the Closing Date of the following additional conditions:

          (i) the representations and warranties of WorldCom set forth in the MCI/WorldCom Merger Agreement that are qualified as to materiality being true and correct on the date of the MCI/WorldCom Merger Agreement, and each of the representations and warranties of WorldCom that is not so qualified being true and correct in all material respects on the date of the MCI/WorldCom Merger Agreement, and MCI's receipt of a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect;

          (ii) WorldCom having performed or complied with all agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the Closing Date that are qualified as to materiality and WorldCom having performed or complied in all material respects with all other agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the Closing Date that are not so qualified as to materiality, and MCI's receipt of a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect;


          (iii) MCI's receipt from Simpson Thacher & Bartlett, counsel to MCI, on the Closing Date, of a written opinion stating, among other things, that the MCI/WorldCom Merger qualifies as a reorganization under Section 368 of the Code; and


          (iv) since the date of the MCI/WorldCom Merger Agreement, the absence of WorldCom and its Subsidiaries having incurred any material liability, except in the ordinary course of business consistent with past practice, or any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of WorldCom and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.

STOCK OPTIONS AND OTHER STOCK PLANS


     Each of MCI and WorldCom have also agreed that, pursuant to the MCI/WorldCom Merger, on or prior to the Effective Time MCI shall take all action necessary to cause each MCI Stock Option that was granted pursuant to the MCI Stock Option Plans prior to the Effective Time and which remains outstanding immediately prior to the Effective Time to be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the MCI Stock Option, that number of shares of WorldCom Common Stock determined by multiplying the number of shares of MCI Common Stock subject to such MCI Stock Option by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of Worldcom Common Stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the Exchange Ratio; provided however, that in the case of any MCI Stock Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option will be determined in a manner consistent with the requirements of Section 424(a) of the Code. In addition, all unvested and unpaid MCI restricted stock and ISU's will be converted to the number of shares of WorldCom Common Stock or ISUs determined by multiplying such shares of restricted stock and ISUs by the Exchange Ratio.

INDEMNIFICATION; DIRECTORS AND OFFICERS' INSURANCE

     The Surviving Corporation will maintain in effect in its certificate of incorporation and by-laws (i) for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and by-laws of MCI and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

TERMINATION

     The MCI/WorldCom Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the MCI/WorldCom Merger by the stockholders of MCI or WorldCom:

          (i) By mutual written consent of WorldCom and MCI, by action of their respective Boards of Directors;

          (ii) By either MCI or WorldCom if the Effective Time has not occurred on or before December 31, 1998 (the "Termination Date"); provided, however, that this right to terminate the MCI/WorldCom Merger Agreement will not be available to any party whose failure to fulfill any obligation under the MCI/WorldCom Merger Agreement has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;


          (iii) By either MCI or WorldCom if any Governmental Entity (A) has issued an order, decree or ruling or taken any other action (which the parties have used their best efforts to resist, resolve or lift, as applicable, in accordance with the MCI/WorldCom Merger Agreement) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the MCI/WorldCom Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable or
     (B) has failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties have used their best efforts to obtain, in accordance with the MCI/WorldCom Merger Agreement), in each case (A) and (B) which is necessary to fulfill the conditions set forth in subsections 6.1(c) (FCC and PUC approvals), 6.1(d) (expiration or termination of the waiting period under the HSR Act) and 6.1(e) (receipt of a decision from the European Commission that the MCI/WorldCom Merger is compatible with the common market) of the MCI/WorldCom Merger Agreement, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action has become final and nonappealable; provided, however, that this right to terminate the MCI/WorldCom Merger Agreement will not be available to any party whose failure to comply with the covenant in the MCI/WorldCom Merger Agreement requiring such party to use its best efforts to effect the MCI/ WorldCom Merger has to any extent been the cause of such action or inaction;


          (iv) By either MCI or WorldCom if the approval by the stockholders of MCI or of WorldCom required for the consummation of the MCI/WorldCom Merger has not been obtained by reason of the failure to obtain the requisite votes at a duly held meeting of stockholders of MCI or WorldCom, as the case may be, or at any adjournment thereof;

          (v) By WorldCom if the MCI Board, prior to the MCI Special Meeting (A) withdraws or modifies in any adverse manner its approval or recommendation of the MCI/WorldCom Merger Agreement, (B) approves or recommends a Superior Proposal or (C) resolves to take any of the actions specified in clauses
     (A) or (B) above; or


          (vi) By MCI at any time prior to the MCI Special Meeting, upon two Business Days' (any days on which banks are not required or authorized to close in the City of New York) prior notice to WorldCom, if the MCI Board approves a Superior Proposal; provided, however, that (A) MCI has complied with the provisions described above under "-- Acquisition Proposals", (B) the MCI Board has concluded in good faith, after giving effect to all concessions which may be offered by WorldCom pursuant to clause (C) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal and (C) prior to any such termination, MCI has, and has caused its financial and legal advisors to, negotiate with WorldCom to make such adjustments in the terms and conditions of the MCI/ WorldCom Merger Agreement as would enable WorldCom to proceed with the transactions contemplated thereby; provided, however, that it is a condition to termination by MCI pursuant to this subsection
     (vi) that MCI has made the payment of the WorldCom Alternative Transaction Fee to WorldCom referred to in "-- Termination Fees."


     The right to terminate the MCI/WorldCom Merger Agreement pursuant to the foregoing is not available to any party (i) that is in material breach of its obligations under the MCI/WorldCom Merger Agreement or (ii) whose failure to fulfill its obligations or to comply with its covenants under the MCI/WorldCom Merger Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the MCI/WorldCom Merger Agreement.

FEES AND EXPENSES


     Whether or not the MCI/WorldCom Merger is consummated, all expenses incurred in connection with the MCI/WorldCom Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except (a) if the MCI/WorldCom Merger is consummated, the Surviving Corporation shall pay any and all property or transfer taxes imposed on MCI or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of MCI resulting from the MCI/ WorldCom Merger, (b) expenses incurred in connection with the filing, printing and mailing of this Joint Proxy Statement/Prospectus, which shall be shared equally by WorldCom and MCI and (c) the Reimbursement Amount described in "-- Termination Fees."


TERMINATION FEES

     WorldCom and MCI agree that (i) if MCI terminates the MCI/WorldCom Merger Agreement due to the MCI Board having approved a Superior Proposal or (ii) if
(x) MCI or WorldCom terminate the MCI/ WorldCom Merger Agreement pursuant to the failure of the MCI stockholders to approve and adopt the MCI/WorldCom Merger Agreement or WorldCom terminates the MCI/WorldCom Merger Agreement due to the withdrawal or modification of the approval or recommendation in any adverse manner of the Board of Directors of MCI or its approval or recommendation of a Superior Proposal, (y) at the time of the event giving rise to such termination there exists an Acquisition Proposal with respect to MCI and (z) within 12 months of the termination of the MCI/WorldCom Merger Agreement, MCI enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then MCI will pay to WorldCom an amount equal to $750 million (the "WorldCom Alternative Transaction Fee") and will reimburse WorldCom for the fee paid by WorldCom to BT pursuant to the BT Agreement (such amount, the "Reimbursement Amount").

     If (a) the MCI/WorldCom Merger Agreement is terminated (i) because the MCI/WorldCom Merger has not been consummated by December 31, 1998 and any of the following conditions to the MCI/WorldCom

Merger have not been satisfied: absence of injunctions, receipt of FCC and PUC approvals, expiration or termination of the waiting period under the HSR Act, receipt of a decision from the European Commission that the MCI/WorldCom Merger is compatible with the common market, accuracy of WorldCom's representations and warranties, performance by WorldCom of its obligations under the MCI/WorldCom Merger Agreement, or absence of any material adverse change with respect to WorldCom, (ii) because of the issuance of an order, decree, ruling or other action prohibiting the transactions contemplated by the MCI/ WorldCom Merger Agreement or the absence of a governmental action necessary to proceed with the transactions contemplated by the MCI/WorldCom Merger Agreement, or (iii) because of the failure to obtain the requisite vote to approve the Share Issuance at the WorldCom Special Meeting or (b) notwithstanding the satisfaction of all the conditions to the obligations of WorldCom to effect the MCI/ WorldCom Merger and the satisfaction or waiver by MCI of all the conditions to its obligations to effect the MCI/WorldCom Merger, WorldCom is not willing to consummate the MCI/WorldCom Merger, then, unless (i) MCI has not used its best efforts to cause, or cause to be taken all things necessary to consummate the MCI/WorldCom Merger and other transactions contemplated by the MCI/WorldCom Merger Agreement or (ii) MCI has breached its representations or warranties or its agreements or covenants under the MCI/WorldCom Merger Agreement such that either of the conditions to WorldCom's obligations to effect the MCI/WorldCom Merger has not been satisfied, WorldCom will pay to MCI an amount in cash equal to $1.635 billion.

AMENDMENT

     The MCI/WorldCom Merger Agreement may be amended by WorldCom and MCI at any time before or after approval of the matters presented in connection with the MCI/WorldCom Merger by the stockholders of MCI and the shareholders of WorldCom, but, after any such approval, no amendment may be made that by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders or shareholders without such further approval. The MCI/WorldCom Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of WorldCom and MCI.

WAIVER

     The MCI/WorldCom Merger Agreement permits WorldCom and MCI at any time prior to the Effective Time, to (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein, in each case pursuant to a written instrument.

                                THE BT AGREEMENT

     The description of the BT Agreement contained in this Joint Proxy Statement/Prospectus describes the material terms of the BT Agreement but does not purport to be complete and is qualified in its entirety by reference to the BT Agreement, a copy of which is attached hereto as Annex II and incorporated herein by reference. Capitalized terms appearing below that are not otherwise defined herein have the same meanings as are given such terms in the BT Agreement. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated by reference.

TERMINATION OF THE BT/MCI MERGER AGREEMENT; PAYMENT OF FEES


     Pursuant to the BT Agreement, the BT/MCI Merger Agreement was terminated and WorldCom agreed to pay BT a fee of $450 million and expenses of $15 million. These fees were paid on November 12, 1997. WorldCom also agreed to pay to BT an additional payment of $250 million in the event that WorldCom is required to make a payment to MCI in accordance with Section 7.3 of the MCI/WorldCom Merger Agreement (which requires WorldCom to pay MCI $1.635 billion if (a) the MCI/WorldCom Merger Agreement is terminated (i) because the MCI/WorldCom Merger has not been consummated by December 31, 1998 and any of the following conditions to the MCI/WorldCom Merger have not been satisfied: absence of injunctions, receipt of FCC and PUC approvals, expiration or termination of the waiting period under the HSR Act, receipt of a decision from the European Commission that the MCI/WorldCom Merger is compatible with the common market, accuracy of WorldCom's representations and warranties, performance by WorldCom of its obligations under the MCI/WorldCom Merger Agreement, or absence of any material adverse change with respect to WorldCom, (ii) because the MCI/WorldCom Merger has been permanently enjoined or a required governmental action or approval has not been obtained or (iii) because the WorldCom shareholders fail to approve the Share Issuance or (b) WorldCom is unwilling to consummate the MCI/ WorldCom Merger (notwithstanding the satisfaction of the conditions precedent to its obligations)).


VOTING AGREEMENT

     Pursuant to the BT Agreement, BT has agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger, the adoption by MCI of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

     Pursuant to the BT Agreement, BT has also agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock against (i) any merger agreement or merger (other than the MCI/WorldCom Merger Agreement and the MCI/WorldCom Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MCI or any other MCI acquisition or (ii) any amendment of the MCI Restated Certificate of Incorporation or MCI Bylaws or other proposal or transaction involving MCI, or any of its subsidiaries, which amendment or other proposal or transactions would in any manner impede, frustrate, prevent or nullify the MCI/WorldCom Merger, the MCI/WorldCom Merger Agreement or any of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

     Pursuant to the BT Agreement, BT has agreed not to (i) transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of its shares of MCI Class A Common Stock or any interest therein, except pursuant to the MCI/WorldCom Merger, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any or all of its shares of MCI Class A Common Stock or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to its shares of MCI Class A Common Stock, except for the BT Agreement or (iv) deposit its shares of MCI Class A Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to its shares of MCI Class A Common Stock.

     Pursuant to the BT Agreement, BT has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the MCI/WorldCom Merger and the other transactions contemplated by the MCI/WorldCom Merger Agreement.

TERMINATION OF CONCERT JOINT VENTURE AGREEMENT

     Pursuant to the BT Agreement, WorldCom, MCI and BT have agreed to appropriately modify the Modified Joint Venture Agreement among BT, Moorgate (Twelve) Limited ("BTH"), MCI, MCI Ventures Corporation ("Ventures"; together with BTH, the "Shareholders") and Concert (the "Joint Venture Agreement"), effective as of the consummation of the purchase of the joint venture interest described below (the "Purchase Date") to reflect the following provisions:

          (a) The exclusive distribution rights set forth in the Joint Venture Agreement and the related distribution agreements will be terminated.

          (b) Concert will continue to provide services to MCI on a nonexclusive basis to customers based in the United States for a period of five years from the Purchase Date in accordance with the terms of the related MCI distribution agreement. This is intended to enable MCI to continue to provide services to existing customers under the terms of its contractual obligations and to enter into new contractual obligations with new customers and existing customers provided that the term of such obligations does not extend beyond the fifth anniversary of the Purchase Date.

     Pursuant to the BT Agreement, BT has agreed to exercise the call option set forth in the Joint Venture Agreement immediately following the occurrence of the Effective Time to purchase MCI's interest in Concert.

     Pursuant to the BT Agreement, BT and WorldCom have agreed to undertake in good faith to negotiate within 180 days a transition agreement:

          (i) to provide for a professional exit from the existing Concert arrangements while satisfying the requirements of BT's and MCI's customers before and during the exit;

          (ii) to agree to the requirements (financial, operational, technical) of making Concert more self-standing and better able to support customer and distributor requirements; and

          (iii) to give BT and customers comfort that during the pendency of the merger and the post-merger period underlying components and services necessary to provide Concert service which are sourced from MCI are available on commercially reasonable terms despite the change in circumstances.

     Pursuant to the BT Agreement, if the transition agreement is not executed within 180 days despite BT's and WorldCom's good faith efforts, the nonexclusive distributorship referred to in (b) above will have a term of two (rather than five) years.

LITIGATION


     WorldCom agreed to promptly withdraw its complaint in the matter entitled WorldCom, Inc. and TC Investments Corp. against MCI Communications Corporation et al., and BT agreed to promptly withdraw the answer to such complaint filed by it. A stipulation of dismissal was signed by all parties and filed with the Court of Chancery on November 12, 1997.


MERGER CONSIDERATION

     WorldCom and MCI agreed not to amend the MCI/WorldCom Merger Agreement to increase the consideration payable to holders of shares of MCI Common Stock, unless the consideration to be paid in respect of the shares of MCI Class A Common Stock is increased in such amendment by a like amount per share.

AMENDMENTS TO MCI/WORLDCOM MERGER AGREEMENT

     WorldCom and MCI agreed not to amend the MCI/WorldCom Merger Agreement in a manner that adversely affects the interests of BT.


TERMINATION



     The BT Agreement will terminate and be of no further force and effect, upon the earliest to occur of (a) the Effective Time, (b) the termination of the MCI/WorldCom Merger Agreement pursuant to the provisions described in clauses
(i), (iii), or (iv) (but only with respect to the failure to obtain the requisite vote of stockholders of WorldCom) under "Other Terms of the MCI/WorldCom Merger Agreement -- Termination" or (c) the later to occur of (x) September 30, 1998 or (y) termination of the MCI/WorldCom Merger Agreement pursuant to the provisions described in clauses (ii), (iv) (but only with respect to failure to obtain the requisite vote of stockholders of MCI), (v) or
(vi) under "Other Terms of the MCI/WorldCom Merger Agreement -- Termination."


                    CERTAIN REGULATORY FILINGS AND APPROVALS

     FCC Transfer Approvals. Certain activities of WorldCom and MCI are regulated by the FCC. Provisions of Title 47 of the United States Code, including Sub-Titles II and III and the Cable Landing License Act, require the prior approval of the FCC for the acquisition of control of a company such as MCI that holds various licenses and authorizations issued by the FCC. The FCC traditionally grants approval of such transactions if it determines that the transfer of control is consistent with the public interest, convenience and necessity, without consideration of the relative merits of such a transfer of control vis-a-vis those of any other possible transfers of control that may be pending or contemplated. On October 1, 1997, WorldCom requested FCC approval for both stages of a two-step transfer of control of MCI to WorldCom that contemplated as a first step an interim Step I Transfer of control to the "caretaker" Voting Trustee empowered to acquire and hold shares of MCI tendered pursuant to the Original WorldCom Offer. Subsequently, WorldCom and MCI agreed upon the terms of a merger and in light of the MCI/WorldCom Merger Agreement, MCI and WorldCom jointly requested that the request for a voting trust be withdrawn and jointly submitted amendments to WorldCom's October 1, 1997 applications under Section 214 of the Communications Act and applications under Title III of the Communications Act of 1934 relating to MCI's radio licenses, requesting approval of transfer of control of MCI to WorldCom. WorldCom and its Subsidiaries already hold certain similar authorizations issued by the FCC, and WorldCom believes it is likely that the transfer applications will be granted. However, the transfer applications are subject to public comment, petitions to deny, and informal objections by third parties, which may interpose objections in an attempt to delay or impede approval by the FCC. Accordingly, there can be no assurance that the FCC will timely grant the transfer applications or not subject their approval to various conditions and restrictions. The MCI/WorldCom Merger is conditioned on receipt of approval of the transfer applications, other than those the failure of which to be obtained would not reasonably be expected to have individually or, together with any approvals from the PUCs which shall not have been obtained, in the aggregate a Material Adverse Effect on WorldCom and its Subsidiaries (including the Surviving Corporation).


     State Regulatory Transfer Approval. WorldCom has amended pending state transfer applications and has filed additional state applications (the "State Applications") that seek prior approval of the contemplated acquisition of control of MCI by WorldCom from multiple state PUCs, whose governing statutes and rules require their consent for transfers of control of common carriers such as MCI, that provide intrastate local and interexchange telecommunications services within their respective states. The State Applications are subject to public comment and objections and oppositions of third parties which may interpose objections in an attempt to delay or impede approval by the state PUCs. Notwithstanding any such challenges, WorldCom believes it is likely that the state PUCs will grant all State Applications other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect. WorldCom's subsidiaries hold authorizations from the state PUCs, and most of those authorizations convey the same or similar authority as the corresponding authorizations held by MCI. There can be no assurance, however, that the state PUCs will timely grant the transfer applications or not subject their approval to various conditions and restrictions. The MCI/WorldCom Merger is conditioned on receipt of approval of the transfer applications, other than those the failure of which to be obtained would not reasonably be expected to have individually or, together with any approvals from the FCC which shall not have been obtained, in the aggregate a Material Adverse Effect on WorldCom and its Subsidiaries (including the Surviving Corporation).



     Hart-Scott-Rodino Act and European Commission Approvals. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the MCI/WorldCom Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and specified waiting period requirements have been satisfied. WorldCom filed notification and report forms under the HSR Act with the FTC and the DOJ on October 1, 1997. On October 31, 1997 each of WorldCom and MCI received a request for additional information from the DOJ. MCI and WorldCom intend to begin providing such additional information shortly.



     The consummation of the MCI/WorldCom Merger is also contingent upon confirmation from the European Commission under the Merger Control Regulation that the MCI/WorldCom Merger does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European common market. MCI and WorldCom jointly filed with the European Commission the required notification of the MCI/WorldCom Merger on November 20, 1997. On December 18, 1997, the European Commission advised WorldCom and MCI that it sought additional information regarding the merger in order to complete the notification. MCI and WorldCom plan to provide the requested information in mid-January 1998. The European Commission has one month from the date on which the notification is completed in which to complete its preliminary investigation into the MCI/WorldCom Merger. If, following such one month period, the European Commission considers that it needs to examine the MCI/WorldCom Merger more closely, it may initiate a Phase II investigation; if it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the MCI/WorldCom Merger is compatible with the common market no later than four months after the initiation of such investigation. If the European Commission were not to make a decision within this four month period, the MCI/WorldCom Merger would automatically be deemed to be compatible with the European common market and would be allowed to proceed. WorldCom and MCI believe it is likely that the European Commission will determine that the MCI/WorldCom Merger is compatible with the common market. However, no assurance can be given that the European Commission will not impose certain conditions or restrictions on the MCI/WorldCom Merger.



     At any time before or after the Effective Time of the MCI/WorldCom Merger, and notwithstanding that the HSR Act waiting period may have expired, the MCI/WorldCom Merger may have been approved by the European Commission pursuant to the Merger Control Regulation or the MCI/WorldCom Merger may have been consummated, the DOJ, or any state could take such action under the applicable laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the MCI/WorldCom Merger or seeking divestiture of MCI or businesses of WorldCom or MCI acquired as a result of the MCI/WorldCom Merger. Private parties may also initiate legal actions under the antitrust laws under certain circumstances.

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements combine the consolidated balance sheets and statements of operations of WorldCom and MCI as if the MCI/WorldCom Merger had occurred for the periods indicated. The MCI/WorldCom Merger will be treated as a purchase for financial reporting purposes. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Pro Forma Financial Information also does not include amounts with respect to the BFP Merger, the AOL Transaction or the CompuServe Merger because they are individually, and in the aggregate, not material to WorldCom.

           WORLDCOM PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1997 and unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996, illustrate the effect of the MCI/WorldCom Merger as if the MCI/WorldCom Merger had occurred on September 30, 1997, for the Pro Forma Condensed Combined Balance Sheet and as of the earliest date presented for the Pro Forma Condensed Combined Statements of Operations. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Pro Forma Condensed Combined Financial Statements also do not include amounts with respect to the BFP Merger, the AOL Transaction or the CompuServe Merger because they are individually, and in the aggregate, not material to WorldCom.

     Pursuant to the terms of the MCI/WorldCom Merger, each share of MCI Common Stock will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. The holder of MCI Class A Common Stock will be entitled to receive $51.00 per share in cash for each of the MCI Class A Common Stock shares it owns, or approximately $7 billion in the aggregate. The Pro Forma Condensed Combined Financial Statements have been prepared assuming the WorldCom Average Trading Price to be $33.13, resulting in an assumed Exchange Ratio of 1.5396. The actual Exchange Ratio may vary as described herein. The MCI/WorldCom Merger will be accounted for as a purchase.

     These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of WorldCom and MCI which are incorporated by reference herein and the Additional Pro Forma Presentation which is set forth elsewhere herein.

     The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

             WORLDCOM PRO FORMA CONDENSED COMBINED BALANCE SHEET(1)
                            AS OF SEPTEMBER 30, 1997
                                 (IN MILLIONS)


                                                                                             MCI WORLDCOM
                                            WORLDCOM            MCI          PRO FORMA        PRO FORMA
                                          HISTORICAL(2)    HISTORICAL(3)    ADJUSTMENTS        COMBINED
                                          -------------    -------------    -----------      ------------
Current assets..........................     $ 1,625          $ 4,603         $ 7,446(5)       $  6,228
                                                                               (7,446)(4)
Property, plant and equipment, net......       5,419           13,783          (2,700)(4)        16,502
Goodwill and other intangibles, net.....      13,002            2,366          28,621(4)         43,989
Other assets............................         767            3,965              --             4,732
                                             -------          -------         -------           -------
          Total assets..................     $20,813          $24,717         $25,921          $ 71,451
                                             =======          =======         =======           =======
Current liabilities.....................     $ 1,870          $ 7,327         $    --          $  9,197
Long-term debt..........................       5,349            3,282           7,446(5)         16,077
Other liabilities.......................         228            2,037          (1,015)(4)         1,250
Mandatorily redeemable preferred
  stock.................................          --              750              --               750
Shareholders' equity:
  Preferred stock.......................          --               --              --                --
  Class A common stock..................          --               14             (14)(6)            --
  Common stock..........................           9               60             (60)(6)            18
                                                                                    9(7)
  Paid in capital.......................      15,036            6,394          (6,394)(6)        45,838
                                                                               30,802(7)
  Retained earnings (deficit)...........      (1,713)           5,607          (5,607)(6)        (1,713)
  Other.................................          34             (754)            754(6)             34
                                             -------          -------         -------           -------
          Total shareholders' equity....      13,366           11,321          19,490            44,177
                                             -------          -------         -------           -------
          Total liabilities and
            shareholders' equity........     $20,813          $24,717         $25,921          $ 71,451
                                             =======          =======         =======           =======


         The accompanying notes are an integral part of this statement.

        WORLDCOM PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(1)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                             MCI WORLDCOM
                                             WORLDCOM           MCI         PRO FORMA         PRO FORMA
                                           HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS         COMBINED
                                           -------------   -------------   -----------       ------------
Revenues.................................     $ 5,349         $14,545         $(280)(8)        $ 19,614
Operating expenses:
  Line costs.............................       2,806           8,090          (280)(8)          10,616
  Selling, general and administrative....       1,141           4,028                             5,169
  Depreciation and amortization..........         682           1,475           537(9)            2,281
                                                                               (413)(10)
                                               ------         -------         -----             -------
Operating income.........................         720             952          (124)              1,548
Other income (expense):
  Interest expense.......................        (235)           (174)         (363)(11)           (772)
  Other..................................          17             (94)           --                 (77)
                                               ------         -------         -----             -------
Income before income taxes...............         502             684          (487)                699
Provision for income taxes...............         261             246            19(12)             526
                                               ------         -------         -----             -------
Income from continuing operations........         241             438          (506)                173
Preferred dividend requirements..........          20              45            --                  65
                                               ------         -------         -----             -------
Net income applicable to common
  shareholders...........................     $   221         $   393         $(506)           $    108
                                               ======         =======         =====             =======
Number of shares issued and outstanding:
  Primary................................         955             705                             1,831
                                               ======         =======                           =======
  Fully diluted..........................         959             706                             1,838
                                               ======         =======                           =======
Earnings per share(13):
  Primary................................     $  0.25         $  0.56                          $   0.06
  Fully diluted..........................     $  0.25         $  0.56                          $   0.06

         The accompanying notes are an integral part of this statement.

        WORLDCOM PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                             MCI WORLDCOM
                                              WORLDCOM           MCI         PRO FORMA         PRO FORMA
                                            HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS        COMBINED
                                            -------------   -------------   -----------      -------------
Revenues..................................     $ 4,485         $18,494         $(558)(8)        $22,421
Operating expenses:
  Line costs..............................       2,457           9,489          (500)(8)         11,446
  Selling, general and administrative.....         829           5,028                            5,857
  Depreciation and amortization...........         303           1,664           716(9)           2,133
                                                                                (550)(10)
  Charge for in-process research and
     development..........................       2,140              --            --              2,140
  Other...................................         600              --           (58)(8)            542
                                               -------         -------         -----            -------
Operating income (loss)...................      (1,844)          2,313          (166)               303
Other income (expense):
  Interest expense........................        (222)           (196)         (484)(11)          (902)
  Other...................................           6            (127)           --               (121)
                                               -------         -------         -----            -------
Income (loss) before income taxes.........      (2,060)          1,990          (650)              (720)
Provision for income taxes................         129             753            25(12)            907
                                               -------         -------         -----            -------
Income (loss) from continuing
  operations..............................      (2,189)          1,237          (675)            (1,627)
Preferred dividend requirements...........           1              35            --                 36
                                               -------         -------         -----            -------
Net income (loss) applicable to common
  shareholders............................     $(2,190)        $ 1,202         $(675)           $(1,663)
                                               =======         =======         =====            =======
Number of shares issued and outstanding:
  Primary.................................         398             695                            1,246
                                               =======         =======                          =======
  Fully diluted...........................         398             701                            1,246
                                               =======         =======                          =======
Earnings (loss) per share(13):
  Primary.................................     $ (5.50)        $  1.73                          $ (1.33)
  Fully diluted...........................     $ (5.50)        $  1.72                          $ (1.33)

         The accompanying notes are an integral part of this statement.

                          NOTES TO WORLDCOM PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS


 1. The unaudited pro forma financial data do not give effect to any restructuring costs, nor any potential cost savings or other synergies that could result from the MCI/WorldCom Merger. WorldCom is in the process of developing its plan to integrate the operations of MCI which may include certain exit costs. As a result of this plan, a charge, which may be material but which cannot now be quantified, is expected to be recognized in the period in which such a restructuring occurs. Furthermore, the pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of MCI at the time of the MCI/WorldCom Merger. However, WorldCom has undertaken a study to determine the allocation of the total purchase price to the various assets acquired, including in- process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to in-process research and development projects of MCI, a charge, which may be material, would be recognized in the period in which the MCI/WorldCom Merger occurs. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the MCI/WorldCom Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.



 2. On December 31, 1996, WorldCom completed the MFS Merger. The MFS Merger was accounted for as a purchase; accordingly, the operating results for MFS are not reflected in the historical results of WorldCom for the year ended December 31, 1996. See "Additional Pro Forma Presentation," which should be read in conjunction with these pro forma financial statements.


 3. These columns represent historical results of operations and financial position.

 4. This adjustment reflects the excess of consideration over net assets acquired. The following is a calculation (in millions except per share data):

    MCI Common Stock outstanding at September 30, 1997........................       560
    Shares issuable (treasury stock method) upon exercise of MCI options......        44
                                                                                --------
    MCI Common Stock assumed outstanding at September 30, 1997................       604
    Exchange Ratio per share..................................................    1.5396
                                                                                --------
    WorldCom Common Stock assumed to be issuable..............................       930
    WorldCom per share closing price on November 7, 1997......................  $  33.13
                                                                                --------
    Sub-total.................................................................  $ 30,811
    Payment to MCI Class A Common Stockholder.................................     6,936
    Inducement fee and other estimated transaction costs......................       510
                                                                                --------
    Total consideration.......................................................  $ 38,257
    Preliminary purchase accounting adjustments:
    Fair value adjustment to property, plant and equipment....................     2,700
    Deferred tax impact of fair value adjustment..............................    (1,015)
                                                                                --------
                                                                                  39,942
    Historical net book value of MCI net assets acquired......................   (11,321)
                                                                                --------
    Excess of consideration over net assets acquired..........................  $ 28,621
                                                                                ========

    The total consideration will be allocated to the assets and liabilities of MCI based on their estimated fair value. A preliminary allocation of the purchase price has been presented in the pro forma condensed combined financial statements in which the historical MCI property, plant and equipment has been adjusted to its estimated fair value based upon its depreciated replacement cost. The impact of this fair value adjustment has also been reflected in pro forma deferred tax balances. The excess of consideration over the historical book value of MCI net assets acquired has been preliminarily allocated to goodwill and other intangible assets. A final allocation of the purchase price to the MCI assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. WorldCom's management believes that the consideration in excess of the historical book value of MCI's net assets acquired, primarily comprises goodwill, certain in-process research and development projects and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. (See Note
    1).


 5. This adjustment represents additional borrowings of $7.4 billion for the purpose of financing the cash payment to the holder of the MCI Class A Common Stock of $6.9 billion, and other estimated transaction costs of $510 million (which includes a $465 million fee paid to BT).


 6. These adjustments represent the elimination of MCI's stockholders' equity accounts.


 7. These adjustments represent the issuance of approximately 930 million shares of WorldCom Common Stock in connection with the MCI/WorldCom Merger and an assumed Exchange Ratio of 1.5396 shares of WorldCom Common Stock for each share of MCI Common Stock outstanding. The actual Exchange Ratio may vary as described herein.


 8. These estimated adjustments eliminate the revenues and corresponding line costs and other charges attributable to the intercompany transactions between WorldCom and MCI.

 9. This entry reflects the adjustment to amortization for the effect of the excess of consideration over net assets acquired in the MCI/WorldCom Merger. For purposes of the Pro Forma Condensed Combined Financial Statements, the excess consideration has been amortized over an estimated life of 40 years. WorldCom management expects that amounts allocated to goodwill and trade names will be amortized over 40 years while other intangible assets may be amortized over shorter periods consequently reducing net income reported by MCI WorldCom. A final determination of the lives attributable to the intangible assets has not yet been made (See Note 1). As discussed in Note 4, a portion of the excess consideration may be allocated to certain in-process research and development projects. To the extent amounts are allocated to certain in-process research and development projects, pro forma amortization expense would be ratably reduced accordingly.

10. This entry reflects the adjustment to depreciation expense for the effect of the fair value adjustment of MCI's property, plant and equipment based on a preliminary evaluation of depreciated replacement cost (See Note 4).

11. These adjustments represent the recognition of interest expense on the additional borrowings of WorldCom to finance the cash payment to the holder of the MCI Class A Common Stock and transaction costs (see Note 5). The interest expense was calculated based on WorldCom's incremental borrowing rate of 6.5%. A change of 1/8% in the incremental rate would affect interest expense by $7.0 million for the nine months ended September 30, 1997, and $9.3 million for the year ended December 31, 1996.

12. These entries represent the tax effect of the pro forma adjustments.

13. Pro forma per share data are based on the number of WorldCom common and common equivalent shares that would have been outstanding had the MCI/WorldCom Merger occurred on the earliest date presented.

                       ADDITIONAL PRO FORMA PRESENTATION


     The following unaudited Additional Pro Forma Presentation illustrates the effect of the MCI/WorldCom Merger and the MFS Merger as well as MFS's earlier acquisition of UUNET (the "UUNET Acquisition") on the results of operations of WorldCom for the year ended December 31, 1996, as if the transactions had occurred on January 1, 1996. The Additional Pro Forma Presentation is presented for purposes of additional analysis due to the significance of the MFS Merger.


     Pursuant to the terms of the MCI/WorldCom Merger, each share of MCI Common Stock will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. The holder of MCI Class A Common Stock will be entitled to receive $51.00 per share in cash for each of the MCI Class A Common Stock shares it owns, or approximately $7 billion in the aggregate. The pro forma financial statements have been prepared assuming the WorldCom Average Trading Price to be $33.13 resulting in an assumed Exchange Ratio of 1.5396. The actual Exchange Ratio may vary as described herein. The MCI/WorldCom Merger will be accounted for as a purchase.

     On December 31, 1996, WorldCom through a wholly owned subsidiary merged with MFS. As a result of the MFS Merger, each share of MFS common stock was converted into the right to receive 2.1 shares of WorldCom Common Stock or approximately 471.0 million shares of WorldCom Common Stock in the aggregate. Each share of MFS Series A 8% Cumulative Convertible Preferred Stock was converted into the right to receive one share of WorldCom Series A Preferred Stock or 94,992 shares of WorldCom Series A Preferred Stock. Each share of MFS Series B Convertible Preferred Stock was converted into the right to receive one share of WorldCom Series B Preferred Stock or approximately 12.7 million shares of WorldCom Series B Preferred Stock. In addition, each depositary share representing 1/100th of a share of MFS Series A Preferred Stock was exchanged for a depositary share representing 1/100th of a share of WorldCom Series A Preferred Stock.

     On August 12, 1996 and prior to the MFS Merger, MFS issued approximately 58 million shares of MFS common stock and options valued at approximately $2.1 billion in connection with its acquisition of UUNET.

     The Additional Pro Forma Presentation should be read in conjunction with the historical financial statements of WorldCom, MCI, MFS and UUNET which are incorporated by reference herein.

     The Additional Pro Forma Presentation is presented for comparative purposes only and is not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Additional Pro Forma Presentation also does not include amounts with respect to the BFP Merger, the AOL Transaction or the CompuServe Merger because they are individually, and in the aggregate, not material to WorldCom.

                      ADDITIONAL PRO FORMA PRESENTATION(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                            UUNET                        WORLDCOM/
                                                                                        HISTORICAL(2)                    MFS/UUNET
                                                         WORLDCOM           MFS       JANUARY 1, 1996 -   PRO FORMA      PRO FORMA
                                                       HISTORICAL(2)   HISTORICAL(2)   AUGUST 12, 1996   ADJUSTMENTS     COMBINED
                                                       -------------   -------------  -----------------  -----------     ---------
Revenues..............................................    $ 4,485         $ 1,115           $ 129           $ (94)(3)     $ 5,635
Operating expenses:
  Line costs..........................................      2,457             687              71             (94)(3)       3,121
  Selling, general and administrative.................        829             493              44              --           1,366
  Depreciation and amortization.......................        303             286              12             237(4)          838
  Charge for in-process research and development......      2,140              --              --              --           2,140
  Other...............................................        600              --              --              --             600
                                                         --------           -----            ----          ------        --------
Operating income (loss)...............................     (1,844)           (351)              2            (237)         (2,430)
Other income (expense):
  Interest expense....................................       (222)            (62)             (1)             --            (285)
  Other...............................................          6              (3)             --              --               3
                                                         --------           -----            ----          ------        --------
Income (loss) before income taxes.....................     (2,060)           (416)              1            (237)         (2,712)
Provision for income taxes............................        129               1              --            (125)(5)           5
                                                         --------           -----            ----          ------        --------
Income (loss) from continuing operations..............     (2,189)           (417)              1            (112)         (2,717)
Preferred dividend requirements.......................          1              29              --              --              30
                                                         --------           -----            ----          ------        --------
Net income (loss) applicable to common shareholders...    $(2,190)        $  (446)          $   1           $(112)        $(2,747)
                                                         ========           =====            ====          ======        ========
Number of shares issued and outstanding:
  Primary.............................................        398             N/M             N/M                             869
                                                         ========                                                        ========
  Fully diluted.......................................        398             N/M             N/M                             869
                                                         ========                                                        ========
Earnings (loss) per share (6):
  Primary.............................................    $ (5.50)            N/M             N/M                         $ (3.16)
  Fully diluted.......................................    $ (5.50)            N/M             N/M                         $ (3.16)


                                                             MCI         PRO FORMA        PRO FORMA
                                                        HISTORICAL(2)   ADJUSTMENTS       COMBINED
                                                        -------------   -----------       ---------
Revenues..............................................     $18,494         $(558)(3)       $23,571
Operating expenses:
  Line costs..........................................       9,489          (500)(3)        12,110
  Selling, general and administrative.................       5,028            --             6,394
  Depreciation and amortization.......................       1,664           716(7)          2,668
                                                                            (550)(8)
  Charge for in-process research and development......          --            --             2,140
  Other...............................................          --           (58)(3)           542
                                                           -------        ------          --------
Operating income (loss)...............................       2,313          (166)             (283)
Other income (expense):
  Interest expense....................................        (196)         (484)(9)          (965)
  Other...............................................        (127)           --              (124)
                                                           -------        ------          --------
Income (loss) before income taxes.....................       1,990          (650)           (1,372)
Provision for income taxes............................         753            25(5)            783
                                                           -------        ------          --------
Income (loss) from continuing operations..............       1,237          (675)           (2,155)
Preferred dividend requirements.......................          35            --                65
                                                           -------        ------          --------
Net income (loss) applicable to common shareholders...     $ 1,202         $(675)          $(2,220)
                                                           =======        ======          ========
Number of shares issued and outstanding:
  Primary.............................................         695                           1,718
                                                           =======                        ========
  Fully diluted.......................................         701                           1,718
                                                           =======                        ========
Earnings (loss) per share (6):
  Primary.............................................     $  1.73                         $ (1.29)
  Fully diluted.......................................     $  1.72                         $ (1.29)

         The accompanying notes are an integral part of this statement.

                              NOTES TO ADDITIONAL
                             PRO FORMA PRESENTATION


1. The unaudited Additional Pro Forma Presentation does not give effect to any potential cost savings or other synergies that could result from the MCI/WorldCom Merger, the MFS Merger and UUNET Acquisition. WorldCom's results for 1996 do not include charges related to extraordinary items of $24.4 million, net of taxes. Furthermore, the pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of MCI at the time of the MCI/WorldCom Merger. However, WorldCom has undertaken a study to determine the allocation of the total purchase price to the various assets acquired, including in-process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to certain in-process research and development projects of MCI, a charge, which may be material, would be recognized in the period in which the MCI/WorldCom Merger occurs. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the MCI/WorldCom Merger, MFS Merger and UUNET Acquisition been consummated at the date indicated, nor necessarily indicative of future operating results or financial position.


2.   These columns represent historical results of operations.

3. These estimated adjustments eliminate the revenues, corresponding line costs and other charges attributable to the intercompany transactions among WorldCom, MFS, UUNET and MCI.

4. This entry reflects the adjustment to amortization for the effect of the intangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired in the MFS Merger and UUNET Acquisition, the carrying value of the acquired assets approximated their fair value, with all of the excess of such acquisition costs being attributed to in-process research and development (network design and development projects in-process), goodwill, network technology and assembled workforce. It is WorldCom's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. Goodwill attributable to MFS is being amortized over 40 years while goodwill attributable to UUNET is being amortized over 5 years. Network technology and assembled work force are being amortized over 5 years and 10 years, respectively.

5.   These entries represent the tax effect of the pro forma adjustments.


6. Pro forma per share data are based on the number of shares of WorldCom Common Stock that would have been outstanding had the MCI/WorldCom Merger, the MFS Merger and UUNET Acquisition occurred on the earliest date presented. The per share data also include the effect of the $2.14 billion charge for in-process research and development related to the MFS Merger. Excluding this non-recurring charge from the pro forma data would have resulted in loss per share of $(0.05).


7. This entry reflects the adjustment to amortization for the effect of the excess of consideration over net assets acquired in the MCI/WorldCom Merger. The total consideration of the MCI/WorldCom Merger will be allocated to the assets and liabilities of MCI based on their estimated fair value. The excess of consideration over the historical book value of MCI net assets acquired has been preliminarily allocated to goodwill and other intangible assets. A final allocation of the purchase price to the MCI assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. WorldCom's management believes that the consideration in excess of the historical book value of MCI's net assets acquired, primarily comprises goodwill, certain in-process research and development projects and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. For purposes of the Additional Pro Forma Presentation, the excess consideration has been amortized over an estimated life of

40 years. WorldCom management expects that amounts allocated to goodwill and trade names will be amortized over 40 years while other intangible assets may be amortized over shorter periods consequently reducing net income reported by the combined company. A final determination of lives attributable to the intangible assets has not yet been made (See Note 1). To the extent amounts are allocated to certain in-process research and development projects, pro forma amortization expense would be ratably reduced accordingly.


8. This entry reflects the adjustment to depreciation expense for the effect of the fair value adjustment of MCI's property, plant and equipment based on a preliminary evaluation of depreciated replacement cost (See Note 7).


9. These adjustments represent the recognition of interest on the additional borrowings of WorldCom to finance the cash payment to the holder of the MCI Class A Common Stock and other estimated transaction costs of $510 million (which includes a $465 million fee paid to BT). The interest expense was calculated at WorldCom's incremental borrowing rate of 6.5%. A change of
      1/8% in the incremental rate would affect interest expense by $9.3 million for the year ended December 31, 1996.


                    DIRECTORS AND MANAGEMENT OF MCI WORLDCOM

                       FOLLOWING THE MCI/WORLDCOM MERGER



     Pursuant to the terms of the MCI/WorldCom Merger Agreement, WorldCom has agreed to cause the WorldCom Board as of the Effective Time to consist of fifteen members, which shall consist of eight members designated by WorldCom from among directors of WorldCom, five members designated by MCI from among directors of MCI, and two additional members designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party are required to be reasonably acceptable to the other party. As of the date hereof, the WorldCom Board is comprised of 11 directors. As of the date hereof, other than for Messrs. Roberts, Ebbers, Sidgmore, Taylor and Sullivan, neither WorldCom nor MCI has designated the persons to serve as directors of MCI WorldCom after the Effective Time. Additionally, the AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the WorldCom Board. See "Information Regarding WorldCom -- The AOL Transaction." Further, in connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. James C. Allen, Vice Chairman and Chief Executive Officer of
BFP) for election as a director of WorldCom following the effective time of the BFP Merger. See "Information Regarding WorldCom -- The BFP Merger." If, prior to the Effective Time, any of the persons named by either WorldCom or MCI to serve on the MCI WorldCom Board of Directors as of the Effective Time declines or is unable to serve as a director, the party that designated such individual may name a replacement to become a director. The directors of MCI WorldCom will be elected annually. See "Information Regarding WorldCom -- Management and Principal Shareholders" for certain information regarding the current management of WorldCom.



     The following table sets forth information as to the five individuals who, as of the date hereof, have been designated to serve as directors of MCI WorldCom following the MCI/WorldCom Merger:



        NAME AND YEAR FIRST BECAME A                 BUSINESS EXPERIENCE DURING
            DIRECTOR OF WORLDCOM                     PAST FIVE YEARS AND OTHER          STOCK
           OR MCI, AS APPLICABLE          AGE               INFORMATION               OWNERSHIP
    ------------------------------------  ---   ------------------------------------  ---------



     None of the director designees of MCI beneficially owned any shares of WorldCom Common Stock as of such date. As of November 30, 1997, neither Mr. Allen nor Mr. Case beneficially owned any shares of WorldCom Common Stock. As of such date, Mr. Allen beneficially owned 319,885 shares of BFP Common Stock which, based on assumed BFP exchange ratios of 1.65 and 1.85 (the minimum and maximum exchange ratios, respectively), would be converted into the right to receive 527,810 shares and 591,787 shares, respectively, of WorldCom Common Stock as a result of the BFP Merger. Additional information about such potential director designees is contained under the captions "Information Regarding WorldCom -- Management and Principal Shareholders" and "Ownership of MCI Capital Stock" as well as in the WorldCom 1996 Annual Report on Form 10-K for the year ended December 31, 1996 and the MCI 1996 Annual Report on Form 10-K, as amended. See "Where You Can Find More Information." See "Information Regarding WorldCom -- Management and Principal Shareholders -- Information Regarding Stephen M. Case" and
"-- Information Regarding James C. Allen" for additional information regarding such individuals.



     See "Certain Related Transactions--Other" for certain information regarding certain transactions between WorldCom and MCI. For additional information concerning certain interests of directors of MCI and WorldCom in the MCI/WorldCom Merger, see "The MCI/WorldCom Merger--Interests of Certain Persons in the Transaction."


COMPENSATION OF DIRECTORS

     WorldCom's directors are currently paid fees of $22,500 per year and $1,000 per meeting of the Board plus certain expenses. Committee members are currently paid a fee of $750 for any committee meeting on the same day as a Board meeting and $1,000 for any other committee meeting, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

     Pursuant to WorldCom's Third Amended and Restated 1990 Stock Option Plan, each non-employee director receives annually a non-discretionary grant of options to purchase 5,000 shares of WorldCom Common Stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of (a) ten years following the date of grant, (b) three months following retirement, (c) 12 months following termination of service due to disability or death, (d) upon cessation of service for reasons other than retirement, death or disability, or (e) the date of consummation of a specified change in control transaction, defined generally to include the dissolution or liquidation of WorldCom, a reorganization, merger or consolidation of WorldCom in which WorldCom is not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of WorldCom to another entity. The exercise price may be paid in cash or, in the discretion of the committee which administers the plan, WorldCom Common Stock. In the discretion of such committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

EXECUTIVE OFFICERS

     WorldCom has agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, and to cause the senior management of MCI WorldCom to be as previously agreed between the parties. Pursuant to the MCI WorldCom Merger Agreement, Bernard J. Ebbers will be the President and Chief Executive Officer of MCI WorldCom. In addition, Gerald H. Taylor, currently Chief Executive Officer of MCI, will become Vice Chairman of MCI WorldCom and will be responsible for international operations and ventures; Timothy F. Price, currently President and Chief Operating Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom's U.S. telecommunications operating subsidiary; John W. Sidgmore will continue to serve as Vice Chairman and Chief Operating Officer of MCI WorldCom and will continue his current responsibilities including European operations; and Scott D. Sullivan will continue to serve as Chief Financial Officer of MCI WorldCom.


     Additional information about such persons who are currently executive officers of MCI follows:



     Bert C. Roberts, Jr., age 55, has been Chairman of the Board of MCI since June 1992. He was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation ("MCIT") from May 1983 to June 1992. Mr. Roberts has been a director of MCI since 1985; a non-executive director of BT, since October 1994; and a non-executive director of The News Corporation Limited, a global multi-media company located in Australia, since 1995.

     Gerald H. Taylor, age 56, has been Chief Executive Officer of MCI since November 1996. He has been Vice Chairman of MCIT since July 1995. He was President and Chief Operating Officer of MCI from July 1994 to November 1996 and President and Chief Operating Officer of MCIT from April 1994 to July 1995. He was an Executive Vice President and Group Executive of MCIT from September 1993 to April 1994. He was an Executive Vice President of MCIT, serving as President, Consumer Markets, from November 1990 to September 1993. Mr. Taylor has been a director of MCI since September 1994 and was a non-executive director of BT from November 1996 to November 1997.



     Timothy F. Price, age 44, has been President and Chief Operating Officer of MCI since November 1996. He has been President and Chief Operating Officer of MCIT since July 1995. He was an Executive Vice President and Group President of MCIT, serving as Group President, Communication Services, from December 1994 to July 1995. He was an Executive Vice President of MCIT, serving as President, Business Markets, from June 1993 to December 1994. He was a Senior Vice President of MCIT from November 1990 to June 1993, serving as President, Business Services, from July 1992 to June 1993 and as Senior Vice President Consumer Markets from November 1990 to July 1992.



     Additional information about such persons is contained under the captions "Information Regarding WorldCom -- Management and Principal Shareholders" and "Ownership of MCI Capital Stock" as well as in the WorldCom 1996 Annual Report on Form 10-K and the MCI 1996 Annual Report on Form 10-K. See "Where You Can Find More Information."



     See "Certain Related Transactions -- Other" for certain information regarding certain transactions between WorldCom and MCI. For additional information concerning certain interests of executive officers and directors of WorldCom and MCI in the MCI/WorldCom Merger, see "The MCI/WorldCom Merger -- Interests of Certain Persons in the Transaction."


COMPENSATION OF EXECUTIVE OFFICERS


     WorldCom relies on the Compensation and Stock Option Committee (the "Compensation Committee") to recommend the form and amount of compensation of its executive officers. It is anticipated that, when the Compensation Committee meets to determine such compensation after the Closing Date, the Compensation Committee will evaluate its policies designed to attract, motivate, reward and retain executives with the skills, experience and talents required to promote the short- and long-term performance and growth of WorldCom. Historically, WorldCom's executive compensation has had three elements: base salary, annual incentive compensation and long-term incentive compensation.



     For information concerning the compensation paid to the chief executive officer and certain other executive officers of each or WorldCom and MCI for the 1996 fiscal year, see the WorldCom 1996 Annual Report on Form 10-K and the MCI 1996 Annual Report on Form 10-K.

                          CERTAIN RELATED TRANSACTIONS

MCI RIGHTS AGREEMENT


     In connection with the execution of the MCI/WorldCom Merger Agreement, on November 9, 1997, the MCI Board amended the Rights Agreement between MCI and Morgan Guaranty Trust Company of New York, as Rights Agent, dated as of September 30, 1994, and as amended as of November 3, 1996 and August 20, 1997 (the "MCI Rights Agreement") to (i) exempt WorldCom from the application of the MCI Rights Agreement so long as WorldCom is not the beneficial owner of any shares of MCI Capital Stock other than shares beneficially owned by WorldCom as of November 9, 1997 and shares deemed to be beneficially owned by WorldCom by reason of the MCI/WorldCom Merger Agreement, (ii) provide that none of the approval, execution or delivery of the MCI/WorldCom Merger Agreement nor the consummation of the transactions contemplated thereby would cause the occurrence of a "Distribution Date" or "Stock Acquisition Date", cause the rights (the "MCI Rights") distributed to holders of MCI Capital Stock pursuant to the MCI Rights Agreement to become exercisable or cause WorldCom or any of its affiliates to be an "Acquiring Person" under the MCI Rights Agreement, and (iii) cause the MCI Rights to expire immediately prior to the Effective Time. See "Comparative Rights of Shareholders -- Preferred Stock Purchase Rights."


     The foregoing summary of the MCI Rights Agreement is qualified in its entirety by reference to such agreement.

OTHER

     As of the date hereof, neither WorldCom nor MCI is aware of any material relationship between WorldCom or its directors or executive officers and MCI or its directors or executive officers, except as contemplated by the MCI/WorldCom Merger Agreement or as described herein or in the documents incorporated by reference herein.


     WorldCom and MCI have entered into certain interconnection or other services agreements with each other and certain of their affiliates in the ordinary course of their businesses, which agreements have been amended from time to time. In the nine months ended September 30, 1997, fiscal 1996 and fiscal 1995, MCI and its subsidiaries and WorldCom and its subsidiaries have engaged in transactions aggregating $280 million, $558 million and $ -- million, respectively.

                     DESCRIPTION OF WORLDCOM CAPITAL STOCK


     The following summary is a description of the material terms of WorldCom capital stock, does not purport to be complete and is subject in all respects to the applicable provisions of the GBCC, the WorldCom Articles, the WorldCom Bylaws, the Deposit Agreement (referred to below), and the WorldCom Rights Agreement. The WorldCom Articles, the WorldCom Bylaws, the Deposit Agreement and the WorldCom Rights Agreement are included in or incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.


     The authorized capital stock of WorldCom consists of 2,500,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of September 30, 1997, there were 907,159,586 shares of WorldCom Common Stock, 94,992 shares of WorldCom Series A Preferred Stock and 12,445,113 shares of WorldCom Series B Preferred Stock issued and outstanding. All the shares of WorldCom Series A Preferred Stock are held by The Bank of New York as Depositary for the holders of WorldCom Depositary Shares.

COMMON STOCK


     All of the outstanding shares of WorldCom Common Stock are fully paid and nonassessable. Subject to the prior rights of the holders of preferred stock which may be issued and outstanding, the holders of WorldCom Common Stock are entitled to receive dividends as and when declared by the WorldCom Board out of funds legally available therefor, and, in the event of the dissolution of WorldCom, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences of the holders of WorldCom preferred stock as provided in the WorldCom Articles. Each holder of WorldCom Common Stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders' meeting, including the election of directors. Holders of WorldCom Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional shares of authorized WorldCom Common Stock may be issued without shareholder approval.


     The transfer agent and registrar for the WorldCom Common Stock is The Bank of New York, 101 Barclay Street -- 12W, New York, NY 10286.

PREFERRED STOCK

     The authorized but unissued preferred stock of WorldCom is available for issuance from time to time at the discretion of the WorldCom Board without shareholder approval. The WorldCom Board has the authority to prescribe for each series of preferred stock it establishes the number, designation, preferences, limitations and relative rights of the shares of such series, subject to applicable law and the provisions of any outstanding series of preferred stock. The terms of any series of preferred stock including, but not limited to, dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on dividends on the WorldCom Common Stock if dividends on the preferred stock are in arrears, dilution of the voting power of other shareholders to the extent a series of the preferred stock has voting rights, and reduction of amounts available on liquidation as a result of any liquidation preference granted to any series of preferred stock.

SERIES A PREFERRED STOCK

     The following description of the WorldCom Series A Preferred Stock and the rights represented by the WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles. Each of the WorldCom Depositary Shares represents a one one-hundredth interest in a share of WorldCom Series A Preferred Stock and entitles the owner to such proportion of all the rights, preferences and privileges of the shares of WorldCom Series A Preferred Stock represented thereby. See "-- Depositary Shares" below.

  Dividends


     The holders of shares of WorldCom Series A Preferred Stock are entitled to receive when, as and if declared by the WorldCom Board out of funds legally available therefor, cumulative preferential dividends from the issue date of the WorldCom Series A Preferred Stock, accruing at the rate per share of $268.00 per annum or $67.00 per quarter (equivalent to $2.68 per annum or $.67 per quarter for each WorldCom Depositary Share), payable quarterly in arrears. Dividends are payable in cash or in shares of WorldCom Common Stock, at the election of the WorldCom Board. WorldCom intends to pay dividends in shares of WorldCom Common Stock on each dividend payment date to the extent that it is unable to pay dividends in cash. If the dividends are paid in shares of WorldCom Common Stock, the number of shares of WorldCom Common Stock to be issued on each dividend payment date will be determined by dividing the total dividend to be paid on each WorldCom Depositary Share by 90% of the average of the high and low sales prices of the WorldCom Common Stock as reported by NASDAQ or any national securities exchange upon which the WorldCom Common Stock is then listed or included, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the record date for such dividend.



     Unless all accumulated dividends on the Series A Preferred Stock have been paid, (i) no dividend (other than a dividend payable solely in shares of junior stock (as defined in the WorldCom Articles)) may be paid on the WorldCom Common Stock, (ii) no other distribution shall be made upon any shares of junior stock,
(iii) no shares of junior stock or any series of WorldCom preferred stock shall be purchased, redeemed, or otherwise acquired for cash or other property (excluding junior stock or the WorldCom Series B Preferred Stock) by WorldCom or any of its subsidiaries, and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of junior stock by WorldCom or any of its subsidiaries.


  Mandatory Conversion of WorldCom Series A Preferred Stock

     On May 31, 1999 (the "Mandatory Conversion Date"), subject to the optional conversion rights referred to below, each outstanding share of WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) will convert automatically into shares of WorldCom Common Stock at the Common Equivalent Rate (as defined below) in effect on such date and the holder will also be entitled to receive accrued and unpaid dividends thereon. The "Common Equivalent Rate" is initially four hundred twenty shares (420) of WorldCom Common Stock for each share of WorldCom Series A Preferred Stock (equivalent to 4.2 shares of WorldCom Common Stock for each WorldCom Depositary Share), subject to adjustment for certain capital events.

  Right to Redeem WorldCom Series A Preferred Stock

     The WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) are not redeemable by WorldCom prior to May 31, 1998 (the "Initial Redemption Date"). On or after the Initial Redemption Date and prior to the Mandatory Conversion Date, WorldCom may redeem the WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares), in whole or in part. Upon any such redemption, the holder of record of shares of WorldCom Series A Preferred Stock will receive shares of WorldCom Common Stock equal to the call price of the WorldCom Series A Preferred Stock in effect on the date of redemption (the "Call Price") divided by the Current Market Price (as defined in the WorldCom Articles) of the WorldCom Common Stock. The Call Price of each WorldCom Series A Preferred Stock is (i) $3,417.00 ($34.170 per WorldCom Depositary Share) on and after the Initial Redemption Date through August 30, 1998, $3,400.25 ($34.003 per WorldCom Depositary Share) on and after August 31, 1998 through November 29, 1998, $3,383.50 ($33.835 per WorldCom Depositary Share) on and after November 30, 1998 through February 27, 1999, $3,366.75 ($33.668 per WorldCom Depositary Share) on and after February 28, 1999 through April 29, 1999, and $3,350.00 ($33.500 per WorldCom Depositary Share) on and after April 30, 1999 until the Mandatory Conversion Date, plus (ii) all accrued and unpaid dividends thereon to the date fixed for redemption.

  Conversion at Option of Holder

     The WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares) are convertible, in whole or in part, at the option of the holder thereof, at any time prior to the Mandatory Conversion Date, into shares of WorldCom Common Stock at a rate of 344.274 shares of WorldCom Common Stock for each WorldCom Series A Preferred Stock (equivalent to 3.443 shares of WorldCom Common Stock for each WorldCom Depositary Share and equivalent to a conversion price of $9.73 per share of WorldCom Common Stock), subject to adjustment for certain capital events. The right to convert WorldCom Series A Preferred Stock called for redemption will terminate at the close of business on the redemption date.

  Adjustment for Consolidation or Merger

     In the case of certain mergers, consolidations or other capital transactions, certain customary provisions are required to be made relating to the terms of conversion and redemption applicable to the WorldCom Series A Preferred Stock in order to protect the interests of the holders thereof.

  Liquidation Rights

     In the event of the liquidation, dissolution or winding up of the business of WorldCom, the holders of WorldCom Series A Preferred Stock are entitled to receive a liquidation preference for each share of WorldCom Series A Preferred Stock in an amount equal to the greater of (i) the sum of (a) $3,350 and (b) all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up and (ii) the value of the shares of WorldCom Common Stock into which such shares of WorldCom Series A Preferred Stock are convertible on the date of such liquidation, dissolution or winding up.

  Voting Rights


     Each share of WorldCom Series A Preferred Stock is entitled to ten votes per share (equivalent to 0.1 of a vote for each WorldCom Depositary Share) with respect to all matters voted on at a shareholders' meeting, including the election of directors. The holders of the WorldCom Series A Preferred Stock and the holders of WorldCom Common Stock will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of more than two-thirds of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series A Preferred Stock is required for any amendment to the WorldCom Articles that materially adversely changes the rights, preferences or privileges of the WorldCom Series A Preferred Stock. The holders of the outstanding shares of WorldCom Series A Preferred Stock shall also have the right, voting together with the holders of any other outstanding shares of Voting Preferred Stock (as hereinafter defined) as a separate voting group, to elect two members of the WorldCom Board at any time six or more quarterly dividends on any shares of Voting Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof. For this purpose, "Voting Preferred Stock" shall mean the shares of WorldCom Series A Preferred Stock and each other series of WorldCom Preferred Stock which shall have substantially similar voting rights (including voting as one voting group with other shares of Voting Preferred Stock) with respect to the election of directors upon substantially similar arrearages of dividends.


SERIES B PREFERRED STOCK

     The following description of WorldCom Series B Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles.

  Dividends


     The holders of WorldCom Series B Preferred Stock are entitled to receive when, as and if declared by the WorldCom Board out of funds legally available therefor, cumulative dividends from the issue date of the WorldCom Series B Preferred Stock, accruing at the rate per share of $.0775 per annum, payable when and as the WorldCom Board may determine, in cash, before any dividends shall be set apart for or paid upon the

WorldCom Common Stock or any other stock ranking as to dividends junior to the WorldCom Series B Preferred Stock in any year. Notwithstanding the foregoing, WorldCom may declare, set apart and pay dividends on shares of the WorldCom Series A Preferred Stock whether or not dividends have been declared, set apart or paid on the shares of WorldCom Series B Preferred Stock. Dividends are only payable in cash, except for payment of accrued but unpaid dividends upon conversion, redemption or liquidation of the WorldCom Series B Preferred Stock, as the case may be, as described below.

     WorldCom is not permitted to set apart for or pay upon the WorldCom Common Stock any Extraordinary Cash Dividend (as defined below) unless, at the same time, WorldCom shall have set apart for or paid upon all shares of WorldCom Series B Preferred Stock an amount of cash per share of WorldCom Series B Preferred Stock equal to the Extraordinary Cash Dividend that would have been paid in respect of such share if the holder of such share of WorldCom Series B Preferred Stock had converted such share into shares of WorldCom Common Stock immediately prior to the record date for such Extraordinary Cash Dividend. The term "Extraordinary Cash Dividend" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the WorldCom Common Stock paid during the consecutive 12-month period ending on and including such date exceeds, on a per share of WorldCom Common Stock basis, 10% of the average daily closing price of the WorldCom Common Stock over such 12-month period.

  Conversion at Option of Holder

     The shares of WorldCom Series B Preferred Stock are convertible, in whole or in part, at the option of the holder thereof, at any time, unless previously redeemed, into shares of WorldCom Common Stock at a rate of 0.0973912 shares of WorldCom Common Stock for each share of WorldCom Series B Preferred Stock (equivalent to an initial conversion price of $10.268 per share of WorldCom Common Stock), subject to adjustment for certain capital events, and the holder will also be entitled to receive accrued and unpaid dividends payable in cash or, at the option of WorldCom, in shares of WorldCom Common Stock, based on the Fair Market Value thereof (as defined in the WorldCom Articles).

  Right to Redeem WorldCom Series B Preferred Stock


     The WorldCom Series B Preferred Stock is not redeemable by WorldCom prior to September 30, 2001. Thereafter, WorldCom has the right to redeem the shares of WorldCom Series B Preferred Stock, in whole or in part at a redemption price of $1.00 per share plus an amount equal to all accrued and unpaid dividends thereon (the "Redemption Price"); provided, that all or any portion of the Redemption Price may be paid in shares of WorldCom Common Stock as determined by the WorldCom Board based on the Fair Market Value thereof (as defined in the WorldCom Articles).


  Adjustment for Consolidation or Merger

     In the case of certain mergers, consolidations or other capital transactions, certain customary provisions are required to be made relating to the terms of conversion and redemption applicable to the WorldCom Series B Preferred Stock in order to protect the interests of the holders thereof.

  Liquidation Rights

     In the event of the liquidation, dissolution or winding up of the business of WorldCom, the holders of WorldCom Series B Preferred Stock are entitled to receive a liquidation preference for each share of WorldCom Series B Preferred Stock in an amount equal to the sum of $1.00 plus all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up.

  Voting Rights


     Each share of WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters voted on at a shareholders' meeting, including the election of directors. The holders of the WorldCom Series B Preferred Stock and the holders of WorldCom Common Stock (and WorldCom Series A Preferred

Stock) will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of at least a majority of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series B Preferred Stock is required to adversely change the rights, preferences or privileges of the WorldCom Series B Preferred Stock. For this purpose, the authorization or issuance of any series of preferred stock with preference or priority over, or being on a parity with the WorldCom Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of WorldCom shall not be deemed to affect adversely the WorldCom Series B Preferred Stock. In case WorldCom shall at any time prior to March 23, 1999 subdivide (whether by stock dividend, stock split or otherwise) its outstanding shares of WorldCom Common Stock into a greater number of shares (each a "Subdivision"), the voting rights of each share of WorldCom Series B Preferred Stock will be adjusted to provide that the percentage of the aggregate voting power of the WorldCom Common Stock represented by the WorldCom Series B Preferred Stock shall be the same as such percentage immediately prior to such Subdivision, with the holder of each share of WorldCom Series B Preferred Stock being entitled to the number of votes proportionate to such adjustment. Such adjustments made pursuant to a Subdivision will become effective immediately after the effective date of the Subdivision.

DEPOSITARY SHARES

     Each WorldCom Depositary Share represents a one-hundredth interest in a share of WorldCom Series A Preferred Stock deposited under the Deposit Agreement (the "Deposit Agreement"), by and among WorldCom, The Bank of New York, as Depositary, and the holders from time to time of Depositary Receipts issued thereunder. Subject to the terms of the Deposit Agreement, each owner of a WorldCom Depositary Share is entitled proportionately to all of the rights and preferences of the shares of WorldCom Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the WorldCom Articles and summarized above under "Description of WorldCom Capital Stock -- Preferred Stock," and "-- Series A Preferred Stock."

     The WorldCom Depositary Shares are evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). The following description of the WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement.

     Mandatory Conversion, or Call. As described under " -- Preferred
Stock -- Series A Preferred Stock," the WorldCom Series A Preferred Stock is subject to mandatory conversion into shares of WorldCom Common Stock on the Mandatory Conversion Date, and to the right of WorldCom to call the WorldCom Series A Preferred Stock at WorldCom's option, for redemption on or after the initial Redemption Date and before the Mandatory Conversion Date. The WorldCom Depositary Shares are subject to mandatory conversion or call upon substantially the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each share of WorldCom Series A Preferred Stock divided by one hundred.

     Conversion at the Option of Holder. As described under " -- Preferred
Stock -- Series A Preferred Stock," the WorldCom Series A Preferred Stock may be converted, in whole or in part, into shares of WorldCom Common Stock at the option of the holders of WorldCom Series A Preferred Stock at any time before the Mandatory Conversion Date, unless previously redeemed. The WorldCom Depositary Shares may, at the option of holders thereof, be converted into shares of WorldCom Common Stock upon the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon conversion of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon conversion of each share of WorldCom Series A Preferred Stock divided by one hundred.

     Voting of WorldCom Series A Preferred Stock. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the WorldCom Series A Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of WorldCom Series A Preferred Stock represented by such holder's WorldCom Depositary Shares. The Depositary will abstain from voting WorldCom Series A Preferred Stock to the extent it does not receive specific written voting instructions from the holders of Depositary Receipts representing such WorldCom Series A Preferred Stock.

     Termination of Deposit Agreement. The Deposit Agreement is subject to termination by WorldCom, or, if the Depositary resigns and no successor depositary is properly appointed and accepted, by the Depositary. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the WorldCom Series A Preferred Stock and any other distributions with respect thereto and
(ii) to deliver the WorldCom Series A Preferred Stock and any money and other property represented by Depositary Shares upon surrender thereof by the holders thereof. WorldCom does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated, WorldCom has agreed to use its best efforts to list the WorldCom Series A Preferred Stock on Nasdaq.

WORLDCOM SERIES 3 PREFERRED STOCK

     In connection with the issuance of the WorldCom Rights (as hereinafter defined), the WorldCom Board has authorized 2,500,000 shares of preferred stock to be issued as Series 3 Junior Participating Preferred Stock (the "WorldCom Series 3 Preferred Stock"), a description of the terms of which is set forth below under "-- Preferred Stock Purchase Rights."

PREFERRED STOCK PURCHASE RIGHTS

     On August 25, 1996, WorldCom entered into the WorldCom Rights Agreement and the WorldCom Board authorized the issuance of one preferred share purchase right (a "WorldCom Right") for each outstanding share of WorldCom Common Stock outstanding as of September 6, 1996, and issued thereafter until the Distribution Date, as defined in the WorldCom Rights Agreement (the "WorldCom Distribution Date"). Each WorldCom Right entitles the registered holder to purchase from WorldCom one one-thousandth of a share of Series 3 Preferred Stock at an initial price of $160.00 per one one-thousandth of such share, subject to adjustment as described in the WorldCom Rights Agreement.


     The WorldCom Rights will be evidenced by the WorldCom Common Stock until, and a WorldCom Distribution Date will occur upon, the earlier of ten business days following public disclosure or the date on which WorldCom first determines that certain persons or groups (a "WorldCom Acquiring Person") have become the beneficial owner of 15% or more of the outstanding shares of voting stock of WorldCom (the "Stock Acquisition Date") or ten business days (or such later date as may be determined by action of the WorldCom Board but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer that would result in certain persons or groups becoming a WorldCom Acquiring Person. Pursuant to the WorldCom Rights Agreement, as amended, the WorldCom Rights are not exercisable until the WorldCom Distribution Date and will expire, if not previously exercised, on September 6, 2001, unless such final expiration date is extended (subject to shareholder approval) or unless the WorldCom Rights are earlier redeemed or exchanged by WorldCom.


     Upon the occurrence of a WorldCom Distribution Date, each holder of a WorldCom Right, except for a WorldCom Acquiring Person, has the right to acquire, upon exercise of the WorldCom Right, WorldCom Common Stock having a value equal to two times the exercise price of the WorldCom Right. If a person becomes a WorldCom Acquiring Person and (i) WorldCom is acquired in a merger or other business combination transaction in which either WorldCom is not the surviving corporation or WorldCom Common Stock is exchanged or changed, or (ii) 50% or more of WorldCom's assets or earnings power is sold in one or several transactions, each holder of a WorldCom Right, except for a WorldCom Acquiring Person, would acquire, upon exercise of the WorldCom Right, such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current exercise price for a WorldCom Right by the number one one-thousandths of a share of WorldCom Series 3 Preferred Stock for which a WorldCom Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.


     If a person or group acquires more than 15% but less than 50% of the outstanding WorldCom Common Stock, WorldCom can exchange each WorldCom Right, except those held by such person or group, for one share of WorldCom Common Stock.


     The WorldCom Series 3 Preferred Stock will be nonredeemable and junior to any other series of WorldCom preferred stock (unless otherwise provided in the terms of such WorldCom preferred stock). Each share of WorldCom Series 3 Preferred Stock will have a preferential dividend in an amount equal to 1,000 times any dividend declared on each share of WorldCom Common Stock. In the event of liquidation, the holders of the WorldCom Series 3 Preferred Stock will receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of WorldCom Common Stock. Each share of WorldCom Series 3 Preferred Stock will have 1,000 votes, voting together with the WorldCom Common Stock. In the event of any merger, consolidation or other transaction in which shares of WorldCom Common Stock are converted or exchanged, each share of WorldCom Series 3 Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of WorldCom Common Stock. The rights of the WorldCom Series 3 Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

     At any time prior to the time a WorldCom Acquiring Person becomes such, WorldCom may redeem the WorldCom Rights in whole, but not in part, at a price of $.01 per WorldCom Right. The redemption of the WorldCom Rights may be made effective at such time, on such basis and with such conditions as the WorldCom Board, in its sole discretion, may establish. Immediately upon any redemption of the WorldCom Rights, the right to exercise the WorldCom Rights will terminate and the only right of the holders of the WorldCom Rights will be to receive the redemption price.


     The terms of the WorldCom Rights may be amended by the WorldCom Board without the consent of the holders of the WorldCom Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of WorldCom then known to WorldCom to be beneficially owned by any person or group and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes a WorldCom Acquiring Person no such amendment may adversely affect the interests of the holders of the WorldCom Rights.


     The WorldCom Rights have certain anti-takeover effects. The WorldCom Rights will cause substantial dilution to a person or group that attempts to acquire or merge with WorldCom in certain circumstances. Accordingly, the existence of the WorldCom Rights may deter certain potential acquirors from making certain takeover proposals or tender offers. The WorldCom Rights should not interfere with any merger or other business combination approved by the WorldCom Board since WorldCom may redeem the WorldCom Rights as described above.

CERTAIN CHARTER AND BYLAW PROVISIONS


     In addition to the WorldCom Rights Agreement described above, the WorldCom Articles and the WorldCom Bylaws contain certain provisions, which are referred to below and which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of WorldCom. Reference is made to the full text of the WorldCom Articles and the WorldCom Bylaws, which are incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. See "Comparative Rights of Shareholders -- Election of Directors," "-- Special Meetings of Shareholders," "-- Special Redemption Provisions" and "-- Business Combination Restrictions." In addition, one of the effects of the existence of unissued and unreserved WorldCom Common Stock and preferred stock may be to enable the WorldCom Board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of WorldCom by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of WorldCom's management and possibly deprive the shareholders of opportunities to sell their shares of WorldCom Common Stock at prices higher than the prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of WorldCom.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS


     As a result of the MCI/Worldcom Merger, the stockholders of MCI, whose rights are currently governed by Delaware law and the MCI Restated Certificate of Incorporation and the MCI Bylaws, will become shareholders of WorldCom, whose rights will be governed by Georgia law, the WorldCom Articles and the WorldCom Bylaws. The following discussion is intended only to highlight certain material differences between the rights of corporate shareholders under Georgia law and Delaware law generally and specifically with respect to stockholders of MCI and shareholders of WorldCom pursuant to their respective charters and bylaws. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the GBCC, the DGCL, the MCI Restated Certificate of Incorporation and the MCI Bylaws and the WorldCom Articles and the Worldcom Bylaws, and MCI stockholders are referred to the DGCL, the MCI Restated Certificate of Incorporation and the MCI Bylaws and the GBCC, the WorldCom Articles and the WorldCom Bylaws for detailed information regarding such differences.


ELECTION OF DIRECTORS


     Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The MCI Bylaws provide for a classified Board of Directors (for directors other than directors designated only by the holders of Class A Common Stock, the "Class A Directors") consisting of three classes of directors, each class elected for a term of three years. Class A Directors are not classified and are elected to one-year terms. Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. Subject to certain restrictions, nominations to the MCI Board may be made by either the MCI Board or stockholders, if delivered to MCI not later than 60 days prior to the first anniversary of the date of the last meeting of stockholders held for the election of directors. The MCI Restated Certificate of Incorporation provides for cumulative voting at all elections of directors.



     Upon consummation of the MCI/WorldCom Merger, the former stockholders of MCI will have rights under Georgia law in the election of directors similar to those provided by Delaware law. Directors, unless their terms are staggered pursuant to the corporation's articles of incorporation or a bylaw adopted by the shareholders, are elected at each annual shareholder meeting under Georgia law, and vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The articles of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors. Currently, the WorldCom Bylaws provide that the number of members of the WorldCom Board shall be fixed by the WorldCom Board but shall not be less than three. Neither the WorldCom Articles nor the WorldCom Bylaws provide for a staggered board of directors. Subject to certain restrictions, nominations to the WorldCom Board may be made by either the Board or shareholders, if delivered to WorldCom not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of WorldCom shareholders. Under Georgia law, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The WorldCom Articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS


     Under Delaware law, classified directors of a corporation may only be removed for cause, by the holders of a majority of the shares entitled to vote at an election, unless the certificate of incorporation of the corporation specifically provides that such directors can be removed without cause or requires a greater vote of stockholders. The MCI Restated Certificate of Incorporation provides that directors (other than Class A Directors) may be removed only for cause and only by a vote of the holders of at least four-fifths of the outstanding shares entitled to vote thereon.



     Georgia law provides that, unless director terms are staggered, directors may be removed with or without cause by a majority of the votes entitled to be cast, unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause, provided, however, that if a director is elected by a particular voting group of shareholders, that director may only be removed by the requisite vote of that voting group. The WorldCom Articles and the WorldCom Bylaws contain no provisions that a director may be removed only for cause and, because director terms are not staggered, directors of WorldCom may be removed with or without cause.


VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. Under the MCI Bylaws, in case of a vacancy among the directors the remaining directors, although less than a quorum, by an affirmative vote of a majority thereof, may fill such vacancy except as otherwise provided in the MCI Restated Certificate of Incorporation as to the filling of vacancies occurring by reason of removal by the stockholders, in which case the vacancy may be filled by vote of the stockholders at the same meeting, and except that in the event that any director who has been elected by the holders of one or more classes of the capital stock (other than the MCI Common Stock) of the corporation, and/or by the holders of one or more series thereof, shall die, resign from or otherwise vacate the board of directors, the resulting vacancy will, except as otherwise provided by law, be filled in the manner provided in the MCI Restated Certificate of Incorporation, and the successor so determined shall serve for the term likewise provided in the MCI Restated Certificate of Incorporation.


     Under Georgia law, the articles of incorporation or a bylaw approved by the shareholders may make specific provision for filling vacancies on the board of directors. Under the WorldCom Bylaws, any vacancy occurring on the board of directors created by an increase in the number of directors by action of the shareholders must be filled by the shareholders in the same manner as at an annual election of directors. The WorldCom Bylaws provide that the WorldCom Board shall fill any vacancy occurring on the board created by an increase in the number of directors by action of the board or the removal or resignation of a director as provided in the WorldCom Bylaws, except such vacancy shall be filled pursuant to the WorldCom Articles to the extent such Articles provide that a class of shareholders may fill a vacancy created by the removal or resignation of a director elected by that class. A director elected to fill a vacancy created by the removal or resignation of a director shall hold office for the unexpired term of his or her predecessor.


ACTION BY WRITTEN CONSENT


     Delaware law provides that, unless limited by the certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the MCI Restated Certificate of Incorporation, holders of MCI Common Stock may not take any action required to be taken at a meeting of stockholders, or any other action which may be taken at a meeting of the stockholders, without a meeting, without prior notice or without a vote, and the right to act by written consent of holders of MCI Common Stock in lieu of a meeting is specifically denied.

     Subject to compliance with certain requirements, Georgia law provides that any action required or permitted to be taken by the shareholders at a meeting may be taken by the shareholders without a meeting if evidenced by one or more written consents describing the action taken, signed and dated by all shareholders entitled to vote on such action, or, if the articles of incorporation provide for less than all shareholders, by persons who would be entitled to vote shares at a meeting having the requisite voting power to take action at a meeting at which all shareholders entitled to vote were present and voted. The WorldCom Articles do not provide for the consent of a lesser number of shares with respect to an action by written consent; thus the written consent of all shareholders of WorldCom entitled to vote on such action would be required in order to take such an action without a meeting of shareholders.


AMENDMENTS TO CHARTER


     Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation generally may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. Under the MCI Restated Certificate of Incorporation the affirmative vote of the holders of not less than four-fifths of the outstanding MCI shares entitled to vote thereon, voting as a single class, is required in order to amend the provisions of the MCI Restated Certificate of Incorporation relating to cumulative voting, bylaw amendments, calling of special meetings of stockholders and amendments to the MCI Restated Certificate of Incorporation.



     Georgia law provides that directors may make only certain relatively technical amendments to a corporation's articles of incorporation without shareholder action. Otherwise, unless Georgia law, the articles of incorporation, or the corporation's board of directors requires a greater vote or vote by voting groups, the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment is required to amend a Georgia corporation's articles of incorporation.


AMENDMENTS TO BYLAWS


     Under Delaware law, the power to amend the bylaws of a corporation is vested in the stockholders, but a corporation in its certificate of incorporation may also confer such power upon the board of directors. Under the MCI Restated Certificate of Incorporation, the MCI Board is authorized to amend the MCI Bylaws, and stockholders may amend the MCI Bylaws only upon the affirmative vote of the holders of not less than four-fifths of the outstanding shares entitled to vote thereon, voting as a single class.


     Georgia law provides that, unless a corporation's articles of incorporation, applicable law or a particular bylaw approved by the corporation's shareholders provides otherwise, either the corporation's directors or its shareholders may amend that corporation's bylaws. The WorldCom Bylaws allow the directors or shareholders to amend or repeal the WorldCom Bylaws unless the WorldCom Articles or applicable law reserves the power to amend or repeal a particular bylaw exclusively to the shareholders or unless the shareholders, in amending or repealing a particular bylaw, provide expressly that the directors may not amend or repeal that bylaw.

SPECIAL MEETINGS OF SHAREHOLDERS

     Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The MCI Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, a majority of the whole MCI Board or by stockholders owning at least two-thirds of the issued and outstanding shares of capital stock of the corporation entitled to vote in the election of directors.


     Georgia law permits the board of directors or any person authorized in the corporation's articles of incorporation or bylaws to call special meetings of shareholders. Except in the case of a corporation having 100 or fewer shareholders of record, a special meeting may also be called by at least 25% or such greater or lesser percentage of all the votes entitled to be cast on any issue proposed to be considered at the special meeting as may be provided in the corporation's articles of incorporation or bylaws. The WorldCom Bylaws provide that a special meeting may be called by the WorldCom Board, the President of WorldCom or the holders of not less than 40% of all the votes entitled to be cast on the issue proposed to be considered at the proposed special meeting.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS


     Delaware law provides that, unless a greater vote of stockholders is required by a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed below are applicable, a sale, lease or exchange of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to MCI and its stockholders. In addition, pursuant to the MCI Restated Certificate of Incorporation, a merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of MCI Class A Common Stock, voting as a separate class from the MCI Common Stock, unless the merger is with the owner of the MCI Class A Common Stock or is effected after October 1, 1998. In the case of a merger with the owner of the MCI Class A Common Stock, the merger must be approved by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the MCI Class A Common Stock and the MCI Common Stock, voting as a single class.



     Georgia law is similar to Delaware law in that, except as described below under "-- Business Combination Restrictions," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation, a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation must be adopted by the WorldCom Board (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.


RIGHTS OF INSPECTION


     The DGCL allows any stockholder of a Delaware corporation, upon written demand under oath stating the purpose thereof, to have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.



     Georgia law permits any shareholder who gives at least five business days' written notice to the corporation to have the right to inspect and copy during normal business hours, at the principal office of the corporation, certain of the corporation's books and records, including: (i) the articles of incorporation and the bylaws currently in effect; (ii) all resolutions adopted by shareholders or the board of directors increasing or decreasing the number of directors, the classification of directors, if any, and the names and residence addresses of all members of the board of directors; (iii) resolutions adopted by the board of directors creating one or more classes or series of shares, and fixing their relative rights, if any, if shares issued under the resolutions are outstanding; (iv) resolutions adopted by the board of directors that affect the size of the board of directors; (v) the minutes of all shareholders' meetings and executed written consents evidencing all action taken by shareholders without a meeting for the past three years; (vi) all written communications to shareholders generally within the past three years, including the annual financial statements furnished as provided in GBCC Section 14-2-1620; (vii) the names and business addresses of the corporation's current directors and officers; and (viii) the most recent annual registration of the corporation filed with the Georgia Secretary of State. A shareholder is also entitled to receive, upon written request, a copy of the corporation's most recent balance sheet and profit and loss statement.


     Under Georgia law, a shareholder has only a qualified right to inspect certain other specified records of the corporation, including (i) excerpts from minutes of any meeting of the board, records of action of a committee of the board of directors while acting for the board, minutes of meetings of shareholders, and records of action taken by shareholders or the board of directors without a meeting, to the extent not subject to inspection under the mandatory inspection and copying provision; (ii) accounting records of the corporation; and (iii) the record of shareholders.

DIVIDENDS


     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the net assets of the corporation are less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with the DGCL, "capital" is determined by the board of directors and shall not be less than the aggregate par value of the issued capital stock of the corporation having par value. Subject to the requirement to satisfy any preferential dividends or other rights of shares of MCI Preferred Stock (no shares of which are presently outstanding), the MCI Restated Certificate of Incorporation and MCI Bylaws do not restrict the payment of dividends on the MCI Common Stock. Certain agreements of MCI, however, currently restrict MCI's ability to pay dividends.



     Georgia law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the directors of a corporation may authorize the payment of dividends to that corporation's shareholders, provided that no such dividend may be paid if, after giving effect to such payment, (a) the corporation would be unable to pay its debts as they come due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the corporation's articles of incorporation permit otherwise) any preferential liquidation amounts payable to shareholders whose preferential rights on dissolution are superior to those of the shareholders receiving the dividend. Other than the preferential rights of the holders of WorldCom preferred stock with respect to dividends and liquidation (see "Description of WorldCom Capital Stock -- Preferred Stock"), the WorldCom Articles contain no additional restrictions on the declaration or payment of dividends.


APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS


     Under Delaware law, in certain circumstances a stockholder of a Delaware corporation is generally entitled to demand appraisal and obtain payment in cash of the judicially determined fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he or she holds, is a party provided such stockholder continuously holds such shares through the effective date of the merger, otherwise complies with the requirement of Delaware law for the perfection of appraisal rights and does not vote in favor of the merger. However, this right to demand appraisal does not apply to stockholders if: (1) they are stockholders of the surviving corporation and a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; or (2) the shares held by the stockholders are of a class or series registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 stockholders, in each case on the record date set to determine the stockholders entitled to vote on the merger or consolidation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in (i), (ii) and
(iii).



     A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or a sale, lease or exchange of all or substantially all of the assets of the corporation. The MCI Restated Certificate of Incorporation contains no such provision.


     Georgia law provides that shareholders are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales or exchanges of all or substantially all of the corporation's assets, amendments to the articles of incorporation that materially and adversely affects certain rights in respect of a dissenter's shares and certain other actions taken pursuant to a shareholder vote to the extent provided for under Article 9 of the GBCC, the articles of incorporation, bylaws or resolution of the board of directors; provided, however, unless the corporation's articles of incorporation otherwise provide, appraisal rights are not available: (i) to holders of shares of any class of shares not entitled to vote on the merger, share exchange or sale or exchange of all or substantially all of a corporation's assets; (ii) in a sale of all or substantially all of the property of the corporation pursuant to court order; (iii) in a sale of all or substantially all of the corporations assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year; or (iv) to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (a) in the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (b) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. Appraisal rights under Georgia law differ from appraisal rights under Delaware law in that, under Georgia law, shareholders have appraisal rights for more types of transactions than under Delaware law, and unlike the appraisal rights provisions under Delaware law, under Georgia law the board of directors may voluntarily extend appraisal rights to shareholders. WorldCom shareholders are not entitled to dissenters' or appraisal rights in connection with the MCI/WorldCom Merger.


INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE


     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit. The MCI Restated Certificate of Incorporation contains a provision eliminating a director's monetary liability to the full extent permitted by this provision of Delaware law.



     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:
(1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, or
(2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a present or former officer or director against expenses actually and reasonably incurred by him or her who successfully defends himself or herself in a proceeding to which he or she was a party because he or she is or was an officer or director of the corporation. Prior to indemnifying a director or officer, a determination must be made that such person has met the applicable standard of conduct. Such determination may be made by (i) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding, but in the case of a present officer or director only upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.


     MCI has entered into contracts with each of its directors and 28 of its executive officers requiring MCI to indemnify such persons and to advance litigation expenses to such persons to the fullest extent permitted by applicable law.


     Pursuant to the MCI/WorldCom Merger Agreement the Surviving Corporation will maintain in effect in its certificate of incorporation and bylaws (i) for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and bylaws of MCI and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.



     Georgia law permits corporations to adopt a provision in their articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take action as a director, except that Georgia law does not permit the elimination or limitation of monetary liability for a director in the event of (i) misappropriation of corporate business opportunities; (ii) intentional misconduct or knowing violation of the law; (iii) unlawful distributions; or (iv) any transaction in which such director receives an improper personal benefit. The WorldCom Articles limit the personal liability of directors for monetary damages to the fullest extent permissible under the GBCC.



     Section 14-2-851 of the GBCC provides that a Georgia corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director, against liability incurred in such proceeding, provided that such individual acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that such individual had no reasonable cause to believe that such conduct was unlawful. A Georgia corporation may not indemnify a director under Section 14-2-851 (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

     Prior to indemnifying a director under Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or
(iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.



     A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the GBCC, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification.



     The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable: (1) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful distributions; or (4) for any transaction from which he or she received an improper personal benefit.



     Under Georgia law, a corporation's authority to indemnify officers, unlike directors, is restricted only by public policy. A person who is both an officer and a director is treated, for indemnification purposes, as a director. The WorldCom Articles and the WorldCom Bylaws authorize indemnification of its officers and directors to the fullest extent permitted by Georgia law.


PREEMPTIVE RIGHTS


     Neither Delaware nor Georgia law provides (except in limited instances) for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the shareholders in a corporation's certificate or articles of incorporation. Neither the WorldCom Articles nor the MCI Restated Certificate of Incorporation provide for preemptive rights, except for certain equity purchase rights granted to BT as the holder of the MCI Class A Common Stock.


SPECIAL REDEMPTION PROVISIONS


     Under the DGCL, a corporation may purchase or, if so provided in the corporation's certificate of incorporation, redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided that at all times, at the time of any such redemption, the corporation generally must have outstanding shares of one or more classes or series of capital stock which have full voting rights that are not subject to redemption. The MCI Restated Certificate of Incorporation provides that outstanding shares of stock of MCI held by "Disqualified Holders" are subject to redemption to the extent necessary, in the judgment of the MCI Board, to prevent the loss or secure the renewal or reinstatement of any license or franchise from any governmental agency held by MCI or any of its subsidiaries. The redemption price will be the average of the daily closing prices on NASDAQ for such a share for the 20 consecutive trading days commencing on the 22nd trading day prior to the date on which notice of redemption is given. A "Disqualified Holder" is defined as any holder of shares of any class or series of stock of MCI whose continued holding of such stock, either individually or taken together with the holding of shares of stock of MCI by any other holder or holders of shares of stock of MCI, may result, in the judgment of the MCI Board, in the loss of, or the failure to secure the renewal or reinstatement of, any license or franchise from any governmental agency held by MCI or any of its subsidiaries to conduct any portion of the business of MCI or any of its subsidiaries. Certain agreements of MCI also restrict MCI's ability to purchase or redeem shares of its capital stock.

     Under the GBCC, a corporation may acquire its own shares of capital stock, subject to the requirement that at all times the corporation must have authorized: (i) at least one or more classes of shares that together have unlimited voting rights; and (ii) at least one or more classes of shares (which may be the same class or classes as those with unlimited voting rights) that together are entitled to receive the net assets of the corporation upon dissolution. In addition, a corporation's acquisition of its own shares of capital stock is deemed a "distribution" under Georgia law and, accordingly, is subject to the restrictions on distributions set forth in the corporation's articles of incorporation and Section 14-2-640 of the GBCC.


     The WorldCom Articles contain provisions permitting WorldCom to redeem shares of its capital stock from certain foreign shareholders in order to enable it to continue to hold certain common carrier radio licenses. These provisions are intended to cause WorldCom to remain in compliance with the Communications Act and the regulations of the FCC promulgated thereunder. Under these provisions, at such time as the percentage of capital stock owned by foreign shareholders or certain affiliates thereof exceeds 20%, WorldCom has the right to redeem the excess shares held by such persons at the fair market value thereof. Following any determination that such excess shares exist, such excess shares shall not be deemed outstanding for purposes of determining the vote required on any matter brought to the attention of the shareholders of WorldCom and such excess shares shall have no right to receive any dividends or other distributions, including distributions in liquidation. If such shares are traded on a national securities exchange or in the over-the-counter market, such fair market value is the average closing price for the 45 trading days immediately preceding the date of redemption. If such shares are not so traded, such fair market value shall be established by the WorldCom Board. In the event there is a foreign shareholder who acquired the shares to be redeemed within 120 days of the date of redemption, however, the redemption price shall not exceed the price per share paid by such shareholder. At least 30 days' notice of redemption must be given, and the redemption price may be paid in cash, securities or any combination thereof. WorldCom may require confirmation of citizenship from any record or beneficial owner of shares of its capital stock, and from any transferee thereof, as a condition to the registration or transfer of those shares.


PREFERRED STOCK PURCHASE RIGHTS


     Under the MCI Rights Agreement, each outstanding share of MCI Common Stock and MCI Class A Common Stock also represents a right that, under certain circumstances, may trade separately from the MCI Common Stock and MCI Class A Common Stock. The rights, which are not currently exercisable, under certain circumstances permit their holders (other than an acquiror) to purchase at a favorable price a number of shares of MCI Common Stock or securities of a successor to MCI with the result that an acquiror's interest in MCI would be substantially diluted. The terms of the rights are set forth in the MCI Rights Agreement. Prior to entering into the MCI/WorldCom Merger Agreement, the MCI Rights Agreement was amended to render it inapplicable to the approval, execution and delivery of the MCI/WorldCom Merger Agreement and the consummation of the MCI/WorldCom Merger.


     For a description of the WorldCom Preferred Stock Purchase Rights, See "Description of WorldCom Capital Stock -- Preferred Stock Purchase Rights."


STOCKHOLDER SUITS



     Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself or herself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. As noted previously, Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit, and the MCI Restated Certificate of Incorporation eliminates, the personal liability of a director to the corporation and its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.


     Under Georgia law, a shareholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. As noted previously, Georgia law contains a provision allowing a corporation, through a provision in its articles of incorporation, to limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except in certain enumerated circumstances. The WorldCom Articles contain such a provision. No director of WorldCom shall be liable to the corporation or to its shareholders for any action taken, or any failure to take any action, as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for unlawful distributions as set forth in section 14-2-832 of the GBCC, or (iv) for any transaction from which a director received an improper personal benefit.


BUSINESS COMBINATION RESTRICTIONS


     In general, Section 203 of the DGCL prevents an "Interested Stockholder" (defined generally as a person beneficially owning 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of such corporation) to or with the Interested Stockholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to certain transfers in a conversion or exchange or a pro rata distribution to all stockholders of the corporation or certain other transactions, none of which increases the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary which is owned by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the Interested Stockholder); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.


     The three-year moratorium may be avoided if: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.


     The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the corporation by action by the holders of a majority of the voting stock of the corporation adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve
(12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on NASDAQ or a similar quotation system; or (c) held of record by more than 2,000 stockholders. The statute also does not apply to certain Business Combinations with an Interested Stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with Board of Director approval or during the period when such restrictions were inapplicable to the corporation, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. MCI is subject to the terms of this statute. In connection with the execution of MCI/WorldCom Merger Agreement, the MCI Board adopted a resolution to render the statute inapplicable to the MCI/WorldCom Merger Agreement and the consummation of the MCI/WorldCom Merger.



     Under Georgia law, Georgia corporations may adopt a provision in their bylaws requiring that Business Combinations be approved by a special vote of the board of directors and/or the shareholders unless certain fair pricing criteria are met. Georgia corporations may also adopt a provision in their articles of incorporation or bylaws which requires that Business Combinations with Interested Shareholders be approved by a super-majority vote. These provisions, neither of which has been adopted by WorldCom, are described below. Also described below is the business combination restriction contained in the WorldCom Articles.



     Georgia's fair price statute authorizes a corporation to adopt a bylaw provision which requires special approval by the board of directors and/or shareholders for Business Combinations unless certain fair price criteria are met. Generally, for purposes of this statute, "Business Combinations" are defined to include mergers, sales of 10% or more of the corporation's assets out of the ordinary course of business, liquidations, and certain issuances of securities involving the corporation and any Interested Shareholder. For purposes of this statute, an "Interested Shareholder" is defined as a person or entity that is the beneficial owner of 10% or more of the voting power of the corporation's voting stock, or a person or entity that is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the corporation's voting stock. To satisfy Georgia's fair price statute, a Business Combination with an Interested Shareholder must meet one of three criteria: (i) the transaction must be approved unanimously by the "Continuing Directors" (directors who served as directors immediately prior to the date the Interested Shareholder first became an Interested Shareholder and who are not affiliates or associates of the Interested Shareholder or his affiliates), provided that the Continuing Directors constitute at least three members of the board of directors at the time of such approval; (ii) the transaction must be recommended by at least two-thirds of the Continuing Directors and approved by a majority of the votes entitled to be cast by holders of voting shares, excluding shares beneficially owned by the Interested Shareholder or his affiliates who is, or whose affiliate is, a party to the Business Combination; or (iii) the terms of the transaction must meet statutory fair pricing criteria and certain other tests intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party.

     Georgia's business combination statute authorizes a "resident domestic corporation" to adopt a bylaw provision which prohibits Business Combinations with Interested Shareholders occurring within five years of the date a person first becomes an Interested Shareholder, unless special approval of the transaction is obtained. For purposes of this statute, Business Combination is defined to include mergers, sales of 10% or more of the corporation's net assets, and certain issuances of securities, all involving the corporation and any Interested Shareholder. Interested Shareholder has the same definition as under the Georgia fair price statute. With limited exceptions, any Business Combination with an Interested Shareholder within five years of the date such person first became an Interested Shareholder requires approval in one of three ways: (i) prior to becoming an Interested Shareholder, the corporation's board of directors must have approved the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) the Interested Shareholder must acquire at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors and their affiliates and associates) in the same transaction in which such person becomes an Interested Shareholder; or (iii) subsequent to becoming an Interested Shareholder, such person acquires additional shares resulting in ownership of at least 90% of the outstanding shares (other than shares owned by officers, directors and their affiliates and associates), and obtains the approval of the Business Combination by the holders of a majority of the shares entitled to vote thereon, exclusive of the shares held beneficially by the Interested Shareholder, its affiliates (and shares owned by officers, directors and their affiliates and associates).


     The WorldCom Articles contain a provision that requires the approval by the holders of at least 70% of the voting power of the outstanding shares of any class of stock of WorldCom entitled to vote generally in the election of directors as a condition for Business Transactions (defined below) involving WorldCom and a Related Person (defined below) or in which a Related Person has an interest, unless (a) the Business Transaction is approved by at least a majority of WorldCom's Continuing Directors (defined below) then serving on the WorldCom Board, but if the votes of such Continuing Directors would have been insufficient to constitute an act of the WorldCom Board, then such transaction must have been approved by the unanimous vote of such Continuing Directors so long as there were at least three such Continuing Directors serving on the WorldCom Board at the time of such unanimous vote, provided that no such Continuing Director is a Related Person who has an interest in the Business Transaction (other than a proportionate interest as a shareholder of WorldCom), or (b) certain minimum price and procedural requirements are met. A "Business Transaction" is defined to mean: (i) any merger, share exchange or consolidation involving WorldCom or any of its subsidiaries; (ii) any sale, lease, exchange, transfer or other disposition by WorldCom or any of its subsidiaries of more than 20% of its assets; (iii) any sale, lease, exchange, transfer or disposition of more than 20% of the assets of an entity to WorldCom or a subsidiary of WorldCom; (iv) the issuance, sale, exchange, transfer or other disposition by WorldCom or a subsidiary of WorldCom of any securities of WorldCom or any subsidiary in exchange for cash, securities or other properties having an aggregate fair market value of $15.0 million or more; (v) any merger, share exchange or consolidation between WorldCom and any subsidiary of WorldCom in which WorldCom is not the survivor and the charter of the surviving corporation does not contain provisions similar to this provision; (vi) any recapitalization or reorganization of WorldCom or reclassification of its securities which would have the effect of increasing the voting power of a Related Person; (vii) any liquidation, spin off, split off, split up or dissolution of WorldCom; and
(viii) any agreement, contract or other arrangement providing for any of the Business Transactions defined or having a similar purpose or effect. A "Related Person" is defined to mean a beneficial owner which, together with its Affiliates and Associates (defined below), beneficially own 10% or more of WorldCom's outstanding voting stock or who had such level of beneficial ownership: (a) at the time of entering into the definitive agreement providing for the Business Transaction; (b) at the time of adoption by the WorldCom Board of a resolution approving such transaction; or (c) as of the record date for the determination of shareholders entitled to vote on or consent to the Business Transaction. A "Continuing Director" is a director of WorldCom who either was a member of the WorldCom Board on September 15, 1993, or who became a director of WorldCom subsequent to such date and whose election, or nomination for election by the shareholders, was approved by at least a majority of the Continuing Directors then on the WorldCom Board. If the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such election or nomination must have been approved by the unanimous vote of the Continuing Directors so long as there were at least three such

Continuing Directors on the WorldCom Board at the time of such unanimous vote. An "Affiliate" is defined to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. An "Associate" is defined to mean: (a) any corporation, partnership or other organization of which such specified person is an officer or partner; (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity; (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of WorldCom or any of its subsidiaries; and (d) any person who is a director, officer or partner of such specified person or of any corporation (other than WorldCom or any wholly owned subsidiary of WorldCom), partnership or other entity which is an Affiliate of such specified person.

DISCLOSURE OF INTERESTS

     Acquirors of shares of MCI Common Stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5% of the issued and outstanding shares of MCI Common Stock shall, within 10 days after such acquisition, file a Schedule 13D with the SEC disclosing certain specified information, and send a copy of the Schedule 13D to MCI and to the securities exchange on which the security is traded.

     After the MCI/WorldCom Merger, acquirors of MCI WorldCom Common Stock will be required to comply with, among other things, the provisions of Section 13(d) of the Exchange Act and Rule 13d-1 thereunder.

                          MARKET PRICES AND DIVIDENDS

     Each of WorldCom Common Stock and MCI Common Stock is traded on NASDAQ under the symbol "WCOM" and "MCIC", respectively. The following table sets forth the high and low intra-day sales prices per share of such securities as reported on NASDAQ based on published financial sources, for the periods indicated. No dividends have been paid on the WorldCom Common Stock. MCI paid cash dividends of $.025 per share of MCI Common Stock and MCI Class A Common Stock in July and December of 1995, 1996 and 1997. The per share information presented below and elsewhere in this Joint Proxy Statement/Prospectus has been adjusted to reflect all stock splits and stock dividends of WorldCom and MCI.


                                                               WORLDCOM                 MCI
                                                             COMMON STOCK          COMMON STOCK
                                                            ---------------       ---------------
                                                             HIGH     LOW          HIGH     LOW
                                                            ------   ------       ------   ------
1995:
  First Quarter............................................ $13.13   $ 9.56       $21.25   $17.38
  Second Quarter...........................................  13.69    11.56        23.13    19.11
  Third Quarter............................................  17.06    13.38        27.13    20.88
  Fourth Quarter...........................................  17.94    14.88        27.50    23.75
1996:
  First Quarter............................................  23.31    16.25        31.13    25.63
  Second Quarter...........................................  27.72    21.31        30.38    24.88
  Third Quarter............................................  28.88    18.38        28.13    22.38
  Fourth Quarter...........................................  26.13    21.00        33.88    23.88
1997:
  First Quarter............................................  27.88    21.75        38.75    32.38
  Second Quarter...........................................  32.97    21.25        41.88    35.63
  Third Quarter............................................  37.75    29.88        43.38    27.31
  Fourth Quarter...........................................  39.88    28.50        45.00    33.13
1998:
  First Quarter (through January 8, 1998)..................  31.38    29.50        43.38    41.69

                           INFORMATION REGARDING MCI

     The following is a brief description of the business of MCI. Additional information regarding MCI is contained in its filings with the SEC pursuant to the Exchange Act. See "Where You Can Find More Information."

     MCI is one of the world's leading providers of communication services and the second largest carrier of long distance telecommunication services in the U.S. MCI is the second largest carrier of international long-distance telecommunication services in the world. MCI provides a broad range of communications services, including long distance, local and wireless telecommunications services and information technology services. The provision of long distance telecommunication services is MCI's core business. Long distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long distance telephone services, data communication services, teleconferencing services and electronic messaging services.

     MCI has its principal executive offices at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number (202) 872-1600).

                         INFORMATION REGARDING WORLDCOM


     The following briefly describes the business, management and shareholders of WorldCom, as well as information regarding the CompuServe Merger, the AOL Transaction and the BFP Merger. Additional information regarding WorldCom is contained in its filings with the SEC pursuant to the Exchange Act. See "Where You Can Find More Information."


BUSINESS OF WORLDCOM

     WorldCom is one of the largest long distance telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

     WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service and interconnection via Network Access Points to ISPs. In addition, WorldCom's subsidiary, UUNET, is an international ISP.

     WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

THE COMPUSERVE MERGER

     On September 7, 1997, WorldCom entered into an Agreement and Plan of Merger (the "CompuServe Merger Agreement") with H&R Block, Inc. ("H&R Block"), H&R Block Group, Inc. ("Block Group"), CompuServe and a wholly owned acquisition subsidiary of WorldCom, providing for the CompuServe Merger. In the CompuServe Merger, each share of CompuServe common stock will be converted into a fraction of a share of WorldCom Common Stock equal to the CompuServe exchange ratio (the "CompuServe Exchange Ratio"), which will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $29.54, the CompuServe Exchange Ratio will be 0.40625; (ii) if such average trading price is greater than or equal to $24.00 but less than $29.54, the CompuServe Exchange Ratio will equal a fraction determined by dividing $12.00 by such average trading price; and (iii) if such average trading price is less than $24.00, the CompuServe Exchange Ratio will be 0.5, provided that CompuServe has the right to terminate the CompuServe Merger Agreement if such average trading price is less than $24.00. Based on (i) the number of shares of CompuServe common stock outstanding as of December 15, 1997 (assuming the conversion of CompuServe stock options into WorldCom Common Stock) and (ii) assumed CompuServe Exchange Ratios of 0.40625 and 0.5, approximately 38,293,301 shares and 47,130,956 shares, respectively, of WorldCom Common Stock will be issued in the CompuServe Merger. Consummation of the CompuServe Merger is subject to certain conditions, including the approval of the stockholders of CompuServe. The applicable waiting period under the HSR Act has expired. The CompuServe Merger Agreement may be terminated if the effective time has not occurred on or before March 1, 1998 and under certain other circumstances. Termination of the CompuServe Merger Agreement by WorldCom or CompuServe under certain circumstances, including failure to receive the approval of CompuServe's stockholders, will require one party to make a $15 million payment to the other party as a termination fee. H&R Block and Block Group have agreed to vote all of the CompuServe shares directly or indirectly owned by them (the "Block Shares") in favor of the CompuServe Merger, which number of shares is sufficient for such approval. In addition, H&R Block and Block Group have irrevocably appointed WorldCom or its nominee as proxy to vote the Block Shares at any stockholder meeting or otherwise as described above, and have granted WorldCom an option to purchase the Block Shares under certain circumstances. The closing of the CompuServe Merger, which will be accounted for as a purchase, is expected to occur on or about January 30, 1998, provided that all the conditions to the CompuServe Merger are then fulfilled or waived. Neither WorldCom nor MCI assumes any responsibility for the accuracy of any information contained herein relating to CompuServe.


     The CompuServe Merger Agreement includes customary representations and warranties, and provisions for each of WorldCom, on the one hand, and H&R Block and CompuServe, on the other hand, to indemnify each other for certain losses and expenses, subject to specified time limits and minimum accounts.

     A copy of the CompuServe Merger Agreement is attached as Exhibit 2.1 to WorldCom's Form 8-K dated September 7, 1997 (filed September 17, 1997), and incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the CompuServe Merger Agreement.

     CompuServe operates primarily through two divisions: Interactive Services and Network Services. Interactive Services offers worldwide online and Internet access services for consumers, while Network Services provide worldwide network access, management and applications, and Internet Service to businesses.

THE AOL TRANSACTION

     On September 7, 1997, WorldCom entered into the AOL Agreement, under which WorldCom agreed to (a) transfer to AOL the online services businesses (the "COLS") of CompuServe and Sprynet, a CompuServe subsidiary ("Sprynet"), which WorldCom will acquire as a result of the CompuServe Merger, and (b) acquire all outstanding shares of ANS, a wholly owned subsidiary of AOL which provides Internet and other networking services to AOL and other customers. In addition to the transfer of the COLS, WorldCom will pay AOL $175 million in cash, subject to certain adjustments specified in the AOL Agreement. If there should occur a material adverse change relating to the COLS between the date of the AOL Agreement and the date of closing thereunder, WorldCom would be required to compensate AOL in respect thereof, but such event would not affect AOL's obligation to proceed with the closing. The closing of the AOL Transaction is conditioned on, and is expected to occur immediately after, the closing of the CompuServe Merger. The closing of the AOL Transaction, which will be accounted for as a purchase, is also subject to certain other conditions. The applicable waiting period under the HSR Act with respect to the AOL Transaction has expired. Neither WorldCom nor MCI assumes any responsibility for the accuracy of any information contained herein relating to AOL.

     Following the closing under the AOL Agreement, AOL will have rights to use the CompuServe name in the online services business, and WorldCom will have rights to use the name in the network services business.

     Pursuant to the AOL Agreement, WorldCom, AOL and ANS have agreed to enter into a Master Agreement for Data Communications upon the closing of the AOL Transaction, which will have an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. The agreement provides that ANS will (i) continue to maintain and operate portions of AOL's dial-up member access network; (ii) install, activate, maintain and operate additional modems for AOL's dial-up network in the United States and Canada; and (iii) provide AOL with Internet access. AOL will commit to purchase from ANS specified percentages of its incremental modem requirements each year, subject to ANS fulfilling certain obligations. The fees for the foregoing services will be based on several factors, including certain fixed base prices, the prices offered by ANS to its non-affiliated customers, prices paid by AOL to, or offered to AOL by, other significant suppliers of modems and modem services, and, if AOL provides such services to itself, AOL's cost. The fees are subject to adjustment twice per year and include certain agreed-upon discounts.

     The AOL Agreement also provides that AOL, UUNET and the surviving corporation of the CompuServe Merger will enter into a Network Services Agreement upon the closing of the AOL Transaction, which will have an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. Under this agreement, such surviving corporation will provide AOL with capacity on the CompuServe network, and AOL will commit to use the network for specified portions of its requirements. The fees to be paid by AOL will be based on several factors, including certain fixed base prices, the prices offered to AOL by other significant suppliers of network capacity, and such surviving corporation's actual cost to provide the network capacity.

     The AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the WorldCom Board. See "Directors and Management of MCI WorldCom Following the MCI/WorldCom Merger."

     The AOL Agreement includes customary representations and warranties, and provisions for each of AOL and WorldCom to indemnify the other for certain losses and expenses, subject to specified time limits and minimum amounts. Representations and warranties by WorldCom include certain representations and warranties relating to the COLS, a number of which are incorporated by reference from the CompuServe Merger Agreement. WorldCom anticipates that, if AOL were to successfully assert a claim for indemnification based on any provision incorporated by reference from the CompuServe Merger Agreement. WorldCom would be entitled to assert a corresponding claim against H&R Block or Block Group under the CompuServe Merger Agreement. However, since the AOL Agreement and the CompuServe Merger Agreement are separate, and since any liability of WorldCom under the AOL Agreement is not conditioned on its ability to recover in respect of claims which may be asserted under the CompuServe Merger Agreement, there can be no assurance that amounts recovered by WorldCom in respect of any claim related to COLS would equal any amounts which WorldCom might be required to pay to AOL in respect of the same claim.

     At the closing under the AOL Agreement, WorldCom, AOL and ANS will enter into a Noncompetition and Nonsolicitation Agreement under which (1) AOL will agree to certain limitations on its business activities in the network service business, (2) WorldCom will agree that CompuServe will be subject to certain limitations in the online services business and (3) each of the parties will agree to certain restrictions on its right to solicit or otherwise deal with customers, suppliers, employees, independent contractors, agents or representatives of the other.

     Under a Stockholders Agreement, by and among H&R Block, Block Group and WorldCom, WorldCom has been granted an option to acquire the Block Shares under certain circumstances. The AOL Agreement provides that if WorldCom becomes entitled to exercise the option, WorldCom and AOL will negotiate with each other in good faith, for so long as the option remains exercisable and, if the option is exercised by WorldCom, for 180 days following such exercise, with the goal of entering into agreements and arrangements and engaging in transactions which would, as closely as would be commercially reasonable at that time and in accordance with applicable law and taking into account the changed facts and circumstances as they exist at that time, effectuate the intent and purposes of the AOL Agreement and the transactions contemplated thereby.


     The AOL Agreement may be terminated by either WorldCom or AOL under certain circumstances, including certain defaults by the other party. Depending on the reason for termination, either WorldCom or AOL may be required to pay $15 million to the other as a reimbursement of expenses. In addition, in the event H&R Block, Block Group or CompuServe pays WorldCom the $15 million termination fee required under certain circumstances by the CompuServe Merger Agreement, WorldCom is obligated under the AOL Agreement to pay AOL one-half of such fee.

     ANS provides Internet access to AOL and AOL's subscribers in the United States and Canada and also designs, develops and operates high performance wide-area networks for business, research, education and governmental organizations.

     A copy of the AOL Agreement is attached as Exhibit 2.4 to WorldCom's Form 8-K dated September 7, 1997 (filed September 17, 1997), and incorporated hereby by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the AOL Agreement.

THE BFP MERGER


     WorldCom entered into an Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997 (the "BFP Merger Agreement") with BFP and a wholly owned acquisition subsidiary of WorldCom, providing for the BFP Merger. In the BFP Merger, each share of BFP common stock will be converted into a fraction of a share of WorldCom Common Stock equal to the BFP Exchange Ratio. The "BFP Exchange Ratio" will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty-day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $35.15, the BFP Exchange Ratio will equal 1.65; (ii) if such average trading price is greater than or equal to $31.35 but less than $35.15, the BFP Exchange Ratio will equal a fraction determined by dividing $58.00 by such average trading price; and (iii) if such average trading price is less than $31.35, the BFP Exchange Ratio will equal 1.85. Based on (i) BFP common stock outstanding as of December 23, 1997 (including an estimated 73,000 shares that will be issuable immediately prior to the effective time of the BFP Merger pursuant to an employee stock purchase plan) and (ii) assumed BFP Exchange Ratios of 1.65 and 1.85, approximately 64,729,280 shares and 72,575,253 shares, respectively, of WorldCom Common Stock will be issued in the BFP Merger (the "BFP Exchange Ratio"). In addition, outstanding warrants and options to purchase shares of BFP common stock would be converted in the BFP Merger to warrants and options to acquire an aggregate of approximately 4,634,777 shares and 5,196,569 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the BFP Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as if they had exercised prior to the BFP Merger, at the same aggregate exercise price. The BFP Merger has been structured to qualify as a pooling of interests. Consummation of the BFP Merger is subject to the fulfillment of a number of conditions, including the expiration or termination of any applicable waiting period under the HSR Act and, the receipt of other required regulatory approvals (which condition has been satisfied) and the absence of certain material adverse changes. Consummation of the BFP Merger is also subject to the approval and adoption of the BFP Merger Agreement by the stockholders of BFP. The BFP Merger Agreement may be terminated if the effective time has not occurred on or before March 31, 1998 and under certain other circumstances. Termination of the BFP Merger Agreement by WorldCom or BFP under certain circumstances will require one party to make a $40 million payment to the other party. Each of BFP's directors has agreed to vote his or her beneficially owned shares of BFP stock in favor of the BFP Merger Agreement. The closing of the BFP Merger is expected to occur on or about January 29, 1998, provided that the conditions to the BFP Merger are then fulfilled or waived. Neither WorldCom nor MCI assumes any responsibility for the accuracy of any information contained herein related to BFP.



     In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. James C. Allen) for election as a director of

WorldCom following the effective time of the BFP Merger. Mr. Allen has been Vice Chairman and Chief Executive Officer and a director of BFP since its inception in November 1993. See "Directors and Management of MCI WorldCom Following the MCI/WorldCom Merger."



     BFP has three issues of public debt outstanding: $425 million aggregate principal amount of 10 7/8% Senior Discount Notes Due 2006, which were issued on February 26, 1996 (the "1996A Notes"), $400 million aggregate principal amount of 11 7/8% Senior Discount Notes Due 2006, which were issued on November 7, 1996 (the "1996B Notes"), and $250 million aggregate principal amount of 10% Senior Notes Due 2007, which were issued on May 29, 1997 (the "1997 Notes," and together with the 1996A Notes and the 1996B Notes, the "BFP Notes"). Pursuant to the terms of the 1996A Notes and the 1996B Notes, cash interest is not payable until March 1, 2001, with respect to the 1996A Notes, and May 1, 2002 with respect to the 1996B Notes. As of September 30, 1997, the indebtedness under the BFP Notes (accreted in the case of the 1996A Notes and 1996B Notes) totalled $796.1 million.



     Pursuant to the terms of the Indentures governing the terms of the BFP Notes, if the BFP Merger is consummated, BFP will be required to give each holder of the BFP Notes the option to have BFP repurchase such holder's BFP Notes, for cash, at 101% of the accreted value, in the case of the 1996A and 1996B Notes, or at 101% of the principal amount plus accrued interest, in the case of the 1997 Notes, on the date of such repurchase. Such offer to purchase must generally be made to the holders of the BFP Notes within 30 days of the effective time of the BFP Merger with all cash payments completed within approximately 60 days of such offer. WorldCom believes that such repurchase can be made by BFP, together with WorldCom, after consummation of the BFP Merger without materially adversely affecting the financial condition of the combined company.



     BFP has a $250 million senior secured revolving credit facility which has a provision which requires BFP to prepay the loan in full upon a change of control (which includes the BFP Merger) unless (1) BFP gives notice to the lenders at least 30 days prior to the occurrence of the change of control and (2) a majority of lenders do not request that all outstanding loans under the credit facility be paid in full. As of December 22, 1997, approximately $75 million was drawn under the credit facility. BFP does not expect any material financial implication to the combined company if the credit facility is terminated.



     The BFP indentures and credit agreement contain certain covenants which, among other things, restrict BFP's ability to incur additional debt, create liens, enter into sale-leaseback transactions, pay dividends (including to WorldCom subsequent to the BFP Merger), make certain restricted payments and enter into transactions with affiliates.


     The following information concerning BFP has been prepared on the basis of information filed by BFP with the SEC.

     BFP, founded in November 1993, is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier ("CLEC"), in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers ("IXCs"), ISPs, wireless carriers and business, government and institutional end users with an alternative to the ILECs for a broad array of high quality voice, data, video transport and other telecommunications services. BFP has assembled an experienced management, sales and operations team with extensive experience and strong contacts within the telecommunications industry.


     BFP's goal is to become the primary full-service provider of competitive local telecommunications services to its customers in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of BFP's strategy include targeting selected U.S. markets with an emphasis on second- and third-tier markets, aggressively pursuing switched services opportunities, further building out its existing systems and expanding its service offerings. As of September 30, 1997, BFP had networks in operation or under construction in a total of 44 U.S. cities, as follows:

                                                                            OTHER CLEC
                                                                         NETWORKS IN CITY
                                                                       ---------------------
                                                                       CURRENT     ANNOUNCED
                                                                       -------     ---------
    EASTERN REGION
      Springfield, Massachusetts.....................................     0            0
      Providence, Rhode Island.......................................     1            0
      Hartford, Connecticut(3)(4)....................................     3            0
      Grand Rapids, Michigan.........................................     0            1
      Lansing, Michigan..............................................     0            1
      Traverse City, Michigan........................................     0            0
      Toledo, Ohio...................................................     1            0
      White Plains, New York(3)......................................     1            0
      Stamford, Connecticut(3).......................................     2            1
      Long Island, New York(1)(3)....................................     3            2
      Portland, Maine(1)(2)..........................................     0            1
      Nashua, New Hampshire(1)(2)....................................     1            0
      Manchester, New Hampshire(1)(2)................................     0            1
    CENTRAL REGION
      Oklahoma City, Oklahoma........................................     2            1
      Tulsa, Oklahoma................................................     1            1
      Little Rock, Arkansas..........................................     3            0
      Tucson, Arizona................................................     2            0
      Albuquerque, New Mexico........................................     2            0
      Knoxville, Tennessee...........................................     0            2
      Jackson, Mississippi...........................................     1            1
      Kansas City, Missouri..........................................     3            0
      Springfield, Missouri(1).......................................     1            1
      Minneapolis, Minnesota(1)(3)(4)................................     2            2
      St. Paul, Minnesota(1)(3)(4)...................................     0            1
      Austin, Texas..................................................     2            1
      Dallas, Texas(3)(4)............................................     4            1
      Fort Worth, Texas..............................................     2            0
      San Antonio, Texas(4)..........................................     2            1
      Corpus Christi, Texas(1).......................................     2            0
      Houston, Texas(3)(4)...........................................     4            0
      Waco, Texas(1).................................................     0            0
    WESTERN REGION
      Sacramento, California.........................................     3            2
      San Jose, California(3)........................................     3            0
      Sunnyvale, California..........................................     3            0
      Santa Clara, California........................................     3            0
      Stockton, California...........................................     0            0
      Fresno, California.............................................     1            0
      Bakersfield, California........................................     1            0
      Milpitas, California...........................................     3            0
      Palo Alto, California..........................................     3            0
      Salt Lake City, Utah...........................................     3            1

                                                                            OTHER CLEC
                                                                         NETWORKS IN CITY
                                                                       ---------------------
                                                                       CURRENT     ANNOUNCED
                                                                       -------     ---------
      San Mateo, California(1).......................................     2            0
      Reno, Nevada...................................................     0            0
      San Francisco and Los Angeles, California(3)(4)(5).............    N/A          N/A


---------------

(1) Networks under construction.



(2) Majority-owned joint venture.



(3) City where WorldCom has a network.



(4) City where MCImetro has a network.



(5) Facilities management operations.


     As of September 30, 1997, BFP had a total of 28 digital telephone switches installed serving a total of 33 of its operating networks, collocation in a total of 121 ILEC central offices and a total of 2,177 route miles of optical fiber cable installed, 1,041,275 voice grade equivalent ("VGE") circuits in service, 80,019 CLEC lines installed and 1,667 on-net and 2,202 off-net buildings connected. BFP's annualized revenues, based on the revenues for the quarter ended September 30, 1997, are $143.1 million, as compared with total revenues in 1996, 1995 and 1994, BFP's first full year of operation, of $45.6 million, $14.2 million and $2.8 million, respectively.


MANAGEMENT AND PRINCIPAL SHAREHOLDERS


  Information about Directors and Executive Officers


     The directors and executive officers of WorldCom are: Carl J. Aycock (Director), Max E. Bobbitt (Director), Bernard J. Ebbers (Director, Chairman, President and Chief Executive Officer), Francesco Galesi (Director), Richard B. Jaros (Director), Stiles A. Kellett, Jr. (Director), David C. McCourt (Director), John A. Porter (Director), John W. Sidgmore (Director, Vice Chairman of the Board and Chief Operations Officer), Scott D. Sullivan (Director, Chief Financial Officer and Secretary) and Lawrence C. Tucker (Director). In September 1997, Mr. McCourt became Chairman and Chief Executive Officer of the Cable Michigan, Inc., a cable television company, Chairman and Chief Executive Officer of RCN Corporation, a telecommunications company, and Chairman of the Board and Chief Executive Officer of Commonwealth Telephone Enterprises, Inc. (formerly known as C-TEC Corporation), a telecommunications company.



     The Audit Committee of the WorldCom Board consists of Max E. Bobbitt (Chairman), Francesco Galesi, David C. McCourt and Richard R. Jaros. The Compensation Committee of the WorldCom Board consists of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt and Lawrence C. Tucker. The Nominating Committee of the WorldCom Board of Directors consists of John A. Porter (Chairman), Carl J. Aycock and Richard R. Jaros.



     In the fourth quarter of 1997, Mr. Ebbers and Mr. Sullivan received payments of $13.0 million and $3.5 million, respectively, pursuant to the WorldCom Performance Bonus Plan approved by WorldCom shareholders on May 22, 1997.


  Security Ownership and Management and Principal Shareholders


     As of December 15, 1997, the following persons, individually or as a group, were known to WorldCom to be deemed to be the beneficial owners of more than five percent of the issued and outstanding WorldCom

Common Stock, each of which persons has sole voting and investment power over such WorldCom Common Stock, except as set forth in the footnotes hereto:

                                                                 AMOUNT AND
                    NAME AND ADDRESS OF                      NATURE OF EXISTING          PERCENT
                      BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)     OF CLASS(1)
    ----------------------------------------------------   -----------------------     -----------
    FMR Corp. ..........................................         70,566,021(2)             7.7%
    82 Devonshire Street
    Boston, Massachusetts 02104

---------------


(1) Based upon 909,044,560 shares of WorldCom Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after December 15, 1997.


(2) Based upon shares owned as of March 6, 1997, as provided by FMR Corp., including 60,322,566 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 9,390.385 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 853,070 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-United States investment companies.

    The number of shares beneficially owned by Fidelity includes 4,301,357 shares issuable upon conversion of WorldCom Series A Preferred Stock. The number of shares beneficially owned by Fidelity Management Trust Company includes 267,839 shares issuable upon conversion of WorldCom Series A Preferred Stock. FMR Corp. has sole voting power with respect to 5,627,963 shares and sole dispositive power with respect to 69,712,951 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.


     The following table sets forth the beneficial ownership of WorldCom Common Stock and WorldCom Series B Preferred Stock, as of December 15, 1997, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of WorldCom. No person listed on the following table is the beneficial owner of any shares of WorldCom Series A Preferred Stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his name except as set forth in the footnotes hereto.



                                                            NUMBER OF SHARES
                NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)     PERCENT OF CLASS(L)
--------------------------------------------------------  ---------------------     -------------------
Carl J. Aycock..........................................           709,438(2)            *
Max E. Bobbitt..........................................           256,292(3)            *
Bernard J. Ebbers.......................................        16,919,993(4)               1.9%
Francesco Galesi........................................         3,522,108(5)            *
Richard R. Jaros........................................           781,536(6)            *
Stiles A. Kellett, Jr...................................         3,507,176(7)            *
David C. McCourt........................................           824,423(8)            *
John A. Porter..........................................         4,668,053(9)            *
John W. Sidgmore........................................         3,470,659(10)           *
Scott D. Sullivan.......................................           436,904(11)           *
Lawrence C. Tucker......................................         3,170,096(12)           *
All Directors and Current Executive Officers as a Group
  (11 persons)..........................................        38,266,678(13)              4.2%

---------------

  *  Less than one percent.


 (1) Based upon 909,044,560 shares of WorldCom Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after December 15, 1997.


 (2) Includes 5,576 shares owned by Mr. Aycock's spouse; 73,048 shares purchasable upon exercise of options; and 3,312 shares held as custodian for children.

 (3) Includes 38,512 shares purchasable upon exercise of options; and 117,780 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.

 (4) Includes 36,432 shares held as custodian for children; 2,875,696 shares purchasable upon exercise of options; and 855,448 shares owned by Mr. Ebbers' spouse, as to which Mr. Ebbers shares voting and investment power.

 (5) Consists of 3,483,596 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 38,512 shares purchasable upon exercise of options.

 (6) Includes 6,449 shares issuable upon conversion of WorldCom Series B Preferred Stock; 5,000 shares purchasable upon exercise of options; and 15,930 shares held as custodian for Mr. Jaros' children, as to which Mr. Jaros disclaims beneficial ownership.

 (7) Includes 16,000 shares owned by Mr. Kellett's spouse; 860 shares held as custodian for minor daughter; 400,000 shares owned by a family partnership; and 90,316 shares purchasable upon exercise of options.

 (8) Includes 95 shares issuable upon conversion of WorldCom Series B Preferred Stock; and 5,000 shares purchasable upon exercise of options.

 (9) Includes 167,578 shares held as custodian or trustee for minor children; 73,048 shares purchasable upon exercise of options; 218,000 shares owned by Mr. Porter's spouse, as to which beneficial ownership is disclaimed; 85,812 shares held in trust for son of majority age, as to which beneficial ownership is also disclaimed; 5,700 shares held in a trust of which Mr. Porter is trustee with sole voting and dispositive power; and 3,250 shares held in trust for employees of Mr. Porter.


(10) Includes 368,704 shares purchasable upon exercise of options; and 13,193 shares held in a trust of which Mr. Sidgmore is sole trustee with sole voting and dispositive power.


(11) Includes 433,333 shares purchasable upon exercise of options.

(12) A total of 3,131,828 of these shares are beneficially owned by The 1818 Fund, L.P., and The 1818 Fund II, L.P. (collectively, "The 1818 Funds"). Mr. Tucker is the general and managing partner of The 1818 Funds and Mr. Tucker, as a general partner of Brown Brothers Harriman & Co., shares voting and investment power with respect to such securities. Also includes 38,268 shares purchasable upon exercise of options.

(13) Includes 4,045,981 shares purchasable upon exercise of options or conversion of WorldCom Series B Preferred Stock.


  Information Regarding Stephen M. Case



     The AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the Board of Directors of WorldCom. Mr. Case, a co-founder of AOL, has been Chairman of the Board of Directors of AOL since October 1995, Chief Executive Officer of AOL since April 1993 and a director of AOL since September 1992. Mr. Case has served as President of AOL since July 1996 and served previously as President from January 1991 to February 1996. Previously, he served as Executive Vice President of AOL from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987.



     AOL and WorldCom and/or certain of its subsidiaries are currently parties to certain agreements regarding the provision of dial-up and leased line access to AOL. In addition, as described under "Information Regarding WorldCom -- The AOL Transaction," AOL and WorldCom and/or certain of its subsidiaries will enter into a Master Agreement for Data Communications and a Network Services Agreement upon the closing of the AOL Transaction. Expenditures by AOL under all of such agreements during the twelve month period commencing as of the closing of the AOL Transaction, is anticipated to exceed $400 million. Actual results may vary materially from such expectation. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." To the best of WorldCom's knowledge, neither Mr. Case nor AOL has since January 1, 1994 had any transaction with WorldCom or any of its subsidiaries that would require disclosure under the rules and regulations of the Commission applicable to the CompuServe Merger, except as described herein. See "Information Regarding WorldCom -- The AOL Transaction" and "Directors and Management of MCI WorldCom Following the MCI/WorldCom Merger."



  Information Regarding James C. Allen



     In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. James C. Allen) for election as a director of WorldCom following the effective time of the BFP Merger. Mr. Allen has been Vice Chairman and Chief Executive Officer and a director of BFP since its inception in November 1993. Mr. Allen served as President and Chief Operating Officer of Brooks Telecommunications Corporation, a founder of BFP, from April 1993 until it was merged with BFP in January 1996; prior thereto, he was Chief Operating Officer and Chief Financial Officer of David Lipscomb University. Since January 1, 1994, Mr. Allen has not had any transactions with WorldCom or any of its subsidiaries that would require disclosure under the rules and regulations of the Commission applicable to the CompuServe Merger, except as described herein. See "Information Regarding WorldCom -- The BFP Merger" and "Directors and Management of WorldCom Following the MCI/WorldCom Merger."



     The BFP Merger will result in the vesting of Mr. Allen's 66,667 shares of BFP stock options as $12.50 per share. In addition, BFP entered into a Change of Control Severance Agreement with Mr. Allen as of April 8, 1997. The agreement generally provides that if Mr. Allen's employment is terminated, within a three year period, following a change in control of BFP for any reason other than for death, disability or cause or by Mr. Allen for "good reason" (including changes in status, office, title or reporting requirements, other than any change which is inherent in the BFP Merger, and/or compensation or geographic location) an amount equal to the product of the sum of Mr. Allen's annual base salary rate and annual bonus target in effect on the date of termination and a "termination multiplier" (which, in the event of a termination of Mr. Allen occurring within the first eighteen months following any change in control, would be three, and, in the event of a termination at any time thereafter during said three year period would be a fraction the numerator of which would be the days remaining in said three year period and the denominator of which would be 365). Mr. Allen's annual base salary rate is currently $375,000, and his annual bonus target is currently $281,000. In addition, if any payment to Mr. Allen would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such tax. Mr. Allen would also be entitled to receive an additional payment (net income and excise taxes) to compensate him for such tax, interest or penalties. In the event of a termination occurring within the first eighteen months following the effective time of the BFP Merger, the surviving corporation in the BFP Merger would be obligated to continue Mr. Allen's medical insurance benefits for a three year period following termination and, in the event of a termination thereafter during said three year period, would be obligated to continue such benefits until the end of said three year period. Under the terms of the Change of Control Severance Agreement, BFP has agreed to require the surviving corporation in the BFP Merger to expressly assume and agree to perform said agreement. The Change of Control Severance Agreement contains non-competition and non-solicitation provisions binding on Mr. Allen in the event of payment of benefits thereunder until the sooner to occur of (i) the end of the eighteen month period following the date of termination or (ii) the end of such three year period.

                  PROPOSED AMENDMENT OF THE WORLDCOM ARTICLES


     The WorldCom Board has proposed an amendment to the WorldCom Articles (previously defined as the "Charter Amendment") and, in connection with the MCI/WorldCom Merger Agreement, directed that the Charter Amendment be submitted to the shareholders of WorldCom for approval. The Charter Amendment would change the name of WorldCom to "MCI WorldCom, Inc." from "WorldCom, Inc." Approval of the Charter Amendment by the WorldCom shareholders is not a condition precedent to the consummation of the MCI/WorldCom Merger; however, the Charter Amendment will not be effected unless the MCI/WorldCom Merger is consummated.


     The full text of the proposed resolution and Charter Amendment is as follows:

          "RESOLVED, that Article One of the Second Amended and Restated Articles of Incorporation of WorldCom be amended by deleting said Article One in its entirety and substituting in lieu thereof a new Article One that reads as follows:

          'Article One. The name of this corporation is MCI WorldCom, Inc. This corporation is referred to hereinafter as the "Corporation".' "

     If approved by the shareholders at the WorldCom Special Meeting, the Charter Amendment will become effective upon the filing of an amendment to the WorldCom Articles with the Georgia Secretary of State.

     The change in corporate name will not affect the validity or transferability of stock certificates presently outstanding and WorldCom's shareholders will not be required to exchange any certificates presently held by them.


     The WorldCom Board has deemed it advisable and in the best interests of WorldCom to amend Article One of the WorldCom Articles to change the name of WorldCom and to submit the Charter Amendment to the shareholders of WorldCom for approval. Approval of the Charter Amendment requires the affirmative vote of the holders of a majority of the votes entitled to be cast on the Charter Amendment, voting as a single class. Consequently, any shares not voted on the Charter Amendment (whether by abstention or broker non-votes) will have the same effect as votes against such Charter Amendment.


     THE WORLDCOM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT.

                         OWNERSHIP OF MCI CAPITAL STOCK

DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  Information about Directors and Executive Officers


     The directors and executive officers of MCI are: Clifford L. Alexander, Jr. (Director), Judith Areen (Director), Michael H. Bader (Director), Sir Peter L. Bonfield (Director), Richard M. Jones (Director), Gordon S. Macklin (Director), Douglas L. Maine (Executive Vice President and Chief Financial Officer), Timothy
F. Price (President and Chief Operating Officer), Bert C. Roberts, Jr. (Director, Chairman), Michael J. Rowny (Executive Vice President), Richard B. Sayford (Director), Gerald H. Taylor (Director, Chief Executive Officer), Judith Whittaker (Director) and John R. Worthington (Director).


  Security Ownership of Directors, Management and Principal Stockholders

     As of September 30, 1997, the following persons, individually or as a group, were known to MCI to be deemed to be the beneficial owners of more than five percent of the issued and outstanding MCI Common Stock or MCI Class A Common Stock. Other than as set forth in the table below, there are no persons known to MCI to beneficially own more than 5% of MCI Common Stock or MCI Class A Common Stock.

                                                                     AMOUNT AND
                       NAME AND ADDRESS OF                       NATURE OF EXISTING      PERCENT
                         BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP     OF CLASS
    ----------------------------------------------------------  --------------------     --------
    British Telecommunications plc............................       135,998,932(1)         100%
      81 Newgate Street
      London, U.K.

---------------
(1) BT has sole voting and investment power with respect to all MCI Class A Common Stock. BT has agreed, pursuant to the BT Agreement, to exchange all of its MCI Class A Common Stock for $51 in cash from WorldCom.


     The following table sets forth certain information regarding the beneficial ownership of MCI Common Stock as of November 30, 1997, assuming the exercise of all options exercisable on, or within 60 days of, such date, by the directors, the named executive officers and all executive officers and directors as a group. Each director or executive officer has sole voting and investment power over the shares listed opposite his name except as set forth in the footnotes hereto.



                                                               NUMBER OF SHARES          PERCENT
                   NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)       OF CLASS
    -------------------------------------------------------  ---------------------       --------
    Clifford L. Alexander, Jr..............................           20,000(2)            *
    Judith Areen...........................................           22,803               *
    Michael H. Bader.......................................          246,074(3)            *
    Sir Peter L. Bonfield..................................              350(4)            *
    Richard M. Jones.......................................           60,000(5)            *
    Gordon S. Macklin......................................           64,000(6)            *
    Douglas L. Maine.......................................          498,711(7)            *
    Timothy F. Price.......................................          271,494(8)            *
    Bert C. Roberts, Jr....................................        1,675,758(9)            *
    Michael J. Rowny.......................................          284,423(10)           *
    Richard B. Sayford.....................................           60,990(11)           *
    Gerald H. Taylor.......................................          977,508(12)           *
    Judith Whittaker.......................................           61,000(13)           *
    John R. Worthington....................................          281,184(14)           *
    All Directors and Current Officers as a Group(15)......        6,074,660(16)            1.1%


---------------
  * Less than one percent.

 (1) Unless otherwise noted, each person has sole voting power and sole investment power with respect to the securities reported, except with respect to shares of MCI Common Stock allocated to accounts under

     MCI's Employee Stock Ownership and 401(k) Plan ("ESOP"), with respect to which shares such person has sole voting power only. Where indicated, the data also include shares which each person had the right to acquire upon exercise of stock options within sixty days of November 30, 1997, and also shares issued as awards of MCI Restricted Shares and/or ISUs. As of November 30, 1997, no individual officer or director beneficially owned more than 1% of the outstanding shares of any class of MCI's capital stock.



 (2) Includes 20,000 shares of MCI Common Stock Mr. Alexander has the right to acquire pursuant to the exercise of stock options. Mr. Alexander shares voting and investment power with respect to all shares other than those which he has the right to acquire pursuant to the exercise of such stock options.



 (3) Includes 20,000 shares of MCI Common Stock Mr. Bader has the right to acquire pursuant to the exercise of stock options. Mr. Bader shares voting and investment power with respect to all shares other than those which he has the right to acquire pursuant to the exercise of such stock option. Mr. Bader is one of seven trustees for the William G. McGowan Charitable Fund, Inc.; he does not, however, have voting or investment power over any of the shares of MCI Common Stock held by such Fund.


 (4) Sir Peter Bonfield is an executive officer and director of BT, the holder of all the outstanding MCI Class A Common Stock and 732,499 shares of MCI Common Stock.


 (5) Includes 40,000 shares of MCI Common Stock Mr. Jones has the right to acquire pursuant to the exercise of stock options.


 (6) Includes 40,000 shares of MCI Common Stock Mr. Macklin has the right to acquire pursuant to the exercise of stock options. Does not include 3,200 shares of MCI Common Stock owned solely by Mr. Macklin's wife, in which shares he disclaims beneficial ownership.


 (7) Includes 14,133 shares of MCI Common Stock allocated to Mr. Maine's ESOP account, 410,200 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 58,557 shares of MCI Common Stock issued as ISUs. Does not include 1,700 shares of MCI Common Stock held by Mr. Maine's wife as custodian for the benefit of a minor child, in which MCI shares Mr. Maine disclaims beneficial ownership.



 (8) Includes 14,887 shares of MCI Common Stock allocated to Mr. Price's ESOP account, 83,850 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 154,368 shares of MCI Common Stock issued as ISUs. Does not include 1,000 shares of MCI Common Stock held by Mr. Price's wife as custodian for the benefit of their minor children, in which shares Mr. Price disclaims beneficial ownership.



 (9) Includes 45,994 shares of MCI Common Stock allocated to Mr. Roberts' ESOP account, 768,800 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options, 255,736 shares of MCI Common Stock issued as restricted stock awards, 44,828 shares of MCI Common Stock issued as ISUs, 122,400 shares of MCI Common Stock owned by a limited partnership in which Mr. Roberts is a general partner, and 13,000 shares of MCI Common Stock owned by the Roberts' Foundation. Does not include 12,000 shares of MCI Common Stock held by Mr. Roberts' wife as custodian for the benefit of their minor child, in which shares Mr. Roberts disclaims beneficial ownership.



(10) Includes 1,079 shares of MCI Common Stock allocated to Mr. Rowny's ESOP account, 202,800 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 77,095 shares of MCI Common Stock issued as ISUs.


(11) Includes 40,000 shares of MCI Common Stock Mr. Sayford has the right to acquire pursuant to the exercise of stock options. Does not include 800 shares of MCI Common Stock owned solely by Mr. Sayford's wife, in which shares he disclaims beneficial ownership.


(12) Includes 36,234 shares of MCI Common Stock allocated to Mr. Taylor's ESOP account, 639,970 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options, and 230,037 shares of MCI Common Stock issued as ISUs.


(13) Includes 40,000 shares of MCI Common Stock Ms. Whittaker has the right to acquire pursuant to the exercise of stock options.

(14) Includes 10,000 shares of MCI Common Stock Mr. Worthington has the right to acquire pursuant to the exercise of stock options. Does not include 147,890 shares of MCI Common Stock owned solely by Mr. Worthington's wife, in which shares he disclaims beneficial ownership.

(15) This group includes MCI executive officers, as such term is defined in Rule 3b-7 of the Exchange Act, and its directors, a total of 19 persons.


(16) Includes 143,996 shares of MCI Common Stock allocated to such officers' accounts under the ESOP, 3,403,260 shares of MCI Common Stock that officers and directors have the right to acquire pursuant to the exercise of stock options and 1,091,086 shares of MCI Common Stock issued to officers pursuant to restricted stock awards and/or ISUs. Officers and directors have shared voting and investment power with respect to 266,074 of these shares of MCI Common Stock.


                               CERTAIN LITIGATION

     On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI, and all of its directors, including the two directors who are also executive officers of the company and the three directors elected by BT, were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in thirteen of the complaints. In addition, amended or revised complaints were filed in four of the cases commenced in or about November 1996 and in one of the cases filed in or about August 1997. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. Generally these complaints allege breach of fiduciary duty by the MCI Board in connection with the BT/MCI Merger Agreement. Seven of the complaints in which BT was named as a defendant allege that BT aided and abetted those breaches of fiduciary duty. Five of the complaints in which BT was named as a defendant allege that BT owes fiduciary duties to other MCI stockholders and breached those duties in connection with the BT Merger Agreement. They seek, inter alia, damages and injunctive and other relief.

     On or about October 8, 1997, a purported derivative action was filed in Delaware Chancery Court on behalf of MCI against the MCI Board, including the two directors who are also executive officers and the three directors elected by BT. BT and Tadworth Corporation were also named as defendants, and the company was named as a nominal defendant. Generally, the complaint alleges that the MCI Board breached duties owed to shareholders in connection with the BT Merger Agreement and the WorldCom exchange offer. The complaint seeks damages, injunctive relief, and other relief.


     On November 14, 1997, plaintiffs' counsel and defendants' counsel in the Delaware actions held a conference with the Court of Chancery, at which plaintiffs sought an injunction requiring plaintiffs' representatives to participate in any further negotiations. Plaintiffs' counsel also sought expedited treatment and the setting of an early trial date with respect to their challenge to the inducement fee to be paid to BT under the BT Agreement and the different form of consideration payable to BT contemplated by the MCI/WorldCom Merger Agreement. Citing the absence of immediate and irreparable injury, the Court denied plaintiffs' request for injunctive relief and expedited treatment, and declined to set an early trial date. Plaintiffs indicated that they would be amending their complaints and joining additional parties as defendants.


     On or about November 14, 1997, one of the purported shareholder class actions pending in Delaware Chancery Court was amended. On November 19, 1997, plaintiffs in four of the purported shareholder class actions moved to amend their complaints. The amended complaint and proposed amended complaints name as defendants MCI, the MCI Board, WorldCom, BT and TC Investments Corp. They generally allege that the defendants breached their fiduciary duty to shareholders in connection with the MCI/WorldCom Merger, the agreement to pay a termination fee to WorldCom, and alleged discrimination in favor of BT in connection with the MCI/WorldCom Merger. They seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI/WorldCom Merger and the payment of the inducement fee to BT.

     On August 28, 1997, a complaint was filed in the federal district court in Washington D.C., by an alleged stockholder of MCI, individually and putatively as a class action on behalf of purchasers of the MCI's shares during the period from August 14, 1997, through August 20, 1997. On or about October 27, 1997, another complaint was filed in the federal district court in Washington D.C. by two alleged stockholders of MCI, individually and putatively as a class action on behalf of purchasers of MCI Common Stock during the period from August 14, 1997, through August 22, 1997. On or about October 31, 1997, another complaint was filed in the federal district court in Washington D.C. by an alleged stockholder of MCI, individually and putatively as a class action on behalf of purchasers of MCI Common Stock during the period from July 10, 1997, through August 22, 1997. The three complaints allege that MCI and certain of its officers and directors failed to disclose material information about MCI, including that MCI was renegotiating the terms of the BT Merger Agreement dated November 3, 1996. The complaints seek damages and other relief.

     MCI believes that all of these complaints are without merit.

                                 LEGAL MATTERS


     Certain legal matters with respect to the issuance of shares of WorldCom Common Stock with respect to the MCI/WorldCom Merger will be passed upon by P. Bruce Borghardt, General Counsel -- Corporate Development for WorldCom. Certain tax matters with respect to the MCI/WorldCom Merger will be passed upon for WorldCom by Cravath, Swaine & Moore. Certain tax matters in connection with the MCI/WorldCom Merger will be passed upon for MCI by Simpson Thacher & Bartlett (a partnership which includes professional corporations).


                                    EXPERTS

     The consolidated financial statements and schedule of WorldCom as of December 31, 1996, and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.


     The consolidated financial statements and schedule of MFS as of December 31, 1996, and for the period then ended (See Note 1 to the MFS Consolidated Financial Statements), and for the year ended December 31, 1996, included in WorldCom's Current Report on Form 8-K/A, dated August 25, 1996 (filed December 19, 1997) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.



     The consolidated financial statements of MFS as of December 31, 1995, and 1994 and for each of the three and two years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996 and December 19, 1997), and incorporated by reference into this registration statement, have been incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.


     The consolidated financial statements of UUNET as of December 31, 1995, and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996), and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.


     The consolidated financial statements and financial statement schedule of MCI for the year ended December 31, 1996 incorporated in this Joint Proxy Statement/Prospectus by reference to MCI's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS


     MCI expects to hold an annual meeting in [               ], 1998. Proposals
submitted by stockholders of MCI for presentation at the 1998 annual meeting of the stockholders of MCI must have been received by MCI no later than October 30, 1997, for inclusion, if appropriate, in MCI's proxy statement and form of proxy relating to the 1998 annual meeting.


     All proposals of security holders of WorldCom intended to be presented at the 1998 annual meeting of shareholders of WorldCom must be received by WorldCom not later than December 22, 1997, for inclusion in WorldCom's 1998 proxy statement and form of proxy relating to the 1998 annual meeting. Upon timely receipt of any such proposal, WorldCom will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

     Under the WorldCom Bylaws, shareholders entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of WorldCom not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. Such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of WorldCom entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of WorldCom if so elected.

                      WHERE YOU CAN FIND MORE INFORMATION

     MCI and WorldCom file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800)SEC-0330 for further information on the public reference rooms. MCI and WorldCom public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning WorldCom and MCI also may be inspected at the offices of the NASD, 1735 K Street, Washington D.C., 20006.

     WorldCom has filed the Registration Statement to register with the SEC the shares of WorldCom Common Stock and the WorldCom Rights to be issued to MCI stockholders in the MCI/WorldCom Merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of WorldCom, as well as a proxy statement of MCI and WorldCom for the Special Meetings.

     As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows MCI and WorldCom to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that MCI and WorldCom have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

WORLDCOM SEC FILINGS (FILE NO. 0-11238,
FORMERLY RESURGENS' FILE NO. 1-10415)       PERIOD
------------------------------------------  -------------------------------------------------
Annual Report on Form 10-K................  Year ended December 31, 1996
Quarterly Reports on Form 10-Q............  Quarters ended March 31, 1997, June 30, 1997 and
                                            September 30, 1997
Current Reports on Form 8-K...............  Dated August 25, 1996 (filed August 26, 1996 and as amended on Forms 8-K/A filed November 4, 1996,
                                            November 20, 1996 and December 19, 1997),
                                            December 31, 1996 (filed January 15, 1997), March
                                            18, 1997 (filed March 24, 1997), March 26, 1997
                                            (filed April 2, 1997), May 22, 1997 (filed June
                                            6, 1997), June 30, 1997 (filed July 7, 1997),
                                            August 5, 1997 (filed August 5, 1997), August 8,
                                            1997 (filed August 11, 1997), August 22, 1997
                                            (filed August 25, 1997), August 28, 1997 (filed
                                            September 10, 1997), September 7, 1997 (filed
                                            September 17, 1997), October 1, 1997 (filed
                                            October 2, 1997), October 3, 1997 (filed October
                                            3, 1997), October 9, 1997 (filed October 10,
                                            1997), October 10, 1997 (filed October 14, 1997),
                                            October 14, 1997 (filed October 14, 1997),
                                            October 15, 1997 (filed October 16, 1997),
                                            October 16, 1997 (filed October 17, 1997),
                                            October 23, 1997 (filed October 23, 1997),
                                            October 31, 1997 (filed November 3, 1997) and
                                            November 9, 1997 (filed November 12, 1997)
Registration Statements...................  Dated December 12, 1989 on Form 8-A of Resurgens,
                                            setting forth a description of WorldCom's
                                            (formerly "Resurgens' ") Common Stock (as updated
                                            by the descriptions set forth in WorldCom's
                                            Registration Statement on Form S-4, as declared
                                            effective by the SEC on November 14, 1996 (File
                                            No. 333-16015) under the captions "Description of
                                            WorldCom Capital Stock" and "Comparative Rights
                                            of Shareholders"); dated August 26, 1996 on Form
                                            8-A of WorldCom, setting forth a description of
                                            WorldCom's Preferred Stock Purchase Rights (as
                                            updated by WorldCom's Current Report on Form 8-K
                                            dated May 22, 1997 (filed June 6, 1997)); and
                                            dated November 13, 1996 on Forms 8-A of WorldCom,
                                            setting forth descriptions of the WorldCom Series
                                            A Preferred Stock, the WorldCom Series B
                                            Preferred Stock and the WorldCom Depositary
                                            Shares

MCI SEC FILINGS (FILE NO.0-6547)
------------------------------------------  PERIOD
                                            -------------------------------------------------
Annual Report on Form 10-K................  Year ended December 31, 1996
Quarterly Reports on Form 10-Q............  Quarters ended March 31, 1997, June 30, 1997 and
                                            September 30, 1997
Current Reports on Form 8-K...............  Dated February 10, 1997, July 14, 1997, August
                                            26, 1997 and November 12, 1997, as amended


     MCI and WorldCom incorporate by reference additional documents that either company may file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Special Meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     MCI has supplied all information contained or incorporated by reference in the Joint Proxy Statement/Prospectus relating to MCI, and WorldCom has supplied all such information relating to WorldCom.

     If you are a stockholder, MCI or WorldCom may have sent you some of the documents incorporated by reference, but you can obtain any of them through MCI or WorldCom, as the case may be, or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                   WORLDCOM, INC.
               515 EAST AMITE STREET
               JACKSON, MS 39201
               (601) 360-8600

               MCI COMMUNICATIONS CORPORATION
               1801 PENNSYLVANIA AVENUE N.W.
               WASHINGTON, D.C. 20006
               (202) 887-2967

     If you would like to request documents from either company, please do so by
[                    ] to receive them before your Special Meeting. If you
request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT YOUR SPECIAL MEETING. MCI AND WORLDCOM HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED
[                    ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN
THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF WORLDCOM COMMON STOCK IN THE MCI/WORLDCOM MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 9, 1997

                                     AMONG

                                 WORLDCOM, INC.

                              TC INVESTMENTS CORP.

                                      AND

                         MCI COMMUNICATIONS CORPORATION

                               TABLE OF CONTENTS

                                   ARTICLE I

THE MERGER...............................................................................    1
1.1     The Merger.......................................................................    1
1.2     Closing..........................................................................    2
1.3     Effective Time...................................................................    2
1.4     Effects of the Merger............................................................    2
1.5     Certificate of Incorporation.....................................................    2
1.6     By-Laws..........................................................................    2
1.7     Officers and Directors of Surviving Corporation..................................    2
1.8     Effect on Capital Stock..........................................................    2
                                          ARTICLE II
EXCHANGE OF CERTIFICATES.............................................................        3
2.1     Exchange Fund....................................................................    3
2.2     Exchange Procedures..............................................................    3
2.3     Distributions with Respect to Unexchanged Shares.................................    4
2.4     No Further Ownership Rights in MCI Common Stock..................................    4
2.5     No Fractional Shares of WorldCom Common Stock....................................    4
2.6     Termination of Exchange Fund.....................................................    4
2.7     No Liability.....................................................................    5
2.8     Investment of the Exchange Fund..................................................    5
2.9     Lost Certificates................................................................    5
2.10    Withholding Rights...............................................................    5
2.11    Further Assurances...............................................................    5
2.12    Stock Transfer Books.............................................................    5
                                          ARTICLE III
REPRESENTATIONS AND WARRANTIES.......................................................        5
3.1     Representations and Warranties of MCI............................................    5
        (a)   Organization, Standing and Power...........................................    5
        (b)   Capital Structure..........................................................    6
        (c)   Authority; No Conflicts....................................................    6
        (d)   Reports and Financial Statements...........................................    7
        (e)   Information Supplied.......................................................    8
        (f)   Vote Required..............................................................    8
        (g)   Rights Agreement...........................................................    8
        (h)   Brokers or Finders.........................................................    8
        (i)   Opinions of Financial Advisors.............................................    8
        (j)   Affiliate Letter...........................................................    8
3.2     Representations and Warranties of WorldCom.......................................    9
        (a)   Organization, Standing and Power...........................................    9
        (b)   Capital Structure..........................................................    9
        (c)   Authority; No Conflicts....................................................   10
        (d)   Reports and Financial Statements...........................................   10
        (e)   Information Supplied.......................................................   10

        (f)   Absence of Certain Changes or Events.......................................   11
        (g)   Vote Required..............................................................   11
        (h)   Brokers or Finders.........................................................   11
        (i)   Affiliate Letter...........................................................   11
3.3     Representations and Warranties of WorldCom and Merger Sub........................   11
        (a)   Organization and Corporate Power...........................................   11
        (b)   Corporate Authorization....................................................   11
        (c)   Non-Contravention..........................................................   12
        (d)   No Business Activities.....................................................   12
                                          ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS............................................       12
4.1     Covenants of MCI.................................................................   12
        (a)   Ordinary Course............................................................   12
        (b)   Dividends; Changes in Share Capital........................................   12
        (c)   Issuance of Securities.....................................................   13
        (d)   Governing Documents........................................................   13
        (e)   No Acquisitions............................................................   13
        (f)   No Dispositions............................................................   13
        (g)   Indebtedness...............................................................   13
        (h)   Tax-Free Qualification.....................................................   13
        (i)   Other Actions..............................................................   13
        (j)   Accounting Methods; Income Tax Elections...................................   13
        (k)   MCI Rights Agreement.......................................................   14
4.2     Covenants of WorldCom............................................................   14
        (a)   Ordinary Course............................................................   14
        (b)   Dividends; Changes in Share Capital........................................   14
        (c)   Issuance of Securities.....................................................   14
        (d)   Governing Documents........................................................   15
        (e)   No Acquisitions............................................................   15
        (f)   No Dispositions............................................................   15
        (g)   Indebtedness...............................................................   15
        (h)   Tax-Free Qualification.....................................................   15
        (i)   Other Actions..............................................................   15
        (j)   Accounting Methods; Income Tax Elections...................................   15
        (k)   Acquisition Proposals......................................................   15
        (l)   WorldCom Rights Agreement..................................................   16
4.3     Advice of Changes; Governmental Filings..........................................   16
4.4     Transition Planning..............................................................   16
4.5     Control of Other Party's Business................................................   16

                                           ARTICLE V
ADDITIONAL AGREEMENTS................................................................       16
5.1     Preparation of Proxy Statement; MCI Stockholders Meeting.........................   16
5.2     WorldCom Board of Directors; Officers; Headquarters; MCI Name....................   17
5.3     Access to Information............................................................   18
5.4     Best Efforts.....................................................................   18
5.5     Acquisition Proposals............................................................   19
5.6     [Intentionally Omitted]..........................................................   20
5.7     Stock Options and Other Stock Plans; Employee Benefits Matters...................   20

5.8     Fees and Expenses................................................................   20
5.9     Directors' and Officers' Insurance...............................................   20
5.10    Rights Agreement.................................................................   20
5.11    Public Announcements.............................................................   20
5.12    Accountants' Letters.............................................................   21
5.13    Listing of Shares of WorldCom Common Stock.......................................   21
5.14    Voting Trust.....................................................................   21

                                          ARTICLE VI
CONDITIONS PRECEDENT.................................................................       21
6.1     Conditions to Each Party's Obligation to Effect the Merger.......................   21
        (a)   Stockholder Approval.......................................................   21
        (b)   No Injunctions or Restraints, Illegality...................................   21
        (c)   FCC and Public Utility Commission Approvals................................   21
        (d)   HSR Act....................................................................   21
        (e)   EU Antitrust...............................................................   21
        (f)   NASDAQ Listing.............................................................   21
        (g)   Effectiveness of the Form S-4..............................................   21
6.2     Additional Conditions to Obligations of WorldCom and Merger Sub..................   22
        (a)   Representations and Warranties.............................................   22
        (b)   Performance of Obligations of MCI..........................................   22
        (c)   Tax Opinion................................................................   22
6.3     Additional Conditions to Obligations of MCI......................................   22
        (a)   Representations and Warranties.............................................   22
        (b)   Performance of Obligations of WorldCom.....................................   22
        (c)   Tax Opinion................................................................   22
        (d)   No Material Adverse Change.................................................   22

                                       ARTICLE VII
TERMINATION AND AMENDMENT............................................................       23
7.1     Termination......................................................................   23
7.2     Effect of Termination............................................................   24
7.3     Payment by WorldCom..............................................................   24
7.4     Amendment........................................................................   24
7.5     Extension; Waiver................................................................   24

                                      ARTICLE VIII
GENERAL PROVISIONS...................................................................       25
8.1     Non-Survival of Representations, Warranties and Agreements.......................   25
8.2     Notices..........................................................................   25
8.3     Interpretation...................................................................   26
8.4     Counterparts.....................................................................   26
8.5     Entire Agreement; No Third Party Beneficiaries...................................   26
8.6     Governing Law....................................................................   26
8.7     Severability.....................................................................   26
8.8     Assignment.......................................................................   26
8.9     Submission to Jurisdiction; Waivers..............................................   26
8.10    Enforcement......................................................................   27
8.11    Definitions......................................................................   27
8.12    Other Agreements.................................................................   28

                                LIST OF EXHIBITS

      EXHIBIT                                     TITLE
-------------------- ---------------------------------------------------------------
      5.2(a)         -- Reconstitution of the Board of Directors of WorldCom
      5.7            -- Stock Options and Other Stock-Based Plans; Employee Benefit
                        Matters
      6.2(c)(1)      -- Form of WorldCom Tax Opinion
      6.2(c)(2)      -- Form of MCI Tax Opinion
      6.2(c)(3)      -- Form of WorldCom Representations Letter
      6.2(c)(4)      -- Form of MCI Representations Letter

                             GLOSSARY DEFINED TERMS

                                                                                  LOCATION OF
                                  DEFINITION                                      DEFINITION
-------------------------------------------------------------------------------  -------------
Acquisition Proposal...........................................................       sec. 5.5
Affiliate Agreement............................................................    sec. 3.1(j)
Agreement......................................................................       Preamble
Benefit Plans..................................................................   sec. 8.11(i)
Blue Sky Laws..................................................................  sec. 3.1(c)(iii)
Board of Directors.............................................................   sec. 8.11(a)
BT.............................................................................       Recitals
BT Agreement...................................................................       Recitals
BT Inducement Fee..............................................................       Recitals
BT Merger Agreement............................................................       Recitals
Business Day...................................................................   sec. 8.11(b)
Certificate....................................................................    sec. 1.8(b)
Class A Common Stock...........................................................       Recitals
Class A Common Stock Merger Consideration......................................    sec. 1.8(a)
Closing........................................................................       sec. 1.2
Closing Date...................................................................       sec. 1.2
Code...........................................................................       Recitals
Communications Act.............................................................  sec. 3.1(c)(iii)
Confidentiality Agreement......................................................       sec. 5.3
Delaware Certificate of Merger.................................................       sec. 1.3
DGCL...........................................................................       sec. 1.1
DOJ............................................................................    sec. 5.4(b)
Effective Time.................................................................       sec. 1.3
ERISA..........................................................................   sec. 8.11(i)
ESPP...........................................................................    sec. 3.1(b)
Exchange Act...................................................................  sec. 3.1(c)(iii)
Exchange Agent.................................................................       sec. 2.1
Exchange Fund..................................................................       sec. 2.1
Exchange Ratio.................................................................    sec. 1.8(a)
Expenses.......................................................................       sec. 5.8
Fairness Opinions..............................................................    sec. 3.1(i)
FCC............................................................................  sec. 3.1(c)(iii)
Form S-4.......................................................................    sec. 5.1(a)
Financial Advisors.............................................................    sec. 3.1(h)
Governmental Entity............................................................  sec. 3.1(c)(iii)
HSR Act........................................................................  sec. 3.1(c)(iii)
ISUs...........................................................................    sec. 3.1(b)
Joint Proxy Statement/Prospectus...............................................    sec. 5.1(a)
Material Adverse Effect........................................................   sec. 8.11(c)
MCI............................................................................       Preamble
MCI Affiliate Letter...........................................................    sec. 3.1(j)
MCI Capital Stock..............................................................       Recitals
MCI Disclosure Schedule........................................................       sec. 3.1
MCI SEC Reports................................................................    sec. 3.1(d)
MCI Stockholders Meeting.......................................................    sec. 5.1(b)
MCI Stock Option Plans.........................................................  sec. 3.1(b)(i)
MCI Voting Debt................................................................  sec. 3.1(b)(ii)
Merger.........................................................................       Recitals
Merger Consideration...........................................................    sec. 1.8(a)

                                                                                  LOCATION OF
                                  DEFINITION                                      DEFINITION
-------------------------------------------------------------------------------  -------------
Merger Sub.....................................................................       Preamble
NASDAQ.........................................................................    sec. 1.8(a)
Ordinary Common Stock..........................................................       Recitals
Ordinary Common Stock Merger Consideration.....................................    sec. 1.8(a)
Person.........................................................................   sec. 8.11(e)
PUCs...........................................................................  sec.3.1(c)(iii)
Purchase Rights................................................................    sec. 3.2(b)
Regulation 4064/89.............................................................  sec. 3.1(c)(iii)
Regulatory Law.................................................................    sec. 5.4(b)
Reimbursement Amount...........................................................    sec. 7.2(b)
Required WorldCom Vote.........................................................    sec. 3.2(g)
Required Consents..............................................................  sec. 3.1(c)(iii)
Required MCI Votes.............................................................    sec. 3.1(f)
Rights.........................................................................  sec. 3.1(b)(i)
Rights Agreement...............................................................  sec. 3.1(b)(i)
Rule 145.......................................................................    sec. 3.1(j)
SAS 72.........................................................................      sec. 5.12
SEC............................................................................    sec. 3.1(d)
Securities Act.................................................................  sec. 3.1(c)(iii)
Subsidiary.....................................................................   sec. 8.11(f)
Superior Proposal..............................................................   sec. 8.11(g)
Surviving Corporation..........................................................       sec. 1.1
Tax............................................................................  sec. 8.11(h)(i)
Taxable........................................................................  sec. 8.11(h)(i)
Taxes..........................................................................  sec. 8.11(h)(i)
Tax Return.....................................................................  sec. 8.11(h)(ii)
Termination Date...............................................................    sec. 7.1(b)
the other party................................................................   sec. 9.11(d)
U.S. GAAP......................................................................    sec. 3.1(d)
Violation......................................................................  sec. 3.1(c)(ii)
WorldCom.......................................................................       Preamble
WorldCom Affiliate Letter......................................................    sec. 3.2(i)
WorldCom Alternative Transaction Fee...........................................    sec. 7.2(b)
WorldCom Common Stock..........................................................       Recitals
WorldCom Disclosure Schedule...................................................       sec. 3.2
WorldCom Rights Agreement......................................................    sec. 3.2(b)
WorldCom Series A Preferred Stock..............................................    sec. 3.2(b)
WorldCom Series B Preferred Stock..............................................    sec. 3.2(b)
WorldCom Stockholders Meeting..................................................    sec. 5.1(c)
WorldCom Voting Debt...........................................................  sec.3.2(b)(ii)
WorldCom SEC Reports...........................................................    sec. 3.2(d)

     AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1997 (this "Agreement"), among WORLDCOM, INC., a Georgia corporation ("WorldCom"), TC INVESTMENTS CORP., a Delaware corporation and a direct wholly-owned subsidiary of WorldCom ("Merger Sub"), and MCI COMMUNICATIONS CORPORATION, a Delaware corporation ("MCI").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of WorldCom, Merger Sub and MCI have each determined that the merger of MCI with and into Merger Sub (the "Merger") is in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which (a) each outstanding share of common stock, par value $.10 per share, of MCI ("Ordinary Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by WorldCom or directly by MCI will be converted into the right to receive shares of common stock, par value $.01 per share of WorldCom ("WorldCom Common Stock") as set forth in Section 1.8 and (b) each share of Class A common stock, par value $.10 per share, of MCI ("Class A Common Stock" and, collectively with the Ordinary Common Stock, the "MCI Common Stock") will be converted into the right to receive $51 in cash as set forth in Section 1.8;

     WHEREAS, WorldCom, Merger Sub and MCI desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

     WHEREAS, WorldCom, Merger Sub and MCI intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

     WHEREAS, MCI, British Telecommunications plc, a public limited company incorporated under the laws of England and Wales ("BT"), and Tadworth Corporation, a Delaware corporation and a wholly owned subsidiary of BT, have entered into the Agreement and Plan of Merger dated as of November 3, 1996, as amended (the "BT Merger Agreement");

     WHEREAS, BT, MCI and WorldCom have entered into an agreement dated as of the date hereof pursuant to which, among other things, BT has consented to and agreed to support the Merger and the other transactions contemplated by this Agreement (the "BT Agreement").

     WHEREAS, in the BT Agreement, WorldCom has agreed to pay BT $450 million and expenses not in excess of $15 million (collectively, the "BT Inducement Fee") in connection with the plan of reorganization in order to induce BT to waive its rights under, and agree to terminate, the BT Merger Agreement; and

     WHEREAS, the BT Merger Agreement has been terminated by MCI and BT by mutual agreement pursuant to Section 7.1(a) of the BT Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), MCI shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of MCI shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "MCI Communications Corporation".

     1.2 Closing. The closing of the Merger (the "Closing") will take place on the fifth Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

     1.3 Effective Time. As soon as practicable following the Closing, the parties shall (i) file a certificate of merger (the "Delaware Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as WorldCom and MCI shall agree and be specified in the Delaware Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of MCI and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of MCI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is 'MCI Communications Corporation' ".

     1.6 By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.7 Officers and Directors of Surviving Corporation. The officers of MCI as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

     1.8 Effect on Capital Stock. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Ordinary Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Ordinary Common Stock owned by WorldCom or Merger Sub or held by MCI, all of which shall be canceled as provided in Section 1.8(c)) shall be converted into the right to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio (as defined below) (the "Ordinary Common Stock Merger Consideration") and (ii) each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Class A Common Stock owned by WorldCom or Merger Sub or held by MCI, all of which shall be canceled as provided in Section 1.8(c)) shall be converted into the right to receive $51 in cash, without interest thereon (the "Class A Common Stock Merger Consideration", and, collectively with the Ordinary Common Stock Merger Consideration, the "Merger Consideration"). "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market ("NASDAQ") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Effective Time (the "Measurement Period"); provided, that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586.

     (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of MCI Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of MCI Common Stock (a "Certificate") (other than Merger Sub, WorldCom and MCI) shall thereafter cease to have any rights with respect to such shares of MCI Common Stock, except the right to receive the applicable Merger Consideration in accordance with Article II upon the surrender of such certificate.

     (c) Each share of MCI Common Stock issued and owned or held by WorldCom, Merger Sub or MCI at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of WorldCom or other consideration shall be delivered in exchange therefor.

     (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1 Exchange Fund. Prior to the Effective Time, WorldCom shall appoint The Bank of New York, or another commercial bank or trust company having net capital of not less than $100,000,000, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, WorldCom shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of MCI Common Stock, certificates representing the WorldCom Common Stock issuable pursuant to
Section 1.8 in exchange for outstanding shares of Ordinary Common Stock and cash in the amount required to be exchanged for Class A Common Stock in the Merger pursuant to Section 1.8. WorldCom agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of WorldCom Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

     2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as WorldCom may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate, if it is a Certificate for Ordinary Common Stock shall be entitled to receive in exchange therefor (A) one or more shares of WorldCom Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
Section 1.8 (after taking into account all shares of MCI Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of WorldCom Common Stock pursuant to Section 2.5, or if it is a Certificate for Class A Common Stock, a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, and in each case the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or Section 2.5. In the event of a transfer of ownership of MCI Common Stock which is not registered in the transfer records of MCI, one or more shares of WorldCom Common Stock evidencing, in the aggregate, the proper number of shares of WorldCom Common Stock, a check in the proper amount of cash in lieu of any fractional shares of WorldCom Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such MCI Common Stock to such a transferee if the Certificate representing such shares of MCI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of WorldCom Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of WorldCom Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of WorldCom Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of WorldCom Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of WorldCom Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WorldCom Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of WorldCom Common Stock.

     2.4 No Further Ownership Rights in MCI Common Stock. All shares of WorldCom Common Stock issued and cash paid upon conversion of shares of MCI Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of MCI Common Stock.

     2.5 No Fractional Shares of WorldCom Common Stock. (a) No certificates or scrip or shares of WorldCom Common Stock representing fractional shares of WorldCom Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of WorldCom or a holder of shares of WorldCom Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of MCI Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WorldCom Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WorldCom Common Stock multiplied by (ii) the last sales price per share of WorldCom Common Stock quoted on NASDAQ on the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify WorldCom, and WorldCom shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and WorldCom for the Merger Consideration with respect to the shares of MCI Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of WorldCom Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of WorldCom Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of MCI Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii))) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     2.7 No Liability. None of WorldCom, Merger Sub, MCI, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of MCI Common Stock formerly represented thereby, any cash in lieu of fractional shares of WorldCom Common Stock, and unpaid dividends and distributions on shares of WorldCom Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.10 Withholding Rights. Each of the Surviving Corporation and WorldCom shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of MCI Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or WorldCom, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of MCI Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or WorldCom, as the case may be.

     2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of MCI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of MCI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.12 Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of MCI shall be closed and there shall be no further registration of transfers of shares of MCI Common Stock thereafter on the records of MCI. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of MCI Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or WorldCom for any reason shall be converted into the Merger Consideration with respect to the shares of MCI Common Stock formerly represented thereby, any cash in lieu of fractional shares of WorldCom Common Stock to which the holders thereof are entitled pursuant to
Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of MCI. Except as set forth in the MCI Disclosure Schedule delivered by MCI to WorldCom prior to the execution of this Agreement (the "MCI Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), MCI represents and warrants to WorldCom as follows:

          (a) Organization, Standing and Power. Each of MCI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11(c)) on MCI. The copies of the certificate of incorporation and by-laws of MCI which were previously furnished to WorldCom are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure. (i) As of October 31, 1997, the authorized capital stock of MCI consisted of (A) 2,000,000,000 shares of Ordinary Common Stock, of which 565,301,683 shares were outstanding and (B) 500,000,000 shares of Class A Common Stock, of which 135,998,932 shares were outstanding and (C) 50,000,000 shares of preferred stock, of which 10,000,000 shares of Series E Junior Participating Preferred Stock have been designated and reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of MCI Common Stock pursuant to the Rights Agreement dated as of September 30, 1994 between MCI and Mellon Bank, N.A., as rights agent, as amended (the "Rights Agreement"). Since October 31, 1997 to the date of this Agreement, there have been no issuances of shares of the capital stock of MCI or any other securities of MCI other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of October 31, 1997 under the Benefit Plans (as defined in Section 8.11(i)) of MCI. All issued and outstanding shares of the capital stock of MCI are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock (other than Class A Common Stock) is entitled to preemptive rights. There were outstanding as of October 31, 1997 no options, warrants or other rights to acquire capital stock from MCI other than (v) the Rights, (w) options representing in the aggregate the right to purchase 75,119,367 shares of MCI Common Stock under MCI's 1989 Stock Option Plan, MCI's 1988 Directors' Stock Option Plan and MCI's 1979 Stock Option Plan (collectively, the "MCI Stock Option Plans"), (x) rights to purchase an aggregate of 11,876,569 shares of MCI Common Stock under the MCI 1990 Stock Purchase Plan (the "ESPP"), (y) incentive stock units ("ISUs") representing the right to receive 5,484,883 shares of MCI Common Stock under MCI's 1989 Stock Option Plan and (z) rights to purchase an aggregate of 4,482,722 shares of MCI Common Stock under MCI's 401(k) Plan. Other than the associated Rights issued with the shares issued as described above, no options or warrants or other rights to acquire capital stock from MCI have been issued or granted since October 31, 1997 to the date of this Agreement.

          (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of MCI having the right to vote on any matters on which stockholders may vote ("MCI Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 5.7, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MCI or any of its Subsidiaries is a party or by which any of them is bound obligating MCI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of MCI or any of its Subsidiaries or obligating MCI or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of MCI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of MCI or any of its Subsidiaries.

          (c) Authority; No Conflicts. (i) MCI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required MCI Votes (as defined in Section 3.1(f)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MCI, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required MCI Votes. This Agreement has been duly executed and delivered by MCI and constitutes a valid and binding agreement of MCI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of MCI or any Subsidiary of MCI, or (B) except as would not have a Material Adverse Effect on MCI and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MCI or any Subsidiary of MCI or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union (a "Governmental Entity"), is required by or with respect to MCI or any Subsidiary of MCI in connection with the execution and delivery of this Agreement by MCI or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Council Regulation (EEC) No. 4064/89 ("Regulation 4064/89"), (B) the Communications Act of 1934, as amended (the "Communications Act"), and any rules, regulations, practices and policies promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws (the "Blue Sky Laws"), (D) the Securities Act of 1933, as amended (the "Securities Act"), (E) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (F) the DGCL with respect to the filing of the Delaware Certificate of Merger, (G) laws, rules, regulations, practices and orders of any state public service commissions ("PUCs"), foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, (H) rules and regulations of NASDAQ, (I) antitrust or other competition laws of other jurisdictions, and (J) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on MCI. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) are hereinafter referred to as "Required Consents."

          (d) Reports and Financial Statements. MCI has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, including all exhibits thereto, the "MCI SEC Reports"). No Subsidiary of MCI is required to file any form, report or other document with the SEC. None of the MCI SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the MCI SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of MCI and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such MCI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective MCI SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (e) Information Supplied. (i) None of the information supplied or to be supplied by MCI for inclusion or incorporation by reference in (A) the registration statement on Form S-4 (as defined in Section 5.1) to be filed with the SEC by WorldCom in connection with the issuance of the WorldCom Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) included in the Form S-4 related to the MCI Stockholders Meeting and the WorldCom Stockholders Meeting (each, as defined in Section 5.1) and the WorldCom Common Stock to be issued in the Merger will, on the date it is first mailed to MCI stockholders or WorldCom Stockholders or at the time of the MCI Stockholders Meeting or the WorldCom Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by MCI with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by WorldCom for inclusion or incorporation by reference therein.

          (f) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Ordinary Common Stock and Class A Common Stock voting together as a single class and, if the Effective Time occurs prior to October l, 1998, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting separately as a class, in either case to approve the Merger (the "Required MCI Votes"), are the only votes of the holders of any class or series of MCI capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

          (g) Rights Agreement. The Rights Agreement has been amended so as to provide that neither WorldCom nor Merger Sub will become an "Acquiring Person," and that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Lazard Freres & Co. LLC and Lehman Brothers Inc. (collectively, the "Financial Advisors"), whose fees and expenses will be paid by MCI in accordance with MCI's agreement with such firms, based upon arrangements made by or on behalf of MCI and previously disclosed to WorldCom.

          (i) Opinions of Financial Advisors. MCI has received the opinion of each of the Financial Advisors, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Ordinary Common Stock (the "Fairness Opinions"), a copy of each of which opinions have been made available to WorldCom.

          (j) Affiliate Letter. On or prior to the date of the MCI Stockholder Meeting, MCI will deliver to WorldCom a letter (the "MCI Affiliate Letter") identifying all persons who are "affiliates" of MCI for purposes of Rule 145 under the Securities Act ("Rule 145"). On or prior to the Closing Date, MCI will deliver on behalf of each person identified as an "affiliate" in the MCI Affiliate Letter (other than BT) a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145.

     3.2 Representations and Warranties of WorldCom. Except as set forth in the WorldCom Disclosure Schedule delivered by WorldCom to MCI prior to the execution of this Agreement (the "WorldCom Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), WorldCom represents and warrants to MCI as follows:

          (a) Organization, Standing and Power. Each of WorldCom and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on WorldCom. The copies of the certificate of incorporation and by-laws of WorldCom which were previously furnished to MCI are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure. (i) As of November 5, 1997, the authorized capital stock of WorldCom consisted of (A) 2,500,000,000 shares of WorldCom Common Stock of which 908,380,987 shares were outstanding and (B) 50,000,000 shares of Preferred Stock, par value $.01 per share, of which
     (1) 94,992 shares have been designated Series A 8% Cumulative Convertible Preferred Stock ("WorldCom Series A Preferred Stock"), of which 94,992 shares were outstanding, (2) 15,000,000 shares have been designated Series B Preferred Stock ("WorldCom Series B Preferred Stock"), of which 12,441,817 shares were outstanding and (3) 2,500,000 shares have been designated Series 3 Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Purchase Rights") distributed to the holders of WorldCom Common Stock pursuant to the Rights Agreement dated as of August 25, 1996 between WorldCom and Bank of New York, as rights agent (the "WorldCom Rights Agreement"). Since November 5, 1997 to the date of this Agreement, there have been no issuances of shares of the capital stock of WorldCom or any other securities of WorldCom other than issuances of shares pursuant to options or rights outstanding as of November 5, 1997 under the Benefit Plans (as defined in Section 8.11(h)) of WorldCom. All issued and outstanding shares of the capital stock of WorldCom are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of November 5, 1997 no options, warrants or other rights to acquire capital stock from WorldCom other than pursuant to WorldCom's pending acquisitions as of the date hereof. No options or warrants or other rights to acquire capital stock from WorldCom have been issued or granted since November 5, 1997 to the date of this Agreement.

          (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of WorldCom having the right to vote on any matters on which stockholders may vote ("WorldCom Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which WorldCom or any of its Subsidiaries is a party or by which any of them is bound obligating WorldCom or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of WorldCom or any of its Subsidiaries or obligating WorldCom or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of WorldCom or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of WorldCom or any of its Subsidiaries.

          (c) Authority; No Conflicts. (i) WorldCom has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required WorldCom Vote (as defined in Section 3.2(g)), to issue the shares of WorldCom Common Stock to be issued in the Merger (the "Share Issuance"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WorldCom, subject to the approval by the stockholders of WorldCom of the Share Issuance and the affirmative vote of a majority of the outstanding voting power of the WorldCom Stock (as defined in Section 3.2(g)) to amend the Certificate of Incorporation of WorldCom to change its name as set forth in Section 5.2. This Agreement has been duly executed and delivered by WorldCom and constitutes a valid and binding agreement of WorldCom, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of WorldCom or any Subsidiary of WorldCom, (B) except as would not have a Material Adverse Effect on WorldCom and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WorldCom or any Subsidiary of WorldCom or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to WorldCom or any Subsidiary of WorldCom in connection with the execution and delivery of this Agreement by WorldCom or the consummation of the Merger and the other transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on WorldCom.

          (d) Reports and Financial Statements. WorldCom has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1996 (collectively, including all exhibits thereto, the "WorldCom SEC Reports"). No Subsidiary of WorldCom is required to file any form, report or other document with the SEC. None of the WorldCom SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the WorldCom SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of WorldCom and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such WorldCom SEC Reports, as of their respective dates (and as of the date of any amendment to the respective WorldCom SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (e) Information Supplied. (i) None of the information supplied or to be supplied by WorldCom for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to MCI stockholders or WorldCom Stockholders or at the time of the MCI Stockholders Meeting or the WorldCom Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by WorldCom with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by MCI for inclusion or incorporation by reference therein.

          (f) Absence of Certain Changes or Events. Except as disclosed in the WorldCom SEC Reports filed prior to the date of this Agreement, since December 31, 1996 until the date hereof, WorldCom and its Subsidiaries have not incurred any material liability, except in the ordinary course of business consistent with past practice, nor has there been any change in the business, financial condition or results of operations of WorldCom or any of its Subsidiaries or any event involving WorldCom or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on WorldCom.

          (g) Vote Required. The affirmative vote of holders of shares of WorldCom Common Stock, WorldCom Series A Preferred Stock and WorldCom Series B Preferred Stock (collectively, "WorldCom Stock") representing a majority of the total votes cast at a meeting of the holders of outstanding shares of WorldCom Stock all voting together as a single class (the "Required WorldCom Vote"), is the only vote of the holders of any class or series of WorldCom capital stock necessary to approve the Share Issuance. The affirmative vote of holders of a majority of the outstanding voting power of the shares of WorldCom Stock, voting together as a single class (the "Charter Amendment Vote"), is the only vote of holders of any class or series of WorldCom capital stock necessary to approve the amendment to WorldCom's Certificate of Incorporation set forth in Section 5.2 (the "Charter Amendment").

          (h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WorldCom, except Salomon Brothers Inc, whose fees and expenses will be paid by WorldCom in accordance with WorldCom's agreement with such firm based upon arrangements made by or on behalf of WorldCom and previously disclosed to MCI.

          (i) Affiliate Letter. On or prior to the date of the WorldCom Stockholder Meeting, WorldCom will deliver to MCI a letter (the "WorldCom Affiliate Letter") identifying all persons who are "affiliates" of WorldCom for purpose of Rule 145. On or prior to the Closing Date, WorldCom will deliver on behalf of each person identified as an "affiliate" in the WorldCom Affiliate Letter an Affiliate Agreement in connection with restrictions on affiliates under Rule 145.

     3.3 Representations and Warranties of WorldCom and Merger Sub. WorldCom and Merger Sub represent and warrant to MCI as follows:

          (a) Organization and Corporate Power. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of WorldCom.

          (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless or whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

          (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the purchase of Ordinary Common Stock in open-market transactions, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of MCI. During the period from the date of this Agreement and continuing until the Effective Time, MCI agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the MCI Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that WorldCom shall otherwise consent in writing):

          (a) Ordinary Course. (i) MCI and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by MCI or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

          (ii) MCI shall not, and shall not permit any of its Subsidiaries to,
     (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed to during any fiscal year, are not in excess of 105% of the aggregate amounts set forth in Section 4.1(a) of the MCI Disclosure Schedule.

          (b) Dividends; Changes in Share Capital. MCI shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) MCI may continue the declaration and payment of regular semiannual cash dividends not in excess of $0.025 per share of MCI Common Stock, in each case with usual record and payment dates for such dividends in accordance with MCI's past practice and (B) dividends by wholly owned Subsidiaries of MCI, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of MCI which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by MCI of MCI Common Stock (and the associated Rights) in the ordinary course of business consistent with past practice in connection with the MCI Benefit Plans.

          (c) Issuance of Securities. Except as set forth in Section 5.7, MCI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any MCI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or MCI Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of MCI Common Stock (and the associated Rights) upon the exercise of stock options or in connection with other stock-based benefits plans outstanding on the date hereof in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of MCI of capital stock to such Subsidiary's parent, (iii) issuances in accordance with the Rights Agreement or (iv) issuances of shares, options, rights or other awards and amendments to equity-related awards, in the ordinary course of business and consistent with past practice pursuant to the MCI Benefit Plans.

          (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of NASDAQ, MCI and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, by-laws or other governing documents.

          (e) No Acquisitions. Other than acquisitions in existing or related lines of business of MCI the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which does not exceed $325 million in the aggregate, MCI shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of MCI and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of MCI or (y) the creation of new Subsidiaries of MCI organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of MCI, (ii) dispositions referred to in MCI SEC Reports filed prior to the date of this Agreement and (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, MCI shall not, and shall not permit any Subsidiary of MCI to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of MCI) which are material, individually or in the aggregate, to MCI.

          (g) Indebtedness. MCI shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by MCI or a Subsidiary of MCI to or in MCI or any Subsidiary of MCI or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

          (h) Tax-Free Qualification. MCI shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

          (i) Other Actions. MCI shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 5.5, any of the conditions to the Merger set forth in Article VI not being satisfied.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in MCI SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, MCI shall not change its methods of accounting in effect at December 31, 1996, except as required by changes in U.S. GAAP as concurred in by MCI's independent auditors. MCI shall not (i) change its fiscal year or (ii) make any material Tax election, other than in the ordinary course of business consistent with past practice, without consultation with WorldCom.

          (k) MCI Rights Agreement. Except as provided in Section 5.10, MCI shall not amend, modify or waive any provision of the MCI Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction, other than to permit another transaction that the MCI Board has determined is a Superior Proposal, to be consummated no earlier than December 31, 1998.

     4.2 Covenants of WorldCom. During the period from the date of this Agreement and continuing until the Effective Time, WorldCom agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the WorldCom Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that MCI shall otherwise consent in writing):

          (a) Ordinary Course. (i) WorldCom and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by WorldCom or its Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

          (ii) WorldCom shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business (other than incidentally as part of a larger acquisition within an existing line of business) or (B) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. WorldCom shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) WorldCom may continue the declaration and payment of regular quarterly cash dividends in amounts consistent with past practice (including increases in such amounts consistent with past practice) and (B) dividends by wholly owned Subsidiaries of WorldCom, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of WorldCom which remains a wholly owned Subsidiary after consummation of such transaction, (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by WorldCom of WorldCom Common Stock in the ordinary course of business consistent with past practice in connection with share options, share incentive schemes, profit sharing schemes or other benefit plans of WorldCom or repurchases of shares of WorldCom Common Stock in open market or privately negotiated transactions other than during the Measurement Period.

          (c) Issuance of Securities. WorldCom shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any WorldCom Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or WorldCom Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of WorldCom Common Stock upon the exercise of stock options, (ii) issuances by a wholly owned Subsidiary of WorldCom of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of WorldCom, (iii) issuances of options, awards, and amendments to equity-related awards pursuant to WorldCom benefit plans as in effect from time to time, (iv) issuances in accordance with the WorldCom Rights Agreement or

     (v) issuances in respect of any acquisitions by WorldCom or its subsidiaries that are currently pending ("WorldCom Pending Acquisitions") on the date hereof or are permitted pursuant to Section 4.2(e).

          (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of NASDAQ, WorldCom and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, by-laws or other governing documents.

          (e) No Acquisitions. Other than acquisitions in existing or related lines of business of WorldCom the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which does not exceed $525 million in the aggregate and other than WorldCom Pending Acquisitions, WorldCom, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of WorldCom or (y) the creation of new Subsidiaries of WorldCom organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of WorldCom, (ii) dispositions referred to in WorldCom SEC Reports filed prior to the date of this Agreement and (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, WorldCom shall not, and shall not permit any Subsidiary of WorldCom to, sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of WorldCom) which are material, individually or in the aggregate, to WorldCom.

          (g) Indebtedness. WorldCom shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by WorldCom or a Subsidiary of WorldCom to or in WorldCom or any Subsidiary of WorldCom or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

          (h) Tax-Free Qualification. WorldCom shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

          (i) Other Actions. WorldCom shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in
     Article VI not being satisfied.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in WorldCom SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, WorldCom shall not change its methods of accounting in effect at December 31, 1996, except as required by changes in U.S. GAAP as concurred in by WorldCom's independent auditors. WorldCom shall not (i) change its fiscal year or (ii) make any material Tax election, other than in the ordinary course of business consistent with past practice, without consultation with MCI.

          (k) Acquisition Proposals. WorldCom shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with respect to or consummate any transaction contemplated by an Acquisition Proposal (as defined in Section 5.5).

          (l) WorldCom Rights Agreement. WorldCom shall not amend, modify or waive any provision of the WorldCom Rights Agreement and shall not take any action to redeem the WorldCom Rights or render the WorldCom Rights inapplicable to any transaction.

     4.3 Advice of Changes; Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. MCI and WorldCom shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of MCI and WorldCom shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     4.4 Transition Planning. Bernard J. Ebbers, as Chief Executive Officer of WorldCom, and Gerald H. Taylor, as Chief Executive Officer of MCI, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be Chief Executive Officer of his company for any reason, such person's successor shall assume his predecessor's responsibilities under this Section 4.4. During the period between the date of this Agreement and the Effective Time, Messrs. Ebbers and Taylor jointly shall
(i) examine various alternatives regarding the manner in which to best organize and manage the businesses of WorldCom and MCI after the Effective Time and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law and regulation.

     4.5 Control of Other Party's Business. Nothing contained in this Agreement shall give MCI, directly or indirectly, the right to control or direct WorldCom's operations prior to the Effective Time. Nothing contained in this Agreement shall give WorldCom, directly or indirectly, the right to control or direct MCI's operations prior to the Effective Time. Prior to the Effective Time, each of MCI and WorldCom shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of Proxy Statement; MCI Stockholders Meeting. (a) As promptly as practicable following the date hereof, WorldCom shall, in cooperation with MCI, prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and an amendment to its existing registration statement on Form S-4 with respect to the issuance of WorldCom Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in the Form S-4 as WorldCom's prospectus. The Form S-4 and the Joint Proxy Statement/ Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of WorldCom and MCI shall use all reasonable efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. WorldCom shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus to MCI and advise MCI of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC. WorldCom agrees that none of the information supplied or to be supplied by WorldCom for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the MCI Stockholders Meeting or the WorldCom Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MCI agrees that none of the information supplied or to be supplied by MCI for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the MCI Stockholders Meeting or the WorldCom Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to WorldCom and the WorldCom Stockholders Meeting will be deemed to have been supplied by WorldCom and information concerning or related to MCI and the MCI Stockholders Meeting shall be deemed to have been supplied by MCI. WorldCom will provide MCI with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus prior to filing such with the SEC, and will provide MCI with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by MCI for inclusion in the Joint Proxy Statement/Prospectus shall be made without the approval of MCI, which approval shall not be unreasonably withheld or delayed.

     (b) MCI shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "MCI Stockholders Meeting") for the purpose of obtaining the Required MCI Votes with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required MCI Votes and the Board of Directors of MCI shall recommend adoption of this Agreement by the stockholders of MCI. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 5.5 and 7.1(f), MCI agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to MCI of any Acquisition Proposal.

     (c) WorldCom shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "WorldCom Stockholders Meeting") for the purpose of obtaining the Required WorldCom Vote and the Charter Amendment Vote, shall take all lawful action to solicit the approval of the Share Issuance and the Charter Amendment by the Required WorldCom Vote and the Charter Amendment Vote and the Board of Directors of WorldCom shall recommend approval of the transactions contemplated by this Agreement by the stockholders of WorldCom.

     5.2 WorldCom Board of Directors; Officers; Headquarters; MCI Name. (a) WorldCom shall take all necessary action to reconstitute the Board of Directors of WorldCom as of the Effective Time in accordance with Exhibit 5.2(a) hereto.

     (b) WorldCom shall take all necessary action to cause Bert C. Roberts, Jr. to be appointed Chairman of WorldCom as of the Effective Time.

     (c) WorldCom shall take all action necessary to cause the senior management of WorldCom to be as previously agreed between the parties.

     (d) As of the Effective Time, WorldCom shall be headquartered in Jackson, Mississippi and the Surviving Corporation shall be headquartered in Washington D.C.

     (e)  [Intentionally Omitted]

     (f) WorldCom shall take all action necessary to amend its Certificate of Incorporation as of the Effective Time to change its name to "MCI WorldCom".

     5.3 Access to Information. Upon reasonable notice, MCI shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of WorldCom reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, MCI shall (and shall cause its Subsidiaries to) furnish promptly to WorldCom (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that MCI may restrict the foregoing access to the extent that (i) a Governmental Entity requires MCI or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to MCI requires MCI or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 16, 1997 between MCI and WorldCom (the "Confidentiality Agreement"). Any investigation by WorldCom or MCI shall not affect the representations and warranties of MCI or WorldCom, as the case may be.

     5.4 Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b) Each of WorldCom and MCI shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other Regulatory Law (as defined below), use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Federal Communications Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise through merger or acquisition.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of WorldCom and MCI shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.4.

     (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of WorldCom and MCI shall use its best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

     (e) Each of WorldCom, Merger Sub and MCI shall use its best efforts to cause the Merger to qualify and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     5.5 Acquisition Proposals. Each of WorldCom and MCI agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, it or any of its Subsidiaries that, in any such case, could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Each of WorldCom and MCI further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, MCI or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend such an unsolicited bona fide written Acquisition Proposal to the stockholders of MCI, or withdraw or modify in any adverse manner its approval or recommendation of this Agreement or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the MCI Stockholders Meeting shall not have occurred,
(ii) the Board of Directors of MCI concludes in good faith that such Acquisition Proposal (x) in the case of clause (B) above would, if consummated, constitute a Superior Proposal or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the MCI Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of MCI notifies WorldCom immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. MCI agrees that it will keep WorldCom informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Each of WorldCom and MCI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of WorldCom and MCI agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5 of the obligations undertaken in this Section 5.5. Nothing in this Section 5.5 shall
(x) permit either WorldCom or MCI to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of MCI or WorldCom under this Agreement.

     5.6  [Intentionally Omitted]

     5.7 Stock Options and Other Stock Plans; Employee Benefits Matters. MCI and WorldCom will agree to provisions with respect to MCI's stock options and other stock plans and treatment of MCI's officers and employees as set forth in
Exhibit 5.7 hereto.

     5.8 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on MCI or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of MCI resulting from the Merger, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by WorldCom and MCI and (c) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     5.9 Directors' and Officers' Insurance. The Surviving Corporation shall cause to be maintained in effect in its certificate of incorporation and by-laws
(i) for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and by-laws of MCI and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     5.10 Rights Agreement. The Board of Directors of MCI shall take all further action (in addition to that referred to in Section 3.1(g)) necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

     5.11 Public Announcements. MCI and WorldCom shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     5.12 Accountants' Letters. Upon reasonable notice from the other, MCI and WorldCom shall use their respective reasonable best efforts to cause Price Waterhouse LLP and Arthur Andersen LLP, respectively, to deliver to WorldCom or MCI, as the case may be, a letter, dated within two business days of the Effective Time of the Form S-4 covering such matters as are requested by WorldCom or MCI, as the case may be, and as are customarily addressed in accountant's "comfort" letters. In connection with WorldCom's efforts to obtain such letter, if requested by Arthur Andersen LLP, MCI shall provide a representation letter to Arthur Andersen LLP complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with MCI's efforts to obtain such letter, if requested by Price Waterhouse LLP, WorldCom shall provide a representation letter to Price Waterhouse LLP complying with SAS 72, if then required.

     5.13 Listing of Shares of WorldCom Common Stock. WorldCom shall use its best efforts to cause the shares of WorldCom Common Stock to be issued in the Merger to be approved for quotation, upon official notice of issuance, on NASDAQ.

     5.14 Voting Trust. If at any time prior to the MCI Stockholders Meeting a third party shall make an unsolicited tender or exchange offer to acquire control of MCI, which offer is not recommended by MCI's Board of Directors, then WorldCom and MCI will use their reasonable best efforts to consummate the transactions contemplated hereby by implementing a "voting trust" or similar structure permitting consummation of the transactions contemplated hereby prior to the receipt of final FCC and PUC approvals.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of MCI, WorldCom and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. (i) MCI shall have obtained the Required MCI Votes in connection with the adoption of this Agreement by the stockholders of MCI and (ii) WorldCom shall have obtained the Required WorldCom Vote in connection with the approval of the Share Issuance by the stockholders of WorldCom.

          (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, such order or injunction.

          (c) FCC and Public Utility Commission Approvals. All approvals for the Merger from the FCC and from the PUCs shall have been obtained other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on WorldCom and its Subsidiaries (including the Surviving Corporation).

          (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (e) EU Antitrust. WorldCom and MCI shall have received in respect of the Merger and any matters arising therefrom: confirmation by way of a decision from the Commission of the European Union under Regulation 4064.89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market.

          (f) NASDAQ Listing. The shares of WorldCom Common Stock to be issued in the Merger shall have been approved upon official notice of issuance for quotation on NASDAQ.

          (g) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     6.2 Additional Conditions to Obligations of WorldCom and Merger Sub. The obligations of WorldCom and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by WorldCom, on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of MCI set forth in this Agreement that is qualified as to materiality shall have been true and correct on the date of this Agreement, and each of the representations and warranties of MCI that is not so qualified shall have been true and correct in all material respects on the date of this Agreement, and WorldCom shall have received a certificate of the chief executive officer and the chief financial officer of MCI to such effect.

          (b) Performance of Obligations of MCI. MCI shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and WorldCom shall have received a certificate of the chief executive officer and the chief financial officer of MCI to such effect.

          (c) Tax Opinion. WorldCom shall have received from Cravath, Swaine & Moore, counsel to WorldCom, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to WorldCom shall be entitled to rely upon representations of officers of WorldCom and MCI substantially in the form of Exhibits 6.2(c)(3) and 6.2(c)(4).

     6.3 Additional Conditions to Obligations of MCI. The obligations of MCI to effect the Merger are subject to the satisfaction of, or waiver by MCI, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of WorldCom and Merger Sub set forth in this Agreement that is qualified as to materiality shall have been true and correct on the date of this Agreement, and each of the representations and warranties of each of WorldCom and Merger Sub that is not so qualified shall have been true and correct in all material respects on the date of this Agreement, and MCI shall have received a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect.

          (b) Performance of Obligations of WorldCom. WorldCom shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and MCI shall have received a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect.

          (c) Tax Opinion. MCI shall have received from Simpson Thacher & Bartlett, counsel to MCI, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(2). In rendering such opinion, counsel to MCI shall be entitled to rely upon representations of officers of WorldCom and MCI substantially in the form of Exhibits 6.2(c)(3) and 6.2(c)(4).

          (d) No Material Adverse Change. Since the date of this Agreement, WorldCom and its Subsidiaries shall not have incurred any material liability, except in the ordinary course of business consistent with past practice, nor shall there have been any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of WorldCom and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of MCI or WorldCom:

          (a) By mutual written consent of WorldCom and MCI, by action of their respective Boards of Directors;

          (b) By either MCI or WorldCom if the Effective Time shall not have occurred on or before December 31, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 5.4) has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either MCI or WorldCom if (x) any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their best efforts to obtain, in accordance with Section 5.4), in each case (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c), (d) and (e), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this
     Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has to any extent been the cause of such action or inaction;

          (d) By either MCI or WorldCom if the approval by the stockholders of MCI or of WorldCom required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required MCI Votes or the Required WorldCom Vote, as the case may be, at a duly held meeting of stockholders of MCI or WorldCom, as the case may be, or at any adjournment thereof;

          (e) By WorldCom if the Board of Directors of MCI, prior to the MCI Stockholders Meeting (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement pursuant to Section 5.5, (ii) shall approve or recommend a Superior Proposal pursuant to Section 5.5 or
     (iii) shall resolve to take any of the actions specified in clauses (i) or
     (ii) above; or

          (f) By MCI at any time prior to the MCI Stockholders Meeting, upon two Business Days' prior notice to WorldCom, if the Board of Directors of MCI shall approve a Superior Proposal; provided, however, that (i) MCI shall have complied with Section 5.5, (ii) the Board of Directors of MCI shall have concluded in good faith, after giving effect to all concessions which may be offered by WorldCom pursuant to clause (iii) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal and (iii) prior to any such termination, MCI shall, and shall cause its financial and legal advisors to, negotiate with WorldCom to make such adjustments in the terms and conditions of this Agreement as would enable WorldCom to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to termination by MCI pursuant to this Section 7.1(f) that MCI shall have made the payment of the WorldCom Alternative Transaction Fee to WorldCom required by Section 7.2(b).

     Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

     7.2 Effect of Termination. (a) In the event of termination of this Agreement by either MCI or WorldCom as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of WorldCom or MCI or their respective officers or directors except with respect to Section 3.1(h), Section 3.2(h), Section 4.1(k), the second sentence of Section 5.3, Section 5.8, this Section 7.2 and Article VIII.

     (b) WorldCom and MCI agree that (i) if MCI shall terminate this Agreement pursuant to Section 7.1(f) or (ii) if (x) MCI or WorldCom shall terminate this Agreement pursuant to Section 7.1(d) due to the failure of MCI's stockholders to approve and adopt this Agreement or WorldCom shall terminate this Agreement pursuant to Section 7.1(e), (y) at the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to MCI and
(z) within 12 months of the termination of this Agreement, MCI enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then MCI shall pay to WorldCom an amount equal to $750 million (the "WorldCom Alternative Transaction Fee") and shall reimburse WorldCom for the amount of the BT Inducement Fee paid to BT (such amount, the "Reimbursement Amount").

     (c) The WorldCom Alternative Transaction Fee and the Reimbursement Amount required to be paid pursuant to Section 7.2(b)(i) shall be made prior to, and shall be a pre-condition to the effectiveness of termination of this Agreement pursuant to such Section. Any other payment required to be made pursuant to
Section 7.2(b) shall be made to WorldCom not later than two Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable. All payments under this Section 7.2 and under Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     7.3 Payment by WorldCom. WorldCom and MCI agree that if (a) this Agreement shall be terminated pursuant to (i) Section 7.1(b) and any of the conditions to the Merger set forth in Section 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.3(a), 6.3(b)
or 6.3(d) has not been satisfied, (ii) Section 7.1(c), or (iii) Section 7.1(d) solely as a result of the Required WorldCom Vote not being obtained at a duly called WorldCom Stockholders Meeting or (b) notwithstanding the satisfaction of all the conditions set forth in Sections 6.1 and 6.2 and the satisfaction or waiver by MCI of all the conditions set forth in Section 6.3, WorldCom is not willing to consummate the Merger, then, unless (1) MCI shall not have complied with Section 5.4 or (2) MCI shall have breached its representations or warranties or its agreements or covenants hereunder such that either of the conditions to the Merger set forth in Section 6.2(a) or 6.2(b) has not been satisfied, WorldCom shall pay to MCI an amount in cash equal to $1.635 billion. The payment required to be made pursuant to this Section 7.3 shall be made not later than two Business Days after the date of such termination or such willful failure of WorldCom to close. Notwithstanding anything in this Agreement (including Section 8.10) to the contrary, the payment of any amount pursuant to this Section 7.3 (other than pursuant to Section 7.3(a)(i), if due to the failure of the conditions set forth in Section 6.3(a) or 6.3(b), or Section 7.3(b)) shall constitute liquidated damages in full and complete satisfaction of, and shall be MCI's sole and exclusive remedy for, any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in such termination or otherwise related thereto or otherwise arising out of or in connection with this Agreement.

     7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MCI and WorldCom, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) if to WorldCom or Merger Sub, to

                    WorldCom, Inc.
               10777 Sunset Office Drive
               Suite 330
               St. Louis, MO 63127
                    Attention: P. Bruce Borghardt, Esq.
                        General Counsel
                        Corporate Development
                    Facsimile No.: 314-909-4101

               with a copy to

                    Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019
                    Attention: Allen Finkelson, Esq.
                        Robert A. Kindler, Esq.
                    Facsimile No.: 212-474-3700

        (b) if to MCI to

                    MCI Communications Corporation
               1801 Pennsylvania Avenue, NW
               Washington, D.C. 20006
                    Attention: Michael Salsbury, Esq.
                        Executive Vice President
                        and General Counsel
                    Facsimile No.: 202-887-3353
               with a copy to

                    Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017
               Attention: Richard I. Beattie, Esq.
                          Philip T. Ruegger III, Esq.
               Facsimile No.: 212-455-2502

     8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the BT Agreement (and the agreement referred to in Section 5.2(c)) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.9 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

     8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of WorldCom without the consent of MCI, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 Submission to Jurisdiction; Waivers. Each of WorldCom and MCI irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of WorldCom and MCI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of WorldCom and MCI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11  Definitions. As used in this Agreement:

          (a) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (b) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (c) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to
     (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.

          (d) "the other party" means, with respect to MCI, WorldCom and means, with respect to WorldCom, MCI.

          (e) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (f) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (g) "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of MCI concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to MCI's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in
     Section 5.5 except that the reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving MCI, or with respect to assets (including the shares of any Subsidiary of MCI) of MCI and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

          (h) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) all of the foregoing in effect on the date of this Agreement, to which such Person is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under
     Section 4069, 4201 or 4212(c) of ERISA.

          8.12 Other Agreements. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of MCI and WorldCom under any other agreement between the parties shall not be affected by any provision of this Agreement.

     IN WITNESS WHEREOF, WorldCom, MCI and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of November 9, 1997.

                                            WORLDCOM, INC.

                                            By:    /s/ BERNARD J. EBBERS
                                              ----------------------------------
                                              Name: Bernard J. Ebbers
                                              Title:  President and Chief
                                                  Executive Officer

                                            TC INVESTMENTS CORP.

                                            By:    /s/ BERNARD J. EBBERS
                                              ----------------------------------
                                              Name: Bernard J. Ebbers
                                              Title:  President and Chief
                                                  Executive Officer

                                            MCI COMMUNICATIONS CORPORATION

                                            By:  /s/ BERT C. ROBERTS, JR.
                                              ----------------------------------
                                              Name: Bert C. Roberts, Jr.
                                              Title:  Chairman

                                                               EXHIBIT 5.2(a) TO
                                                            THE MERGER AGREEMENT

              RECONSTITUTION OF THE BOARD OF DIRECTORS OF WORLDCOM

     The Board of Directors of WorldCom, as of the Effective Time, shall consist of fifteen members, eight of whom shall be designated by WorldCom from among the directors of WorldCom, five of whom shall be designated by MCI from among the directors of MCI and two of whom shall be directors designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party shall be reasonably acceptable to the other party.

                                                                     EXHIBIT 5.7

                     OUTLINE OF EMPLOYEE BENEFIT PROVISIONS

     1. All outstanding equity awards, including all ISUs, all restricted stock and all option grants will continue to vest (and be paid out) or become exercisable, as the case may be, in accordance with their current terms and will not be further accelerated in any way; provided, however, that if the Merger is not a pooling transaction, all such equity grants that have not otherwise previously lapsed or been forfeited shall vest upon the closing of the Merger. Upon the Effective Time, any outstanding equity awards will be converted into shares (and options, as the case may be) of the Parent on identical terms.
Specifically:

          On or prior to the Effective Time, MCI shall take all action necessary to cause each option to purchase shares of MCI Common Stock (each, an "MCI Stock Option") that was granted pursuant to the MCI Stock Option Plans prior to the Effective Time and which remains outstanding immediately prior to the Effective Time to be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the MCI Stock Option, that number of shares of Parent's common stock determined by multiplying the number of shares of MCI Common Stock subject to such MCI Stock Option by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of Parent's common stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the Exchange Ratio; provided however, that in the case of any MCI Stock Option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of section 424(a) of the Code. In addition, all unvested and unpaid MCI restricted stock and ISUs shall be converted to the number of shares of Parent common stock or ISUs determined by multiplying such shares of restricted stock and ISUs by the Exchange Ratio.

     2. The employment agreements covering the Senior Executives of MCI will be revised to:

          a. eliminate the limitations on severance pay in the event of a "Final Year Constructive Termination," as defined in such contracts; and

          b. add minimum bonus provisions to the contracts under which each executive's annual bonuses could not be less than the average annual bonus earned by the executive in respect of 1994, 1995 and 1996.

     3. The term of MCI's "Executive Severance Policy" will be extended to the third anniversary of the signing of this Agreement except for those provisions that would affect the equity rights of a participant in such Policy, to the extent necessary to preserve pooling.

     4. A cash retention award pool of up to $320 million will be created to provide retention incentives for MCI employees, as determined by the MCI Compensation Committee as soon as practicable hereafter. The schedule of payment of such incentives will be subject to the approval of Parent, which will not be unreasonably withheld; and Parent will be informed as to the other aspects of the incentives.

     5. In addition, awards under the "Management Employee Bonus Program", the "Other Employee Bonus Program" and the "Retention Bonus Pool" currently maintained by MCI will be payable not earlier than:

          50% on December 1, 1997; and
          50% on December 1, 1998;

provided, however that upon the closing date of any transaction, involving the sale or other disposition of a majority of MCI's stock or assets, any such amounts that have not yet been paid will be accelerated and paid out.

     6. Executives not covered by employment contracts or the Executive Severance Policy will participate in a new severance program with a severance formula based on the guidelines currently used for executive severance but in any event shall not receive less than they would have received under paragraph 7 below. (See Appendix A).

     7. All other employees below the levels set forth in 6. above will receive severance of three weeks per year of service if terminated in connection with Merger.

                                                                        ANNEX II

     AGREEMENT dated as of November 9, 1997, among BRITISH TELECOMMUNICATIONS PLC, a public limited company incorporated under the laws of England and Wales ("BT"), MCI COMMUNICATIONS CORP., a Delaware corporation ("MCI"), and WORLDCOM, a Georgia corporation ("WorldCom").

     WHEREAS, BT, MCI and Tadworth Corporation, a Delaware corporation and a wholly owned subsidiary of BT ("BT Merger Sub"), are parties to an Agreement and Plan of Merger, dated as of November 3, 1996 (as amended by the Amendment Agreement thereto dated as of February 14, 1997 and Amendment Agreement No. 2 thereto dated as of August 21, 1997, the "BT/MCI Merger Agreement") (capitalized terms used but not defined herein shall have the meanings set forth in the BT/MCI Merger Agreement), providing for the merger of MCI with and into BT Merger Sub;

     WHEREAS, MCI, WorldCom and a wholly owned subsidiary of WorldCom ("WorldCom Merger Sub") propose to enter into an Agreement and Plan of Merger (the "WorldCom/MCI Merger Agreement") providing for the merger of MCI with and into WorldCom Merger Sub (the "WorldCom/MCI Merger"), upon the terms and subject to the conditions of the WorldCom/MCI Merger Agreement; and

     WHEREAS, as of the date hereof BT owns the number of shares of Class A Common Stock, par value $.10 per share, of MCI ("MCI Class A Common Stock") set forth on Schedule I attached hereto (the "Subject Shares").

     NOW, THEREFORE, and in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

     1. Representations and Warranties. (a) Each party represents and warrants that such party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such party.

     This Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancelation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets pursuant to: (A) any provision of the certificate of incorporation or by-laws of such party or any subsidiary of such party or (B) except as would not have a material adverse effect on such party, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any subsidiary of such party or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union, is required by or with respect to such party or any subsidiary of such party in connection with the execution and delivery of this Agreement by such party or the consummation by such party of the transactions contemplated hereby.

     (b) BT hereby represents and warrants that BT (or a wholly owned subsidiary of BT) is the record and beneficial owner of, and has good and marketable title to, the Subject Shares.

     2. Termination of BT/MCI Merger Agreement. BT and MCI hereby agree that the BT/MCI Merger Agreement shall be, and hereby is, terminated, effective immediately.

     3. Fees. (a) The Alternative Transaction Fee of $450,000,000 and BT's Expenses in an amount up to $15,000,000 will be paid to BT promptly by WorldCom in immediately available funds by 5 p.m. on Wednesday, November 12.

     (b) In the event WorldCom is required to make a payment to MCI pursuant to
Section 7.3 of the WorldCom/MCI Merger Agreement (a "Section 7.3 Payment"), WorldCom shall pay to BT $250,000,000 on the date WorldCom is required to make the Section 7.3 Payment.

     4. Covenants of BT. Until the termination of this Agreement in accordance with Section 11, BT agrees as follows:

          (a) BT hereby consents to, and at any meeting of stockholders of MCI called to vote thereon, BT agrees to vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of, the WorldCom/MCI Merger, the adoption by MCI of the WorldCom/MCI Merger Agreement and the approval of the other transactions contemplated by the WorldCom/MCI Merger Agreement.

          (b) At any meeting of stockholders of MCI or at any adjournment thereof or in any other circumstances upon which BT's vote, consent or other approval is sought, BT shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the WorldCom/MCI Merger Agreement and the WorldCom/MCI Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MCI or any other MCI acquisition or (ii) any amendment of the MCI Certificate of Incorporation or Bylaws or other proposal or transaction involving MCI, or any of its subsidiaries, which amendment or other proposal or transactions would in any manner impede, frustrate, prevent or nullify the WorldCom/MCI Merger, the WorldCom/MCI Merger Agreement or any of the other transactions contemplated by the WorldCom/MCI Merger Agreement.

          (c) BT shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein, except pursuant to the WorldCom/MCI Merger, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any or all of the Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, except for this Agreement or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares; provided, however, that notwithstanding anything to the contrary in this Agreement, the record owner of the Subject Shares may be any wholly owned subsidiary of BT and BT shall cause any such subsidiary to perform all the obligations of BT under this Agreement that require performance by the record owner of the Subject Shares.

          (d) BT hereby waives any rights of appraisal, or rights to dissent from the WorldCom/MCI Merger, that it may have.

          (e) During the term of this Agreement, BT shall not nor shall it authorize or permit any officer, director, partner, employee or agent or any investment banker, attorney or other advisor or representative of BT to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (other than with respect to the WorldCom/MCI Merger) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably be expected to lead to, any Acquisition Proposal (other than with respect to the WorldCom/MCI Merger).

          (f) Until after the WorldCom/MCI Merger is consummated or the WorldCom/MCI Merger Agreement is terminated, BT shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the

     WorldCom/MCI Merger and the other transactions contemplated by the WorldCom/MCI Merger Agreement. Without limiting the generality of the foregoing, BT shall use all reasonable efforts to assist WorldCom and MCI in obtaining all requisite approvals under Council Regulations (EEC) No. 406/89 and the Communications Act of 1934, as amended; provided, however, that BT shall not be required to take any position that would be inconsistent with, or adversely affect, the interests of BT's other businesses.

     5. Modifications to Concert Joint Venture Agreement and Investment Agreement. (a) WorldCom, MCI and BT hereby agree that the Modified Joint Venture Agreement among BT, Moorgate (Twelve) Limited ("BTH"), MCI, MCI Ventures Corporation ("Ventures"; together with BTH, the "Shareholders") and Concert Communications Company ("Concert") (the "Joint Venture Agreement") and the related agreements entered into thereunder shall be appropriately modified, effective as of the consummation of the purchase of the joint venture interest described in Section 5(b) hereof (the "Purchase Date") to reflect the provisions set forth on Exhibit A hereto. It is understood and agreed that the parties hereto may engage in discussions and negotiations with other parties about the matters covered by the Joint Venture Agreement and the related agreements (including reaching agreement with other parties with respect to distribution arrangements not inconsistent with Exhibit A to become effective immediately after the Purchase Date) prior to the Purchase Date with respect to possible arrangements to become effective subsequent to, and subject to the occurrence of, the Purchase Date.

     (b) WorldCom, MCI and BT hereby agree that BT shall cause BTH to exercise the call option set forth in Clause 30.1 of the Joint Venture Agreement immediately following the occurrence of the Effective Time. The parties shall commence discussions following the date hereof and shall attempt in good faith to reach agreement as promptly as practicable as to the Relevant Price for purposes of the exercise of such call option.

     (c) WorldCom and MCI hereby agree to waive the provisions of Section 9.12 of the Amended and Restated Investment Agreement, dated as of January 31, 1994 (the "Investment Agreement"), between BT and MCI and the provisions of Clause 18 of the Joint Venture Agreement to the extent necessary to permit BT to engage in discussions and negotiations with, and enter into agreement with, third parties for business combinations, commercial alliances or other business ventures which might otherwise be restricted by or result in any loss of rights pursuant to such provisions so long as the consummation of any such transaction is conditioned upon the consummation of the WorldCom/MCI Merger.

     (d) BT and MCI hereby agrees that, upon the termination of the WorldCom/MCI Merger Agreement, Section 5.01 of the Investment Agreement shall automatically be amended, without any further action by either BT or MCI, to delete Section 5.01(a) and to reletter the remaining subsections and to delete the phrase "From and including the fourth anniversary of the Closing Date" at the beginning of the subsection that was Section 5.01(b) prior to such amendment and to capitalize the word "so" that will then be first word of such subsection.

     (e) BT and WorldCom will undertake in good faith to negotiate a transition agreement in accordance with Exhibit B.

     6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, except that any of the parties hereto may assign all of any of its rights and obligations hereunder to any affiliate of such party, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     7. Litigation. WorldCom shall promptly withdraw its complaint in the matter entitled WorldCom, Inc. and TC Investments Corp. against MCI Communications Corporation et al. and BT shall promptly withdraw the answer to such complaint filed by it.

     8. Merger Consideration. WorldCom and MCI shall not amend the WorldCom/MCI Merger Agreement to increase the consideration payable to holders of shares of common stock, par value $.10 per share, of

MCI unless the consideration to be paid in respect of the shares of MCI Class A Common Stock shall increased in such amendment by a like amount per share.

     9. References to BT. WorldCom and MCI each hereby agree that any description of or reference to BT in any proxy materials, registration statements or other disclosure document to be filed with the Securities and Exchange Commission or to be sent to securityholders of either WorldCom or MCI shall be reasonably acceptable to BT and its counsel and that BT and its counsel shall be given an opportunity to review each such description or reference and to make suggestions with respect thereto a reasonable amount of time prior to the earlier of (i) the time such document is sent to stockholders and (ii) the time such document is filed with the Securities and Exchange Commission. BT shall not unreasonably withhold or delay its determination that such descriptions or references are reasonably acceptable.

     10. Amendments to WorldCom/MCI Merger Agreement. WorldCom and MCI shall not amend the WorldCom/MCI Merger Agreement in a manner that adversely affects the interests of BT.

     11. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest to occur of (a) the Effective Time, (b) the termination of the WorldCom/MCI Merger Agreement pursuant to Section 7.1(a), 7.1(c) or 7.1(d) (but only with respect to the failure to obtain the Required Parent Vote) or (c) the later to occur of (x) September 30, 1998 or (y) termination of the WorldCom/MCI Merger Agreement pursuant to Section 7.1(b), 7.1(d) (but only with respect to failure to obtain the Required MCI Votes), 7.1(e) or 7.1(f). The provisions of Sections 3, 5, 6(b), 11 and 12 shall survive the termination of this Agreement.

  12. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of personal delivery or, if delivered by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         a. if to BT, to

            British Telecommunications plc
            BT Centre
            81 Newgate Street
            Attention: Colin R. Green
                       Secretary and Chief Legal Advisor
           Facsimile No.: 011-44-171-6135

           with copies to

           Shearman & Sterling
           199 Bishopsgate
           London EC2M 3TY
           England
           Attention: W. Jeffrey Lawrence
           Facsimile No.: 011-44-171-920-9020

         b. if to MCI, to

            MCI Communications Corporation
            1801 Pennsylvania Avenue, NW
            Washington, D.C. 20006
            Attention: Michael Salsbury, Esq.
                       Executive Vice President
                       and General Counsel
           Facsimile No.: (202) 887-3353

           with copies to

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention: Philip T. Ruegger III, Esq.
           Facsimile No.: (212) 455-2502

         c. if to WorldCom, to

            WorldCom, Inc.
            10777 Sunset Office Drive
            Suite 330
            St. Louis, MO 63127
            Attention: P. Bruce Borghardt, Esq.
                       General Counsel
                       Corporate Development
           Facsimile No.: (314) 909-4101

           with copies to

           Cravath, Swaine & Moore
           Worldwide Plaza
           825 Eighth Avenue
           New York, New York 10019
           Attention: Allen Finkelson, Esq.
                      Robert A. Kindler, Esq.
           Facsimile No.: (212) 474-3700

     (c) Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     13. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     14. Public Announcements. BT, WorldCom and MCI shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their authorized signatories, all as of the date first written above.

                                            BRITISH TELECOMMUNICATIONS
                                            public limited company

                                            By:     /s/ COLIN R. GREEN

                                              ----------------------------------
                                              Name: Colin R. Green
                                              Title:  Secretary and Chief

                                                  Legal Adviser


                                            MCI COMMUNICATIONS CORPORATION

                                            By:  /s/ BERT C. ROBERTS, JR.

                                              ----------------------------------
                                              Name: Bert C. Roberts, Jr.
                                              Title:  Chairman

                                            WORLDCOM, INC.

                                            By:    /s/ BERNARD J. EBBERS

                                              ----------------------------------
                                              Name: Bernard J. Ebbers
                                              Title:  President and Chief
                                                  Executive Officer

                                   SCHEDULE I

                                                                                NUMBER OF SHARES
                                                                                ----------------
MCI Class A Common Stock.....................................................      135,998,932

                                                                       EXHIBIT A

-- The exclusive distribution rights set forth in the Joint Venture Agreement and the Distribution Agreements shall be terminated.

-- Concert shall continue to provide services to MCI on a nonexclusive basis to customers based in the United States for a period of five years from the Purchase Date in accordance with the terms of the MCI Distribution Agreement. This is intended to enable MCI to continue to provide services to existing customers under the terms of its contractual obligations and to enter into new contractual obligations with new customers and existing customers provided that the term of such obligations does not extend beyond the fifth anniversary of the Purchase Date.

                                                                       EXHIBIT B

CONCEPT:

     BT and WorldCom will undertake in good faith to negotiate a transition agreement. The intent is for there to be an agreement that would go into effect upon the consummation of the purchase by BT of MCI's joint venture interest in Concert pursuant to BT's call option.

PURPOSE:

     - To provide for a professional exit from the existing Concert arrangements while satisfying the requirements of BT's and MCI's customers before and during the exit.

     - To agree the requirements (financial, operational, technical) of making Concert more self standing and better able to support customer and distributor requirements

     - To give BT and customers comfort that during the pendency of the merger and the post merger period underlying components and services necessary to provide Concert service which are sourced from MCI are available on commercially reasonably terms despite the change in circumstances.

STRUCTURE:

     A three-step process to achieve the purpose is contemplated under which the parties would in good faith review and consider:

     - What assets currently used by MCI in servicing certain obligations to Concert should be sold to Concert.

     - What assets which are used to support MCI's non-Concert operations might be either duplicated or equitably shared.

     - What certain MCI/BT relationships might also be modified, e.g. Card.

     - How MCI's role as a master distributor should be amended so as to allow Concert to be in direct privity with MCI's subdistributors.

     - How service contracts with MCI which do not contain service levels should be recast so that both Concert and MCI could be more certain as to their respective rights and obligations.

     MCI/WorldCom will be reimbursed on an after-tax basis for all costs incurred and assets transferred in connection with the foregoing. Notwithstanding anything to the contrary herein, MCI/WorldCom shall not be required to take any action that could reasonably be expected to materially adversely affect its business, customer relationships or the benefits anticipated to result from the merger.

TIMING:

     - Negotiations to be completed in 180 days post execution of the Agreement

     - The agreements would not take effect until the consummation of the purchase by BT of MCI's joint venture interest in Concert pursuant to BT's call option.

     - If the Agreement is not executed in 180 days despite the parties' good faith efforts, (i) the nonexclusive distributorship referred to in Exhibit A shall have a term of two (rather than five) years and (ii) the transition arrangements in the Services Agreement will be extended from 12 to 18 months for Concert.

                                                                       ANNEX III

Salomon Brothers Inc
Seven World Trade Center
New York, New York 10048

212-783-7000

November 9, 1997

Board of Directors
WorldCom, Inc.
515 East Amite Street
Jackson, Mississippi

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to WorldCom, Inc. ("Parent"), of the consideration to be paid by Parent in connection with the proposed business combination between Parent and MCI Communications Corporation (the "Company") pursuant to an Agreement and Plan of Merger (the "Agreement"), dated as of November 9, 1997, among Parent, TC Investments Corp. ("Sub"), a wholly owned subsidiary of Parent, and the Company. Under the Agreement, Sub will merge (the "Merger") with the Company, whereupon
(a) each share of common stock, par value $0.10 per share, of the Company ("Company Ordinary Common Stock"), issued and outstanding immediately prior to the Merger (other than shares of Company Ordinary Common Stock owned by Parent or Sub or held by the Company) will be converted into the right to receive that number of shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) and (b) each share of Class A common stock, par value $0.10 per share, of the Company ("Company Class A Common Stock") issued and outstanding immediately prior to the Merger (other than shares of Company Class A Common Stock owned by Parent or Sub or held by the Company) will be converted into the right to receive $51 in cash, without interest (the "Class A Consideration"). The Exchange Ratio will be the result of dividing $51 by the average of the high and low sales prices for Parent Common Stock for the 20 trading days ending with the third trading day immediately prior to the closing of the Merger, provided that the Exchange Ratio shall not be more than 1.7586 or less than 1.2439.

In connection with rendering our opinion, we have reviewed certain publicly available information concerning Parent and the Company and certain other financial information concerning Parent and the Company, including financial forecasts and estimates of synergies, that were provided to us by Parent and the Company, respectively. We have discussed the business operations and financial conditions of Parent and the Company as well as other matters we believe relevant to our inquiry, including matters relating to the obtaining of regulatory approvals for the Merger, with certain officers and employees of Parent and the Company, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information (including information relating to the obtaining of regulatory approvals for the Merger) reviewed by us, and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of Parent and the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Parent or the Company as to the future financial performance of Parent or the Company, respectively, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have assumed that the estimates of synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent, and we express no opinion with respect to such estimates or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any

                                      III-1
independent valuations or appraisals of any of the assets (including properties and facilities) or liabilities of Parent or the Company.

Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Parent Common Stock following the consummation of the Merger which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Parent's underlying business decision to effect the Merger, nor does it address Parent's decision as to financing the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio and the Class A Consideration, taken as a whole, to Parent and does not constitute a recommendation concerning how holders of Parent Common Stock should vote with respect to the transactions contemplated by the Agreement. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Parent following the Merger.

We have acted as financial advisor to the Board of Directors of Parent in connection with the Merger and will receive a fee for our services, part of which is contingent upon consummation of the Merger. In the ordinary course of business, we (including our current and future affiliates) may actively trade the securities of Parent and the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Also, we have previously rendered investment banking and financial advisory services to Parent for which we have received customary compensation.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio and the Class A Consideration, taken as a whole, is fair to Parent from a financial point of view.

Very truly yours,

SALOMON BROTHERS INC

                                      III-2

                                                                        ANNEX IV

                                                                November 9, 1997

The Board of Directors
MCI Communications Corporation
1801 Pennsylvania Avenue
Washington, D.C. 20006

Dear Members of the Board:

We understand that WorldCom, Inc. ("WorldCom"), TC Investments Corp. ("Merger Sub"), a wholly-owned subsidiary of WorldCom, and MCI Communications Corporation ("MCI") have entered into an Agreement and Plan of Merger, dated as of November 9, 1997 (the "Agreement"), pursuant to which MCI will merge with and into Merger Sub (the "Merger"). Pursuant to the Agreement, upon consummation of the Merger, each issued and outstanding share of common stock, par value $0.10 per share ("MCI Common Shares"), of MCI (other than shares owned by WorldCom, Merger Sub or MCI) will be converted into the right to receive such number of shares of common stock, par value $0.01 per share ("WorldCom Shares"), of WorldCom equal to the Exchange Ratio (as defined below) (the "Consideration"). The "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000th) determined by dividing $51.00 by the average of the high and low sales prices of the WorldCom Shares as reported on The Nasdaq National Market on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Effective Time (as defined in the Agreement); provided, that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586. In addition, pursuant to the Agreement, each issued and outstanding share of Class A common stock, par value $0.10 per share (the "MCI Class A Shares"), of MCI (other than shares owned by WorldCom, Merger Sub or MCI) will be converted into the right to receive $51.00 in cash, without interest thereon (the "Class A Consideration").

You have requested our opinion as to the fairness, from a financial point of view, to the holders of MCI Common Shares (other than British Telecommunications plc ("British Telecom") and WorldCom) of the Consideration. In connection with this opinion we have:

(i)       Reviewed the financial terms and conditions of the Agreement and the BT Agreement (as defined in the Agreement);
(ii)      Analyzed certain historical business and financial information relating to MCI and
          WorldCom;
(iii)     Reviewed various financial forecasts and other data provided to us by MCI and
          WorldCom relating to their respective businesses;
(iv)      Reviewed various financial forecasts and other data provided to us by WorldCom relating to its acquisition of Brooks Fiber, Inc., CompuServe Corporation and ANS
          Communications, Inc. and related transactions (collectively, the "Pending
          Transactions");
(v)       Participated in discussions with members of the senior managements of MCI and
          WorldCom with respect to the business and prospects of MCI and WorldCom, the strategic objectives of each and the possible benefits which might be realized following the Merger;
(vi)      Reviewed the agreement (the "BT Investment Agreement") pursuant to which British
          Telecom acquired its shares of MCI which, among other things, gave British Telecom the right to proportionate representation on the MCI Board of Directors, preemptive rights with respect to the issuance of additional shares of common stock of MCI and to investor protections with respect to certain corporate actions of MCI, including the right to consent to future business combinations of MCI until September 30, 1998;
(vii)     Reviewed the financial terms and conditions of the BT Merger Agreement (as defined in the Agreement);

(viii)    Reviewed certain financial terms and conditions of GTE Corporation's proposal to acquire the Company;
(ix)      Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to those of MCI and WorldCom;
(x)       Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of MCI and WorldCom, and in other industries generally;
(xi)      Reviewed the historical stock prices and trading volumes of the MCI Common Shares and
          WorldCom Shares;
(xii)     Held discussions with your attorneys and accountants concerning the results of their due diligence procedures in connection with the Merger; and
(xiii)    Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of MCI or WorldCom (including the assets to be acquired and the liabilities to be assumed by WorldCom in the Pending Transactions). With respect to financial forecasts, including therein the synergies projected by MCI to be realized by the combined company from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of MCI and WorldCom as to the future financial performance of MCI and WorldCom, respectively. However, in rendering our opinion, we have relied on the financial forecasts of WorldCom provided by WorldCom management and modified with the approval of MCI management and have assumed that such adjusted forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of MCI management. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Our opinion is directed only to the fairness of the Consideration to be received by the holders of MCI Common Shares (other than British Telecom or WorldCom) in the Merger pursuant to the Agreement from a financial point of view. In addition, our opinion does not address the fairness to the MCI shareholders of the Class A Consideration to be received by the holders of MCI Class A Shares.

Further, our opinion is necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. You have not authorized us to solicit, and we have not solicited, any indications of interest or proposals from third parties with respect to a purchase of all or part of MCI's business.

In rendering our opinion, we have assumed the Merger will be consummated on the terms described in the Agreement and that the transactions contemplated by the BT Agreement will be consummated on the terms described therein, without any waiver of any material terms or conditions by MCI or the obtaining of any further consents or approvals under the Class A Shares or the BT Investment Agreement, that obtaining the necessary regulatory approvals for the Merger will not have a material adverse effect on WorldCom or on the trading of WorldCom Shares and that the synergies projected by MCI to be realized by the combined company from the Merger are realized substantially in accordance with such projections, both as to the financial effect and timing thereof. Also, we have assumed that all of the Pending Transactions will be consummated in accordance with their respective terms, without any waiver or modification of any material terms or conditions relating there to. In addition, we are not expressing any opinion as to the prices at which WorldCom Shares may trade following the date of this opinion.

We are acting as financial advisor to MCI in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. We have in the past provided, and are currently providing, investment banking services to MCI for which we have received customary fees.

Our engagement and the opinion expressed herein are for the benefit of the MCI Board of Directors and our opinion is rendered in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any shareholder of MCI as to whether such holder should vote to approve the Merger and the transactions contemplated by the Agreement. It is understood that, except for inclusion of this letter in its entirety in a proxy statement from MCI to its security holders, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair to the holders of MCI Common Shares (other than British Telecom or WorldCom) from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By
                                                  /s/ J. ROBERT LOVEJOY

                                            ------------------------------------
                                                     J. Robert Lovejoy
                                                     Managing Director

                                                                         ANNEX V

                                LEHMAN BROTHERS

                                                                November 9, 1997

Board of Directors
MCI Communications Corporation
1801 Pennsylvania Avenue, N.W.
Washington, D.C. 20006

Members of the Board:

     We understand that MCI Communications Corporation ("MCI" or the "Company") and WorldCom, Inc. ("WorldCom") intend to enter into an Agreement and Plan of Merger, to be dated as of November 9, 1997 (the "Merger Agreement"), pursuant to which MCI will merge with TC Investments Corp. ("Merger Sub"), a newly-formed, wholly-owned subsidiary of WorldCom (the "Proposed Transaction"), and each outstanding share of the Company's common stock (the "Common Shares") held by stockholders of the Company other than British Telecommunications plc ("BT"), WorldCom, Merger Sub or MCI (such stockholders, the "Public Stockholders") will be exchanged for the number of shares of WorldCom's common stock ("WorldCom Shares") equal to the Exchange Ratio (as defined below). The "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average high and low sales prices of the WorldCom Shares as reported on The Nasdaq National Market on each of the twenty consecutive trading days ending on the third trading day immediately preceding the Effective Time (as defined in the Merger Agreement); provided that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586. We understand that, pursuant to the Merger Agreement, each outstanding share of the Company's Class A common stock (the "Class A Shares"), other than Class A Shares owned by WorldCom, Merger Sub or MCI, will be exchanged for $51.00 in cash, without interest thereon, and that WorldCom will pay up to $465 million to BT in connection with the termination of the proposed merger of the Company with a wholly-owned subsidiary of BT, as set forth in an Agreement and Plan of Merger dated as of November 3, 1996 by and among BT, the Company and Tadworth Corporation (as amended, the "BT Merger Agreement"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Public Stockholders of the consideration to be offered to the Public Stockholders for the Common Shares in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the fairness to the stockholders of MCI of the consideration to be offered for the Class A Shares in the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the BT Agreement (as defined in the Merger Agreement) and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) WorldCom's Form S-4 and Preliminary Proxy Statement filed on October 1, 1997 in connection with WorldCom's proposed acquisition of the Company and such other publicly available information concerning WorldCom that we believe to be relevant to our analysis, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (5) financial and operating information with respect to the business, operations and prospects of WorldCom (including WorldCom's pending acquisition of CompuServe Corporation, ANS Communications, Inc. and Brooks Fiber Properties, Inc. and related transactions (collectively, the "Pending WorldCom Transactions")) furnished to us by WorldCom, (6) a trading history of the Company's common stock from November 6, 1992 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a trading history of WorldCom's common stock from November 6, 1992 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of WorldCom with those of other companies that we deemed relevant, (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (11) the financial terms of the proposed merger of the Company with a wholly-owned subsidiary of BT pursuant to the BT Merger Agreement, and (12) certain financial terms of the proposal by GTE Corporation to acquire the Company. In addition, we have had discussions with the management of the Company and the management of WorldCom concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of the Company and WorldCom, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and WorldCom and the cost savings, operating synergies and strategic benefits expected to result from the combination of the businesses of MCI and WorldCom (the "Projected Synergies"), upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Projected Synergies, and of the management of WorldCom as to the future financial performance of WorldCom and the Projected Synergies, and that with respect to the projections prepared by the Company, that the Company will perform, and the Projected Synergies will be realized, substantially in accordance with such projections. However, with respect to the projections for WorldCom and the Projected Synergies prepared by WorldCom, for purposes of our analysis, we also have considered an adjusted set of projections for WorldCom and the Projected Synergies based upon more conservative assumptions and estimates. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections in performing our analysis. In addition, upon advice of the Company, we have assumed that all of the Pending WorldCom Transactions will be consummated in accordance with their respective terms, without any waivers or modifications of any material terms or conditions relating thereto, and we have included the impact of the Proposed WorldCom Transactions on WorldCom in performing our analysis. In rendering our opinion, we have assumed that the Proposed Transaction will be consummated on the terms described in the Merger Agreement and that the transactions contemplated by the BT Agreement will be consummated on the terms described therein, without any waiver of any material terms or conditions by MCI or the obtaining of any further consents or approvals from BT, and that obtaining the necessary regulatory approvals for the Proposed Transaction will not have a material adverse effect on WorldCom. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or WorldCom and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or WorldCom (including the assets to be acquired and the liabilities to be assumed by WorldCom in the Pending WorldCom Transactions). In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest or proposals from third parties with respect to a purchase of all or a part of the Company's business. We also have not been requested to and do not express any opinion as to the prices at which WorldCom Shares may trade at any time prior to or following the consummation of the Proposed Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Public Stockholders for the Common Shares in the Proposed Transaction is fair to the Public Stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of an acquisition or a restructuring of the Company. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and WorldCom for our own account and for the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director, and does not relieve a director from liability arising from his role as an officer or in any other capacity.



     The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.



     Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he is made a party by reason of being a director of WorldCom and for directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.



     A Georgia corporation may not indemnify a director under Section 14-2-851
(i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.



     Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.



     A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.



     The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his duties, of any business opportunity of WorldCom, (2) for acts or omissions intentional misconduct or a knowing violation of law, (3) for unlawful distributions under
Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.



     Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.



     The indemnification provisions of Article X of WorldCom's Bylaws and Article Eleven of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.


ITEM 21(a). EXHIBITS

     See Exhibit Index.

ITEM 21(b). FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules of WorldCom and MCI which are required to be included herein are included in the Annual Report of WorldCom on Form 10-K for the fiscal year ended December 31, 1996 or the Annual Report on Form 10-K of MCI for the fiscal year ended December 31, 1996, respectively, which are incorporated herein by reference.

ITEM 22. UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 5(a)(i) and 5(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d)of the Exchange Act that are incorporated by reference in the registration statement.


          (b) That for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial Bona Fide offering thereof.


          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


     (7) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial Bona Fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant, has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on January 9, 1998.


                                            WORLDCOM, INC.

                                            By:    /s/ SCOTT D. SULLIVAN
                                              ----------------------------------
                                                      Scott D. Sullivan
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                    NAME                                  TITLE                      DATE
---------------------------------------------   -------------------------    ---------------------

                      *                         Director                        January 9, 1998
---------------------------------------------
               Carl J. Aycock

                      *                         Director                        January 9, 1998
---------------------------------------------
               Max E. Bobbitt

                      *                         Chairman, President and         January 9, 1998
---------------------------------------------     Chief Executive Officer
              Bernard J. Ebbers                   and Director (Principal
                                                  Executive Officer)

                      *                         Director                        January 9, 1998
---------------------------------------------
              Francesco Galesi

                      *                         Director                        January 9, 1998
---------------------------------------------
              Richard R. Jaros
                      *                         Director                        January 9, 1998
---------------------------------------------
           Stiles A. Kellett, Jr.

                      *                         Director                        January 9, 1998
---------------------------------------------
              David C. McCourt

                      *                         Director                        January 9, 1998
---------------------------------------------
               John A. Porter

                      *                         Vice Chairman of the            January 9, 1998
---------------------------------------------     Board, Chief Operations
              John W. Sidgmore                    Officer and Director

            /s/ SCOTT D. SULLIVAN               Chief Financial Officer         January 9, 1998
---------------------------------------------     and Director (Principal
              Scott D. Sullivan                   Financial Officer and
                                                  Principal Accounting
                                                  Officer)

                      *                         Director                        January 9, 1998
---------------------------------------------
             Lawrence C. Tucker

        *By:  /s/  Scott D. Sullivan
---------------------------------------------
     Scott D. Sullivan, Attorney-In-Fact

                                 EXHIBIT INDEX

    EXHIBIT NO.                                    DESCRIPTION
-------------------- ------------------------------------------------------------------------
         1.1         -- Letter Agreement dated September 29, 1997, by and between WorldCom,
                        Inc. ("WorldCom" or the "Company") and Salomon Brothers Inc**
         2.1         -- Agreement and Plan of Merger by and among WorldCom, TC Investments
                        Corp. and MCI Communications Corporation ("MCI") dated as of November
                        9, 1997 (included as Annex I to the Joint Proxy Statement/Prospectus which is part of this Registration Statement on Form S-4)*
         2.2         -- Agreement and Plan of Merger among WorldCom, BV Acquisition, Inc. and
                        Brooks Fiber Properties, Inc. dated as of October 1, 1997
                        (incorporated herein by reference to Exhibit 2.1 to Brooks Fiber
                        Properties, Inc.'s Current Report on Form 8-K dated October 1, 1997
                        (filed October 6, 1997) (File 0-28036))*
         2.3         -- Agreement by and among British Telecommunications plc, MCI and
                        WorldCom dated as of November 9, 1997 (included in Annex II to the
                        Joint Proxy Statement/Prospectus which is a part of this Registration
                        Statement on Form S-4)
         2.4         -- Agreement and Plan of Merger by and among WorldCom, H&R Block, Inc.,
                        H&R Block Group, Inc., CompuServe Corporation ("CompuServe") and
                        Walnut Acquisition Company, L.L.C. dated as of September 7, 1997
                        (incorporated herein by reference to Exhibit 2.1 to the Company's
                        Current Report on Form 8-K dated September 7, 1997 (filed September
                        17, 1997) (File 0-11258))*
         2.5         -- Stockholders Agreement by and among H&R Block, Inc., H&R Block Group,
                        Inc., and the Company dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.2 to the Company's Current Report on
                        Form 8-K dated September 7, 1997 (filed September 17, 1997) (File
                        0-11258))
         2.6         -- Standstill Agreement by and among WorldCom, H&R Block, Inc., H&R
                        Block Group, Inc. and WorldCom dated as of September 7, 1997
                        (incorporated herein by reference to Exhibit 2.3 to the Company's
                        Current Report on Form 8-K dated September 7, 1997 (filed September
                        17, 1997) (File 0-11258))
         2.7         -- Purchase and Sale Agreement by and among America Online, Inc., ANS
                        Communications, Inc. and WorldCom dated as of September 7, 1997
                        (incorporated herein by reference to Exhibit 2.4 to the Company's
                        Current Report on Form 8-K dated September 7, 1997 (filed September
                        17, 1997) (File 0-11258))*
         4.1         -- Second Amended and Restated Articles of Incorporation of WorldCom
                        (including preferred stock designations) as of December 31, 1996
                        (incorporated herein by reference to Exhibit 3.1 to the Company's
                        Current Report on Form 8-K, dated December 31, 1996 (File No.
                        0-11258))
         4.2         -- Restated Bylaws of WorldCom (incorporated herein by reference to
                        Exhibit 4.2 to WorldCom's Annual Report on Form 10-K (File No.
                        0-11258) for the year ended December 31, 1996)
         4.3         -- Deposit Agreement between WorldCom, The Bank of New York and the holders from to time of the Depositary Shares representing 1/100 of a share of WorldCom Series A Preferred Stock (the "WorldCom Depositary
                        Shares") (incorporated herein by reference to Exhibit 4.5 to
                        WorldCom's Registration Statement on Form S-4 (File No. 333-16015))
         4.4         -- Form of certificate representing WorldCom Depositary Shares (attached as Exhibit A to the Deposit Agreement filed as Exhibit 4.3 hereto)

    EXHIBIT NO.                                    DESCRIPTION
-------------------- ------------------------------------------------------------------------
         4.5         -- Rights Agreement dated as of August 25, 1996 between WorldCom and The
                        Bank of New York, which includes the form of Certificate of
                        Designations, setting forth the terms of the Series 3 Junior
                        Participating Preferred Stock, par value $.01 per share, as Exhibit
                        A, the form of Rights Certificate as Exhibit B and the Summary of
                        Preferred Stock Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August
                        26, 1996 (as amended) filed by WorldCom with the Securities and
                        Exchange Commission on August 26, 1996 (File No. 0-11258))
         4.6         -- Amendment No. 1 To Rights Agreement dated as of May 22, 1997 by and between the Company and The Bank of New York, as Rights Agent
                        (incorporated herein by reference to Exhibit 4.2 to the Company's
                        Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997)
                        (File No. 0-11258))
         4.7         -- Form of 7.55% Senior Note due 2004 (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated
                        March 26, 1997 (File No. 0-11258))
         4.8         -- Form of 7.75% Senior Note due 2007 (incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated
                        March 26, 1997 (File No. 0-11258))
         4.9         -- Form of 7.75% Senior Note due 2027 (incorporated herein by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K dated
                        March 26, 1997 (File No. 0-11258))
         4.10        -- Senior Indenture dated March 1, 1997 by and between WorldCom, Inc.
                        and Mellon Bank, N.A., as trustee (incorporated herein by reference to Exhibit 4.6 to the Company's Form 10-Q for the period ended March
                        31, 1997 (File No. 0-11258))
         4.11        -- Form of First Supplemental Indenture of WorldCom to Mellon Bank, N.A.
                        relating to 9 3/8% Notes Due 2004 and 8 7/8% Senior Notes Due 2006
                        (including form of 9 3/8% Senior Note Due 2004 attached as Exhibit A thereto and form of 8 7/8% Senior Note Due 2006 attached as Exhibit B thereto) (incorporated herein by reference to Exhibit 4.9 to the
                        Company's Registration Statement on Form S-4 (Registration No.
                        333-27345))
         4.12        -- Facility A Revolving Credit Agreement among WorldCom, Inc.,
                        NationsBank of Texas, N.A. (Managing Agent and Administrative Agent),
                        Bank of America NT & SA, Bank of Montreal, The Bank of New York, The
                        Bank of Nova Scotia, Bank of Tokyo-Mitsubishi Trust Company, Barclays
                        Bank PLC, Canadian Imperial Bank of Commerce, The Chase Manhattan
                        Bank, Citibank, N.A., Credit Lyonnais New York Branch, First Union
                        National Bank, Fleet National Bank, The Industrial Bank of Japan,
                        Limited, Atlanta Agency, Morgan Guaranty Trust Company of New York,
                        Royal Bank of Canada, and Toronto Dominion (Texas), Inc. (Agents) and
                        the Lenders named therein (Facility A Lenders), dated as of July 3,
                        1997 (incorporated herein by reference to Exhibit 10.1 to the
                        Company's Current Report on Form 8-K dated June 30, 1997 (File No.
                        0-11258))

         4.13        -- Facility B Revolving Credit and Term Loan Agreement among WorldCom,
                        Inc., NationsBank of Texas, N.A. (Managing Agent and Administrative
                        Agent), Bank of America NT & SA, Bank of Montreal, The Bank of New
                        York, The Bank of Nova Scotia, Bank of Tokyo-Mitsubishi Trust
                        Company, Barclays Bank PLC, Canadian Imperial Bank of Commerce, The
                        Chase Manhattan Bank, Citibank, N.A., Credit Lyonnais New York
                        Branch, First Union National Bank, Fleet National Bank, The
                        Industrial Bank of Japan, Limited, Atlanta Agency, Morgan Guaranty
                        Trust Company of New York, Royal Bank of Canada, and Toronto Dominion
                        (Texas), Inc. (Agents) and the Lenders named therein (Facility B
                        Lenders), dated as of July 3, 1997 (incorporated herein by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated
                        June 30, 1997 (File No. 0-11258))
         5.1         -- Validity Opinion of WorldCom Counsel
         8.1         -- Tax Opinion of Cravath, Swaine & Moore**
         8.2         -- Tax Opinion of Simpson Thacher & Bartlett**
        23.1         -- Consent of Arthur Andersen LLP
        23.2         -- Consent of Coopers & Lybrand LLP
        23.3         -- Consent of Arthur Andersen LLP
        23.4         -- Consent of Arthur Andersen LLP
        23.5         -- Consent of Price Waterhouse LLP
        23.6         -- Consent of Cravath, Swaine & Moore (included in Exhibit 8.1)
        23.7         -- Consent of Simpson Thacher & Bartlett (included in Exhibit 8.2)
        23.8         -- Consent of WorldCom Counsel (included in Exhibit 5.1)
        23.9         -- Consent of Salomon Brothers Inc***
        23.10        -- Consent of Lazard Freres & Co. LLC***
        23.11        -- Consent of Lehman Brothers Inc.***
        24.1         -- Power of Attorney (included in Signature Page)
        99.1         -- Form of WorldCom Proxy Card
        99.2         -- Form of MCI Proxy Card


---------------

  * The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.

 ** To be filed by amendment.


*** Previously filed.